UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Skye Bioscience, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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August 31, 2022
Dear Stockholders of Skye Bioscience, Inc.:
We are excited to invite you to attend the special meeting of the stockholders (the “SKYE Meeting”) of Skye Bioscience, Inc. (“SKYE”), to, among other matters, approve the proposed business combination between SKYE and Emerald Health Therapeutics, Inc. (the “Transaction”). The SKYE Meeting will take place via live audio webcast at https://web.viewproxy.com/skye/2022, on September 30, 2022 at 9:00 a.m. (Pacific time).
YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the SKYE Meeting virtually, please submit your vote as soon as possible. We urge you to read the enclosed materials carefully and to promptly vote by following the instructions in the enclosed materials.
We thank you for your consideration and continued support.
Sincerely,

Punit Dhillon
Chief Executive Officer and Chair of the
Board of Directors of Skye Bioscience, Inc.

NOTICE OF SPECIAL MEETING OF SKYE STOCKHOLDERS
to be held September 30, 2022,
NOTICE IS HEREBY GIVEN that a special meeting (the “SKYE Meeting”) of the stockholders (“SKYE Stockholders”) of Skye Bioscience, Inc., a Nevada corporation (“SKYE”), will be held online on September 30, 2022 at 9:00 a.m. (Pacific time) via live webcast at https://web.viewproxy.com/skye/2022. There will be no physical location for SKYE Stockholders to attend. Online check-in will begin at 8:00 a.m. (Pacific time), and we encourage you to allow ample time for the online check-in procedures.
The SKYE Meeting is being called for the following purposes:
1.To consider and vote on a proposal to adopt the Arrangement Agreement, dated as of May 11, 2022, as amended on June 14, 2022 and July 15, 2022, (the “Arrangement Agreement”) between SKYE and Emerald Health Therapeutics, Inc. (“EHT”), and to approve the transactions contemplated thereby, including the proposed arrangement (the “Arrangement”) involving, among other things, the acquisition by SKYE of all of the outstanding EHT Shares (the “Arrangement Proposal”);
2.To consider and vote on a proposal to establish SKYE’s 2022 Employee Stock Purchase Plan (the “ESPP”) (the “ESPP Proposal”);
3.To consider and vote on a proposal to adopt and approve SKYE’s Amended and Restated 2014 Omnibus Incentive Plan (the “A&R 2014 Incentive Plan”) (the “Incentive Plan Proposal”);
4.To ratify the appointment of Friedman LLP as SKYE’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (the “Independent Registered Public Accountants Proposal”); and
5.To consider and vote on a proposal to adjourn the SKYE Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Arrangement Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Independent Registered Public Accountants Proposal (the “Adjournment Proposal”).
The Arrangement Proposal, the ESPP Proposal, the Incentive Plan Proposal, the Independent Registered Public Accountants Proposal and the Adjournment Proposal are together referred to as the “SKYE Proposals”.
On May 11, 2022, after careful consideration, the Special Committee (the “Special Committee”) of the board of directors of SKYE (the “SKYE Board”) unanimously concluded that the Arrangement Agreement and the Arrangement are fair to, advisable, and in the best interests of SKYE and its stockholders and recommended that the SKYE Board approve the Arrangement Agreement and the Arrangement. Following the meeting of the Special Committee, on May 11, 2022, the SKYE Board, taking into consideration the unanimous recommendation of the Special Committee, approved the Arrangement Agreement and determined that the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, are fair to, advisable and in the best interests of SKYE and its stockholders.
The SKYE Board unanimously recommends that stockholders vote “FOR” (a) the Arrangement Proposal, (b) the ESPP Proposal, (c) the Incentive Plan Proposal, (d) the Independent Registered Public Accountants Proposal and (e) the Adjournment Proposal. Please note that it is a condition to closing the Arrangement that a majority of SKYE Shares outstanding and entitled to vote at the SKYE Meeting, other than the SKYE Shares held by (a) Emerald Health Sciences, Inc. or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE, vote in favor of the Arrangement Proposal (the “SKYE Disinterested Shareholder Approval”).

Specific details of the matters proposed to be put before the SKYE Meeting are set forth in this proxy statement, which accompanies this Notice of Special Meeting of SKYE Stockholders (“Notice of SKYE Meeting”). Copies of the Arrangement Agreement, the ESPP and the A&R 2014 Incentive Plan are attached as Appendix A, Appendix C, and Appendix D, respectively, to the proxy statement and are available for inspection by SKYE Stockholders on the U.S. Securities and Exchange Commission website at www.sec.gov under SKYE’s SEC profile. SKYE Stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the appendices in their entirety for more detailed information concerning the Arrangement and the other transactions contemplated by the Arrangement Agreement.
The record date for determining the SKYE Stockholders entitled to receive notice of and vote at the SKYE Meeting is the close of business on August 29, 2022 (the “Record Date”). Only SKYE Stockholders of record at the close of business on the Record Date are entitled to vote at the SKYE Meeting or any adjournment thereof.
Whether or not you are able to virtually attend the SKYE Meeting, you are encouraged to provide voting instructions in accordance with the instructions on the enclosed form of proxy or voting instruction form provided to you by your broker, investment dealer or other intermediary as soon as possible by (1) visiting the internet site listed on the enclosed SKYE proxy card, (2) calling the toll-free number listed on the enclosed SKYE proxy card, or (3) submitting your enclosed SKYE proxy card by mail by using the provided self-addressed, stamped envelope. To be counted at the SKYE Meeting, a SKYE Stockholder’s voting instructions must be received by 11:59 p.m. (Pacific time) on September 29, 2022. Please note, if you received a voting instruction form and you hold your shares through a broker, investment dealer or other intermediary, you must provide your instructions to your broker, investment dealer or other intermediary as specified in the voting instruction form and by the deadline set out therein (which may be an earlier time than set out above).
SKYE Stockholders who are planning to provide voting instructions in accordance with the enclosed form of proxy or voting instruction form are encouraged to review the proxy statement carefully before submitting such form.
If you are a SKYE Stockholder and have any questions, please contact Alliance Advisors, our proxy solicitation agent, by telephone at (866) 407-1801 toll-free in North America or at (209)-692-6064 for collect calls outside of North America or by email at SKYE@allianceadvisors.com.
DATED August 31, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Punit Dhillon”
Punit Dhillon
Chief Executive Officer

PROXY STATEMENT
This proxy statement is being furnished to the stockholders (the “SKYE Stockholders”) of Skye Bioscience, Inc., a Nevada corporation (“SKYE”), in connection with the solicitation of proxies by the SKYE Board for use at the special meeting of SKYE Stockholders (the “SKYE Meeting”) to be held at the date, time and place and for the purposes set forth in the attached Notice of SKYE Meeting.
DEFINED TERMS
This proxy statement contains defined terms. For a glossary of defined terms used herein, see Appendix F to this proxy statement.
QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE SKYE MEETING
General Questions and Answers about the Arrangement
Q:What is SKYE and EHT proposing?
A:SKYE is proposing to acquire EHT and its assets pursuant to an Arrangement under the BCBCA. Under the terms of the Arrangement, EHT Shareholders will receive 1.95 SKYE Shares for each EHT Share. SKYE Stockholders will continue to hold their SKYE Shares, which will remain outstanding. The Arrangement will, among other things, include the following:
•All outstanding EHT Shares will be exchanged for SKYE Shares as described under the section titled “What will EHT Shareholders receive for their EHT shares under the Arrangement?” below;
•SKYE Stockholders will retain their SKYE Shares; and
•EHT will become a wholly-owned subsidiary of SKYE.
The Arrangement will be carried out in accordance with the Arrangement Agreement dated May 11, 2022 between SKYE and EHT, as amended on June 14, 2022 and July 15, 2022 (the “Arrangement Agreement”) and the documents referred to in the Arrangement Agreement. Upon the completion of the Arrangement, it is expected (based on the outstanding shares of SKYE and EHT as of August 29, 2022) that the Exchange Ratio will result in EHT Shareholders owning approximately 46% of the outstanding shares of the Resulting Issuer, and SKYE Stockholders owning approximately 54% of the outstanding shares of the Resulting Issuer.
Following the closing, the business of the Resulting Issuer will be the current business of SKYE. In this proxy statement, the term “Resulting Issuer” means, following the closing of the Arrangement, SKYE.
Q:Why are EHT and SKYE proposing to combine?
A:The SKYE Board believes that the Arrangement will provide the funds needed by SKYE to advance its lead clinical candidate, SBI-100, through a Phase 2 clinical trial.
For more information see “Description of the Arrangement - Reasons for the Arrangement”.
Q:What will I receive for my shares under the Arrangement?
A:Under the Arrangement, SKYE Stockholders will retain their SKYE Shares.
Q:What are EHT Shareholders receiving in connection with the Arrangement?
A:The agreed Exchange Ratio is 1.95. This means that upon completion of the Arrangement, each holder of EHT shares will receive 1.95 SKYE Shares for each EHT Share. Upon completion of the Arrangement, it is expected (based on the outstanding shares of SKYE and EHT as of August 29, 2022) that the Exchange Ratio will result in EHT Shareholders owning approximately 46% of the outstanding shares of the Resulting Issuer, and existing SKYE Stockholders owning approximately 54% of the outstanding shares of the Resulting Issuer, following the completion of the Arrangement.

Q:How will EHT Options and EHT Warrants be treated under the Arrangement?
A:At the Effective Time, (i) all EHT options to purchase EHT Shares (the “EHT Options”) granted under EHT’s Omnibus Incentive Plan that are outstanding as of the Effective Time, will be exchanged into options to purchase shares of SKYE Common Stock, with the number of shares underlying each option (and the exercise price of such option) adjusted based on the Exchange Ratio, with the options retaining the same term to expiry, conditions to and manner of exercise and other terms and conditions as the EHT Options and (ii) each of the warrants to acquire EHT Shares (the “EHT Warrants”) will be exchanged into warrants to acquire SKYE Common Stock after adjustments to reflect the Arrangement and to account for the Exchange Ratio, with each warrant retaining the same term to expiry, conditions to and manner of exercise and other terms and conditions of the EHT Warrants.
Q:Who will manage the Resulting Issuer following the Arrangement?
A:Following the Effective Time, the Resulting Issuer’s board of directors will be comprised of five directors, the four current directors of SKYE and one of the current directors of EHT. Additionally, the current management of SKYE will remain the same. For more information, see “Governance and Management of the Resulting Issuer — Board of Directors of the Resulting Issuer” and “Governance and Management of the Resulting Issuer — Officers of the Resulting Issuer”.
Q:What approvals are required for the Arrangement to be implemented?
A:The completion of the Arrangement requires approval from the EHT Shareholders, receipt of the Final Order from the Court, and receipt of the Required Regulatory Approvals. Additionally, as a condition to closing the Arrangement, a majority of SKYE Shares outstanding and entitled to vote at the SKYE Meeting, other than the SKYE Shares held by (a) EHS or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE, must vote in favor of the Arrangement Proposal (the “SKYE Disinterested Shareholder Approval”).
Q:When will the Arrangement become effective?
A:Subject to obtaining the approvals and the court order described above, as well as the satisfaction or waiver of all other conditions precedent set out in the Arrangement Agreement, it is anticipated that the Arrangement will be completed in the fourth quarter of 2022.
Q:What will happen to EHT if the Arrangement is completed?
A:If the Arrangement is completed, SKYE will acquire all outstanding EHT Shares and EHT will become a wholly-owned subsidiary of SKYE. If the Arrangement is completed, SKYE intends to have the EHT Shares delisted from the CSE.
Q:What will happen if the EHT Arrangement Resolution is not approved or the Arrangement Agreement is terminated?
A:If the EHT Arrangement Resolution is not approved, the Arrangement Agreement may be terminated by either EHT or SKYE, and in the event it is terminated, EHT will be required to pay SKYE a termination fee in the amount of C$500,000. Both parties may be required to pay the other party a termination fee of C$500,000 if the Arrangement Agreement is terminated in certain circumstances as described in this proxy statement. If the Arrangement Agreement is terminated and the Arrangement is not completed, the market price of SKYE’s Shares may be materially adversely affected. See “The Arrangement Agreement and Related Agreements - Termination” and “Risk Factors - Risks Related to the Arrangement”.

Q:Are there risks I should consider in deciding whether to vote for the proposed Arrangement?
A:Yes. The proposed Arrangement is subject to a number of risks and uncertainties. There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, and, accordingly, the Arrangement may not be completed. For example: (i) the Required Regulatory Approvals may not be obtained ; (ii) the Arrangement may be terminated in certain circumstances and the termination amount provided under the Arrangement Agreement may discourage other parties from attempting to acquire EHT or SKYE; and (iii) if the Arrangement is consummated, the difficulties that management of the Resulting Issuer may encounter in the process of winding down the operations of EHT could have an adverse effect on the level of expenses and operating results of the Resulting Issuer. If the Arrangement Agreement is terminated and the Arrangement is not completed, the market price of SKYE’s Shares may be materially adversely affected. See “The Arrangement Agreement and Related Agreements - Termination” and “Risk Factors - Risks Related to the Arrangement”.
Before deciding whether to vote for or against the Arrangement, you should carefully consider these and other risks as well as the more detailed discussion of risks found in the section entitled “Risk Factors - Risks Related to the Arrangement” and other information included in this proxy statement.
SKYE Stockholder Questions and Answers
Q:When and where is the SKYE Meeting?
A:The SKYE Meeting will be held on September 30, 2022 at 9:00 a.m. (Pacific time). The SKYE Meeting will be completely virtual and conducted via live audio webcast . SKYE Stockholders will be able to attend the SKYE Meeting by first registering at https://web.viewproxy.com/skye/2022. SKYE Stockholders will receive a meeting invitation by e-mail with such stockholders unique join link along with a password prior to the meeting date. SKYE Stockholders will be able to listen, vote and submit questions during the virtual meeting.
We have created and implemented the virtual format to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the SKYE Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the SKYE Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the SKYE Meeting, as time permits.
Both stockholders of record and street name stockholders will be able to attend the SKYE Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the meeting. If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares beneficially through a bank, broker or other nominee, you may attend the SKYE Meeting so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/skye/2022. If you hold your shares beneficially through a bank, broker or other nominee and wish to vote your shares at the SKYE Meeting, you must obtain and provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares during the meeting. On the day of the SKYE Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the meeting.
There will be technicians ready to assist you with any technical difficulties you may have accessing the SKYE Meeting live audio webcast. Please be sure to check in by 8 a.m. (Pacific time) on September 30, 2022, the day of the SKYE Meeting, so that any technical difficulties may be addressed before the meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937, and we encourage you to allow ample time for the online check-in procedures.

Q:What am I voting on?
You are being asked to consider and vote on the following proposals:
•Proposal 1: To consider and vote on a proposal to adopt the Arrangement Agreement, dated as of May 11, 2022, as amended on June 14, 2022 and July 15, 2022 (the “Arrangement Agreement”) between SKYE and Emerald Health Therapeutics, Inc. (“EHT”), a copy of which is attached as Appendix A, and to approve the transactions contemplated thereby, including the proposed arrangement (the “Arrangement”) involving, among other things, the acquisition by the Company of all of the outstanding EHT Shares (the “Arrangement Proposal”);
•Proposal 2: To consider and vote on a proposal to establish the Company’s 2022 Employee Stock Purchase Plan     the “ESPP”), a copy of which is attached as Appendix C (the “ESPP Proposal”);
•Proposal 3: To consider and vote on a proposal to adopt and approve the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “A&R 2014 Incentive Plan”), a copy of which is attached as Appendix D (the “Incentive Plan Proposal”);
•Proposal 4: To consider and vote on a proposal for the ratification of the appointment of Friedman LLP as SKYE’s independent registered public accounting firm for the fiscal year end December 31, 2022 (the “Independent Registered Public Accountants Proposal”); and
•Proposal 5: To consider and vote on a proposal to adjourn the SKYE Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Arrangement Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Independent Registered Public Accountants Proposal (the “Adjournment Proposal”).
The Arrangement Proposal, the ESPP Proposal, Incentive Plan Proposal, Independent Registered Public Accountants Proposal and the Adjournment Proposal are together referred to as the “SKYE Proposals”.
Please note that obtaining the SKYE Disinterested Shareholder Approval is a condition to closing the Arrangement.
Q:How many SKYE Shares are outstanding?
A:As of the Record Date, 495,925,112 SKYE Shares were issued and outstanding.
Q:How many votes do I get?
A:Each SKYE Share is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon.
Q:Who is soliciting my proxy?
A:Your proxy is being solicited by the board of directors of SKYE. This proxy statement is furnished in connection with that solicitation. While it is anticipated that solicitation for proxies for the SKYE Meeting will be made primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of SKYE at a nominal cost paid by SKYE. In addition, SKYE has engaged Alliance Advisors as proxy solicitation agent in connection with the SKYE Meeting.
If you have questions or need assistance completing your form of proxy or voting instruction form, please contact SKYE’s proxy solicitation agent, Alliance Advisors, by telephone at (866) 407-1801 (toll-free in North America) or (209)-692-6064 (collect call outside North America), or by email at SKYE@allianceadvisors.com.
Q:Where can I find the voting results of the SKYE Meeting?
A:We intend to release preliminary results at the SKYE Meeting. SKYE will publish the final results in a Current Report on Form 8-K with the SEC within four (4) business days following the SKYE Meeting.
Q:How does the SKYE Board recommend that I vote on the SKYE Proposals?
A:The SKYE Board has unanimously determined that the SKYE Proposals are in the best interests of SKYE and recommends that the SKYE Stockholders vote FOR the SKYE Proposals.

Q:    What approvals are required by SKYE Stockholders at the SKYE Meeting?
A:The vote required to approve all of the proposals listed herein assumes the presence of a quorum.

No.	Proposal	Votes Necessary
1.	Arrangement Proposal
It is a condition to closing the Arrangement that a majority of SKYE Shares outstanding and entitled to vote at the SKYE Meeting, other than the SKYE Shares held by (a) EHS or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE, vote for the Arrangement Proposal (the “SKYE Disinterested Shareholder Approval”).
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the ESPP Proposal, so long as a quorum is present.

2.	ESPP Proposal
Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the ESPP Proposal.
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the ESPP Proposal, so long as a quorum is present.

3.	Incentive Plan Proposal
Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the Incentive Plan Proposal.
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Incentive Plan Proposal, so long as a quorum is present.

4.	Independent Registered Public Accountants Proposal
Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the Independent Registered Public Accountants Proposal.

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Independent Registered Public Accountants Proposal, so long as a quorum is present.

The approval of this proposal is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

5.	Adjournment Proposal
Approval requires the affirmative vote of the majority of votes cast at the SKYE Meeting on the Adjournment Proposal.
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Adjournment Proposal.

Q:How do I vote on the SKYE Proposals?
A:You should carefully read and consider the information contained in this proxy statement. Registered SKYE Stockholders should then vote by (1) visiting the internet site listed on the enclosed SKYE proxy card, (2) calling the toll-free number listed on the enclosed SKYE proxy card or (3) submitting your enclosed SKYE proxy card by mail by using the provided self-addressed, pre-paid envelope. If you submit a proxy to vote your SKYE Shares via the internet or by telephone, you must do so no later than 11:59 p.m. on September 29, 2022, (Pacific time). If you submit a proxy to vote your shares by mail, your completed SKYE proxy card must be received no later than 11:59 p.m. (Pacific time) on September 29, 2022 (or if the SKYE Meeting is postponed or adjourned prior to the date of the postponed or adjourned SKYE Meeting). See “General Information about the SKYE Meeting and Voting - Registered SKYE Stockholders”. If you hold your SKYE Shares through a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by such entity to ensure that your vote is counted at the SKYE Meeting. See “General Information about the SKYE Meeting and Voting - Beneficial SKYE Stockholders”.
Q:Should I send in my proxy now?
A:Yes. To ensure your vote is counted, you should immediately vote as described in the immediately preceding Q&A. You are encouraged to vote well in advance of the proxy cut-off at 11:59 p.m. (Pacific time) on September 29, 2022 (or if the SKYE Meeting is postponed or adjourned, prior to the date of the postponed or adjourned SKYE Meeting).
Q:If my SKYE Shares are held through a bank, broker or other nominee, will they vote my SKYE Shares for me?
A:Except for routine matters, a broker will vote the SKYE Shares held by you only if you provide instructions to such broker on how to vote or which election to make. If you fail to give proper instructions, those SKYE Shares will not be voted on your behalf. SKYE Stockholders should instruct their brokers to vote their SKYE Shares on their behalf by following the directions on the voting instruction form provided to them by their intermediaries. The Arrangement Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are not routine matters. The Independent Registered Public Accountants Proposal is a routine matter. Unless your intermediary gives you its legal proxy to vote the SKYE Shares at the SKYE Meeting, you cannot vote those SKYE Shares owned by you at the SKYE Meeting. See “General Information about the SKYE Meeting and Voting - Beneficial SKYE Stockholders”.
Q:Can I revoke my vote after I have voted by proxy?
A:Yes. A SKYE Stockholder executing the enclosed form of proxy has the right to revoke it by either attending the SKYE Meeting and voting at the SKYE Meeting or providing a new proxy dated as at a later date or by submitting a new proxy by telephone or internet, provided that the new proxy is received 11:59 p.m. (Pacific time) on September 29, 2022 (or if the SKYE Meeting is postponed or adjourned, prior the date of the postponed or adjourned SKYE Meeting). A registered SKYE Stockholder may also revoke any prior proxy without providing new voting instructions by clearly indicating in writing that such SKYE Stockholder wants to revoke his, her or its proxy and delivering this written document to (i) the registered office of SKYE at Skye Bioscience, Inc., 11250 El Camino Real, Suite 100, San Diego, CA 92130, at any time up to and including the last Business Day preceding the day of the SKYE Meeting, or any adjournment of the SKYE Meeting, or (ii) the Chair of the SKYE Meeting at the SKYE Meeting or any postponement or adjournment thereof and prior to the vote in respect of the SKYE Proposals or in any other way permitted by law. Voting at the SKYE Meeting also will have the effect of revoking any prior vote.
If you hold your shares through a broker, the methods to revoke your proxy may be different and you should carefully follow the instructions provided to you by your intermediary. See “General Information about the SKYE Meeting and Voting - Revocation of Proxies”.
Q:Who can help answer my questions?
A:If you have any questions about this proxy statement or the matters described in this proxy statement, please contact Alliance Advisors by email or at the numbers below. SKYE Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about the procedures for voting SKYE Shares or making an election, should contact their broker or Alliance Advisors by email, or at the numbers below.

Toll-Free Number:	(866) 407-1801

By Email:	SKYE@allianceadvisors.com

ACCOUNTING PRINCIPLES
The historical financial statements of EHT included in this proxy statement are prepared in accordance with IFRS as issued by the IASB and are reported in Canadian dollars. The pro forma unaudited balance sheet of the Resulting Issuer included in this proxy statement is reported in United States dollars and has been prepared in accordance with GAAP.
EXCHANGE RATE INFORMATION
The following table sets forth, for the periods indicated, the high, low, average and period-end daily average rates of exchange for US$1.00, expressed in Canadian dollars, posted by the Bank of Canada:

Year Ended December 31
	2021	2020	2019
	(C$)	(C$)	(C$)
Highest rate during the period	1.29	1.45	1.36
Lowest rate during the period	1.20	1.27	1.30
Average rate for the period	1.25	1.34	1.33
Rate at the end of the period	1.27	1.27	1.30
On August 29, 2022, the daily average rate of exchange posted by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was US$1.00 equals C$1.30.
NOTICE REGARDING INFORMATION
NO U.S. SECURITIES REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE.
SKYE has not authorized any Person to give any information or to make any representation in connection with the Arrangement or any other matters to be considered at the SKYE Meeting other than those contained in this proxy statement. If any such information or representation is given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For greater certainty, to the extent that any information provided on SKYE’s website or by the proxy solicitation agent is inconsistent with this proxy statement, the information provided in this proxy statement should be relied upon.
This proxy statement does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.
SKYE Stockholders should not construe the contents of this proxy statement as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors.
All summaries of, and references to, the Arrangement Agreement, the Plan of Arrangement the SKYE Support Agreements and the EHT Support Agreements in this proxy statement are qualified in their entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached as Appendix A to this proxy statement and is available on SKYE’s EDGAR profile at www.sec.gov, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached as Appendix B to this proxy statement, and in the case of the SKYE Support Agreements and EHT Support Agreements, the complete text of the SKYE Support Agreements and EHT Support Agreements, which can be located on SKYE’s EDGAR profile at www.sec.gov. SKYE Stockholders are urged to carefully read the full text of the Plan of Arrangement and the Arrangement Agreement.
This proxy statement is dated August 31, 2022. Information contained in this proxy statement is given as of August 29, 2022, unless otherwise specifically stated and except for information contained in documents incorporated by reference herein, which is given as at the respective dates stated in such documents.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, including the documents incorporated by reference herein, constitutes forward-looking information or forward-looking statements within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Securities Exchange Act, which are intended to be covered by the safe harbor created by such sections and other applicable Laws. The forward-looking statements are expressly qualified by this cautionary statement. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future, and readers are cautioned that such statements may not be appropriate for other purposes. These statements may include, without limitation, statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of SKYE or the Resulting Issuer. Forward-looking statements are typically identified by words such as “expect”, “intend”, “anticipate”, “believe”, “contemplate”, “foresee”, “forecast”, “future”, “could”, “enable”, “potential”, “estimate”, “project”, “goal”, “plan”, “seek”, “strive”, “will”, “would” “may” and “should” and similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect current beliefs of management of SKYE with respect to future events and are based on information currently available to each respective management including based on reasonable assumptions, estimates, internal and external analysis and opinions of management of SKYE concerning their experience, perception of trends, current conditions and expected developments as well as other factors that each respective management believes to be relevant as at the date such statements are made. Forward-looking statements involve significant known and unknown risks and uncertainties. Many factors could cause actual results, performance or achievement to be materially different from any future forward-looking statements. SKYE’s estimates, beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. SKYE can give no assurance that such estimates, beliefs and assumptions will prove to be correct. In particular, certain statements included in the sections entitled “Description of the Arrangement - Reasons for the Arrangement” and “Risk Factors - Risks Related to the Resulting Issuer” are forward-looking statements.
Any information or statements that are contained in this proxy statement, including the documents incorporated by reference herein, that are not statements of historical fact may be deemed to be forward-looking statements, including, but not limited to, statements with regards to:
•expectations regarding whether the Arrangement will be consummated, including whether conditions to the consummation of the Arrangement will be satisfied, or the anticipated timing or closing of the Arrangement;
•expectations regarding receipt of all Required Regulatory Approvals, shareholder approvals, Court approvals and satisfaction of other customary closing conditions;
•estimates of the value of the EHT assets and the costs and expenses associated with the wind-down of EHT’s former business;
•estimates of the expected costs to wind down EHT’s business, the expected annual ongoing expenses that would result from the acquisition of EHT and the expected costs to SKYE to consummate the Arrangement;
•expectations of future balance sheet strength and future equity, including expectations for the effects of the Arrangement on the Resulting Issuer’s financial position, cash flow and growth prospects;
•any other strategic and financial benefits in connection with the Arrangement, including any anticipated future results and pro-forma financial information relating to the Resulting Issuer;
•the anticipated value of the Consideration to be received by the EHT Shareholders, which may fluctuate in value due to trading prices of the SKYE Shares forming the Consideration;
•expectations regarding the size and composition of the board of directors of the Resulting Issuer; and
•the EHT Realization Process.
Certain material factors or assumptions are applied in making forward-looking statements. With respect to the Arrangement and this proxy statement, the expectations and assumptions expressed or implied in the forward-looking statements, include, but are not limited to the ability of the parties to receive, in a timely manner and on satisfactory terms, EHT Shareholder Approval, SKYE Disinterested Shareholder Approval, Required Regulatory Approvals and Court approvals for the Arrangement, the ability of the parties to satisfy, in a timely manner, the conditions to the closing of the Arrangement and other expectations and assumptions concerning the Arrangement.

The forward-looking statements contained in this proxy statement, including documents incorporated by reference herein, are subject to inherent risks and uncertainties and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements. The factors which could cause results to differ from current expectations include, but are not limited to:
•the inherent uncertainty associated with financial or other projections or outlooks;
•risks assumptions and expectations described in SKYE’s critical accounting policies and estimates;
•the adoption and impact of certain accounting pronouncements;
•SKYE’s future financial and operating performance;
•the commercial and business plans of SKYE;
•the ability of EHT and SKYE to complete the Arrangement;
•SKYE’s ability to maintain a strong financial position and secure additional financing;
•the ability of EHT and SKYE to maximize the utilization of their existing assets and investments;
•that the completion of the Arrangement is subject to the satisfaction or waiver of a number of conditions as set forth in the Arrangement Agreement;
•some or all the expected benefits of the Arrangement may fail to materialize or may not occur within the time periods anticipated by EHT and SKYE;
•the risk associated with EHT’s and SKYE’s ability to obtain the approval of the Transaction by their shareholders required to consummate the Transaction and the timing of the closing of the Transaction, including the risk that the conditions to the Transaction are not satisfied on a timely basis or at all;
•the risk that a consent or authorization that may be required for the Transaction is not obtained or is obtained subject to conditions that are not anticipated;
•the outcome of any legal proceedings that may be instituted against the parties and others related to the Arrangement Agreement;
•unanticipated difficulties or expenditures relating to the Transaction;
•risks relating to the value of SKYE Shares to be issued in connection with the Transaction;
•the diversion of management time on Transaction-related issues;
•the Exchange Ratio is fixed and there can be no assurance that the market value of the SKYE Shares that the holders of EHT Shares may receive on the Effective Date will equal or exceed the market value of the EHT Shares held by such EHT Shareholders prior to the Effective Date;
•changes in tax laws, regulations or future assessments; and
•risks or delays arising from or relating to the ongoing COVID-19 pandemic.
The foregoing risks or other risks arising in connection with the failure of the Arrangement, including the diversion of management attention from conducting the business of SKYE, may have a material adverse effect on SKYE’s business operations, financial results and share price.
Readers are cautioned that the foregoing list of factors is not exhaustive. Other risks and uncertainties not presently known to SKYE or that SKYE presently believes are not material could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein.
Additional information on these and other factors that could affect the operations or financial results of SKYE or the Resulting Issuer are included in reports filed by SKYE with applicable securities regulatory authorities and may be accessed through EDGAR (www.sec.gov). These risks and other factors are also discussed in more detail in this Proxy statement under “Risk Factors”. Readers are encouraged to read such section in detail.
The forward-looking statements contained in this proxy statement, including the documents incorporated by reference herein, are expressly qualified in their entirety by this cautionary statement. SKYE cannot guarantee that the results or events expressed or implied in any forward-looking statement and information will materialize and accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect SKYE’s expectations only as of the date of this proxy statement (or in the case of forward-looking statements in a document incorporated by reference herein, as of the date indicated in such document). SKYE disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY
This summary highlights the key aspects of the matters to be considered at the SKYE Meeting, but does not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the matters being considered at the meetings. This summary is qualified in its entirely by the more detailed information appearing elsewhere in this proxy statement, including the Appendices (which are incorporated into and form part of this proxy statement). Certain capitalized terms used in this summary are defined in the Glossary of Defined Terms found in Appendix F of this proxy statement.
The Companies
EHT
EHT is a publicly traded company with headquarters in Victoria, British Columbia, Canada. The EHT Shares are listed on the Canadian Securities Exchange (“CSE”) under the trading symbol “EMH”. EHT also trades on the OTCQB, operated by OTC Markets Group under the ticker symbol “EMHTF”.
Since 2015, EHT has been primarily engaged in the production and sale of recreational and medical cannabis in Canada. Information on the business of EHT can be found in the documents filed by EHT with the applicable Canadian securities regulatory authorities and filed on www.sedar.com. For additional information about EHT, see “Information Concerning EHT”.
SKYE
SKYE is a preclinical pharmaceutical company focused on the discovery, development and commercialization of a novel class of cannabinoid derivatives to modulate the endocannabinoid system, which has been shown to play a vital role in overall human health and, notably, in multiple ocular indications. SKYE is developing novel cannabinoid derivatives through its own directed research efforts and multiple license agreements.
The SKYE Shares are quoted on the OTCQB under the symbol “SKYE”. SKYE’s head office and registered office is located at 11250 El Camino Real, Suite 100, San Diego CA 92130.
Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan
The SKYE Board adopted the Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) on June 14, 2022, subject to approval by the SKYE Stockholders. The ESPP is being submitted for stockholder approval in order to ensure that certain components of the ESPP meet the requirements of Section 423 of the Code. If the ESPP is not approved by the requisite SKYE Stockholders, the ESPP will not become effective.
The ESPP is designed to provide employees of SKYE and its participating subsidiaries with the opportunity to purchase SKYE Common Stock at a discount through accumulated payroll deductions during successive offering periods. The SKYE Board believes that the ESPP enhances such employees’ sense of participation in our performance, aligns their interests with those of SKYE Stockholders, and is a necessary and powerful incentive and retention tool that benefits our stockholders. Accordingly, the SKYE Board believes that approval of the ESPP is in the best interests of the Company and the Board recommends that stockholders vote FOR approval of the ESPP Proposal.

Skye Bioscience, Inc. 2014 Amended and Restated Omnibus Incentive Plan
On June 14, 2022, in anticipation of the closing of the transactions contemplated by the Arrangement, the SKYE Board unanimously approved the Skye Bioscience, Inc. Amended and Restated 2014 Omnibus Incentive (as amended, the “A&R 2014 Incentive Plan” or the “Plan”), subject to stockholder approval. The A&R 2014 Incentive Plan, among other things, amends the Company’s 2014 Omnibus Incentive Plan to (a) enable the issuance of equity awards in compliance with Canadian securities laws and the rules and regulations of the Canadian Stock Exchange, (b) fix the number of shares that can be issued under the A&R 2014 Incentive Plan to 91,219,570, provided that each January 1 beginning in 2023 and ending on (and including) January 1, 2032 the number of shares will increase by 5% of the outstanding shares of Common Stock as of the prior December 31, unless the Board decides to a lesser increase and (c) change the governing law section from California to Nevada. We are requesting that our stockholders approve the A&R 2014 Incentive Plan.

The SKYE Board originally approved the Company’s 2014 Omnibus Incentive Plan effective on October 31, 2014. The Company’s 2014 Omnibus Incentive Plan was subsequently amended in October 2018 and August 2020. The purpose of the A&R 2014 Incentive Plan is to promote our long-term success and the creation of stockholder value by (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking our employees, outside directors and consultants directly to stockholder interests through increased stock ownership.
We believe equity incentive compensation is a critical component to our compensation practices and allows us to incentivize our employees and more closely align their efforts with the creation of long-term stockholder value. In order to continue with our equity compensation practices, we feel it is important for stockholders to approve the A&R 2014 Incentive Plan the Board recommends that stockholders vote FOR the Incentive Plan Proposal.
Background to the Arrangement
On May 11, 2022, EHT and SKYE entered into the Arrangement Agreement, as amended on June 14, 2022 and July 15, 2022, which sets out the terms and conditions for implementing the Arrangement. The Arrangement Agreement is the result of extensive arm’s length negotiations conducted among Representatives of EHT and SKYE.
A summary of the material events leading to the negotiation of the Arrangement and the material meetings, negotiations and discussions between EHT and SKYE and their respective advisors that preceded the execution of the Arrangement Agreement and public announcement of the Arrangement is included in this proxy statement under “Description of the Arrangement - Background to the Arrangement”.
Reasons for the Arrangement
The SKYE Board believes that the Arrangement will provide the funds needed by SKYE to advance its lead clinical candidate, SBI-100 Ophthalmic Emulsion (“SBI-100”), through a Phase 2 clinical trial.
The following are some of the reasons considered by the SKYE Board in making its recommendation:
•Ability to fund SKYE’s Phase I and Phase II clinical studies for SBI-100 and achieve meaningful data inflection points;
•The Arrangement would be a more time and cost effective means to access capital than other options considered, including other financing and strategic options considered by the SKYE Board; and
•One of the facilities to be acquired from EHT, is a vacant licensed laboratory which will provide SKYE with the option of conducting its research and development activities in house.
For more information see “Description of the Arrangement - Reasons for the Arrangement”.
Recommendation of the SKYE Board
On May 11, 2022, after careful consideration, consultation with its legal and financial advisors and its review of the SKYE Fairness Opinion, the SKYE Special Committee unanimously determined that the Arrangement Agreement and related transactions and agreements, are in the best interests of, and are advisable to, SKYE and the SKYE Stockholders.
Following the meeting of the SKYE Special Committee, on May 11, 2022, the SKYE Board, taking into consideration the unanimous recommendation of the SKYE Special Committee, approved the Arrangement Agreement and determined that the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, are fair to, advisable and in the best interests of SKYE and its stockholders.
The SKYE Board unanimously recommends that the stockholders vote “FOR” (a) the Arrangement Proposal, (b) the ESPP Proposal, (c) the Incentive Plan Proposal (d) the Adjournment Proposal, and (e) the Independent Registered Public Accountants Proposal. Please note that obtaining the SKYE Disinterested Shareholder Approval is a condition to closing the Arrangement.
For additional information, see the section titled “Description of the Arrangement – Recommendation of the SKYE Board” in this proxy statement.
SKYE Fairness Opinion
On May 11, 2022, at a meeting of the SKYE Special Committee, Scalar CA, LLC (referred to as “Scalar”), rendered its oral opinion to the SKYE Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the holders of SKYE Common Stock of the Exchange Ratio pursuant to the Arrangement Agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion.

The full text of Scalar’s written opinion, dated May 11, 2022, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement as Appendix E. The summary of Scalar’s opinion in this proxy statement is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s advisory services and opinion were provided for the information and assistance of the SKYE Board and the opinion does not constitute a recommendation as to how any SKYE Shareholder should vote with respect to the Arrangement or any other matter.
Interests of Directors and Management in the Arrangement
In considering the recommendations of the SKYE Board with respect to the Arrangement, SKYE Stockholders should be aware that certain members of the SKYE Board and of SKYE’s management have interests in connection with the transactions contemplated by the Arrangement that may be different from, or in addition to, the interests of SKYE Stockholders. For additional information, see the section titled “Description of the Arrangement - Interests of SKYE’s Directors and Management in the Arrangement” in this proxy statement. The SKYE Board is aware of these interests and considered them along with the other matters described above in “Description of the Arrangement - Reasons for the Arrangement”.
Court Approval
Interim Order
On July 14, 2022, the Court granted the Interim Order ratifying and confirming the calling of the EHT Meeting and confirming certain procedural matters in respect of the EHT Meeting and other matters. The EHT Meeting was held on August 19, 2022 and, on that date, EHT received the votes required to secure the EHT Shareholder Approval.
Final Order
In accordance with the terms of the Arrangement Agreement, on August 25, 2022 EHT applied to the Court for a Final Order, granted on that same date, that declared, amongst other things, that the Arrangement is (i) procedurally and substantively fair and reasonable, (ii) approved, and (iii) binding on EHT, all registered and beneficial EHT Securityholders, the registrar and transfer agent of EHT and SKYE.
In making the Final Order, the Court considered, amongst other things, that the Arrangement was approved by EHT Shareholders and the fairness to the parties affected by the Plan of Arrangement.
Regulatory Matters
Stock Exchange Approval
It is a condition to the closing that SKYE obtain (i) the conditional approval by the CSE of the listing of the SKYE Common Stock and (ii) the conditional approval of CSE to list the Consideration Shares and any SKYE Shares issuable upon the exercise of any Replacement Warrants and Replacement Options (the “Stock Exchange Approval”).
On August 31, 2022, SKYE submitted an initial draft of the CSE Listing Statement to the CSE.
For additional information related to regulatory matters, see the section of the proxy statement titled “Description of the Arrangement - Regulatory Matters”.
Pro Forma Ownership of the Resulting Issuer
Upon completion of the Transaction, it is estimated that the Exchange Ratio will result in EHT Shareholders and SKYE Stockholders owning approximately 46% and 54%, respectively, of the outstanding shares of the Resulting Issuer. No current holder of EHT Shares, other than Emerald Health Sciences, Inc., is expected to own 5% or more of the outstanding common stock of the Resulting Issuer.

Stock Exchange Listing and Reporting Issuer Status
The SKYE Shares are currently quoted on the OTCQB under the symbol “SKYE”. SKYE will apply to list the SKYE Shares issuable under the Arrangement on the CSE and it is a condition of closing that SKYE will have obtained approval for this listing (subject to customary conditions). If the Arrangement is completed, SKYE intends to have the EHT Shares delisted from the CSE. SKYE expects that the SKYE Shares also will continue to be quoted on the OTCQB.
Upon completion of the Arrangement, SKYE will become a reporting issuer in all of the provinces of Canada by virtue of the completion of the Arrangement with EHT. SKYE may be exempted from certain Canadian statutory financial and certain other continuous and timely reporting requirements. See “Description of the Arrangement - U.S. Securities Law Matters” and “Description of the Arrangement - Canadian Securities Law Matters”.
EHT Realization Process
On November 29, 2021, EHT announced that it was undertaking the EHT Realization Process. Pursuant to the Arrangement Agreement EHT is permitted to undertake the EHT Realization Process but is not obligated to complete any of the actions of the EHT Realization Process. See "Information Concerning EHT - EHT Realization Process" for further information on the EHT Realization Process. The implementation of the EHT Realization Process and the specific actions or steps taken by EHT set out in respect of the EHT Realization Process of the Arrangement Agreement will not be considered in determining whether a representation or warranty of EHT hereunder has been breached. Subsequent to the date of the Arrangement Agreement EHT will not take any action in connection with the EHT Realization Process other than such steps or actions as are reasonably necessary to effect the EHT Realization Process set out in the Arrangement Agreement, without the prior written consent or approval of SKYE, acting reasonably, taking into account regulatory, tax and operational considerations, and shall not take any such action which is contrary to law or requires the consent or approval of any third party or Governmental Authority without first obtaining such consent or approval.
In completing the EHT Realization Process, EHT has agreed to (a) consult with SKYE on the structuring of any transaction proposed pursuant to the EHT Realization Process; (b) provide SKYE a reasonable opportunity to review and provide comments and input on any agreement and the terms of any arrangement which will form part of the EHT Realization Process prior to the execution of such agreement and give due consideration to any such comments and input, acting reasonably; (c) use reasonable efforts to complete any transaction in a tax efficient manner including taking into consideration the tax attributes of both EHT and SKYE including following completion of the Arrangement; and (d) take into consideration regulatory, tax and operational considerations of both EHT and SKYE, including following completion of the Arrangement, including, pursuant to comments or input from SKYE, in proceeding with any transaction which forms the part of the EHT Realization Process.
The Arrangement Agreement
The Arrangement Agreement provides for, among other things, the conditions that need to be satisfied or waived prior to the filing of the Articles of Arrangement and the implementation of the Plan of Arrangement. The following is a summary of certain terms of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which is attached to this proxy statement as Appendix A and is available on EDGAR at www.sec.gov under SKYE’s EDGAR profile.
Covenants, Representations and Warranties
The Arrangement Agreement contains certain customary and negotiated covenants and representations and warranties for an agreement of this type, which are summarized in this proxy statement. See “The Arrangement Agreement and Related Agreements - Covenants” and “The Arrangement Agreement and Related Agreements - Representations and Warranties” for additional information.
Conditions to the Arrangement
The obligations of EHT and SKYE to complete the Arrangement are subject to the satisfaction or waiver of certain conditions set out in the Arrangement Agreement which are summarized in this proxy statement. These conditions include, among other things, obtaining the EHT Shareholder Approval and the SKYE Disinterested Shareholder Approval, the Final Order and the Required Regulatory Approvals and the absence of a Material Adverse Effect with respect to EHT and SKYE. See “The Arrangement Agreement and Related Agreements - Conditions to Completion of the Arrangement” for additional information.

Non-Solicitation Provisions
Each of EHT and SKYE is subject to restrictions on its ability to solicit proposals from third parties with respect to Acquisition Proposals, to provide non-public information to, or to participate or engage in discussions or negotiations with third parties or take certain other actions regarding any Acquisition Proposal, with customary exceptions for unsolicited Acquisition Proposals in the event, among other things, that such Party’s board of directors determines in good faith that such Acquisition Proposals are, or could reasonably be expected to lead to, a Superior Proposal. See “The Arrangement Agreement and Related Agreements - Covenants Regarding Non-Solicitation” for additional information.
Termination - Termination of the Arrangement Agreement
The Arrangement Agreement contains certain termination rights for each of EHT and SKYE, subject to certain limitations on termination set out in the Arrangement Agreement and in certain circumstances the payment of the EHT Termination Amount or the SKYE Termination Amount, as applicable, including but not limited to the right of either Party to terminate in the event that: (a) the Arrangement has not occurred on or before the Outside Date, which Outside Date may be extended for up to 45 days in the event that the Required Regulatory Approvals have not been obtained; (b) no Law being in effect that makes the Transaction illegal or otherwise prevents the Parties from completing the Transaction, (c) the approval of the EHT Resolution by EHT Shareholders is not obtained; (d) the approval of the SKYE Resolutions by SKYE Stockholders is not obtained; (e) there is an EHT Change in Recommendation; (f) there is a SKYE Change in Recommendation, or (g) it enters into a written agreement with respect to a Superior Proposal. See “The Arrangement Agreement and Related Agreements - Termination” for additional information.
Termination - Termination Amount
The obligations of EHT and SKYE to consummate the Arrangement are subject to certain conditions, including, but not limited to, (a) obtaining the Final Order, (b) obtaining the EHT Shareholder Approval and the SKYE Stockholder Approval, (c) the Required Regulatory Approvals having been obtained, (d) no Law being in effect that makes the Transaction illegal or otherwise prevents the parties from completing the Transaction, (e) no Material Adverse Effect having occurred in respect of the other Party, (f) subject to certain materiality exceptions, the accuracy of the representations and warranties of the other Party, and (g) the performance in all material respects by the other Party of its covenants under the Arrangement Agreement.
A termination amount of C$500,000 is payable in certain circumstances. These include if (i) the Arrangement Agreement is terminated by either Party (A) due to a Change in Recommendation by the other Party; (B) if the other Party is in material breach of its non-solicitation covenants under the Arrangement Agreement; (ii) the Arrangement Agreement is terminated by the other Party to enter into an agreement with respect to a Superior Proposal; or (iii) the other Party is unable to obtain shareholder approval or has committed a willful breach of its representations, warranties or covenants and (A) prior to such termination, an Acquisition Proposal was publicly announced for the other party, and (B) within 12 months of the termination of the Arrangement Agreement, the other party completes an Acquisition Proposal or enters into an Acquisition Proposal and such Acquisition Proposal is subsequently completed (provided that the term “Acquisition Proposal” in this paragraph has the meaning given to such term in this Proxy statement except that a reference to “20 per cent” should instead refer to “50 per cent”). See “The Arrangement Agreement and Related Agreements - Termination Amounts” for additional information.
Procedure for the Arrangement to Become Effective
The Arrangement will be implemented by way of a Court approved Plan of Arrangement under the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:
•the Arrangement must be approved by the EHT Shareholders in the manner set forth in the Interim Order;
•the Court must grant the Final Order approving the Arrangement; and
In addition, the Arrangement will only become effective if all other conditions precedent to the Arrangement set out in the Arrangement Agreement (including approval of the SKYE shareholders and the Stock Exchange Approval) have been satisfied or waived by the appropriate party. For a description of the other conditions precedent see “The Arrangement Agreement and Related Agreements - Conditions to Completion of the Arrangement”.

Effect of the Arrangement
If the EHT Resolution is passed, the SKYE Disinterested Shareholder Approval is obtained and all other conditions to closing of the Arrangement are satisfied or waived and the Arrangement is completed, among other things, SKYE will acquire all of the issued and outstanding EHT Shares and EHT will become a wholly-owned subsidiary of SKYE.
Pursuant to the Arrangement, each EHT Shareholder (other than EHT Dissenting Shareholders) will receive, for each EHT Share held, 1.95 SKYE Shares.
Board of Directors of the Resulting Issuer
The Arrangement Agreement and related documents provide that, after completion of the Transaction, the board of directors of the Resulting Issuer will consist of five members. The board of directors of the Resulting Issuer will include the four existing SKYE Board members, being Punit Dhillon (who is also presently a director of EHT), Dr. Praveen Tyle, Dr. Margaret Dalesandro and Dr. Keith Ward, and one of the present EHT Board members, being Bobby Rai, each of whom shall have applied to obtain security clearances as required by the Cannabis Act (Canada). See “Governance and Management of the Resulting Issuer - Board of Directors of the Resulting Issuer” for additional information.
Mr. Dhillon will be the chairman of the board of directors of the Resulting Issuer.
Executive Officers and Principal Offices of Resulting Issuer
The Resulting Issuer’s executive officers will be the current SKYE management. See “Governance and Management of the Resulting Issuer”.
The Meeting
The purpose of the SKYE Meeting is for SKYE Stockholders to consider and vote on a proposal to approve the Arrangement Proposal, the ESPP Proposal, the Incentive Plan Proposal, the Independent Registered Public Accountants Proposal and the Adjournment Proposal.
The SKYE Board recommends that SKYE Stockholders vote FOR the Arrangement Proposal, the ESPP Proposal, the Incentive Plan Proposal, the Independent Registered Public Accountants Proposal and the Adjournment Proposal.
Anticipated Accounting Treatment
It is anticipated that the Arrangement will be accounted for by SKYE as either a financing transaction or an asset acquisition of EHT rather than as a business combination under ASC 805, Business Combinations.
Support Agreements
SKYE and certain holders of EHT Shares (the “EHT Support Agreement Shareholders”) have entered into support agreements (the “EHT Support Agreements”), pursuant to which the EHT Support Agreement Shareholders agreed, among other things, to vote their EHT Shares in favor of the approval of the Arrangement and against any alternative proposal. The EHT Support Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.
EHT and certain holders of SKYE Common Stock (the “SKYE Support Agreement Shareholders”) have entered into support agreements (the “SKYE Support Agreements”) pursuant to which the SKYE Support Agreement Shareholders agreed, among other things, to vote their shares of SKYE Common Stock in favor of the adoption of the Arrangement Agreement and against any alternative proposal. The SKYE Support Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.
No Fractional Shares
In no event shall any EHT Shareholder be entitled to a fractional SKYE Share. Where the aggregate number of SKYE Shares to be issued to an EHT Shareholder as Consideration under the Arrangement would result in a fraction of a SKYE Share being issuable, the number of SKYE Shares to be received by such EHT Shareholder shall be rounded down to the nearest whole SKYE Share.

Risk Factors
There are a number of risk factors relating to the Arrangement, the business of SKYE and the business of the Resulting Issuer, all of which should be carefully considered SKYE Stockholders. See “Risk Factors - Risks Related to the Arrangement” and “Risk Factors - Risks Related to the Resulting Issuer” for additional information.
RISK FACTORS
The following risk factors should be considered by SKYE Stockholders in evaluating whether to approve the Arrangement Proposal. These risk factors should be considered in conjunction with the other information contained in or incorporated by reference into this proxy statement. These risk factors relate to the Arrangement. For information on risks and uncertainties relating to the business of SKYE, see the risks described in Part I, Item A, “Risk Factors” in SKYE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2022 and the section of this proxy statement entitled “Additional Information Concerning SKYE and Documents Incorporated by Reference by SKYE”.
Risks Related to the Arrangement
Conditions precedent to closing of the Arrangement
The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside SKYE’s control, including receipt of the Final Order, receipt of EHT Shareholder Approval, receipt of SKYE Disinterested Shareholder Approval and receipt of Required Regulatory Approvals.
In addition, the completion of the Arrangement by EHT and SKYE is conditional on, among other things, no Material Adverse Effect having occurred, or having been disclosed to the public (if previously undisclosed to the public) in respect of the other Party.
There can be no certainty, nor can SKYE provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of SKYE Shares may be adversely affected.
The Regulatory Approvals may not be obtained or, if obtained, may not be obtained on a favorable basis
To complete the Arrangement, each of EHT and SKYE must make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities. The Required Regulatory Approvals have not been obtained yet. The regulatory approval processes may take a lengthy period of time to complete, which could delay the completion of the Arrangement. If obtained, the Required Regulatory Approvals may be conditioned, with the conditions imposed by the applicable Governmental Entity not being acceptable to either EHT or SKYE, or, if acceptable, not being on terms that are favorable to the Resulting Issuer. There can be no assurance as to the outcome of the regulatory approval processes, including the undertakings and conditions that may be required for approval or whether the Regulatory Approvals will be obtained. If not obtained, or if obtained on terms that are not satisfactory to either EHT or SKYE, the Arrangement may not be completed.
Market price of the SKYE Shares
If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, the market price of SKYE Shares may be materially adversely affected. Depending on the reasons for terminating the Arrangement Agreement, SKYE’s business, financial condition or results of operations could also be subject to various material adverse consequences, including as the result of paying the EHT Termination Amount, or the expenses related to the transaction.
Termination in certain circumstances
Each of EHT and SKYE has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement. Accordingly, there can be no certainty, nor can SKYE provide any assurance that the Arrangement will not be terminated by either EHT or SKYE prior to the completion of the Arrangement. In addition, if the Arrangement is not completed by the Outside Date (subject to the right of either Party to extend such Outside Date by up to an additional 45 days if the Required Regulatory Approvals have not been obtained by such date as further described in the Arrangement Agreement), either EHT or SKYE may choose to terminate the Arrangement Agreement. The Arrangement Agreement also includes termination amounts payable if the Arrangement Agreement is terminated in certain circumstances.

The Termination Amounts provided under the Arrangement Agreement may discourage other parties from attempting to acquire SKYE or EHT
Under the Arrangement Agreement, each of EHT and SKYE is required to pay to the other a termination amount of C$500,000 in the event the Arrangement Agreement is terminated in connection with entry into a Superior Proposal. This termination amount may discourage other parties from attempting to acquire SKYE Shares or otherwise make an Acquisition Proposal to SKYE, even if those parties would be willing to offer SKYE Stockholders a benefit greater than what the Transaction offers.
Uncertainty surrounding the Arrangement
As the Arrangement is dependent upon receipt, among other things, of the Required Regulatory Approvals and satisfaction of certain other conditions, its completion is uncertain. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of SKYE’s resources to the completion thereof could have a negative impact on their respective relationships with their stakeholders and could have a material adverse effect on the current and future operations, financial condition and prospects of SKYE.
In addition, SKYE will incur significant transaction expenses in connection with the Arrangement, regardless of whether the Arrangement is completed.
Restrictions from pursuing business opportunities
SKYE is subject to customary non-solicitation provisions under the Arrangement Agreement, pursuant to which, the Parties are restricted from soliciting, initiating or knowingly encouraging any Acquisition Proposal, among other things. The Arrangement Agreement also restricts them from taking specified actions until the Arrangement is completed without the consent of the other Party. These restrictions may prevent SKYE from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.
Risks associated with a fixed exchange ratio
The Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of EHT Shares or SKYE Shares. The market price of EHT Shares or SKYE Shares could each fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, as a result of the differences between EHT’s and SKYE’s actual financial or operating results and those expected by projections or recommendations, changes in general economic or market conditions, and broad market fluctuations. There can be no assurance that the trading price of SKYE Shares will not decline following the completion of the Arrangement.
Risks associated with securities litigation related to the Arrangement Agreement
Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions. SKYE and EHT may become involved in this type of litigation in connection with the Transaction, and the Resulting Issuer may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of the Resulting Issuer.
The foregoing risks or other risks arising in connection with the failure of the Arrangement, including the diversion of management attention from conducting the business of SKYE, may have a material adverse effect on SKYE’s business operations, financial results and share price.
Risks Related to the Resulting Issuer
Following the closing, the business of the Resulting Issuer will be the current business of SKYE. The business and operations of the Resulting Issuer will be subject to the risks described in the documents of SKYE incorporated by reference in this proxy statement, including, without limitation, the risks described in SKYE’s Annual Report filed on Form 10-K for the year ended December 31, 2021, and certain unexpected, unforeseen or unknown risks. The Resulting Issuer’s business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of SKYE’s securities could decline due to any of these risks. Additional risks not presently known to SKYE or that SKYE currently considers immaterial may also prove to be material and may impair the SKYE’s continued business and operations. In addition to risks associated with SKYE’s business and operations, the following additional risks are associated with the Resulting Issuer.

Risks related to the wind-down of EHT’s operations
The Resulting Issuer intends to continue to wind down the operations of EHT and focus on the business of SKYE following the closing. The ability to realize the benefits of the Arrangement may depend in part on successfully winding down the operations of EHT, including, but not limited to: the sale of EHT facilities at terms favorable to SKYE, the timely termination of obsolete contracts, the implementation of cost-cutting measures necessary to maximize the remaining asset balance, the effective management of the termination of remaining personnel and related severance payments, the implementation of a successful transition plan, which includes the effective cessation of regulatory requirements related to operating in the cannabis industry and the successful migration of historical data.
Other risks resulting from the EHT assets and discontinued operations that could diminish the assets being acquired by SKYE include unforeseen expenses, liabilities, or potential off-balance sheet liabilities.
The difficulties that management of the Resulting Issuer encounters in the transition, integration and wind-down processes could have an adverse effect on the level of expenses, and operating results of the Resulting Issuer. As a result of these factors, it is possible that any anticipated benefits from the Arrangement will not be realized.
The issuance and future sale of SKYE Shares could affect the market price
SKYE currently expects to issue and make available for issuance at the Effective Time an aggregate of 416,261,915 SKYE Shares. The issuance of these shares, and the sale of SKYE Shares in the public market from time to time, could depress the market price for SKYE Shares.
Highly Regulated Industry and Evolving Regulatory Landscape
EHT operates in a highly regulated and rapidly evolving market. The laws, regulations and guidelines generally applicable to the cannabis industry domestically and internationally may change in ways currently unforeseen. EHT’s operations are subject to a variety of laws, regulations, guidelines and policies, whether in Canada, the United States or elsewhere, relating to the cultivation, manufacture, import, export, management, transportation, storage, packaging/labeling, advertising and promotion, sale, health and safety and disposal of cannabis, including, but not limited to, the Cannabis Act (Canada), any regulations thereunder, and laws, regulations, guidelines and policies relating to drugs, controlled substances, health and safety, the conduct of operations and the protection of the environment, and applicable stock exchange rules and regulations.
Additionally, because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry that are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. As EHT is a participant in the cannabis industry, if the assets of EHT are ultimately seized by law enforcement and subsequent civil asset forfeiture, this could have a material adverse effect on SKYE’s business operations, financial results and share price.
Risks related to security clearances for directors and officers of the Resulting Issuer
One or more of the Resulting Issuer’s Canadian subsidiaries will hold licenses pursuant to the Cannabis Act. The Cannabis Act and the Cannabis Regulations require several individuals to hold a valid security clearance, including directors, officers, and large shareholders of a licensee, including officers and directors of those companies who can exert direct control over a licensee, and those employees who hold key positions within a licensee as specified by the Minister. Under the Cannabis Regulations, the Minister may refuse to grant security clearances to individuals with associations to organized crime or with past convictions for, or an association with, drug trafficking, corruption, or violent offenses. Individuals who have histories of nonviolent, lower-risk criminal activity (for example, simple possession of cannabis, or small-scale cultivation of cannabis plants) are not precluded from participating in the legal cannabis industry in Canada, and the grant of security clearance to such individuals is at the discretion of the Minister and such applications are reviewed on a case-by-case basis.
There is no assurance that any of our existing personnel who presently or may in the future require a security clearance will be able to obtain or renew such clearances or that new personnel who require a security clearance will be able to obtain one. A failure by an employee to maintain or renew his or her security clearance may impair our licensees’ operations. Further, if an employee with security clearance leaves, an inability to find a suitable replacement who has a security clearance required by the Cannabis Act in a timely manner, or at all, may also impair our licensees’ operations.

The Resulting Issuer might be involved in litigation claims and legal proceedings.
The Resulting Issuer may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Resulting Issuer becomes involved be determined against the Resulting Issuer, such a decision could adversely affect the Resulting Issuer’s ability to continue operating and the market price for its shares and could use significant resources. Even if the Resulting Issuer is involved in litigation and wins, litigation can redirect significant resources.

THE ESPP PROPOSAL
Background and Proposed Share Request
The ESPP authorizes for issuance 28,000,000 shares of SKYE Common Stock. This initial share reserve represents less than 5.65% of outstanding shares of SKYE Common Stock on August 29, 2022. The number of shares reserved for issuance under the ESPP will increase on January 1st of each calendar year beginning in 2023 and ending in and including 2032 by an amount equal to the lesser of  (a) 0.5% of the shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by the SKYE Board. We cannot precisely predict our share usage under the ESPP as it will depend on a range of factors including the level of employee participation, the contribution rates of participants, the trading price of SKYE Common Stock and future hiring activity.
SKYE operates in a highly competitive and challenging marketplace in which its success depends to a great extent on its ability to attract and retain high-caliber employees. If approved, the ESPP is expected to be a significant part of SKYE’s overall equity compensation strategy, especially with respect to SKYE’s non-executive employees. SKYE believes that offering the ESPP is important to its ability to maintain competitiveness. By providing eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, we expect to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries and provide an incentive for continued employment.
Summary of the ESPP
A summary of the principal provisions of the ESPP is set forth below. The summary is qualified by reference to the full text of the ESPP, which is attached as Appendix C to this Proxy Statement.
Purpose
The ESPP has been designed to assist SKYE’s eligible employees in acquiring a stock ownership interest in SKYE and to encourage our eligible employees to remain in our employment.
Components of the ESPP
The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the ESPP. Specifically, the ESPP authorizes (1) the grant of options to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the U.S. who do not benefit from favorable U.S. federal tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). The administrator of the ESPP, as described below under the heading “Administration,” currently intends to offer the Non-Section 423 Component to both U.S. and non-U.S. employees. Unless determined otherwise by the administrator, this Non-Section 423 Component will be operated on terms and conditions substantially similar to the Section 423 Component, except without the application of the $25,000 limit as discussed below under the heading “Participation in an Offering.”
Securities Subject to the ESPP
A total of 28,000,000 shares of SKYE Common Stock are initially reserved for issuance under the ESPP. This number will be increased on January 1st of each calendar year beginning in 2023 and ending in and including 2032 by a number of shares equal to the lesser of  (a) 0.5% of the shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by our Board, provided that in no event will the number of shares issued or transferred pursuant to rights granted under the ESPP exceed an aggregate of 50,275,000 shares.
Unless stockholder approval is obtained in accordance with Canadian securities law, the total number of shares, calculated on a fully diluted basis, available for issuance under the Non-Section 423 Component to participants in Canada who are directors or executive officers of the Company, or their associates or permitted assigns (collectively, “Related Persons”) may not exceed 10% of our outstanding securities, and may not exceed 5% of our outstanding securities per Related Person. If such stockholder approval is not obtained, the total number of shares, calculated on a fully diluted basis, issued under the Non-Section 423 Component within 12 months to Related Persons may not exceed 10% of our outstanding securities, or 5% of our outstanding securities per Related Person.
The number of shares subject to the ESPP may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”

Administration
The SKYE Board or a committee of the SKYE Board will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The Compensation Committee of the Board of Directors will be the initial administrator of the ESPP.
Eligibility
The administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of the Company and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.
Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors and consultants are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
As of August 29, 2022, SKYE had nine employees who were eligible to participate in the ESPP had the ESPP been in operation on such date and the subsidiaries for whom such employees work had been designated as participating subsidiaries under the ESPP.
Participation in an Offering
Offering Periods and Purchase Periods. SKYE Common Stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the offering period. Offering periods under the ESPP will commence when determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods.
Enrollment and Contributions. The ESPP permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation. The administrator will establish a maximum percentage of eligible compensation each participant may elect for each offering period, and may change the maximum percentage prospectively. The administrator will also establish a maximum number of shares that may be purchased by a participant during any offering period. Unless established otherwise by the administrator, the maximum number of shares that may be purchased by a participant during any purchase period is 175,000 shares if there are two or more purchase periods in each offering period, or 350,000 shares if there is only one purchase period during each offering period. No employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year in which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period). In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the administrator in lieu of or in addition to payroll deductions.
Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period.
Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the administrator, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the final trading day of the offering period. The fair market value per share of SKYE Common Stock under the ESPP generally is the closing sales price of SKYE Common Stock as reported on the applicable securities market (the OTC Electronic Bulletin Board for U.S. participants or the Canadian Securities Exchange for participants in Canada) on the date for which fair market value is being determined, or if there is no closing sales price for a share of SKYE Common Stock on the date in question, the closing sales price for a share of common stock on the last preceding date for which such quotation exists. As of August 29, 2022, the closing price of a share of SKYE Common Stock was $0.03.

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.
Adjustments
In the event of certain non-reciprocal transactions or events affecting SKYE Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction which affects the shares of our common stock such that an adjustment is determined by the administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits under the ESPP or with respect to any outstanding rights under the Plan, the administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the administrator may provide for (1) except in the case of a Canadian participant, either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number, kind and class of shares of stock subject to outstanding rights and/or in the terms and conditions of outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Transferability
A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.
Plan Amendment and Termination
The administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP.
Certain U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.
As described above, the ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a participant will depend on whether the participant participates in the Section 423 Component or the Non-Section 423 Component. This summary assumes that the Section 423 Component complies with Section 423 of the Code.
Tax Consequences to U.S. Participants in the Section 423 Component
The Section 423 Component of the ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of  (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and SKYE will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and SKYE will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
Tax Consequences to U.S. Participants in the Non-Section 423 Component
A participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day the participant purchased the common stock less the purchase price.
When a participant sells the common stock the participant purchased under the Non-Section 423 Component, the participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day it was purchased. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.
SKYE is entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.
New Plan Benefits
Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.
Interest of Certain Persons in the ESPP
Stockholders should understand that our executive officers may be considered to have an interest in the approval of the ESPP because they may in the future be eligible to participate in the ESPP. Nevertheless, the SKYE Board believes that it is important to provide incentives and promote the retention of experienced officers by adopting the ESPP.
Board Recommendation
The SKYE Board unanimously recommends that you vote “FOR” the approval of the Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan.

THE INCENTIVE PLAN PROPOSAL
On June 14, 2022, in anticipation of the closing of the transactions contemplated by the Arrangement, our Board unanimously approved the Skye Bioscience, Inc. Amended and Restated 2014 Omnibus Incentive (as amended, the “A&R 2014 Incentive Plan” or the “Plan”), subject to stockholder approval. The A&R 2014 Incentive Plan, among other things, amends the Company’s 2014 Omnibus Incentive Plan to (a) enable the issuance of equity awards in compliance with Canadian securities laws and the rules and regulations of the Canadian Stock Exchange, (b) fix the number of shares that can be issued under the A&R 2014 Incentive Plan to 91,219,570, provided that each January 1 beginning in 2023 and ending on (and including ) January 1, 2032 the number of shares will increase by 5% of the outstanding shares of Common Stock as of the prior December31, unless the Board decides to a lesser increase and (c) change the governing law section from California to Nevada. We are requesting that our stockholders approve the A&R 2014 Incentive Plan.
The Board originally approved the Company’s 2014 Omnibus Incentive Plan effective on October 31, 2014. The Company’s 2014 Omnibus Incentive Plan was subsequently amended in October 2018 and August 2020. The purpose of the A&R 2014 Incentive Plan is to promote our long-term success and the creation of stockholder value by (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking our employees, outside directors and consultants directly to stockholder interests through increased stock ownership.
We believe equity incentive compensation is a critical component to our compensation practices and allows us to incentivize our employees and more closely align their efforts with the creation of long-term stockholder value. In order to continue with our equity compensation practices, we feel it is important for stockholders to approve the A&R 2014 Incentive Plan.
Key Data
As of August 29, 2022, 37,755,000 options to purchase an aggregate of 37,755,000 shares of Common Stock were outstanding under the 2014 Omnibus Incentive Plan at exercise prices ranging from $0.04 to $0.31 per share, or a weighted average per share exercise price of $0.06; 106,250 shares of Common Stock have been issued under the 2014 Omnibus Incentive Plan; 4,000,000 restricted stock units (“RSUs”) have been issued under the 2014 Omnibus Incentive Plan and 13,764,595 shares of Common Stock were available for future issuance under the 2014 Omnibus Incentive Plan. As of August 29, 2022, the closing price per share of Skye’s Common Stock was $0.03 as reported on OTCQB.
Summary of the A&R 2014 Stock Incentive Plan
The following summary of the material features of the A&R 2014 Incentive Plan is qualified by reference to the terms of the A&R 2014 Incentive Plan, the full text of which is attached to this Proxy Statement as Appendix D. The A&R 2014 Incentive Plan has also been filed electronically with the SEC together with this Proxy Statement and can be accessed on the SEC’s website at www.sec.gov.
Material Terms of the Plan
The Plan permits flexibility in types of awards, and specific terms of awards, which will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value.
The Compensation Committee of the Board of Directors (the “Committee") will generally administer the Plan. The Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Plan. In addition, the Committee has the authority to interpret the Plan and the awards granted under the Plan, and establish rules and regulations for the administration of the Plan.
The Committee may delegate certain administrative duties associated with the Plan to our officers, including the maintenance of records of the awards and the interpretation of the terms of the awards. Awards under the Plan may be granted to any person who is (i) an employee, (ii) a non-employee member of the Board or the board of directors of any of our subsidiaries, or (iii) a consultant who provides services to us or our subsidiaries, subject to applicable law. The Committee shall consider such factors as it deems pertinent in determining the type and amount of their respective awards. As of August 29, 2022, there were three non-employee directors, nine employees and four consultants who are eligible for awards under the Plan.
The Plan will terminate on June 14, 2032, unless all shares available for issuance have been issued, the Plan is earlier terminated by the Board , or the Plan is extended by an amendment approved by our shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to the termination date may extend beyond the end of such period through the award's normal expiration date. The maximum term of options granted pursuant to the Plan shall be no more than ten years from the date of grant.

As of August 29, 2022, the aggregate number of shares of the common stock authorized for issuance as awards (and incentive stock options) under the Plan is 49,592,511.
Unless security holder approval is obtained in accordance with applicable securities laws, the following limitations shall apply to the Plan and all awards granted under the Plan: (a) the number of securities, calculated on a fully diluted basis, reserved for issuance under the awards granted under the Plan to: (1) Related Persons (as defined in the Plan), shall not exceed 10% of the outstanding securities of the Company, or (2) a Related Person (as defined in the Plan), shall not exceed 5% of the outstanding securities of the Company; and (b) the number of securities, calculated on a fully diluted basis, issued within 12 months, to: (1) Related Persons (as defined in the Plan), shall not exceed 10% of the outstanding securities of the Company, or (2) a Related Person (as defined in the Plan), shall not exceed 5% of the outstanding securities of the Company.
Shares that were once subject to issuance upon the exercise or vesting of awards may again become available for future grants under the Plan if (i) an award is cancelled, forfeited, expired or terminated or (ii) shares of common stock are used to pay the exercise price or withholding taxes related to an award.
Under the Plan, the Committee can grant stock options, stock appreciation rights, restricted stock, stock units and performance units and other stock-based and cash-based awards. Subject to the limitations set forth in the Plan, the terms and conditions of each award shall generally be governed by the particular document or agreement granting the award. The terms and conditions set forth in an award agreement may include, as appropriate:
a.deemed issuance date;
b.expiration date;
c.number of shares covered by the award;
d.acceptable means of payment;
e.price per share payable upon exercise;
f.applicable vesting schedule;
g.individual performance criteria;
h.company or group performance criteria;
i.continued employment requirement; or
j.any other terms or conditions deemed appropriate by the Committee, in each case not inconsistent with the Plan
Stock Options and Stock Appreciation Rights. The holder of an option will be entitled to purchase a number of shares of common stock at an exercise price not less than 100% of the fair market value of a share on the date of grant during a specified time period, as determined by the Committee. The option exercise price shall be paid in cash or in such other form if and to the extent permitted by the Plan. Subject to applicable law, the exercise price of an option may be reduced without shareholder approval.
The holder of a stock appreciation right will be entitled to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of shares equal to or otherwise based on the excess of the market value of a share at the time of exercise over the exercise price of the right.
Restricted Stock and Stock Units. The holder of restricted stock will own shares of common stock subject to restrictions imposed by the Committee and subject to forfeiture to us if the holder does not satisfy certain requirements (including, for example, continued employment with us) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with us until such future date).
Performance Awards. Performance stock or cash awards may be granted by the Committee at its sole discretion, upon the attainment of performance goals as set by the Committee.
Unless otherwise provided by the Committee, awards under the Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.
In the event of any stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event, the Committee is entitled to appropriately and equitably adjust the number and kind of shares or other securities which are subject to the Plan or subject to any award under the Plan.

Subject to any restrictive terms which may be set forth in award agreements, in the event we are a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by us (if we are a surviving corporation), for accelerated vesting and, except in the case of stock options issued to a participant that is a Canadian person, accelerated expiration, settlement in cash or settlement in cash equivalents.
The Board may generally amend or terminate the Plan as determined to be advisable. Shareholder approval may also be required for certain amendments pursuant to the Internal Revenue Code, the rules of any market in which we participate, or rules of the SEC. No amendment or alteration of the Plan may be made which would impair the rights of any participant under any outstanding award, without such participant's consent, provided that no consent is required with respect to any amendment or alteration if the Committee determines that such amendment or alteration is either:
a.required or advisable in order for us, the Plan or the award to satisfy any law or regulation or to meet the requirements of any accounting standard, or
b.not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.
U.S. Federal Income Tax Consequences
The following discussion of tax consequences relates only to U.S. federal income tax matters. The tax consequences of participating in the Plan may vary according to country of participation. Also, the tax consequences of participating in the Plan may vary with respect to individual situations and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.
Stock Options and Stock Appreciation Rights
Some of the options issued under the Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code, while other options granted under the Plan are non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options that may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes, although the optionee may subsequently recognize income if the shares are disposed of prior to the holding period described below. The difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of purchase is an item of tax preference that may require payment of an alternative minimum tax.
On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years following the date of grant of the option or within one year following the date of exercise), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or permanent and total disability (in which case the optionee has one year to exercise and obtain incentive stock option treatment), an optionee has three months after termination of employment in which to exercise an incentive stock option and retain incentive stock option tax treatment at exercise. An option exercised more than three months after an optionee’s termination of employment, including termination due to retirement, cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead.
In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss.
Participants will not realize taxable income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income (subject to withholding by the Company) in an amount equal to the cash or fair market value of the shares of stock received on the date of exercise of the stock appreciation right. The participant will generally have a tax basis in any shares of stock received on the exercise of a stock appreciation right that equals the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.
Subject to the discussion below under “Certain Tax Code Limitations on Deductibility,” under rules applicable to U.S. corporations, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period expires), whereas, upon exercise of a non -qualified stock option or stock appreciation right, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee.

Stock Awards
A participant generally will not have taxable income upon the grant of stock awards, such as restricted stock or restricted stock units. Instead, he or she will recognize ordinary compensation income in the first taxable year in which his or her interest in the stock underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. In general, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the stock underlying the award when it is received.
An employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to an award of restricted stock or restricted stock units. The tax basis of a participant in the stock received will equal the amount recognized by the employee as compensation income under the rules described in the preceding paragraph, and the employee’s holding period in such shares will commence on the date income is so recognized. Upon later disposition of stock received that has been held for the requisite holding period, the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the amount previously recognized as compensation income.
Subject to the discussion below under “Certain Tax Code Limitations on Deductibility,” we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules to the extent the deduction is allocable to “effectively connected income” which is subject to U.S. federal income tax.
Certain Tax Code Limitations on Deductibility
Section 162(m), as amended by the Tax Cuts and Jobs Act (the “TCJA”), no longer provides for the exclusion of certain performance-based compensation from Section 162(m)’s $1 million limit on tax deductibility for compensation paid to “covered employees.” Accordingly, with respect to performance-based compensation granted or awarded after November 2, 2017, the availability of the exclusion under Section 162(m) is no longer a consideration with respect to deductibility structuring performance awards. The Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives.
Code Section 409A
Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. We intend to structure awards under the Plan in a manner that is designed to be exempt from or comply with Section 409A.
Code Section 457A
Section 457A of the Code has significantly changed the rules applicable to deferred compensation paid to U.S. persons by certain foreign corporations and other entities. We expect that stock options, stock-settled stock appreciation rights, restricted stock and restricted stock units granted under the Plan will be exempt from Section 457A. However, stock appreciation rights that may be settled in cash may be subject to Section 457A, as well as cash awards or stock units that are not paid within one year after vesting.
Section 457A requires that any compensation paid under a deferred compensation plan of a nonqualified entity must be included in the participant’s income at the time such amounts are no longer subject to a substantial risk of forfeiture. Therefore, stock appreciation rights that may be settled in cash as well as cash awards or stock units that are not paid within one year after vesting may result in income inclusion upon vesting, even though the participant has not exercised the stock appreciation right or received delivery of cash or shares of stock at that time. We currently intend to grant awards that are exempt from Section 457A.

Existing Plan Benefits – Awards to Certain Persons Granted as of August 29, 2022
The table below sets forth summary information concerning the number of shares of our common stock subject to stock options granted to certain persons under the Plan as of August 29, 2022.

	2014 Omnibus Incentive Plan
Name and Position	Value ($)	Number of Options
Punit Dhillon, Chief Executive Officer and Director	$610,680	12,290,000
Kaitlyn Arsenault, Chief Financial Officer	269,240	3,770,000
All current executive officers as a group (2) persons	879,920	16,060,000
All current non-executive directors as a group (3) persons	81,350	925,000
All current non-executive officer employees as a group (1) persons	172,040	3,770,000
No associates of our directors, executive officers and nominees hold awards under the Plan and no other person has received or is to receive 5% of such awards.
Equity Compensation Plan Information
The table below includes the following information as of August 29, 2022 for the Plan. Shares available for issuance under the Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock, restricted stock unit awards, performance awards and other stock-based or cash-based awards, as selected by the plan administrator.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders
Amended and Restated 2014 Omnibus Incentive Plan	41,755,000	$0.06	13,764,595
As of August 29, 2022, 106,250 shares had been issued upon exercise of options granted under the Plan, options to purchase 37,755,000 shares were outstanding, and 13,764,595 shares remained available for future grant. As of August 29, 2022, 4,000,000 RSUs have been issued under the Plan.
Board Recommendation
The Skye Board recommends a vote “FOR” the proposal to approve the Amended and Restated 2014 Omnibus Incentive Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS PROPOSAL
The Board has selected Friedman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the SKYE Meeting.
Stockholder ratification of the selection of Friedman, LLP as the Company’s independent registered public accountants is not required by Nevada law, the Company’s amended and restated articles of incorporation, or the Company’s amended and restated bylaws. However, the Board is submitting the selection of Friedman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the majority of the votes cast at the SKYE Meeting will be required to ratify the selection of Friedman LLP. An abstention or other failure to vote will have no effect on the outcome of the Independent Registered Public Accountants Proposal, so long as a quorum is present. The approval of this proposal is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.
Independent Registered Public Accountants’ Fees
Professional services rendered by Friedman LLP for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K and quarterly reviews of the unaudited interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements commenced during the three-month period ending June 30, 2022. There have been no audit related fees, tax fees or any other fees charged by or paid to Friedman LLP to date.
Board Recommendation
The SKYE Board unanimously recommends that you vote “FOR” to ratify the selection of Friedman LLP as independent registered public accounting firm for the fiscal year ending December 31, 2022.
The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Friedman LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of this proposal is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE ADJOURNMENT PROPOSAL
If, at the SKYE Meeting, the SKYE Board determines it is necessary or appropriate to adjourn the SKYE Meeting to solicit additional proxies if there are not sufficient votes to approve the Arrangement Proposal, the ESPP Proposal, the Incentive Plan Proposal, or the Independent Registered Public Accountants Proposal, SKYE intends to move to vote on the Adjournment Proposal.
For example, the SKYE Board may make such a determination if the number of shares of Common Stock represented and voting in favor of the Arrangement Proposal at the SKYE Meeting is not sufficient to adopt and approve such proposal, as applicable, in order to enable the SKYE Board to solicit additional proxies in respect of such proposal. If the SKYE Board determines that it is necessary or appropriate, SKYE will ask its stockholders to vote upon the Adjournment Proposal and not the applicable proposals.
In this proposal, SKYE is asking you to authorize the holder of any proxy solicited by the SKYE Board to vote in favor of the Adjournment Proposal. If the SKYE stockholders approve the Adjournment Proposal, SKYE could adjourn the SKYE Meeting and any adjourned session of the SKYE Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.
Among other things, approval of the Adjournment Proposal could mean that, even if SKYE had received proxies representing a sufficient number of votes against the aforementioned proposal to defeat such proposals, SKYE could adjourn the SKYE Meeting without a vote and seek to convince the holders of those shares to change their votes. Additionally, SKYE may seek to adjourn the SKYE Meeting if a quorum is not present or otherwise at the discretion of the chairman of the SKYE Meeting.
The SKYE Board recommends that you vote “FOR” the Adjournment Proposal.

GENERAL INFORMATION ABOUT THE SKYE MEETING AND VOTING
This proxy statement is being provided to SKYE Stockholders as part of a solicitation of proxies by the SKYE Board for use at the SKYE Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides SKYE Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the SKYE Meeting.
Date, Time and Place
The SKYE Meeting will be held online via live audio webcast on September 30, 2022 at 9:00 a.m. (Pacific time).
The SKYE Meeting will be completely virtual and conducted via live audio webcast. SKYE Stockholders will be able to attend the SKYE Meeting by first registering at https://web.viewproxy.com/skye/2022. SKYE Stockholders will receive a meeting invitation by e-mail with such stockholders unique join link along with a password prior to the meeting date. SKYE Stockholders will be able to listen, vote and submit questions during the virtual meeting.
We have created and implemented the virtual format to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the SKYE Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the SKYE Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the SKYE Meeting, as time permits.
Both stockholders of record and street name stockholders will be able to attend the SKYE Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the meeting. If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares beneficially through a bank, broker, or other nominee, you may attend the SKYE Meeting so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/skye/2022. If you hold your shares beneficially through a bank, broker or other nominee and wish to vote your shares at the SKYE Meeting, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares during the meeting. On the day of the SKYE Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the meeting.
There will be technicians ready to assist you with any technical difficulties you may have accessing the SKYE Meeting live audio webcast. Please be sure to check in by 8:00 a.m. (Pacific Time) on September 30, 2022, the day of the SKYE Meeting, so that any technical difficulties may be addressed before the meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.
SKYE intends to mail this proxy statement and the enclosed form of proxy to the SKYE Stockholders entitled to vote at the SKYE Meeting on or about September 30, 2022.
Purpose of the SKYE Meeting
The SKYE Meeting is being called for the following purposes:
1.To consider and vote on a proposal to adopt the Arrangement Agreement, dated as of May 11, 2022, as amended on June 14, 2022 and July 15, 2022 (the “Arrangement Agreement”) between the Company and Emerald Health Therapeutics, Inc. (“EHT”), a copy of which is attached as Appendix A to the proxy statement, and to approve the transactions contemplated thereby, including the proposed arrangement (the “Arrangement”) involving, among other things, the acquisition by the Company of all of the outstanding EHT Shares (the “Arrangement Proposal”);
2.To consider and vote on a proposal to establish the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached as Appendix C to the proxy statement (the “ESPP Proposal”);
3.To consider and vote on a proposal to adopt and approve SKYE’s Amended and Restated 2014 Omnibus Incentive Plan (the “A&R 2014 Incentive Plan”), a copy of which is attached as Appendix D to the proxy statement (the “Incentive Plan Proposal”);

4.To consider and vote on a proposal for the ratification of the appointment of Friedman LLP as SKYE’s independent registered public accounting firm for the fiscal year end December 31, 2022 (the “Independent Registered Public Accountants Proposal”); and
5.To consider and vote on a proposal to adjourn the SKYE Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Arrangement Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Independent Registered Public Accountants Proposal (the “Adjournment Proposal”).
The Arrangement Proposal, the ESPP Proposal, the Incentive Plan Proposal, Independent Registered Public Accountants Proposal and the Adjournment Proposal are together referred to as the “SKYE Proposals”.
Recommendation of the SKYE Board
The SKYE Board unanimously recommends that SKYE Stockholders vote “FOR” the SKYE Proposals. Please note that it is a condition to closing the Arrangement that a majority of SKYE Shares outstanding and entitled to vote at the SKYE Meeting, other than the SKYE Shares held by (a) Emerald Health Sciences, Inc. or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE vote for the Arrangement Proposal (the “SKYE Disinterested Shareholder Approval”).
SKYE Stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the appendices in their entirety for more detailed information concerning the Arrangement and the other transactions contemplated by the Arrangement Agreement.
Persons Entitled to Vote
Only registered SKYE Stockholders are entitled to vote at the SKYE Meeting. Each registered SKYE Stockholder has one vote for each SKYE Share held at the close of business on the Record Date. As of the Record Date, there were 495,925,112 SKYE Shares outstanding.
Record Date and Entitlement to Vote
Only holders of record of SKYE Common Stock at the close of business on August 29, 2022, will be entitled to notice of, and to vote at, the SKYE Meeting or any adjournments or postponements thereof.
As of the Record Date, there were 495,925,112 shares of SKYE Common Stock outstanding and entitled to vote at the SKYE Meeting. Each share of SKYE Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each proposal to be considered at the SKYE Meeting.
Solicitation of Proxies
This proxy statement is furnished by the board of directors of SKYE in connection with the solicitation of proxies for use at the SKYE Meeting to be held virtually at https://web.viewproxy.com/skye/2022 on September 30, 2022, at 9:00 a.m. (Pacific time), and at any postponements or adjournments of the SKYE Meeting.
The solicitation of proxies by this proxy statement is being made by or on behalf of the board of directorsof SKYE. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited by telephone, over the internet or in writing. In addition, SKYE has retained the services of Alliance Advisors to solicit proxies for a fee of approximately $20,290, and SKYE has also agreed to reimburse out-of-pocket expenses of up to $3,000 and to indemnify it against certain liabilities arising out of or in connection with such engagement. The cost of the solicitation will be borne by SKYE.
Quorum
The presence at the SKYE Meeting, by remote participation or represented by proxy, of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat as of the Record Date, will constitute a quorum for the transaction of business at the SKYE Meeting.

Required Vote
The vote required to approve all of the proposals listed herein assumes the presence of a quorum.

No.	Proposal	Votes Necessary
1.	Arrangement Proposal
It is a condition to closing the Arrangement that a majority of SKYE Shares outstanding and entitled to vote at the SKYE Meeting, other than the SKYE Shares held by (a) EHS or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE, vote for the Arrangement Proposal (the “SKYE Disinterested Shareholder Approval”).

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Arrangement Proposal, so long as a quorum is present.

2.	ESPP Proposal
Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the ESPP Proposal.
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the ESPP Proposal, so long as a quorum is present.

3.	Incentive Plan Proposal
Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the Incentive Plan Proposal.
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Incentive Plan Proposal, so long as a quorum is present.

4.	Independent Registered Public Accountants Proposal
Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the Independent Registered Public Accountants Proposal.

An abstention or other failure to vote will have no effect on the outcome of the Independent Registered Public Accountants Proposal, so long as a quorum is present.

The approval of this proposal is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

5.	Adjournment Proposal
 Approval requires the affirmative vote of a majority of votes cast at the SKYE Meeting on the Adjournment Proposal.
An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Adjournment Proposal.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the SKYE Meeting.

Registered SKYE Stockholders
If you are a registered SKYE Stockholder, there are two ways in which you can vote your SKYE Shares. You can either vote online at the SKYE Meeting or you can vote by proxy. As indicated on the form of proxy, you may vote your SKYE Shares by mail, phone or Internet following the instructions provided.

Internet:
Go to www.fcrvote.com/SKYE and enter the 11-digit control number printed on the enclosed SKYE proxy card to access and follow the instructions on the screen. Internet voting facilities for SKYE stockholders of record are available 24 hours a day.

Phone:
Call the toll-free telephone number provided on the enclosed SKYE proxy card and following the prompted instructions. You will need to enter the 11-digit control number. Telephone voting facilities for SKYE stockholders of record are available 24 hours a day.

Mail:
Complete, sign and date the enclosed SKYE proxy card and return your completed SKYE proxy card in the enclosed postage paid envelope provided to:

Alliance Advisors
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003

Virtually at the Meeting:
Registered SKYE Stockholders can vote at the appropriate times by completing a ballot online during the SKYE Meeting. It is anticipated that once voting has opened during the SKYE Meeting, the proposals and voting choices will be displayed and you will be able to vote by selecting your voting choices from the options shown on the screen. You must click submit for your vote to be counted.

Whether you vote by internet, phone, or mail, your SKYE proxy card must be received no later than 11:59 pm on September 29, 2022 (Pacific Time). We strongly urge you to vote in advance by proxy by signing and dating the enclosed SKYE proxy card and returning it in the postage-paid envelope provided or by voting via the internet or by telephone before the SKYE Meeting by following the instructions provided on the enclosed SKYE proxy card and above.
If you are a SKYE Stockholder and would like to examine the complete list of SKYE Stockholders entitled to vote at the SKYE Meeting, please contact SKYE’s Investor Relations department at (858) 410-0266, by email at ir@skyebioscience.com, or by going to SKYE’s Investor Relations page on its website at https://ir.SKYE.com/investor-relations and clicking on the link titled “Financial Info” to make alternate arrangements. A complete list of SKYE Stockholders entitled to vote at the SKYE Meeting will also be available for inspection during the SKYE Stockholder through the virtual meeting website.
Beneficial SKYE Stockholders
If your SKYE Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your SKYE Shares without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker. Many brokers solicit voting instructions over the Internet or by telephone.
As the beneficial owner, you are also invited to attend the SKYE Meeting. However, you may not vote shares held in street name during the meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your broker).
Voting of Proxies
If you have properly filled out, signed and delivered your proxy, then your proxyholder can vote your SKYE Shares for you at the SKYE Meeting. The SKYE Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the SKYE Stockholder on any ballot that may be called for and, if the SKYE Stockholder specifies a choice with respect to any matter to be acted upon, the SKYE Shares will be voted accordingly. If a choice is not so specified with respect to any such matter, and the persons named in the enclosed form of proxy have been appointed as proxyholder, the SKYE Shares represented by such proxy will be voted FOR the SKYE Proposals.

The enclosed form of proxy confers discretionary authority upon the proxy nominee with respect to any amendments or variations to the matters identified in the Notice of SKYE Meeting and any other matters which may properly come before the SKYE Meeting. If any such amendments or variations are proposed to the matters described in the Notice of SKYE Meeting or if any other matters properly come before the SKYE Meeting, the proxyholder may vote your SKYE Shares as he or she considers best. The SKYE Board is not currently aware of any amendments to the matters to be presented for action at the SKYE Meeting or of any other matters to be presented for action at the SKYE Meeting.
Revocation of Proxies
A registered SKYE Stockholder who has submitted a proxy may revoke it at any time prior to it being exercised. If the SKYE Stockholder is a registered holder, the SKYE Stockholder can do this in one of three ways: First, before the SKYE Meeting, deliver a signed notice of revocation of proxy to the Secretary of SKYE at the address specified below. Second, complete and submit a later-dated SKYE proxy card. Third, attend the SKYE Meeting and vote at the meeting. Attendance at the SKYE Meeting alone will not revoke a previous proxy; rather, the registered SKYE Stockholder must also vote at the SKYE Meeting in order to revoke the previously submitted proxy.
To change proxy directions by mail, SKYE Stockholders should send any notice of revocation or a completed new SKYE proxy card, as the case may be, to SKYE’s proxy advisor at the following address:
Alliance Advisors
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003
If you have instructed a broker to vote your shares and wish to change your vote, you must follow directions received from your broker to change those instructions.
Shares Beneficially Held by Principal Holders of Securities and Directors and Executive Officers
On the Record Date, there were 495,925,112 outstanding SKYE Shares. Each SKYE Share carries the right to one vote.
On the Record Date, directors and executive officers of SKYE and their affiliates beneficially owned and had the right to vote 1,000,000 SKYE Shares, representing less than 1% of the total outstanding SKYE Shares.

DESCRIPTION OF THE ARRANGEMENT
Background to the Arrangement
On May 11, 2022, EHT and SKYE entered into the Arrangement Agreement, which sets out the terms and conditions for implementing the Arrangement. The Arrangement Agreement is the result of extensive arm’s length negotiations among the SKYE Special Committee and the EHT Special Committee and their respective legal and financial advisors. The following is a summary of the principal events leading up to the execution and public announcement of the Arrangement Agreement.
The SKYE Board and SKYE senior management team regularly review and consider SKYE’s long-term strategic plans and objectives, including business combinations, acquisitions, and other strategic opportunities. As part of this ongoing evaluation, the SKYE Board, together with SKYE’s senior management team, has from time to time considered various opportunities to enhance stockholder value, including the possibility of a strategic combination with other companies.
On October 26, 2021, SKYE’s Chief Executive Officer, Mr. Dhillon, met with the SKYE Board in the Company’s standard quarterly board meeting and discussed the merits and strategic rationale for a potential transaction with EHT. It was noted in this discussion that a transaction with EHT could add value to SKYE by being an efficient way to acquire the necessary funding and working capital to support the development of SBI-100 through Phase 2 clinical development. Representatives of SKYE’s outside legal counsel, Morrison & Foerster LLP reviewed with the SKYE Board certain legal matters, including the SKYE Board’s fiduciary duties in relation to a potential acquisition of EHT.
Following discussion, the SKYE Board determined it to be in the best interests of SKYE and its stockholders to establish a special committee (the “SKYE Special Committee”) consisting of independent SKYE directors to consider and negotiate a potential transaction with EHT, as two of the SKYE directors, Mr. Dhillon and Jim Heppell, were also directors of EHT. For additional information on the interests of the directors and officers of SKYE in the Transaction, please see the section in this proxy statement entitled “Description of the Arrangement - Interests of Directors and Management in the Arrangement”.
On the same day, the SKYE Special Committee was formed and Dr. Margaret Dalesandro and Dr. Praveen Tyle were appointed as the members of the SKYE Special Committee, each of whom were determined to be an independent board member and disinterested with respect to any transaction with EHT. Dr. Praveen Tyle was appointed as the chairman of the SKYE Special Committee. The SKYE Board also determined that, in the event that SKYE were to proceed with a potential acquisition of EHT, the consummation of such acquisition would be conditioned on the approval of a majority of disinterested SKYE Stockholders voting on the transaction.
On November 16, 2021, following execution of a mutual CDA, the EHT Chief Executive Officer, Riaz Bandali, and Mr. Dhillon, engaged in a discussion as to whether SKYE and EHT would benefit in pursuing a strategic transaction with each other, as EHT was evaluating strategic alternatives outside of its core business. On November 17th and 18th the parties discussed the merits of a strategic transaction and Mr. Dhillon presented SKYE’s clinical development strategy of its lead candidate SBI-100 to EHT management.
On November 21, 2021, EHT engaged Vantage Point Advisors (“Vantage Point”), financial advisor to EHT, to assist it in identifying potential acquisition or merger candidates involved in the pharmaceutical development of cannabinoids. Following this engagement, Vantage Point reached out to SKYE’s Special Committee Chair, Dr. Tyle, to further discuss a potential strategic transaction between SKYE and EHT.
On December 14, 2021, Dr. Keith Ward was appointed as a member of the SKYE Board and as a member of the SKYE Special Committee.
From December 17, 2021 to February 16, 2022, the SKYE Special Committee and its advisors, including its legal advisors Fasken Martineau DuMoulin LLP (“Fasken”), performed a preliminary due diligence review of EHT and its assets. Between February 16, 2022, and May 11, 2022, representatives of SKYE and EHT, and their respective advisors, participated in numerous due diligence sessions on SKYE and EHT’s respective business and legal, financial and regulatory matters.
Following completion of its initial due diligence, including a review of EHT’s net asset value, costs associated with winding down the operations of EHT, and comparable transactions, and with the assistance of its outside legal advisors, SKYE prepared an initial draft of a non-binding term sheet (the “Term Sheet”) regarding a strategic transaction between the two companies. On December 17, 2021, Skye sent an initial draft of the Term Sheet to EHT.
Late in January 2022, the SKYE Special Committee received a revised draft of the Term Sheet from EHT. Following delivery of the revised Term Sheet to Skye, the EHT Special Committee and EHT management had extensive discussions and negotiations with the SKYE Special Committee and SKYE management and further revised versions of the Term Sheet were exchanged by the parties.

On February 18, 2022, EHT and SKYE executed the Term Sheet. The Term Sheet provided, among other things, for an exclusivity period expiring April 18, 2022 during which EHT would not be permitted to take any actions with respect to potential alternative transactions, provided that EHT was permitted to continue to take actions to dispose of its cannabis related assets. As a result, EHT and SKYE ceased all discussions with other parties regarding a potential business combination.
Following the execution of the Term Sheet, the SKYE Special Committee and SKYE management, with the assistance of its advisors, conducted a comprehensive due diligence review of EHT’s assets and financial condition. A number of formal and informal meetings and presentations took place between EHT and its advisors and SKYE and its advisors, during which information regarding SKYE and its business, assets, and financial condition was provided to EHT and information regarding EHT and its business, assets, and financial condition was provided to SKYE.
On March 10, 2022, the SKYE Special Committee met to discuss the proposed transaction, including the status of ongoing operational, legal, tax and financial due diligence of EHT.
A draft of the Arrangement Agreement was provided by legal counsel to SKYE to legal counsel to EHT on March 11, 2022.
On March 15, 2022, the SKYE Special Committee met to discuss the proposed transaction, including the status of ongoing operational, legal, tax and financial due diligence of EHT.
A revised Arrangement Agreement was provided by legal counsel to EHT to legal counsel for SKYE on March 19, 2022. Following receipt, on March 24, 2022, the SKYE Special Committee and its advisors met to discuss the revised Arrangement Agreement and ongoing operational, legal, tax and financial due diligence of EHT.
On March 30, 2022, legal counsel for EHT sent to legal counsel for SKYE a form of support agreement (the “EHT Support Agreement”) to be entered into by SKYE and certain EHT Shareholders in connection with the Arrangement Agreement providing for such shareholders to agree to vote their shares in favour of the Arrangement Agreement and not to vote their shares in any way that may delay, prevent, interfere, or impede the Arrangement. For additional information, see the section in this proxy statement entitled “Support Agreements”.
On March 31, 2022, the SKYE Special Committee met to discuss the revised draft of the status of the Arrangement Agreement and ongoing operational, legal, tax and financial due diligence of EHT. During this meeting, SKYE’s Chief Financial Officer, Ms. Kaitlyn Arsenault reviewed the preliminary legal due diligence report provided by SKYE’s U.S. counsel which identified ancillary agreements to be executed in connection with the Arrangement Agreement.
On April 1, 2022, SKYE sent a revised draft of the Arrangement Agreement to EHT.
On April 7, 2022, the SKYE Special Committee met to discuss the proposed transaction, including the status of ongoing operational, legal, tax and financial due diligence of EHT. During this meeting, Ms. Arsenault reviewed the preliminary legal due diligence report provided by SKYE’s Canadian counsel.
On April 14, 2022, EHT and SKYE executed a letter agreement which extended the exclusivity period of the Term Sheet to April 27, 2022. The exclusivity period was further extended on April 26, 2022 (to May 9, 2022) and again on May 9, 2022 (to May 12, 2022).
On April 21, 2022 the SKYE Special Committee met to discuss the status of the proposed transaction, including the status and current findings of SKYE’s operational, tax, financial and legal due diligence and certain key issues in the Arrangement Agreement. The discussions with the SKYE Special Committee included the conveyance key decision points related to the rollover of equity compensation awards into the SKYE Incentive Plan, resulting management composition, and regulatory considerations. Additionally, Ms. Arsenault reviewed a preliminary proforma cash flow projection with the Special Committee based on due diligence to date.
On April 25, 2022, legal counsel to EHT received from legal counsel to SKYE a draft support agreement (the "SKYE Support Agreement") to be entered into by EHT and certain SKYE Shareholders in connection with the Arrangement Agreement providing for such shareholders to agree to vote their shares in favor of the Arrangement and not to vote their shares in any way that may delay, prevent, interfere, or impede the Arrangement. For additional information, see the section of the proxy statement entitled “Support Agreements”.

On April 28, 2022 the SKYE Special Committee met to discuss certain matters relating to the proposed transaction. Representatives of SKYE’s financial advisor, Scalar CA, LLC (“Scalar”), reviewed Scalar’s preliminary financial analysis of the Arrangement with the SKYE Special Committee, including the variables associated with the EHT valuation. Following extensive discussion, the SKYE Special Committee resolved that it would propose a lower Exchange Ratio to EHT to reflect the risk profile associated with the EHT valuation.
On May 4, 2022 members of the SKYE Special Committee met with representatives of EHT and SKYE proposed certain revisions to the Exchange Ratio.

The members of the SKYE Special Committee held numerous telephone calls with representatives of EHT’s Special Committee over the period of May 6, 2022 to May 8, 2022 to discuss the Exchange Ratio.
Negotiations with respect to the final terms of the Arrangement Agreement were conducted by the parties while maintaining continuous communication with, and direction from, the SKYE Special Committee regarding the key remaining issues.
On May 11, 2022, a formal meeting of the SKYE Special Committee was held to consider approval of the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement. SKYE’s legal advisors summarized for the SKYE Special Committee the final terms of the Arrangement Agreement and SKYE’s management reviewed the final due diligence reports from its advisors. Representatives of Scalar reviewed its financial analysis of the Arrangement with the SKYE Special Committee, and rendered to the SKYE Special Committee an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Appendix E to this proxy statement), the Exchange Ratio pursuant to the Arrangement Agreement was fair, from a financial point of view, to the holders of SKYE Common Stock. After discussion, the SKYE Special Committee unanimously concluded that the Arrangement Agreement and the Arrangement are fair to, advisable, and in the best interests of SKYE and its stockholders. Following the Special Committee meeting, the SKYE Board unanimously approved the Arrangement Agreement and determined that the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, are fair to, advisable and in the best interests of SKYE and its stockholders.
Throughout the remainder of the day on May 11, 2022, counsel to EHT and SKYE finalized the Arrangement Agreement and the Support Agreements. The Arrangement Agreement and the Support Agreements were executed on May 11, 2022 and the Arrangement Agreement was publicly announced on the morning of May 12, 2022.
On May 18, 2022, Emerald Health Sciences, Inc. entered into a SKYE Support Agreement and an EHT Support Agreement.
On June 14, 2022, Skye and EHT entered into an amendment to the Arrangement Agreement to reflect certain changes to the post-closing board of directors of Skye and to waive the closing condition in the Arrangement Agreement requiring Skye to obtain a waiver from Emerald Health Biotechnology Espana S.L. (“EHB SL”) for payment of any change of control payments under the Exclusive Sponsored Research Agreement, dated October 11, 2021 between EHB SL and Skye that may arise as a result of the transactions contemplated by the Arrangement Agreement.
On July 15, 2022, Skye and EHT entered into a second amendment to the Arrangement Agreement to amend the definition of "Outside Date" in the Arrangement Agreement and to extend the date by which the special meeting of Skye stockholders must be convened.
Reasons for the Arrangement
In the course of reaching its decision to approve the Arrangement Agreement, the SKYE Special Committee and SKYE Board held numerous meetings, consulted with its senior management, advisors and legal counsel, reviewed a significant amount of information and considered numerous reasons, including, among others:
•SKYE’s need for capital to support the pre-clinical and clinical development of its product candidates, including the funds needed by SKYE to advance its lead clinical candidate, SBI-100, through a Phase 2 clinical trial;
•the expectation that the Arrangement Agreement and the transactions contemplated thereby would be a more time- and cost-effective means to access capital than other options considered;
•the SKYE Board’s belief that no alternatives to the Arrangement were reasonably likely to create greater value for SKYE’s stockholders, after reviewing the various financing and other strategic options to enhance stockholder value that were considered by the SKYE Board;
•the historical operations, resources, and assets of EHT;
•the projected financial position, operations, management structure, geographic locations, operating plans, cash burn rate and financial projections of SKYE post-acquisition (including the ability to support the SKYE’s planned clinical trials and operations);
•the likelihood that the Arrangement will be consummated on a timely basis and the viable strategic alternatives for SKYE if the Arrangement does not occur (including, among other things, SKYE’s financial prospects and access to the capital needed to continue successful operations);

•the structure and terms of the Arrangement, including:
◦the reciprocal nature of the terms of the Arrangement Agreement and the other transaction documents, including the parties’ representations, warranties and covenants and the SKYE Board’s determination that those terms and conditions were appropriate in a strategic transaction of this type;
◦the conditions to the completion of the Arrangement, and the SKYE Board’s view that while the completion of the Arrangement is subject to various conditions, including certain approvals, such conditions and approvals were likely to be satisfied in a timely manner;
◦the provisions of the Arrangement Agreement designed to restrict the ability of the Parties to solicit third party Acquisition Proposals but affording both sides the ability to consider and pursue an unsolicited Superior Proposal, the provisions of the Arrangement Agreement providing for the payment of the EHT Termination Amount or the SKYE Termination Amount, as applicable, under specified circumstances relating to the termination of the Arrangement Agreement following the occurrence of an Acquisition Proposal and the conclusion of the SKYE Board that those provisions were an appropriate and reasonable means to increase the likelihood that the Arrangement will be completed;
•the oral opinion of Scalar (subsequently confirmed in writing) rendered to the SKYE Special Committee on May 11, 2022, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Appendix D to this proxy statement), the Exchange Ratio pursuant to the Arrangement Agreement was fair, from a financial point of view, to the holders of SKYE Common Stock, as more fully described below under the section of the proxy statement titled “Description of the Arrangement - Opinion of SKYE’s Financial Advisor ”;
•the support agreements, pursuant to which certain directors, officers and stockholders of SKYE and EHT, respectively, have agreed, solely in their capacity as stockholders of SKYE and EHT, respectively, to vote all of their shares of SKYE common stock or EHT Common Stock, as the case may be, in favor of the adoption or approval, respectively, of the Arrangement Agreement; and
•the determination of the SKYE Special Committee that the Arrangement Agreement, the related documents and agreements, and the transactions contemplated by the foregoing, including the Plan of Arrangement, were advisable and are fair to and in the best interests of SKYE and its stockholders, and the recommendation of the SKYE Special Committee that the SKYE Board approve the foregoing.
The SKYE Special Committee and SKYE Board also considered a number of uncertainties and risks in its deliberations concerning the Arrangement and potential conflicts of interest, including the following:
•the possible diversion of management attention for an extended period of time during the pendency of the Arrangement and, following closing, the winding down of EHT and implementation of any remaining actions of the EHT Realization Process;
•the potential conflicts of interest of SKYE’s officers and directors in connection with the Arrangement (for more information see the section of the proxy statement titled “Description of the Arrangement - Interests of SKYE’s Directors and Management in the Arrangement”);
•the risk that, because the Exchange Ratio under the Arrangement Agreement was fixed as of the time of execution of the Arrangement Agreement and would not be adjusted for changes in the market prices of SKYE Shares or EHT Shares, the trading price of the SKYE Shares to be issued to EHT Shareholders upon the consummation of the Arrangement could be significantly higher than it was at the time the Arrangement Agreement was entered into, and the fact that the Arrangement Agreement does not provide SKYE with a price-based termination right or other similar protection;
•the fact that the SKYE Stockholders will not be permitted to seek appraisal of their shares in connection with the Arrangement;
•the risk that EHT Shareholders will exercise Dissent Rights in connection with the Arrangement;
•the substantial costs to be incurred in connection with the Arrangement, including those that could be incurred regardless of whether the Arrangement is consummated;
•the ability of the EHT Board, in certain circumstances, to terminate the Arrangement Agreement or change its recommendation that EHT Shareholders approve the Arrangement;

•that SKYE would be required to pay to EHT a termination amount of C$500,000 in the event the SKYE Board were to terminate the Arrangement Agreement under certain circumstances;
•the fact that certain representations and warranties in the Arrangement Agreement do not survive the closing of the transaction and the potential risk of liabilities that may arise post-closing;
•the potential reduction of EHT’s net cash or net assets prior to Closing, including any unforeseen impacts related to the market risk as it relates to the sale of EHT’s facilities and the EHT Realization Process; and
•the other risks associated with the Arrangement and the business of EHT, SKYE and the Resulting Issuer, including those described under the sections titled “Risk Factors - Risks Related to the Arrangement” and “Information Concerning EHT” of this proxy statement.
The foregoing discussion of the information and factors that the SKYE Special Committee and SKYE Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the SKYE Board considered.
The SKYE Special Committee and SKYE Board considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Arrangement outweighed the risks and uncertainties of the Arrangement. In addition, the SKYE Special Committee and SKYE Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of SKYE Stockholders generally described in the section entitled “Description of the Arrangement - Interests of SKYE’s Directors and Management in the Arrangement”. In view of the wide variety of factors considered by the SKYE Special Committee and the SKYE Board in connection with the evaluation of the Arrangement and the complexity of these matters, the SKYE Special Committee and the SKYE Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the SKYE Special Committee and SKYE Board may have given different weight to different factors. The SKYE Special Committee and SKYE Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, SKYE’s management, and financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination.
The foregoing description of the SKYE Special Committee and SKYE Board’s consideration of the factors supporting the Arrangement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Information Concerning Forward-Looking Statements”.
Recommendation of the SKYE Board
On May 11, 2022, after careful consideration, the SKYE Special Committee unanimously concluded that the Arrangement Agreement and the Arrangement are fair to, advisable, and in the best interests of SKYE and its stockholders and recommended that the SKYE Board approve the Arrangement Agreement and the Arrangement. Following the meeting of the Special Committee, on May 11, 2022, the SKYE Board, taking into consideration the unanimous recommendation of the Special Committee, approved the Arrangement Agreement and determined that the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, are fair to, advisable and in the best interests of SKYE and its stockholders.
The SKYE Board unanimously recommends that the stockholders vote “FOR” the Arrangement Proposal.
EHT Realization Process
On November 29, 2021, EHT announced that it was undertaking a process to effect its exit from the cannabis industry as disclosed in EHT’s press release dated November 29, 2021, the particulars of which are set out in Schedule “D” to the Arrangement Agreement (the “EHT Realization Process”). Pursuant to the Arrangement Agreement EHT is permitted to undertake the EHT Realization Process but is not obligated to complete any of the actions of the EHT Realization Process. The implementation of the EHT Realization Process and the specific actions or steps taken by EHT set out in respect of the EHT Realization Process of the Arrangement Agreement will not be considered in determining whether a representation or warranty of EHT hereunder has been breached. Subsequent to the date of the Arrangement Agreement EHT will not take any action in connection with the EHT Realization Process other than such steps or actions as are reasonably necessary to effect the EHT Realization Process set out in the Arrangement Agreement, without the prior written consent or approval of SKYE, acting reasonably, taking into account regulatory, tax and operational considerations, and shall not take any such action which is contrary to law or requires the consent or approval of any third party or Governmental Authority without first obtaining such consent or approval.
In completing the EHT Realization Process, EHT has agreed to (a) consult with SKYE on the structuring of any transaction proposed pursuant to the EHT Realization Process; (b) provide SKYE a reasonable opportunity to review and provide comments and input on any agreement and the terms of any arrangement which will form part of the EHT Realization Process prior to the execution of such agreement and give due consideration to any such comments and input, acting reasonably; (c) use reasonable efforts to complete any transaction in a tax efficient manner including taking into consideration the tax attributes of both EHT and SKYE including following completion of the Arrangement, including, pursuant to comments or input from SKYE; and (d) take into consideration regulatory, tax and operational considerations of both EHT and SKYE, including following completion of the Arrangement, including, pursuant to comments or input from SKYE, in proceeding with any transaction which forms the part of the EHT Realization Process.
Description of the Plan of Arrangement
The following summary of certain transaction steps of the Plan of Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, a copy of which is attached as Appendix B to this proxy statement.
The Arrangement is being implemented pursuant to a plan of arrangement under the laws of the Province of British Columbia. The purpose of the Plan of Arrangement is to facilitate a series of transactions which will occur in a specific sequence and as a consequence, SKYE will acquire all of the outstanding EHT Shares.
Pursuant to the Arrangement, commencing at the Effective Time, each of the following events or transactions shall occur and be deemed to occur in the following sequence, in each case, without any further authorization, act or formality on the part of any person:
1.at the Effective Time,
(a)each EHT Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissent Shares in respect of which such EHT Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, to SKYE (free and clear of all Liens) and SKYE shall thereupon be obliged to pay the amount therefor determined and payable; such EHT Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such EHT Share other than the right to be paid the fair value of such EHT Share determined and payable in accordance with their Dissent Rights under the laws of British Columbia, as modified by the Plan of Arrangement and the Interim Order; and
(b)at the same time as the preceding step occurs, the name of each EHT Dissenting Shareholder shall be removed from the register of the EHT Shares and such EHT Shares shall be automatically cancelled at the Effective Date;
2.immediately after the preceding steps:
(a)each EHT Share outstanding immediately prior to the Effective Time (other than Dissent Shares held by EHT Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissent Shares as determined in accordance with their Dissent Rights under the laws of British Columbia, as modified by the Plan of Arrangement and the Interim Order) shall be and shall be deemed to be transferred by the holder thereof to SKYE (free and clear of all Liens) in exchange for the issuance of the Consideration Shares;
(b)at the same time as that preceding step occurs, the holder of each EHT Share transferred to SKYE pursuant to the preceding step shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Consideration issuable in respect of each EHT Share held pursuant to the preceding step and shall be removed from the register of the EHT Shares and legal and beneficial title to each such EHT Share shall be transferred to SKYE and SKYE will be and be deemed to be the transferee and legal and beneficial owner of such EHT Share (free and clear of any Liens) and will be entered in the central securities register of EHT as the sole holder thereof; and
(c)SKYE will be the holder of all of the outstanding EHT Shares;
3.at the same time as the steps in item 2 occur:
(a)each EHT Option, to the extent it has not been exercised as of the Effective Date, will cease to represent an option or other right to acquire EHT Shares, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a Replacement Option to purchase a number of SKYE Shares equal to the product of the Exchange Ratio, rounded down to nearest whole decimal place, multiplied by the number of EHT Shares issuable on exercise of such EHT Option immediately prior to the Effective Time (rounded down to the next whole number of SKYE Shares) for an exercise price per SKYE Share equal to the exercise price per share of such EHT Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Option being exercisable for a fraction of a SKYE Share, then the number of SKYE Shares subject to such Replacement Option shall be rounded down to the next whole number of SKYE Shares), and the EHT Options shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the EHT Option for which it is exchanged and shall be governed by the terms of the SKYE Amended Omnibus Incentive Plan. Any document previously evidencing an EHT Option shall thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Options be issued. It is intended that subsection 7(1.4) of the Tax Act apply to such exchange of options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the in-the-money amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the EHT Option immediately before the exchange;
(b)each EHT Warrant, to the extent it has not been exercised as at the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a Replacement Warrant to purchase a number of SKYE Shares equal to the product of the Exchange Ratio multiplied by the number of EHT Shares issuable on exercise of such EHT Warrant immediately prior to the Effective Time for an exercise price per SKYE Share equal to the exercise price per share of such EHT Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Warrant being exercisable for a fraction of a SKYE Share, then the number of SKYE Shares subject to such Replacement Warrant shall be rounded down to the next whole number of SKYE Shares) and the EHT Warrants shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Warrants shall be the same as the terms and conditions of the EHT Warrant for which it is exchanged. Any document previously evidencing an EHT Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued;
(c)the EHT Omnibus Incentive Plan shall be terminated and, for greater certainty, all rights thereunder to receive any securities of EHT formerly held by EHT Securityholders shall be extinguished; and
4.no person shall have any rights, liabilities or other obligations in respect of the share capital of EHT other than SKYE and each holder of EHT Shares, EHT Options or EHT Warrants outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all EHT Shares, EHT Options or EHT Warrants held by such holder in accordance with such step.
Payment of Arrangement Consideration
Following receipt of the Final Order and on or prior to the Effective Date, SKYE shall deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient SKYE Shares (and any treasury directions addressed to SKYE’s transfer agent as may be necessary) to satisfy the aggregate Consideration to be paid to the EHT Shareholders (other than EHT Dissenting Shareholders) under the Arrangement.
Paramountcy
From and after the Effective Time: (i) the Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of EHT issued prior to the Effective Time; (ii) the rights and obligations of the holders of the securities of EHT and any trustee and transfer agent therefor, shall be solely as provided for in the Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of EHT shall be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.
Amendments to the Plan of Arrangement
EHT and SKYE reserve the right to amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be: (i) set out in writing, (ii) approved by EHT and SKYE, (iii) filed with the Court, and, if made following the EHT Meeting, approved by the Court, and (iv) communicated to or approved by the EHT Shareholders if and as required by the Court. Any amendment, modification or supplement to the Plan of Arrangement may be proposed by EHT at any time prior to the EHT Meeting (provided SKYE shall have consented thereto, such consent not to be unreasonably withheld or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the EHT Meeting (other than as may be required under the Interim Order), will become part of the Plan of Arrangement for all purposes. Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the

Court following the EHT Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of EHT and SKYE and (ii) if required by the Court or applicable Law, is consented to by the EHT Shareholders voting in the manner directed by the Court. Any amendment, modification or supplement to the Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of EHT and SKYE provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of EHT and SKYE, is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the financial or economic interests of EHT and SKYE or any former EHT Securityholder.
Procedure for the Plan of Arrangement to Become Effective
The Arrangement will be implemented by way of a Court approved Plan of Arrangement under Section 288 of the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:
•the Arrangement must be approved by the EHT Shareholders in the manner set forth in the Interim Order; and
•the Court must grant the Final Order approving the Arrangement.
In addition, the Arrangement will only become effective if all other conditions precedent to the Arrangement set out in the Arrangement Agreement, including the Required Regulatory Approvals and the SKYE Disinterested Shareholder Approval, have been satisfied or waived by the appropriate party. For a description of the other conditions precedent see “The Arrangement Agreement and Related Agreements - Conditions to Completion of the Arrangement”.
Appraisal and Dissenters’ Rights
Holders of SKYE Shares will not have any appraisal or dissenters rights in connection with the Arrangement.
Registered holders of EHT Shares may exercise Dissent Rights with respect to the EHT Arrangement Resolutions pursuant to and in the manner set forth under Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, provided that, notwithstanding Section 242(1)(a) of the BCBCA, the notice of dissent in respect of the EHT Arrangement Resolution must be sent to EHT by holders who wish to exercise dissent and must be received by EHT not later than 5:00 p.m. (Vancouver time) on the second Business Day before the EHT Meeting (or if the EHT Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned EHT Meeting).
The procedures for dissenting to the EHT Arrangement Resolution require strict compliance with the applicable dissent procedures. A registered holder of EHT Shares is entitled to be paid the fair value of the EHT Shares held by such holder if (i) such holder exercises Dissent Rights in accordance with Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order and (ii) the Arrangement becomes effective. If, as of the Effective Date, the aggregate number of EHT Shares in respect of which Shareholders have duly and validly exercised Dissent Rights, or have instituted proceedings to exercise Dissent Rights, exceeds 5% of the EHT Shares then outstanding, EHT or SKYE is entitled, in its discretion, not to complete the Arrangement.
The following description of the dissent procedures is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of its EHT Shares and is qualified in its entirety by reference to the full text of the Plan of Arrangement, the Interim Order and Division 2 of Part 8 of the BCBCA.
The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein.
EHT Shareholders who duly exercise Dissent Rights and who:
•ultimately are entitled to be paid fair value for their EHT Shares (as determined in accordance with the BCBCA), which fair value, notwithstanding anything to the contrary contained in Division 2 of Part 8 of the BCBCA, shall be determined as of the close of business on the day before the EHT Arrangement Resolution was adopted at the Meeting, shall be paid an amount equal to such fair value by SKYE, and will be deemed to have transferred those EHT Shares as of the Effective Time to SKYE, without any further act or formality, and free and clear of all liens, claims and encumbrances, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such EHT Shares; or
•ultimately not entitled, for any reason, to be paid fair value for their EHT Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a holder of EHT Shares who has not exercised Dissent Rights.

Opinion of SKYE’s Financial Advisor
On May 11, 2022, at a meeting of the SKYE Special Committee, Scalar rendered its oral opinion to the SKYE Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the holders of SKYE Common Stock of the Exchange Ratio pursuant to the Arrangement Agreement (without giving effect to any impact of the transactions contemplated by the Arrangement Agreement on any particular SKYE Shareholder (as defined in the Arrangement Agreement) other than in its capacity as a holder of SKYE Common Stock), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion.
The full text of Scalar’s written opinion, dated May 11, 2022, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement as Appendix E. The summary of Scalar’s opinion in this proxy statement is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s advisory services and opinion were provided for the information and assistance of the SKYE Board and the opinion does not constitute a recommendation as to how any SKYE Shareholder should vote with respect to the Arrangement or any other matter.
In arriving at its opinion, Scalar, among other things:
•reviewed a draft, dated May 10, 2022, of the Arrangement Agreement, and other related legal documents concerning the Arrangement Agreement;
•reviewed certain publicly available financial statements and other business and financial information of SKYE;
•reviewed the unaudited financial statements for the year ending December 31, 2021 concerning EHT;
•reviewed the audited financial statements for the years ending December 31, 2020 and December 31, 2019, concerning EHT;
•discussed the rationale, timeline, and process leading up to the execution of the Arrangement Agreement as well as the operations, financial condition, future prospects and projected operations, and performance of SKYE and EHT with senior executives of SKYE;
•reviewed the Broker Opinion of Value dated May 11, 2022 (referred to as the “BOV”) related to certain EHT real estate located in St-Eustache, Quebec (referred to as “VDL”);
•reviewed EHT’s projected financial statements (referred to as the “Wind-down Forecast”) prepared and provided by SKYE management (referred to as “Management”) related to the estimated future cash flows of EHT (including Management’s views of the risks and uncertainties in achieving such projections);
•analyzed relevant, publicly available information related to the pharmaceutical and biotechnology industry in general as well as the websites of SKYE and EHT; and
•performed other analyses, reviewed other information, and considered other factors Scalar deemed appropriate for providing its opinion.
In performing its analysis and rendering its opinion with respect to the Exchange Ratio, Scalar relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar further relied upon the assurances of the management of SKYE that the financial information provided had been prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Scalar inaccurate, incomplete or misleading.
Without limiting the generality of the foregoing, for the purpose of its opinion, Scalar assumed with respect to financial forecasts, estimates and other forward-looking information reviewed by Scalar, that such information had been reasonably prepared based on assumptions reflecting the best then-currently available estimates and judgments of Management as to the expected future results of operations and financial condition of EHT. Scalar assumed no responsibility for and expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Scalar relied upon, with SKYE’s consent, the assumptions of Management and third party data sources, as to all accounting, legal, tax and financial reporting matters with respect to EHT and the Arrangement Agreement, and that SKYE had been advised by counsel as to all legal matters with respect to the Arrangement Agreement, including whether all procedures required by law in connection with the Arrangement Agreement have been duly, validly and timely taken.

In arriving at its opinion, Scalar assumed that the Arrangement Agreement will not be modified or amended in any material aspects. Scalar relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Arrangement Agreement are correct and (ii) there has been no material change in the assets, financial condition, business or prospects of SKYE and EHT since the date of the most recent financial statements and other information made available to Scalar. Additionally, Scalar assumed that all necessary governmental and regulatory approvals and consents required for the Arrangement will be obtained in a manner that will not adversely affect SKYE or the contemplated benefits to the parties of the Arrangement Agreement. Scalar also assumed that the Arrangement will have the tax consequences described in discussions with, and materials furnished to Scalar by, representatives of SKYE. Scalar’s opinion did not address any legal, regulatory, taxation, or accounting matters, as to which Scalar understood that SKYE obtained such advice as SKYE deemed necessary from qualified professionals, and Scalar assumed the accuracy and veracity of all assessments made by such advisors to SKYE with respect to such matters.
In arriving at its opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of SKYE or EHT, nor did Scalar evaluate the solvency of SKYE or EHT under any state or federal law relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, Scalar undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SKYE or EHT was a party or may be subject, and at the direction of SKYE and with its consent, Scalar’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
Scalar’s opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address (i) the underlying decision of the SKYE Board to proceed with or eﬀect the Arrangement, (ii) the terms of the Arrangement (other than the Exchange Ratio to the extent expressly addressed therein) or any arrangements, understandings, agreements or documents related to the Arrangement, (iii) the fairness of the Arrangement (other than with respect to the Exchange Ratio to the extent expressly addressed therein) or any other transaction to SKYE or SKYE’s equity holders or creditors or any other person or entity, (iv) the relative merits of the Arrangement as compared to any alternative strategy or transaction that might exist for SKYE, or the eﬀect of any other transaction which it may consider in the future, (v) the tax, accounting or legal consequences of the Arrangement, or (vi) the solvency, creditworthiness, fair market value or fair value of any of SKYE, EHT or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.
Scalar’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of Scalar’s written opinion; events occurring after such date could materially affect the assumptions used in preparing Scalar’s opinion. Scalar did not undertake to update, reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its written opinion (including the amendments to the Arrangement that were entered into after such date), material information provided to Scalar after such date, or any change in facts or circumstances that occur after such date, and Scalar does not have any obligation to update, revise or reaffirm its opinion.
Scalar’s opinion was provided to the SKYE Board in connection with its evaluation of the Arrangement and is not intended to be, and does not constitute, a recommendation to any SKYE Shareholder as to how such SKYE Shareholder should act or vote with respect to the Arrangement or any other matter.
Scalar’s opinion addresses solely the fairness to the SKYE Shareholders of the Exchange Ratio, from a financial point of view, and does not address any other terms or agreements relating to the Arrangement Agreement. Scalar was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Arrangement, the market prices of the equity, the merits of the Arrangement relative to any alternative transaction or business strategy that may be available to SKYE, or the fairness of the Arrangement to any other class of securities, creditor or other constituency of SKYE.
Furthermore, Scalar expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Arrangement Agreement, or any class of such persons, relative to the consideration to be paid in the Arrangement or with respect to the fairness of any such compensation. Scalar’s opinion should not be constructed as creating any fiduciary duty of Scalar to any other party. To the extent any of the foregoing assumptions or any of the facts on which Scalar’s opinion was based prove to be untrue in any material respect, Scalar’s opinion cannot and should not be relied upon.

Summary of Scalar’s Financial Analysis
The following is a summary of the material financial analyses delivered by Scalar to the SKYE Special Committee in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Scalar. Scalar may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Scalar’s view of the actual value of EHT. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Scalar. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Scalar’s financial analyses and its opinion.
In performing its analyses, Scalar made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SKYE or any other parties to the Arrangement Agreement. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SKYE, EHT, Scalar or any other person assumes responsibility if future results are materially different from those forecasted. In addition, these analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.
Liquidation Analysis. Scalar considered the Wind-down Forecast prepared and provided by Management for use by Scalar in connection with the rendering of its opinion. The Wind-Down Forecast reflected the estimated cash liquidation value of EHT’s property, plant, and equipment (other than the value of the VDL property, which is described below) and other assets, as well as restructuring costs and other EHT costs that would be assumed by SKYE in the Arrangement, in each case, in an orderly sale by SKYE as a going concern. With respect to the VDL property, Scalar considered the range of values in the BOV, which ranged from C$11.9 million to C$18.75 million.
Based on the foregoing, Scalar calculated the following range of equity values for EHT:

in Actual USD	Equity Value Range
	Low	Middle	High
Liquidation Value, Pre-Arrangement	$18,220,000	$20,601,000	$23,481,000
EHT Costs Assumed by SKYE	($562,000)	($562,000)	($562,000)
Liquidation Value to SKYE	$17,658,000	$20,039,000	$22,919,000
In connection with its liquidation analysis with respect to EHT, Scalar noted that the implied transaction consideration of $19,599,457 (based on the Exchange Ratio and the closing stock prices for SKYE’s and EHT’s common stock as of the close of trading on May 10, 2022) was in line with the foregoing reference range for the equity value of EHT to SKYE, which in Scalar’s view supported its assessment of the financial fairness of the Exchange Ratio.
Solely for informational reference purposes, Scalar also reviewed the historical stock price range for SKYE’s and EHT’s common stock, and EHT’s market capitalization of $6,558,180 as of the close of trading on May 10, 2022.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Scalar’s financial analyses and opinion were only one of many factors taken into consideration by the SKYE Board and the SKYE Special Committee in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the SKYE Board, SKYE Special Committee or Management with respect to the Exchange Ratio or as to whether the SKYE Board or SKYE Special Committee would have been willing to determine that a different Exchange Ratio was fair. The consideration for the transaction was determined through arm’s-length negotiations between the SKYE and EHT and was approved by the SKYE Special Committee and the SKYE Board. Scalar provided advice to SKYE during these negotiations. Scalar did not, however, recommend any specific amount of consideration to SKYE, the SKYE Special Committee or the SKYE Board or that any specific amount of consideration constituted the only appropriate consideration for the Arrangement. The foregoing summary does not purport to be a complete description of the analyses performed by Scalar in connection with its opinion and is qualified in its entirety by reference to the written opinion of Scalar attached hereto as Appendix E.
Scalar was engaged by SKYE to act as its financial advisor and Scalar received a fee from SKYE for providing its services. Scalar also received a fee for rendering its opinion. No portion of these fees was refundable or contingent upon the consummation of a transaction or the conclusion reached in Scalar’s opinion. SKYE has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with Scalar’s services. Scalar may, in the future, provide financial advisory and valuation services to SKYE and may receive fees for the rendering of such services.
In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of SKYE and EHT and, accordingly, may at any time hold a long or short position in such securities.
The issuance of Scalar’s opinion was approved by an authorized committee of Scalar.
The SKYE Board selected Scalar as its financial advisor in connection with the Transaction based on Scalar’s reputation and industry experience. Scalar is a leading independent valuation firm that has substantial experience in transactions similar to the Arrangement.
Interests of SKYE’s Directors and Management in the Arrangement
In considering the recommendation of the SKYE Board with respect to the Arrangement, SKYE Stockholders should be aware that certain members of SKYE management and the SKYE Board may have interests in the Arrangement that may be in addition to or different from the interests of SKYE stockholders generally, which may create actual or potential conflicts of interest in connection the Arrangement. The SKYE Special Committee and the SKYE Board were aware of these interests and considered them along with the other matters described above in “Description of the Arrangement - Reasons for the Arrangement”. These interests include the following:
Ownership of EHT Options and EHT Shares
As of August 29, 2022, the current directors and executive officers of SKYE hold the following EHT Shares and EHT Options and which will be affected by the Arrangement as described under “The Arrangement Agreement and Related Agreements”.

	Securities of EHT Beneficially Owned, Directly or Indirectly over which Control or Direction is Exercised
Name and Province or State and Country of Residence	Positions(s)/Title at SKYE	EHT Shares	EHT Options
Punit Dhillon	Chief Executive Officer and Chairman of the Board	1,858,361	800,000
Jim Heppell	Former Director	1,740,799	850,000
Consulting Agreement with Jim Heppell
On May 18, 2022, Jim Heppell resigned as a member of SKYE’s board of directors, audit committee, compensation committee, and nominating and corporate governance committee. Mr. Heppell’s resignation as a director was to focus on other commitments and is not the result of any disagreement with Skye on any matter relating to Skye’s operations, policies or practices.

On May 18, 2022, the Company also entered into a consulting agreement (the “Consulting Agreement”) with Mr. Heppell, pursuant to which Mr. Heppell will oversee SKYE’s operations in Canada. Mr. Heppell is entitled to the following compensation under the Consulting Agreement: (i) a fee of $6,300 per month, which fee will be increased to $16,600 per month upon the closing of the transaction contemplated by the Arrangement Agreement, (ii) the grant of a stock option to purchase four million shares of SKYE’s common stock, which options shall be exercisable only if the transactions contemplated by the Arrangement Agreement is consummated and shall vest fifty percent (50%) up front and fifty percent (50%) upon the satisfaction of certain performance milestones. Additionally, the Consulting Agreement provides Mr. Heppell with a termination payment in an amount equal to the monthly fees through the then remaining term of the Agreement if Mr. Heppell’s engagement is terminated by SKYE without Cause (as such term is defined in the Consulting Agreement) and provides for a release of claims against SKYE.
Affiliate Relationships
Mr. Heppell is the Chairman and CEO of Emerald Health Sciences. As of August 29, 2022, EHS owns 22.5% of the outstanding common stock of SKYE.
Each of Mr. Heppell and Mr. Dhillon are current members of the board of directors of EHT. Due to conflicts of interest, neither Mr. Heppell or Mr. Dhillon served on the SKYE Special Committee or EHT Special Committee that reviewed and negotiated the Arrangement on the behalf of SKYE and EHT.
Transaction Bonuses and Salary Increases.
In connection with the Transaction, on May 25, 2022, the SKYE Board approved incentive recommendations and updates to compensation for certain of SKYE’s directors and officers. Specifically, (i) Mr. Dhillon is to receive (a) a $148,000 cash bonus, of which 50% was paid on June 3, 2022 and 50% will be paid upon completion of the Transaction , and (b) an increase to his yearly base salary to $450,000 and an increase in his bonus target from 50% to 60% effective as of June 1, 2022, (ii) Kaitlyn Arsenault is to receive (a) an increase to her yearly salary to $340,000 and an increase in her bonus target from 35% to 40% effective as of June 1, 2022 and (b) a $111,000 cash bonus, of which 50% was paid on June 3, 2022 and 50% will be paid upon completion of the Transaction. (iii) Praveen Tyle received a $30,000 cash bonus on June 3, 2022, (iv) Margaret Dalesandro received a $15,000 cash bonus on June 3, 2022, (v) Keith Ward received a $15,000 cash bonus on June 3, 2022.
EHT and Skye Consulting Agreement

At the request of EHT, on July 11, 2022, SKYE and EHT entered into a consulting agreement (the “EHT-SKYE Consulting Agreement”) pursuant to which representatives of SKYE will provide administrative assistance to EHT to assist EHT in satisfying its financial reporting, operational and regulatory obligations. EHT will pay SKYE US$150 for each hour of services provided by SKYE. The term of the EHT-SKYE Consulting Agreement ends on the date of the closing or termination of the Arrangement, and both EHT and SKYE can terminate such agreement upon thirty (30) days notice.
Court Approval
Interim Order
On July 14, 2022, the Court granted the Interim Order facilitating the calling of the EHT Meeting and prescribing the conduct of the EHT Meeting, and other matters. The EHT Meeting was held on August 19, 2022 and, on that date, EHT received the votes required to secure the EHT Shareholder Approval.
Final Order
In accordance with the terms of the Arrangement Agreement, on August 25, 2022 EHT applied to the Court for a Final Order, granted on that same date, that declared, amongst other things, that the Arrangement is (i) procedurally and substantively fair and reasonable, (ii) approved, and (iii) binding on EHT, all registered and beneficial EHT Securityholders, the registrar and transfer agent of EHT and SKYE.
In making the Final Order, the Court considered, amongst other things, that the Arrangement was approved by EHT Shareholders and the fairness to the parties affected by the Plan of Arrangement.

Regulatory Matters
Health Canada Notification
On April 29, 2022, EHT submitted the required formal notification to Health Canada. Since then, EHT has responded to further information requests from Health Canada.
Stock Exchange Approval
It is a condition to the closing that SKYE obtain (i) the conditional approval by the CSE of the listing of the SKYE Common Stock and (ii) the conditional approval of CSE to list the Consideration Shares and any SKYE Shares issuable upon the exercise of any Replacement Warrants and Replacement Options (the “Stock Exchange Approval”).
On August 31, 2022, SKYE submitted an initial draft of the CSE Listing Statement to the CSE.
If the Arrangement is completed, SKYE intends to have the EHT Shares delisted from the CSE and the OTCQB. In addition, SKYE currently expects to list the SKYE Shares on the CSE at, or as soon as practicable following, the Effective Time, which will trade in Canadian dollars.
FINRA Notification
It is a condition to the closing that SKYE obtain any required approvals from, or making any required notices to, the Financial Industry Regulatory Authority, Inc (“FINRA”). SKYE intends to submit to FINRA the information required by FINRA Rule 6490 prior to the closing of the transactions contemplated by the Arrangement Agreement.
Canadian Securities Law Matters
Canadian Reporting Obligations of EHT
EHT is a reporting issuer (or the equivalent) in each of the provinces of Canada and SKYE will apply to have EHT cease to be a reporting issuer in such provinces following completion of the Arrangement. EHT Shares are currently listed on the CSE under the symbol "EMH" and quoted for trading on the OTCQB Venture Market, operated by OTC Markets Group under the ticker symbol “EMHTF”. If the Arrangement is completed, SKYE intends to have the EHT Shares delisted from the CSE.
Canadian Reporting Obligations of SKYE
SKYE is not currently a reporting issuer in any province or territory of Canada and, if the Arrangement is completed, SKYE will, as a result of the Arrangement, have reporting issuer status (or the equivalent) in all provinces of Canada upon the completion of the Arrangement.
Pursuant to NI 71-102, provided that not more than 50% of SKYE’s outstanding voting securities carrying votes for the election of directors are owned directly or indirectly by residents of Canada, SKYE will be exempt from Canadian statutory financial and certain other continuous and timely reporting requirements, including the requirement for insiders of SKYE to file reports with respect to trades of SKYE securities, provided further that SKYE complies with the requirements of U.S. Securities Laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and SKYE files with the relevant Canadian Securities Administrators copies of its documents filed with the SEC under the U.S. Exchange Act.
Qualification - Resale of SKYE Shares
The SKYE Shares received pursuant to the Arrangement will not be legended and may be resold through registered dealers in each of the provinces of Canada provided that (i) the trade is not a “control distribution” as defined National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the SKYE Shares, as the case may be, (iii) no extraordinary commission or consideration is paid to a person or company in respect of such sale, and (iv) if the selling security holder is an insider or officer of SKYE, the selling security holder has no reasonable grounds to believe that SKYE is in default of applicable Canadian Securities Laws. Recipients of SKYE Shares are urged to obtain legal advice to ensure that their resale of such securities complies with applicable Canadian Securities Laws.

U.S. Securities Law Matters
Exemption Relied Upon from the Registration Requirements of the U.S. Securities Act
The SKYE Shares to be issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption afforded by Section 3(a)(10) of the U.S. Securities Act.
Section 3(a)(10) of the U.S. Securities Act exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the fairness of the terms and conditions of such exchange are approved by a court of authorized government entity after a hearing on the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by Law to grant such approval and to hold such a hearing. Accordingly, the Final Order, if granted by the Court, constitutes a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the SKYE Shares issued in connection with the Arrangement.
Pro Forma Ownership of the Resulting Issuer
Upon completion of the Transaction, it is estimated that the Exchange Ratio will result in EHT Shareholders and SKYE Stockholders owning approximately 46% and 54%, respectively, of the outstanding shares of the Resulting Issuer.
Anticipated Accounting Treatment
It is anticipated that the Arrangement will be accounted for by SKYE as an asset acquisition of EHT rather than as a business combination under ASC 805, Business Combinations.
In making this determination, SKYE reviewed the guidance per ASC 805, Business Combinations under U.S. generally accepted accounting principles (“GAAP”) to determine if the set of activities acquired in the transaction constitute a business. Per SKYE’s evaluation, it determined that the assets acquired in the transaction are the inputs but that there are no revenue producing activities (outputs) and because no organized workforce will be acquired, that the set will not meet the definition of a business under GAAP and will therefore be accounted for as an asset acquisition.
If the transaction is determined to be an asset acquisition, SKYE will measure EHT’s assets acquired at their relative fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the closing of the Arrangement. Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives will not be amortized but will be tested for impairment at least annually. Intangible assets are also tested for impairment when certain indicators are present. The final purchase price and fair value assessment of assets and liabilities for accounting purposes will be based in part on a detailed valuation that has not yet been completed.
Support Agreements
EHT and certain holders of Skye Common Stock (the “SKYE Support Agreement Shareholders”) have entered into support agreements (the “SKYE Support Agreements”) pursuant to which the SKYE Support Agreement Shareholders agreed, among other things, to vote their shares of SKYE Common Stock in favor of the adoption of the Arrangement Agreement and against any alternative proposal. The SKYE Support Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.
The SKYE Support Agreement Shareholders beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, SKYE Shares representing approximately 22.76% of the outstanding SKYE Shares as of the date of this proxy statement and have agreed, subject to the terms of the SKYE Support Agreement, to, inter alia, vote their SKYE Shares in favor of the Arrangement and any other matters necessary for the consummation of the Arrangement.
Skye and certain holders of EHT Shares (the “EHT Support Agreement Shareholders”) have entered into support agreements (the “EHT Support Agreements”), pursuant to which the EHT Support Agreement Shareholders agreed, among other things, to vote their EHT Shares in favor of the approval of the Arrangement and against any alternative proposal. The EHT Support Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.
The EHT Support Agreement Shareholders beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, EHT Shares representing approximately 1.7% of the outstanding EHT Shares as of the date of this proxy statement and have agreed, subject to the terms of the EHT Support Agreement, to, inter alia, vote their EHT Shares in favor of the Arrangement and any other matters necessary for the consummation of the Arrangement.

The foregoing is a summary of the principal terms of the SKYE Support Agreements and EHT Support Agreements. This summary does not purport to be complete and is qualified in its entirety by the complete text of the SKYE Support Agreements and EHT Support Agreement, copies of which are available on EDGAR at www.sec.gov.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
The following unaudited pro forma condensed combined balance sheet and related notes give effect to the Arrangement involving SKYE and EHT.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines SKYE’s and EHT’s historical unaudited balance sheets as of June 30, 2022. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 is presented as if the acquisition of EHT by SKYE had occurred on June 30, 2022. The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. For accounting purposes, the Arrangement is accounted for as an asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, as SKYE is acquiring inputs with non-substantive processes, no outputs and no assembled workforce.
This proxy statement contains only a pro forma balance sheet; it does not include pro forma income statements. We excluded the pro forma income statements because we believe they would not be useful or meaningful to shareholders for the following reasons:
•In November 2021, EHT announced that it would exit the cannabis cultivation and production industry and consider other strategic opportunities. Since the announcement, EHT commenced a realization process (See “Information Concerning EHT - EHT Realization Process”) that entailed laying off almost its entire workforce, liquidating substantially all its remaining assets and winding down operations.
•After June 30, 2022, EHT expects to have no substantial revenue-generating activities from the cultivation and production of cannabis and only three employees: EHT’s sole executive officer who is overseeing the wind-down, an investor relations employee who we expect to transition to SKYE and a facility manager at the cultivation and production facility, discussed below, who is required to be on site per relevant regulations. Upon the closing of the Arrangement, SKYE expects that EHT will have no revenue-generating activities from the cultivation and production of cannabis and the remaining assets will consist primarily of cash and cash equivalents and real estate.
•Post-closing, SKYE intends to use the funds obtained from the acquisition of EHT to fund SKYE’s clinical studies.
•EHT currently owns a licensed cultivation and production facility which is currently held for sale.
•EHT also owns a vacant lab facility which SKYE is evaluating to determine whether it is suitable to perform its research and development and manufacturing activities. If SKYE determines that it is not suitable or otherwise determines that a sale of the property is in SKYE’s best interest, SKYE will attempt to sell the property.
•SKYE views this transaction as an alternative financing given the cash and cash equivalents held by EHT and targeted the acquisition price to largely represent the liquidation value of EHT, which factored in the present value of EHT’s future wind-down costs.
Wind down costs consist primarily of employee payroll and benefits, legal fees related to the liquidation of EHT’s assets and closing of the transaction, other professional fees for accounting, tax and audit, tax payments, the advisory fee related to the sale of Verdelite, insurance, contract terminations fees and operational costs through the cease operations date at each site.
SKYE estimates that EHT will incur the following costs in the periods specified below to wind-down its operations:

Quarter ending:	(USD)*
September 30, 2022	$1,980,000
December 31, 2022	660,000
March 31, 2023	90,000
Thereafter	70,000
Total future estimated costs:	$2,800,000
*The timing and realization of the expected costs are based on management’s estimates and are subject to change based on various factors. See “Risk Factors - Risks Related to the Resulting Issuer”.
In addition, SKYE expects to incur increased operating costs post closing as a result of the acquisition which it does not consider to be “wind-down” costs of EHT. These costs are estimated to be between $450,000 and $550,000 annually. These costs relate to the expected hiring of two EHT employees, ongoing legal and professional fees related to the listing on the Canadian Stock Exchange, increased board fees, minimum operational costs to maintain the Avalite facility and other incidental costs.
SKYE excluded costs related to compensation expense that is expected to be triggered upon the closing of the Arrangement, the estimated cost of the tail insurance policy, and direct costs expected to liquidate EHT’s assets of $725,366, $620,481 and $850,000, respectively, from the wind-down costs disclosed in the table above. Such costs are included in the pro forma condensed combined balance sheet as transaction accounting adjustments.
SKYE expects to incur aggregate transaction costs of $1,678,180 in connection with the Arrangement, of which $339,590 were expensed, $1,292,193 have been considered part of the transaction consideration and $46,397, representing estimated equity issuance costs, have been included as an offset to equity.
Given the shift in, and wind-down of, EHT’s business as described above, SKYE believes EHT’s historical income statements are not reflective of what SKYE’s shareholders should expect from the Arrangement. Accordingly, SKYE has excluded, pro forma income statements that otherwise would have been required.
The historical balance sheets of SKYE and EHT have been adjusted in the accompanying unaudited pro forma condensed combined balance sheet to give effect to pro forma events that are transaction accounting adjustments that are necessary to account for the transaction. The pro forma adjustments are based upon available information and certain assumptions that SKYE management believes are reasonable. The assumptions underlying the pro forma adjustments in the accompanying notes are described in more detail in the notes below, which should be read in conjunction with this unaudited pro forma condensed combined balance sheet. These assumptions are based on preliminary estimates and information. Accordingly, the actual adjustments on the consolidated financial statements upon the completion of the transaction may materially differ from the pro forma adjustments.
The following unaudited pro forma condensed combined balance sheet and notes thereto is prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future. It also may not be useful in predicting the future financial condition and results of operations of the combined company. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

	SKYE	EHT (US GAAP) (CAD)	EHT (Converted to U.S. GAAP and translated to USD from CAD)	Transaction Accounting Adjustments		Pro Forma Combined
	Note A	Notes B, C	Note D	Note E
ASSETS
Current assets
Cash and cash equivalents	$2,929,895	$15,518,073	$12,035,833	$—		$14,965,728
Restricted cash	4,573	—	—	—		4,573
Accounts receivable	—	1,143,766	887,106	—		887,106
Prepaid expenses	871,428	1,442,136	1,118,522	(1,118,522)	(a)	871,428
Deferred asset acquisition costs	842,193	—	—	(842,193)	(b)	—
Other current assets	113,187	—	—	—		113,187
Other current assets - related party	12,655	—	—	(12,655)	(c)	—
Assets held for sale	—	13,421,626	10,409,826	(1,665,522)	(d)	8,744,304
Total current assets	4,773,931	31,525,601	24,451,288	(3,638,893)		25,586,326

Property, plant and equipment, net	74,929	1,953,500	1,515,137	(1,367,934)	(e)	222,132
Operating lease right-of-use asset	110,304	—	—	—		110,304
Promissory note receivable	—	427,351	331,454	(165,727)	(f)	165,727
Other asset	8,309	—	—	—		8,309
Total assets	$4,967,473	$33,906,452	$26,297,878	$(5,172,553)		$26,092,798

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,443,043	$1,820,223	$1,411,767	$(12,655)	(c)	$2,842,155
Accounts payable - related parties	107,237	17,862	13,854	—		121,091
Accrued interest due to related party	261,647	—	—	—		261,647
Accrued payroll liabilities	350,248	65,145	50,527	642,774	(g)	1,043,549
Insurance premium loan payable	122,461	484,636	375,884	—		498,345
Other current liabilities	511,257	3,420,660	2,653,067	1,116,878	(h)	4,281,202
Other current liabilities - related party	55,668	—	—	—		55,668
Derivative liability	6,554	—	—	—		6,554
Multi-draw credit agreement - related party	450,000	—	—	—		450,000
Convertible multi-draw credit agreement - related party, net of discount	1,839,830	—	—	—		1,839,830
Current liabilities held for sale	—	260,471	202,022	(202,022)	(i)	—
Operating lease liability, current portion	88,928	—	—	—		88,928
Total current liabilities	5,236,873	6,068,998	4,707,121	1,544,975		11,488,968

Non-current liabilities
Operating lease liability, net of current portion	32,422	—	—	—		32,422
Total liabilities	5,269,295	6,068,998	4,707,121	1,544,975		11,521,390

Stockholders’ equity
Preferred stock, $0.001 par value; 50,000,000 shares authorized at June 30, 2022; no shares issued and outstanding at June 30, 2022	—	—	—	—		—
Common stock, $0.001 par value; 5,000,000,000 shares authorized; 912,187,027 shares issued and outstanding at June 30, 2022	495,925	—	—	416,262	(j)	912,187
Additional paid-in-capital	52,921,093	281,382,431	218,240,495	(203,523,522)	(k)	67,638,066
Accumulated other comprehensive income	—	(216,292)	(167,756)	167,756	(l)	—
Accumulated deficit	(53,718,840)	(253,328,685)	(196,481,981)	196,221,976	(l)	(53,978,845)
Total stockholders’ equity	(301,822)	27,837,454	21,590,757	(6,717,528)		14,571,407
Total liabilities and stockholders’ equity	$4,967,473	$33,906,452	$26,297,878	$(5,172,553)		$26,092,798

See notes to the unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
Note 1 - Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the acquisition was completed on June 30, 2022.
The unaudited pro forma condensed combined balance sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position that the Resulting Issuer will experience after the completion of the acquisition.
EHT’s unaudited condensed consolidated balance sheet was prepared in accordance with IFRS as issued by the IASB and is presented in Canadian dollars. Adjustments made to translate the historical condensed combined balance sheet of EHT from Canadian dollars (“CAD”) to US dollars (“USD”) and convert the historical condensed combined balance sheet of EHT from IFRS to GAAP, as issued by FASB, are discussed in greater detail in Note 2.
Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the acquisition. The unaudited pro forma condensed combined balance sheet does not reflect the cost of any integration activities or benefits from the acquisition.
Note 2 - Pro Forma Adjustments
The following pro forma adjustments give effect to the acquisition.
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

Note A	Derived from the unaudited condensed consolidated financial statements of SKYE as of June 30, 2022 incorporated by reference in this proxy statement / prospectus.
Note B	Derived from the unaudited condensed interim consolidated financial statements of EHT as of June 30, 2022 included elsewhere in this proxy statement / prospectus.
Note C
Management determined that no adjustments were needed in order to convert the unaudited condensed interim consolidated financial statements of EHT as of June 30, 2022 from IFRS to US GAAP for the purpose of the pro forma financial information.

Note D
Derived from the unaudited condensed interim consolidated financial statements of EHT as of June 30, 2022 and translated from Canadian dollars (“C$”) to USD. The indicated exchange rate used to translate C$ to USD at June 30, 2022 was the rate of 0.775601 as set out in the table below.

	EHT	Exchange	EHT
	(Converted to U.S. GAAP)	Rate	(Converted to U.S. GAAP)
	(CAD)	0.775601	(USD)
ASSETS

Current
Cash and cash equivalents	$15,518,073		$12,035,833
Accounts receivable	1,143,766		887,106
Prepaid expenses	1,442,136		1,118,522
Assets held for sale	13,421,626		10,409,826
Total current assets	31,525,601		24,451,288

Property, Plant and equipment, net	1,953,500		1,515,137
Promissory note receivable	427,351		331,454
Total assets	$33,906,452		$26,297,878

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,820,223		$1,411,767
Accounts payable - related parties	17,862		13,854
Accrued payroll liabilities	65,145		50,527
Other current liabilities	3,420,660		2,653,067
Insurance premium loan payable	484,636		375,884
Current liabilities held for sale	260,471		202,022
Total current liabilities	6,068,997.73		4,707,121

SHAREHOLDERS' EQUITY
Additional paid-in-capital	281,382,431		218,240,495
Accumulated other comprehensive income	(216,292)		(167,756)
Accumulated deficit	(253,328,685)		(196,481,981)
TOTAL SHAREHOLDERS' EQUITY	27,837,454		21,590,757
TOTAL LIABILITIES AND EQUITY	$33,906,452		$26,297,878

Note E	The transaction accounting adjustments are summarized as follows:
a.Prepaid expense, is reduced to reflect adjustments to estimated fair value to SKYE.
b.Deferred asset acquisition costs, are reclassified to the assets acquired as part of the total purchase consideration.
c.Other current assets - related party, from the consulting agreement entered into with EHT were eliminated against Accounts payable.
d.Assets held for sale, is decreased by estimated direct costs to liquidate EHT’s assets of $850,000, including legal costs, advisory fees and other professional fees. In addition, assets held for sale were reduced by $815,522 to reflect the fair value to SKYE.
e.Property plant and equipment, is adjusted based on a relative fair value allocation to reflect the amount of consideration attributable to the Avalite lab facility which management of SKYE plans to evaluate and currently has no current plans to liquidate.
f.Promissory note receivable, is reduced to reflect adjustments to estimated fair value to SKYE.

g.Accrued payroll liabilities, is adjusted to reflect (i) the severance provision in EHT’s COO’s executive employment agreement which provides for total payments in the amount of $465,361, (ii) an in-substance severance arrangement, with a former member of the SKYE Board of Directors which provides for total payments in the amount of $109,893, and (iii) the estimated fair value of a tranche of 2,000,000 common stock options which vest upon the achievement of a performance condition tied to the closing of the EHT acquisition. This tranche is subject to other vesting provisions meeting the criteria for liability classification, and has an estimated grant date fair value of $67,520.
h.Other current liabilities, is adjusted to reflect the accrual for estimated transaction costs of $450,000, the accrual for equity issuance costs of $46,397 and an estimate of $620,481 for the tail insurance policy for the benefit of the EHT directors and officers.
i.Current liabilities held for sale, were reduced by the amount of the remaining lease liability related to the Richmond lease which is expected to be terminated prior to closing.
j.Common stock, is increased by $416,262 to reflect the par value ($0.001) of 416,261,915 SKYE shares expected to be issued as consideration for all the outstanding shares of EHT. The SKYE shares were valued at $0.035 per share or $14,569,167. Common stock is also increased by the issuance of convertible securities for an aggregate fair value of $527,873 and transaction costs of $1,292,193 (the “Purchase Consideration”). The following table summarizes the relative fair value allocation for the preliminary purchase price as of the acquisition date as if the acquisition was accounted for as an asset acquisition.

EHT relative fair value allocation:	June 30, 2022

Purchase Consideration
Common stock	$14,569,167
Stock options issued	35,906
Warrants issued	491,966
Transaction costs	1,292,193
Total consideration	$16,389,233

Assets acquired
Cash and cash equivalents	$12,035,833
Accounts receivable	887,106
Property, plant and equipment	147,203
Current assets held for sale (property, plant and equipment)	8,693,396
Current assets held for sale (equity investment)	50,908
Other receivable	165,727
Accounts payable	(1,411,767)
Accrued payroll liabilities	(515,887)
Other current liabilities	(2,653,067)
Insurance Payable	(996,365)
Accounts payable - related parties	(13,854)
Total net assets acquired	$16,389,233
k.Additional paid-in capital is adjusted to reflect the following:
(i) The total value of the shares of common stock expected to be issued as consideration for the Acquisition of $14,569,167 less the associated par value of $416,262 recorded in Common stock (“j” above) and less equity issuance costs of $46,397.
(ii) The estimated fair value of warrants issued as consideration for the Acquisition in the amount of $491,966. These warrants represent EHT warrants outstanding as of June 30, 2022 which will be converted into warrants to purchase shares of SKYE common stock at the agreed-upon exchange ratio of 1.95. The chart below summarizes the details of these warrants:

EHT Warrants	EHT Exercise Price (CAD)	Number of EHT Warrants Outstanding	Adjusted Exercise Price (USD)	Term (Years)	Number of SKYE Warrants Issued and Outstanding
November 2019	$0.75	4,385,965	$0.50	5	8,552,631
December 2019	0.39	5,172,942	0.25	5	10,087,236
February 2020	0.39	7,596,551	0.25	5	14,813,274
February 2020	0.39	2,748,276	0.25	5	5,359,138
June 2020	0.27	11,351,351	0.18	5	22,135,134
		31,255,085			60,947,413
The assumptions used to value these warrants are as follows:

June 30, 2022
Dividend yield	0.00%
Volatility	94.2% - 128.2%
Risk-free interest rate	2.76 - 2.96%
Expected term (years)	0.92 - 2.63
(iii) The estimated fair value of options issued as consideration for the Acquisition in the amount of $35,906. These options represent EHT options outstanding as of June 30, 2022 totaling 4,564,720, which will be converted into options to acquire shares of SKYE common stock at the agreed-upon exchange ratio of 1.95 for a total of 8,901,204 SKYE options. The assumptions to value these options are as follows:.

June 30, 2022
Dividend yield	0.00%
Volatility	89.7 - 129.7%
Risk-free interest rate	1.28-3.00%
Expected term (years)	0.07 - 3.86
(iv) The grant date fair value of $82,592 for one of two tranches of a stock option grant to a former member of the SKYE Board of Directors that provides for 2,000,000 shares of SKYE common stock, subject to an exercise contingency related to the satisfaction of a performance based provision tied to closing of the acquisition. This tranche meets the criteria for equity classification.
(v) The elimination of the historical equity of EHT.
l.Accumulated other comprehensive income and Accumulated deficit are adjusted to reflect the elimination of the remaining historical equity balances of EHT as well as the applicable effects of the acquisition transactions as presented above.

THE ARRANGEMENT AGREEMENT AND RELATED AGREEMENTS
The following is a summary of the principal terms of the Arrangement Agreement. This summary does not purport to be complete and may not contain all of the information about the Arrangement Agreement that is important to SKYE Stockholders. The rights and obligations of the Parties are governed by the express terms and conditions of the Arrangement Agreement and not by this summary or any other information contained in this proxy statement. This summary is qualified in its entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, a copy of which is attached to this proxy statement as Appendix A and is available on EDGAR at www.sec.gov, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached at Appendix B to this proxy statement.
On May 11, 2022, SKYE entered into an Arrangement Agreement with EHT, pursuant to which SKYE and EHT agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, SKYE will acquire all of the outstanding EHT Shares pursuant to a Plan of Arrangement under the BCBCA. The Arrangement Agreement was amended on June 14, 2022 and July 15, 2022. Upon completion of the Arrangement, EHT Shareholders (other than EHT Dissenting Shareholders) will receive, for each EHT Share held, 1.95 SKYE Common Shares.
The terms of the Arrangement Agreement were the result of arm’s length negotiation between EHT and SKYE and their respective advisors.
Representations and Warranties
Except for its status as the contractual document that establishes and governs the legal relations among EHT and SKYE with respect to the Arrangement, EHT and SKYE do not intend for the Arrangement Agreement to be a source of factual, business or operational information about EHT or SKYE. The Arrangement Agreement contains representations and warranties made by EHT to SKYE, and by SKYE to EHT, which are summarized below. These representations and warranties have been made by each Party solely for the benefit of the other Party and:
•were not intended as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate;
•have been qualified by certain confidential disclosures that were made to the other Party in connection with the negotiation of the Arrangement Agreement, which disclosures are not reflected in the Arrangement Agreement; and
•may apply standards of materiality (including, in the case of EHT, an EHT Material Adverse Effect and in the case of SKYE, a SKYE Material Adverse Effect) that may be different from that considered material to EHT Shareholders or SKYE Stockholders, or that may have been used for the purpose of allocating risk between the Parties rather than for the purpose of establishing facts.
Moreover, information concerning the subject matter of the representations and warranties in the Arrangement Agreement were made as of specific dates specified therein and may have changed since the date of the Arrangement Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.
The representations and warranties provided by EHT in favor of SKYE relate to, among other things:
(a)corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power and authority of EHT to enter into the Arrangement Agreement and perform its obligations thereunder;
(b)capital structure and equity securities;
(c)authority and board approval to enter into the Arrangement Agreement, the execution and delivery of the Arrangement Agreement by EHT and the performance by it of its obligations thereunder, and the completion of the Arrangement not resulting in a violation, conflict or default under EHT’s or its Subsidiaries’ constating documents;
(d)EHT’s ownership of its Subsidiaries, and certain matters with respect to the EHT Subsidiaries;
(e)“reporting issuer” status of EHT, the listing on the CSE of the EHT Shares and compliance with the requirements of the CSE and the OTCQX;
(f)U.S. Securities Laws matters;
(g)the EHT Resolution being the only vote of the EHT Securityholders necessary to adopt the Arrangement Agreement;

(h)EHT and its Subsidiaries’ compliance with Laws and their respective constating documents;
(i)authorizations obtained by EHT and its Subsidiaries in connection with carrying on their business; the delivery to SKYE of accurate and complete copies of the Organizational Documents of each EHT Subsidiary that constitutes a “significant subsidiary” of EHT;
(j)that no steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of EHT or any EHT Subsidiaries and no board approvals have been given to commence any such proceeding;
(k)the absence of any voting trust or similar agreement, other than the EHT Support Agreements;
(l)EHT’s timely and accurate filing of public documents;
(m)the absence of outstanding or unresolved comments with respect to EHT’s public filings and there being no ongoing review or investigation by the securities commission or the CSE;
(n)EHT’s financial statements and financial reporting controls;
(o)the absence of undisclosed liabilities;
(p)litigation matters;
(q)employment and labor matters;
(r)EHT Benefit Plans;
(s)possession of material permits required by applicable laws;
(t)material contracts, including the absence of violation or breach of each such contract that would result in an EHT Material Adverse Effect;
(u)title to property matters;
(v)environmental matters;
(w)taxes;
(x)EHT’s insurance matters;
(y)rights to intellectual property;
(z)access to information, data privacy, and security;
(aa)related party transactions;
(bb)the absence of certain changes or events and the absence of an EHT Material Adverse Effect;
(cc)restrictions on business activities;
(dd)EHT’s compliance with Laws
(ee)performance under material contracts;
(ff)brokers and other expenses;
(gg)delivery of the EHT Fairness Opinion;
(hh)regulatory compliance matters; and
(ii)that none of the information supplied or to be supplied by or on behalf of EHT for inclusion or incorporation by reference in this proxy statement does, at the time this proxy statement is mailed to EHT Shareholders, or will, at the time of the EHT Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the EHT Meeting which has become false or misleading.

The representations and warranties provided by SKYE in favor of EHT relate to, among other things:
(a)corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power and authority of SKYE to enter into the Arrangement Agreement and perform its obligations thereunder;
(b)capital structure and equity securities;
(c)authority and board approval to enter into the Arrangement Agreement, the execution and delivery of the Arrangement Agreement by SKYE, and the performance by it of its obligations thereunder and the completion of the Arrangement not resulting in a violation, conflict or default under SKYE’s or its Subsidiaries’ constating documents;
(d)SKYE’s ownership of its Subsidiaries and certain matters with respect to the SKYE Subsidiaries;
(e)reporting issuer status of SKYE, the listing on the Nasdaq of the SKYE Shares and compliance with the requirements of the Nasdaq;
(f)U.S. Securities Laws matters;
(g)the SKYE Shareholder Approval being the only vote of the holders of any class or series of SKYE’s capital stock necessary to adopt the Arrangement Agreement;
(h)SKYE and its Subsidiaries’ compliance with Laws and their respective constating documents;
(i)authorizations obtained by SKYE and its Subsidiaries in connection with carrying on their business; the delivery to EHT of accurate and complete copies of the Organizational Documents of SKYE and each SKYE Subsidiary that constitutes a “significant subsidiary” of SKYE;
(j)that no steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of SKYE or any SKYE Subsidiaries and no board approvals have been given to commence any such proceeding;
(k)the absence of any voting trust or similar agreement, other than the SKYE Support Agreements;
(l)SKYE s timely and accurate filing of public documents;
(m)the absence of outstanding or unresolved comments with respect to SKYE’s public filings and there being no ongoing review or investigation by a securities authority or stock exchange;
(n)SKYE’s financial statements and financial reporting controls;
(o)the absence of undisclosed liabilities;
(p)litigation matters;
(q)employment and labour matters;
(r)SKYE Benefit Plans;
(s)possession of material permits required by applicable laws;
(t)material contracts, including the absence of violation or breach of each such contract that would result in a SKYE Material Adverse Effect;
(u)title to property matters;
(v)environmental matters;
(w)taxes;
(x)SKYE’s insurance matters;
(y)rights to intellectual property;
(z)access to information, data privacy and security;
(aa)related party transactions;
(bb)the absence of certain changes or events and the absence of a SKYE’s Material Adverse Effect;
(cc)restrictions on business activities;

(dd)SKYE’s compliance with Laws;
(ee)performance under material contracts;
(ff)brokers and other expenses;
(gg)delivery of the SKYE Fairness Opinion;
(hh)regulatory compliance matters; and
(ii)that none of the information supplied or to be supplied by or on behalf of SKYE for inclusion or incorporation by reference in (a) any registration statement, proxy statement or proxy statement required in connection with the transactions contemplated in the Arrangement Agreement will, at the time such document is filed with the SEC or becomes effective under the U.S. Securities Act or (b) this proxy statement will, at the time this proxy statement is mailed to SKYE Stockholders, or at the time of the SKYE Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the SKYE Meeting which has become false or misleading.
The representations and warranties of EHT and SKYE contained in the Arrangement Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms. Notwithstanding the termination of the Arrangement Agreement prior to the Effective Time, and the resulting expiration of the representations and warranties, each Party to the Arrangement Agreement may be liable for any damages arising out of willful breach of any provision of the Arrangement Agreement.
Covenants
General
In the Arrangement Agreement, each of EHT and SKYE has agreed to certain covenants, including customary covenants relating to the operation of their respective businesses in the ordinary course, to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and the Plan of Arrangement, and to obtain the requisite regulatory approvals set out in the Arrangement Agreement, as described below.
SKYE Interim Covenants Regarding Conduct of Business
The Arrangement Agreement includes a general covenant by SKYE in favor of EHT that, prior to the earlier of the Effective Time and the termination of the Arrangement Agreement, except as expressly provided for in the SKYE Disclosure Letter, as required by applicable Law, as expressly permitted by the Arrangement Agreement or with the prior written consent of EHT, SKYE and the SKYE Subsidiaries will (a) conduct the business and operations of SKYE and the SKYE Subsidiaries, taken as a whole, in all material respects in the ordinary course of business, and (b) use commercially reasonable best efforts to preserve intact and maintain the current business organizations and operations of SKYE and the SKYE Subsidiaries, maintain in effect all existing material SKYE Permits, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.

Without limiting the generality of the foregoing, and except as expressly provided for in the SKYE Disclosure Letter, as required by applicable Law, as expressly permitted by the Arrangement Agreement or with the prior written consent of EHT, SKYE has agreed it will not, and will not permit any of the wholly-owned SKYE Subsidiaries to, among other things:
(a)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, SKYE or any of the SKYE Subsidiaries; (B) split, combine or reclassify any capital stock of, or other equity interests in, SKYE or any of the SKYE Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in or outstanding securities of, SKYE or any of the SKYE Subsidiaries, except as required by the terms of any capital stock or equity interest of any SKYE Subsidiary or as contemplated or permitted by the terms of any SKYE Benefit Plan in effect as at the date of the Arrangement Agreement (including any award agreement applicable to any SKYE Option or SKYE RSU outstanding on the date of the Arrangement Agreement or issued in accordance with the Arrangement Agreement);
(b)except for (A) issuances of SKYE Common Stock in respect of any exercise of SKYE Options or settlement of any SKYE RSUs outstanding on the date of the Arrangement Agreement, (B) the issuance of SKYE Common Stock issued pursuant to the exercise of SKYE Options or the vesting of SKYE RSUs, in each case if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of SKYE Common Stock issued pursuant to the exercise of SKYE Warrants, (D) transactions solely between or among SKYE and its wholly-owned Subsidiaries, and (E) issuance of SKYE Options and SKYE RSUs in the Ordinary Course pursuant to the existing SKYE Benefit Plan, issue, sell, pledge, dispose of or encumber, or agree to or authorize the issuance, sale, pledge, disposition or encumbrance of or purchase or redeem or propose or agree to the purchase or redemption of, (x) any shares of its capital stock or other ownership interest in SKYE or any of the SKYE Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
(c)except as required by the terms of any SKYE Benefit Plan or applicable Laws, (A) enter into, adopt or terminate any material SKYE Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any SKYE Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to SKYE of maintaining such SKYE Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than US$250,000 or with a title below Chief Development Officer, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, other than issuance of SKYE Options or SKYE RSUs in the Ordinary Course pursuant to the existing SKYE Benefit Plan, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to US$250,000 or with a title equal to Chief Development Officer or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) implement any layoffs, furloughs or reductions in hours with respect to any officers or employees of SKYE or any of the SKYE Subsidiaries, (H) modify, extend or enter into any employment agreements or (I) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of SKYE or any of the SKYE Subsidiaries; waive the restrictive covenant obligations of any SKYE Employee or any of the SKYE Subsidiaries;
(d)waive the restrictive covenant obligations of any SKYE Employee or any of the SKYE Subsidiaries;
(e)(A) in the case of SKYE, amend or permit the adoption of any amendment to the SKYE Organizational Documents, or (B) in the case of any of the SKYE Subsidiaries, except for amendments that would not materially restrict the operation of their businesses, amend or permit the adoption of any amendment to the SKYE Organizational Documents;

(f)(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course or pursuant to existing Contracts which are listed in the SKYE Disclosure Letter;
(g)consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation, bankruptcy or dissolution of SKYE or any of the SKYE Subsidiaries, or a restructuring, recapitalization or other reorganization of SKYE or any of the SKYE Subsidiaries of a similar nature;
(h)authorize, make or commit to make capital expenditures, except to the extent that capital expenditures are required to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;
(i)sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any of its assets or properties (including shares of any SKYE Subsidiary), other than (A) in the Ordinary Course and pursuant to a Contract of SKYE or any of the SKYE Subsidiaries in effect on the date of the Arrangement Agreement and listed in the SKYE Disclosure Letter, or (B) among SKYE and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of SKYE;
(j)fail to maintain the SKYE Intellectual Property or any other material Intellectual Property owned by SKYE or any of the SKYE Subsidiaries, or maintain rights in material Intellectual Property, in the Ordinary Course, provided, that the foregoing shall not require SKYE or any of the SKYE Subsidiaries to take any action to alter the terms of any license or other Contract with respect to material Intellectual Property;
(k)(A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date of the Arrangement Agreement or (2) Permitted Liens, or (B) incur, create, assume or guarantee any Indebtedness, other than transactions solely between or among SKYE and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of SKYE, and in each case guarantees thereof;
(l)make any pre-payment under an existing Indebtedness;
(m)except as disclosed in the SKYE Disclosure Letter, other than the settlement of any Actions reflected or reserved against on the SKYE Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Action in excess of $200,000 (excluding (A) any audit, claim or Action in respect of Taxes, which shall be governed exclusively by Section 4.1(2)(p) of the Arrangement Agreement and (B) any stockholder litigation against SKYE, EHT or their respective directors or officers relating to the transactions contemplated by the Arrangement Agreement) involving solely the payment of monetary damages by SKYE or any of the SKYE Subsidiaries of any amount exceeding $200,000 in the aggregate (but excluding any amounts paid on behalf of SKYE or any of the SKYE Subsidiaries by any applicable insurance policy maintained by SKYE or any of the SKYE Subsidiaries); provided, however, that neither SKYE nor any of the SKYE Subsidiaries shall settle or compromise any Action if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by SKYE or any of the SKYE Subsidiaries, (3) has a materially restrictive impact on the business of SKYE or any of the SKYE Subsidiaries or (4) brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by the Arrangement Agreement or the Arrangement;
(n)change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of SKYE and the SKYE Subsidiaries, except as required by U.S. GAAP or applicable Law;
(o)(A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material SKYE Real Property Lease;

(p)(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where SKYE has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability (other than any amendment to claim a benefit provided by the CARES Act), (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $200,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) and in a manner which is true, correct and complete in all material respects;
(q)except as expressly permitted in the Arrangement Agreement and other than in the Ordinary Course, (A) enter into or assume any Contract that would have been a SKYE Material Contract (excluding any SKYE Benefit Plan) had it been entered into prior to the date of the Arrangement Agreement or (B) fail to comply in all material respects with, terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any SKYE Material Contract (excluding any SKYE Benefit Plan) or any Contract (excluding any SKYE Benefit Plan) that would have been a SKYE Material Contract had it been entered into prior to the date of the Arrangement Agreement, excluding any termination upon expiration of a term in accordance with the terms of such SKYE Material Contract;
(r)fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of SKYE and the SKYE Subsidiaries; or
(s)agree to take any action that is prohibited by the foregoing.
EHT Interim Covenants Regarding Conduct of Business
The Arrangement Agreement includes a general covenant by EHT in favor of SKYE that, prior to the earlier of the Effective Time and the termination of the Arrangement Agreement, except as expressly provided for in the EHT Disclosure Letter, as required by applicable Law, as expressly permitted by the Arrangement Agreement or with the prior written consent of EHT, SKYE and the EHT Subsidiaries shall (a) conduct the business and operations of EHT and the EHT Subsidiaries, taken as a whole, in all material respects in the ordinary course of business, and (b) use commercially reasonable efforts to preserve intact and maintain the current business organizations and operations of EHT and the EHT Subsidiaries, maintain in effect all existing material EHT Permits and maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them. Notwithstanding the foregoing, neither EHT nor any of the EHT Subsidiaries are prohibited from taking commercially reasonable actions required in response to the COVID-19 pandemic.
Without limiting the generality of the foregoing, and except pursuant to the EHT Realization Process, as required by applicable Law, as expressly permitted by the Arrangement Agreement or with the prior written consent of SKYE, EHT has agreed it will not, and will not permit any of the wholly-owned EHT Subsidiaries to, among other things:
(a)declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding share capital of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any share capital of, EHT or any of the EHT Subsidiaries, except for (1) regular quarterly cash dividends payable by EHT in respect of EHT Shares and (2) dividends or distributions by a wholly-owned Subsidiary of EHT to EHT or another wholly-owned Subsidiary of EHT; or (B) split, combine or reclassify any share capital of, or other equity interests in, EHT or any of the EHT Subsidiaries;

(b)other than for (A) issuances of EHT Shares in respect of any exercise of EHT Options outstanding on the date of the Arrangement Agreement, (B) the issuance of EHT Shares issued pursuant to the exercise of EHT Options if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of EHT Shares issued pursuant to the exercise of EHT Warrants, and (D) transactions solely between or among EHT and its wholly-owned Subsidiaries, (E) the issuance of EHT Options in the Ordinary Course pursuant to the EHT Omnibus Incentive Plan, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (x) any shares or other ownership interest in EHT or any of the EHT Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
(c)other than as required by the terms of any EHT Benefit Plan, (A) enter into, adopt or terminate any material EHT Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any EHT Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to EHT of maintaining such EHT Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than $200,000 or with a title below Chief Operating Officer, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $200,000 or with a title equal to Chief Operating Officer or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) modify, extend or enter into any employment agreements or (H) recognize or certify any unions, employee representative bodies or other labor organizations as the bargaining representative for any employees of EHT or any of the EHT Subsidiaries;
(d)in the case of EHT, amend or permit the adoption of any amendment to the EHT Organizational Documents;
(e)(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course;
(f)consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation, bankruptcy or dissolution of EHT or any EHT Subsidiary or a restructuring, recapitalization, sale of or other reorganization of EHT or any of any EHT Subsidiary of a similar nature (including a sale of shares of any EHT Subsidiary);
(g)change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of EHT and the EHT Subsidiaries, except as required by IFRS or applicable Law;
(h)(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where EHT has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $200,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) and in a manner which is true, correct and complete in all material respects;
(i)fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of EHT and the EHT Subsidiaries to the extent commercially reasonable in EHT’s business judgment in light of prevailing conditions in the insurance market; or
(j)agree to take any action that is prohibited by the foregoing.

Without limiting the generality of the foregoing, except (i) as required by applicable Law, (ii) as expressly permitted or required by this Agreement, or (iii) with the prior written consent of SKYE (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, EHT shall, and shall cause any of the EHT Subsidiaries to (A) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed, which shall be correct and complete in all material respects, (B) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted; (C) keep SKYE reasonably informed of any material events, discussions, notices or changes with respect to any Tax investigation, and (D) consider in good faith any reasonable requests by SKYE that EHT or the EHT Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from the applicable Governmental Entity.
Notwithstanding any provision set forth in the Arrangement Agreement, with respect to the EHT Realization Process and in accordance with Section 4.12, subsequent to May 11, 2022: (i) EHT shall only take such steps or pursue actions as are reasonably necessary to effect the transactions set out in Schedule “D”, and shall not take any other steps or actions with respect to the alienation, in any manner whatsoever, of any of the EHT Assets nor shall EHT terminate any agreements, take on any obligations or otherwise modify its business or activities, except with the prior written consent of SKYE or as otherwise permitted by the Arrangement Agreement; and (ii) EHT shall take all steps necessary to ensure that the EHT Subsidiaries shall comply with the provisions of this section.
To the extent required, from the date hereof until the end of the Pre-Closing Period, in relation to the EHT Permits, EHT (which, for purposes of this section, shall include the EHT Subsidiaries) shall duly and timely file any notice or advance notice required under the Cannabis Act (Canada) and all regulations thereunder, as well as any other notice or advance notice required under any other Food and Drug Law.
During the Pre-Closing Period, EHT will, at the request of SKYE, provide such reasonable commercial assistance as is necessary for the directors and officers of SKYE to make an application to obtain security clearance under the Cannabis Act (Canada) (provided, for greater certainty, that obtaining such security clearance shall not be a condition to Closing).
During the Pre-Closing Period, EHT will, at the request of SKYE, provide to SKYE such reasonable commercial assistance as is necessary for the purpose of SKYE preparing a transition plan to meet applicable financial reporting and tax reporting requirements going forward following Closing (provided, for greater certainty, that completion of such plan shall not be a condition to Closing).
To the extent received during the Pre-Closing Period, upon receipt by Avalite of a notice of renewal sent by the Controlled Substances Compliance Division, EHT shall proceed to duly and timely make an application to renew the dealer’s license held by Avalite under the Controlled Drugs and Substances Act (Canada) and shall diligently pursue such application.
In the event the closing of the sale of EHTC set out in Schedule “D” is scheduled to occur during the Pre-Closing Period, EHT shall not proceed with the closing of such sale unless it has, prior to such closing, transferred from EHTC to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or in such other manner as is reasonably acceptable to SKYE.
Covenants Relating to the Arrangement
Each of EHT and SKYE further covenanted, from the date of the Arrangement Agreement until the earlier of the termination date of the Arrangement Agreement and the Effective Time, that, among other things:
(a)it shall and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) all of the conditions precedent required to be fulfilled by it in the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, including using commercially reasonable efforts to promptly:
(i)obtain all necessary waivers, consents and approvals required from, and provide all required notices to, persons party to loan agreements, leases, licenses and other Contracts or Permits;
(ii)obtain all necessary Permits as are required to be obtained by it under all Law;
(iii)defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Arrangement or the Arrangement Agreement, and oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting, the ability of the Parties to consummate the Arrangement; and

(iv)cooperate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;
(b)it shall not deliberately take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to materially delay or impede the consummation of the Arrangement, or that will have, or would reasonably be expected to have, the effect of materially delaying, impairing or impeding the granting of the Regulatory Approvals.
Additionally, SKYE has further covenanted and agreed to:
(c)use commercially reasonable efforts to, prior to the completion of the Arrangement, obtain the Stock Exchange Approval; and
(d)allot and reserve for issuance a sufficient number of SKYE Shares to meet the obligations of SKYE under the Plan of Arrangement.
Regulatory Approvals
Pursuant to the terms of the Arrangement Agreement, each of EHT and SKYE shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use its commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals.
Additionally, each Party is required to, among other things:
(a)make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use its commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals.
(b)In the case of the Stock Exchange Approval, agree that an initial Listing Statement shall be submitted to the CSE no later than the date of the EHT Circular.
(c)cooperate with one another in connection with obtaining the Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of a Party, acting reasonably, advisable, in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a misrepresentation; provided, however, that neither Party need provide information that is not in its possession or not otherwise reasonably available to it.
(d)(i) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any material communication from any Governmental Entity in respect of the Arrangement or the Arrangement Agreement, (ii) respond, as soon as reasonably practicable, to any reasonable requests for information from a Governmental Entity in connection with obtaining a Regulatory Approval, and (iii) not make any submissions or filings to any Governmental Entity related to the transactions contemplated by the Arrangement Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by the Arrangement Agreement, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Party) and to attend and participate in any communications.
(e)SKYE and EHT will not, and will not permit any of their respective Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or equity, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would at the time of entry into such agreement, reasonably be expected to (i) materially increase the likelihood of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by the Arrangement Agreement or (ii) prevent, materially impede or materially delay the receipt of the Required Regulatory Approvals.

(f)If any objections are asserted with respect to the transactions contemplated by the Arrangement Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by the Arrangement Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use their commercially reasonable efforts consistent with the terms of the Arrangement Agreement to resolve such objection or proceeding, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.
(g)Notwithstanding anything to the contrary in the Arrangement Agreement, no Party is permitted or required to divest or to offer to divest any of their assets or properties or to agree to any behavioral remedy, undertaking, commitment, or restriction on the operations of SKYE or EHT in order to secure any Regulatory Approval except with the express consent of both SKYE and EHT.
Access and Information
Each of EHT and SKYE have agreed to give the other Party and its Representatives, upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (a) premises, (b) property and assets (including books and records), (c) contracts and leases, (d) senior personnel and Representatives and (e) such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other reasonably requests, all in accordance with the terms of the Arrangement Agreement.
Insurance and Indemnification
The Arrangement Agreement provides that, prior to the Effective Date, EHT shall, and SKYE may (to the extent determined to be necessary or appropriate by the SKYE Board), purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by EHT and its Subsidiaries or SKYE and its Subsidiaries, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date.
SKYE will or will cause EHT and its Subsidiaries or SKYE and its Subsidiaries, as applicable, to, maintain such tail policies in effect without any reduction in scope or coverage until January 31, 2023.
SKYE will, from and after the Effective Time, honour all rights to indemnification or exculpation existing as of the date of the Arrangement Agreement in favour of present and former officers and directors of EHT and its Subsidiaries, including all rights pursuant to the Organizational Documents of such entities and any contractual rights. SKYE has acknowledged that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.
SKYE Covenants Regarding Convertible Securities
The SKYE Board will not accelerate the vesting of the SKYE Options and the SKYE Board will otherwise deal with such securities in accordance with their terms and will take all actions necessary or advisable to ensure that such securities are not affected by the implementation of the Transaction. SKYE shall take all steps in advance of the Effective Date reasonably required by EHT to facilitate the registration of the SKYE Shares underlying the Replacement Warrants and Replacement Options.
EHT Covenants Regarding Convertible Securities
The EHT Board shall not accelerate the vesting of any issued and outstanding EHT Options or EHT RSUs and the EHT Board will otherwise deal with such securities in accordance with their terms.
EHT Covenants regarding Nasdaq Listing
EHT agrees to provide to SKYE or Nasdaq any documents or disclosures reasonably required by Nasdaq with regard to SKYE’s ongoing listing qualification process for the SKYE Common Stock.
Cooperation with Auditors
Each of SKYE and EHT agree to use their best efforts to cooperate with, and cause its auditor to cooperate with, the other Party to provide any financial statements and any other related information required for the EHT Circular, this proxy statement and any other filings related to the Required Regulatory Approvals including as to any reconciliation or conversion into IFRS or U.S. GAAP, as the case may be.

EHT Realization Process
SKYE acknowledged and agreed that the implementation of the EHT Realization Process and the specific actions outlined below were not to be considered in determining whether a representation or warranty of EHT has been breached:
•Termination of the lease agreement between EHTC and 0826239 B.C. LTD. in respect of the EHT Leased Real Property located at 6980 Number 9 Road, Richmond, BC V6W 1G5 and the sale of the greenhouses and other assets owned by EHTC and located thereon.
•Sale of all of the shares of Verdélite Sciences, Inc. and Verdélite Property Holdings, Inc. held by EHT.
•Termination of the subscription agreement between 1306562 BC Ltd., Segev LLP and EHTC dated December 15, 2021.
•Termination of all agreements among EHTC and HYTN Beverage Corp. and assigned by the latter to HYTN Cannabis Inc.
•Termination of all of the EHT and EHT Subsidiaries employees by June 30, 2022 and payment of termination packages in connection therewith in amounts which shall not exceed 110% of the amounts approved by the EHT Board of Directors by way of a director consent on February 25, 2022.
•Termination of the extraction and white label agreement between EHTC and Valens Agritech Ltd. dated November 12, 2019.
•Vertical short-form amalgamation of Emerald Health Naturals Inc. with EHT.
•Termination of all agreements between EHTC and FlowerPod LLC and sale of all shares of FlowerPod LLC held by EHTC
•Transfer of the following, held by EHTC, to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or as otherwise directed by SKYE.
•Sale of all the shares of EHTC held by EHT to a third party, provided that the aforementioned item is completed prior to closing of such sale (collectively, the “Realization Actions”).
In completing the EHT Realization Process, EHT will (a) consult with SKYE on the structuring of any transaction proposed pursuant to the EHT Realization Process; (b) provide SKYE a reasonable opportunity to review and provide comments and input on any agreement and the terms of any arrangement proposed to be entered into by EHT to effect any transaction which forms a part of the EHT Realization Process prior to the execution of such agreement and give due consideration to any such comments and input, acting reasonably; (c) use reasonable efforts to complete any transaction which forms a part of the EHT Realization Process in a tax efficient manner including taking into consideration the tax attributes of both EHT and SKYE including following completion of the Arrangement, including, for greater certainty, pursuant to comments or input from SKYE; and (d) take into consideration regulatory, tax and operational considerations of both EHT and SKYE, including following completion of the Arrangement, including, for greater certainty, pursuant to comments or input from SKYE, in proceeding with any transaction which forms the part of the EHT Realization Process.
In the event the closing of the sale of EHTC set out in the EHT Realization Process is scheduled to occur prior to the expiry of the Arrangement Agreement, EHT has agreed not proceed with the closing of such sale unless it has, prior to such closing, transferred from EHTC to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or in such other manner as is reasonably acceptable to SKYE.
Pre-Closing Reorganization
EHT will use best efforts to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as SKYE may reasonably request prior to the Effective Date, and the Arrangement, if required, will be modified accordingly; provided, however, that EHT need not effect a Pre-Acquisition Reorganization which would impede or materially delay the consummation of the Arrangement or completion of any of the transactions set out above in the EHT Realization Process section.
Without limiting the foregoing and other than as set forth in the paragraph above, SKYE will use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Acquisition Reorganization, and EHT will cooperate with SKYE in structuring, planning and implementing any such Pre-Acquisition Reorganization.

SKYE must provide written notice to EHT of any proposed Pre-Acquisition Reorganization (which notice will include full particulars of all material steps and transactions with respect to such Pre-Acquisition Reorganization) at least 15 Business days prior to the mailing date of the EHT Meeting. In addition:
(a)any Pre-Acquisition Reorganization will not become effective unless the Parties will have confirmed in writing the satisfaction or waiver of all conditions in their respective favor set forth in Article 6 and will have confirmed in writing that they are prepared to promptly and without condition proceed to effect the Arrangement;
(b)any Pre-Acquisition Reorganization will be effective as close as reasonably practical to the Effective Date and, in any event, after all Regulatory Approvals are obtained;
(c)any Pre-Acquisition Reorganization will not prejudice EHT or the EHT Shareholders in any material respect;
(d)any Pre-Acquisition Reorganization will not require EHT to obtain the approval of the EHT Shareholders unless the Parties otherwise agree;
(e)any Pre-Acquisition Reorganization will not require any filings with, notifications to or approvals of any Governmental Authority or third party which may not be made, effected or obtained prior to the Effective Date;
(f)any Pre-Acquisition Reorganization will not require EHT to contravene any applicable Laws, its organizational documents or any EHT Material Contract; and
(g)EHT will not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any EHT Shareholder or holder of EHT Options or EHT Warrants greater than the Taxes or more onerous than the other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.
EHT and SKYE acknowledge and agree that the planning for and implementation of any Pre-Acquisition Reorganization will not be considered a breach of any covenant under the Arrangement Agreement and will not be considered in determining whether a representation or warranty of EHT hereunder has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under contract).
EHT and SKYE will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, EHT will not be liable for the failure of SKYE to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.
SKYE agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless EHT and its affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).
Covenants Regarding Non-Solicitation
Pursuant to the Arrangement Agreement except as provided in the Arrangement Agreement, each of EHT and SKYE has agreed to not directly or indirectly, through any Representatives, or authorize any Representative to:
(a)solicit, initiate or knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of a Party or any Subsidiary) any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal in respect of such Party;
(b)enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than the other Party) regarding any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to constitute or lead to an Acquisition Proposal in respect of such Party;
(c)make a Change In Recommendation; or
(d)accept, approve, endorse or recommend, execute or enter into, or publicly propose to accept, approve, execute or enter into, any letter of intent, agreement in principle, agreement, arrangement, offer or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted to be entered into in accordance with the Arrangement Agreement).

Pursuant to the terms of the Arrangement Agreement, each of EHT and SKYE agreed to, and to cause its Representatives to, immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of the Arrangement Agreement with any person (other than the other Party) with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, each Party agreed to:
(a)immediately discontinue access to and disclosure of any of its confidential information, including any data room and any confidential information, properties, facilities, books and records of such Party or of any of its Subsidiaries; and
(b)within two Business Days of the date of the Arrangement Agreement, request and exercise all rights it has under any confidentiality agreement at the date of the Arrangement Agreement related to any Acquisition Proposal, including an Acquisition Proposal made prior to the date of the Arrangement Agreement, (i) the return or destruction of all copies of any confidential information regarding such Party or any of its Subsidiaries provided to any person relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such Party or any of its Subsidiaries.
In the Arrangement Agreement, each Party represented that it had not, as of the date of the Arrangement Agreement and in the 12 months prior to the date of the Arrangement Agreement, waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement or restriction to which such Party or any of its Subsidiaries is a party. Each Party further agreed to use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which it or its Subsidiaries is a party and relates to a potential Acquisition Proposal (including a potential Acquisition Proposal made prior to the date of the Arrangement Agreement) and neither it, nor any of its Subsidiaries have or will, without the prior written consent of the other Party (which may be withheld or delayed in the other Party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations, or any of its Subsidiaries, under any such confidentiality, standstill, non-disclosure, non-solicitation or similar agreement to which the Party or any of its Subsidiaries is a party. Notwithstanding the foregoing, the Parties acknowledged and agreed that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms will not be a violation of the non-solicitation provisions of the Arrangement Agreement.
Each Party further agreed to advise its Representatives of the prohibitions set out in the non-solicitation provisions of the Arrangement Agreement and to advise such Representatives that any violation of the restrictions set forth in the non-solicitation provisions of the Arrangement Agreement by a Party’s Representatives is deemed to be a breach of the non-solicitation provisions of the Arrangement Agreement by such Party.
Notification of Acquisition Proposals
Pursuant to the terms of the Arrangement Agreement, if a Party or any of its Representatives receives an Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal after the date of the Arrangement Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to such Party or any Subsidiary in connection with such an Acquisition Proposal, inquiry, proposal or offer, such Party shall as soon as practicable and in any event within 24 hours of the receipt thereof notify the other Party (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request.
Such notice shall include a description of the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request and such Party shall provide the other Party with unredacted copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such person or any other information reasonably necessary to keep the other Party informed in all material respects of the Acquisition Proposal. The Party receiving the Acquisition Proposal, inquiry, proposal, offer or request shall keep the other Party informed on a current basis of the status of material or substantive developments and (to the extent such Party is permitted pursuant to the terms of the Arrangement Agreement to enter into discussions or negotiations regarding any such Acquisition Proposal), the status of discussions and negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof and shall provide the other Party with copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to such Party by or on behalf of any person making any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof.

Responding to an Acquisition Proposal
Notwithstanding any provision of the Arrangement Agreement, if at any time following the date of the Arrangement Agreement and prior to, in the case of SKYE, the approval of the SKYE Resolution by the SKYE Stockholders, and, in the case of EHT, the approval of the EHT Resolution by the EHT Shareholders, a Party receives an Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Arrangement Agreement (it being understood that a Party will not be in breach of the non-solicitation provisions of the Arrangement Agreement if such Party or its Representatives contact the Person who has made an Acquisition Proposal for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal), such Party and its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its Subsidiaries to the person or persons making such Acquisition Proposal, if and only if:
(a)the special committee of such Party first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;
(b)the person or persons making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such Party or its Subsidiaries;
(c)such Party has been, and continues to be, in compliance with its obligations under the non-solicitation provisions of the Arrangement Agreement in all material respects;
(d)prior to providing any such copies, access, or disclosure, such Party enters into a confidentiality and standstill agreement with the person or persons making such Acquisition Proposal substantially in the same form as the Confidentiality Agreement and which will not contain an exclusivity provision or other term which would restrict in any manner such Party’s ability to consummate the transactions hereunder or to comply with termination of the Arrangement Agreement its disclosure obligations to the other Party hereunder and any such copies, access or disclosure provided to the person or persons making such Acquisition Proposal shall have already been (or will simultaneously be) provided to the other Party; and
(e)such Party promptly provides the other Party with: (i) written notice stating such Party’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and (ii) prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement, permitted pursuant to the terms of the Arrangement Agreement.
Right to Match
If a Party receives an Acquisition Proposal that constitutes a Superior Proposal (the “Receiving Party”) prior to, in the case of EHT being the Receiving Party, the approval of the EHT Resolution by the EHT Shareholders, and in the case of SKYE being the Receiving Party, the approval of the SKYE Resolutions by the SKYE Shareholders, the Receiving Party may, subject to the terms of the Arrangement Agreement, enter into a definitive agreement with respect to such Superior Proposal, if and only if:
(a)the person or persons making such Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purposes or similar restriction with the Receiving Party or its Subsidiaries;
(b)the Receiving Party has delivered to the other Party a written notice of the determination of the Receiving Party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Receiving Party’s board of directors to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Receiving Party’s board of directors regarding the value (or range of values) in financial terms that the board of directors, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);
(c)the Receiving Party has provided the other Party a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to a Receiving Party in connection therewith;

(d)at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the other Party received the Superior Proposal Notice and the date on which such other Party received a copy of the definitive agreement and all supporting materials;
(e)during any Matching Period, such other Party has had the opportunity to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(f)after the Matching Period, the Receiving Party’s board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the other Party under the Arrangement Agreement) and that the failure by the board of directors to take such action would be inconsistent with its fiduciary duties; and
(g)prior to or concurrently with entering into such definitive agreement the Receiving Party terminates the Arrangement Agreement pursuant to the termination provisions of the Arrangement Agreement, and pays the SKYE Termination Amount or the EHT Termination Amount, as applicable.
During the Matching Period, or such longer period as the Receiving Party may approve in writing for such purpose: (a) the Receiving Party’s board of directors shall review any offer made by the other Party pursuant to the terms of the Arrangement Agreement to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Receiving Party shall negotiate, and cause its Representatives to negotiate, in good faith with the other Party to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable the other Party to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the Receiving Party’s board of directors determines that such Acquisition Proposal would cease to be a Superior Proposal, the Receiving Party shall promptly so advise the other Party and the Parties shall amend the Arrangement Agreement to reflect such offer made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Receiving Party or its shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of the Arrangement Agreement, and the other Party will be afforded a new five Business Day Matching Period from the later of the date on which such other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials with respect to the new Superior Proposal from the Receiving Party.
The Receiving Party’s board of directors shall promptly reaffirm the EHT Board Recommendation or the SKYE Board Recommendation, as the case may be, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Receiving Party’s board of directors determines that a proposed amendment to the terms of the Arrangement Agreement by the other Party pursuant to the terms of the Arrangement Agreement would result in an Acquisition Proposal no longer being a Superior Proposal. The Receiving Party shall provide the other Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other Party and its counsel.
If the Receiving Party provides a Superior Proposal Notice to the other Party on a date that is less than 10 Business Days before the EHT Meeting or the SKYE Meeting, as the case may be, the other Party will be entitled to require the Receiving Party to proceed with or adjourn or postpone such EHT Meeting or SKYE Meeting, as the case may be, in accordance with the terms of the Arrangement Agreement to a date specified by the other Party that is not more than 10 Business Days after the scheduled date of the EHT Meeting or the SKYE Meeting, as the case may be, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.
Conditions to Completion of the Arrangement
Mutual Conditions
The respective obligations of EHT and SKYE to implement the Arrangement and complete the transactions contemplated by the Arrangement Agreement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived, in whole or in part, with the mutual consent of the Parties:
(a)the Interim Order and the Final Order shall have been obtained on terms consistent with the Arrangement Agreement;

(b)the EHT Arrangement Resolution shall have been passed by the EHT Shareholders at the EHT Meeting in accordance with the Interim Order;
(c)the SKYE Shareholder Approval shall have been obtained at the SKYE Meeting in accordance with Law;
(d)each of the Required Regulatory Approvals shall have been made, given or obtained, on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect;
(e)SKYE shall have maintained its OTCQB listing;
(f)the Consideration Shares, Replacement Warrants and Replacement Options to be issued under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;
(g)the distribution of Consideration Shares, Replacement Warrants and Replacement Options pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators);
(h)EHT shall not have sold, transferred or otherwise alienated to a third party the EHT Real Property owned by Avalite located at 9295 198 St #104, Langley, BC V1M 3J9;
(i)other than in connection with the EHT Realization Process, EHT and the EHT Subsidiaries shall have maintained all EHT Permits and shall be in good standing pursuant thereto, evidence of which shall be provided to SKYE to its satisfaction, acting reasonably;
(j)receipt by each of EHT and SKYE of (i) a waiver of all change of control benefits otherwise accruing to continuing management as a result of the Arrangement from the member of EHT management set out in the EHT Disclosure Letter and (ii) waivers of all change of control benefits otherwise accruing to continuing management under outstanding SKYE RSUs and SKYE Options as a result of the Arrangement from members of SKYE management set out in the SKYE Disclosure Letter; and
(k)no Law is in effect that makes the completion of the Transaction illegal or otherwise prohibits or enjoins the Parties from completing the Transaction.
Additional Conditions in Favor of SKYE
The obligation of SKYE to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of SKYE and may be waived by SKYE, in whole or in part, at any time):
(a)all covenants of EHT under the Arrangement Agreement to be performed on or before the Effective Date which have not been waived by SKYE shall have been duly performed by EHT in all material respects, and SKYE shall have received a certificate of EHT addressed to SKYE and dated the Effective Date, signed on behalf of EHT by a senior executive officer of EHT, confirming the same as at the Effective Date;

(b)(i) the representations and warranties of EHT set forth in the capital structure, organization, good standing and qualification and corporate authority and approval provisions of Appendix C of the Arrangement Agreement shall be true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of EHT with respect to its Subsidiaries shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of the Arrangement Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) all other representations and warranties made by EHT in the Arrangement Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of the Arrangement Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of EHT; and SKYE shall have received a certificate of EHT addressed to SKYE and dated the Effective Date, signed on behalf of EHT by a senior executive officer of EHT, confirming the same as of the Effective Date;
(c)since the date of the Arrangement Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of EHT;
(d)EHT shall have duly filed (i) its audited consolidated financial statements as at and for the financial years ended December 31, 2021 and 2020 and (ii) its unaudited interim condensed consolidated financial statements for the three month periods ended March 31, 2022 and 2021;
(e)in the event Closing occurs on or after August 31, 2022, EHT shall have duly and timely filed its unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2022 and 2021;
(f)Avalite will continue to hold a valid dealer's license under the Controlled Drugs and Substances Act (Canada); and
(g)the EHT Shareholders shall not have exercised Dissent Rights in respect of more than 5% of the outstanding EHT Shares.
Additional Conditions in Favor of EHT
The obligation of EHT to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of EHT and may be waived by EHT in whole or in part at any time):
(a)all covenants of SKYE under the Arrangement Agreement to be performed on or before the Effective Date which have not been waived by EHT shall have been duly performed by SKYE in all material respects, and EHT shall have received a certificate of SKYE, addressed to EHT and dated the Effective Date, signed on behalf of SKYE by a senior executive officer of SKYE, confirming the same as of the Effective Date;

(b)(i) the representations and warranties of SKYE set forth in the capital structure, organization and qualification, corporate authority and approval provisions of Schedule “C” of the Arrangement Agreement shall be true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of SKYE with respect to its Subsidiaries shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of the Arrangement Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) all other representations and warranties made by SKYE in the Arrangement Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of the Arrangement Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except in the case of (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of SKYE; and EHT shall have received a certificate of SKYE addressed to EHT and dated the Effective Date, signed on behalf of SKYE by a senior executive officer of SKYE, confirming the same as of the Effective Date;
(c)there shall not have been a material change to, or loss of rights with respect to, the SKYE Intellectual Property or any other material Intellectual Property owned or licensed by SKYE or any of the SKYE subsidiaries
(d)since the date of the Arrangement Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of SKYE;
(e)SKYE shall have entered into an indemnification agreement with Mr. Jiwan and with each of the EHT directors and officers set out in Schedule “G” who will become directors and officers of SKYE following Closing, in form and substance similar to agreements in place between SKYE and its current directors and officers;
(f)EHT shall have received evidence satisfactory to it, acting reasonably, that the actions required to be taken by SKYE pursuant to the governance provisions of the Arrangement Agreement with effect as of and from the Effective Time shall have been taken by SKYE; and
(g)SKYE shall have complied with its obligations with respect to payment of consideration and the Depositary shall have confirmed receipt of the Consideration Shares contemplated thereby.
Notice and Cure
The Arrangement Agreement provides that each Party will provide the other Party with prompt notice of the occurrence, or failure to occur, until the earlier of the Effective Time or the termination of the Arrangement Agreement, of any event or state of facts which occurrence or failure would, or would reasonably be expected to:
(a)cause any of the representations or warranties of such Party contained in the Arrangement Agreement to be untrue or inaccurate in any material respect; or
(b)result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party under the Arrangement Agreement prior to the Effective Time, in each case, to the extent that such representations, warranties and covenants, would not be capable of being satisfied at any time from the date of the Arrangement Agreement until the Effective Date.

EHT and SKYE may not exercise their respective rights to terminate the Arrangement Agreement, pursuant to the terms of the Arrangement Agreement, due to such breach of representation or warranty or failure to perform such covenant, as applicable, unless the Party intending to rely on such termination provisions has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or for the applicable termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate the Arrangement Agreement until the earlier of (a) the Outside Date and (b) the date that is ten Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order or the EHT Meeting or the SKYE Meeting, such application and/or meetings shall be postponed, if and to the extent necessary, until the expiry of such period.
Amendment and Waiver
The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the EHT Meeting and the SKYE Meeting but not later than the Effective Time, be amended by mutual written agreement of EHT and SKYE, subject to the Interim Order and the Final Order, and applicable Laws.
Termination
Pursuant to the terms thereof, the Arrangement Agreement may be terminated at any time prior to the Effective Time:
(a)by mutual written agreement of EHT and SKYE;
(b)by either Party, if:
(i)the Effective Date shall not have occurred on or before the Outside Date, provided that this right to terminate cannot be exercised by a Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;
(ii)after the date of the Arrangement Agreement, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins EHT or SKYE from consummating the Arrangement and such Law or Order shall have become final and non-appealable, provided the Party seeking to terminate the Arrangement Agreement has used commercially reasonable efforts to appeal or overturn any such Law or Order pursuant to the Arrangement Agreement and is not otherwise in material breach of the Arrangement Agreement;
(iii)the EHT Arrangement Resolution shall not have been passed by the EHT Shareholders at the EHT Meeting in accordance with the Interim Order; or

(c)by SKYE, if:
(i)the EHT Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to SKYE, the EHT Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the EHT Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes EHT or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause EHT or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under the provisions of the Arrangement Agreement that permit a party to respond to an Acquisition Proposal), (D) fails to affirm publicly and without qualification the EHT Board Recommendation within five (5) Business Days following the public announcement of an Acquisition Proposal in respect of EHT and the written request by SKYE to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the EHT Meeting, then, notwithstanding the foregoing, the EHT Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the EHT Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “EHT Change in Recommendation”);
(ii)prior to the approval by the SKYE Shareholders of the SKYE Resolution, the SKYE Board authorizes SKYE to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with the provisions of the Arrangement Agreement allowing a Party to respond to an Acquisition Proposal) with respect to a Superior Proposal, provided that the other Party has been provided a right to match such Superior Proposal in accordance with the provisions of the Arrangement Agreement, and further provided SKYE is then in compliance with the non-solicitation provisions of the Arrangement Agreement in all material respects and that prior to or concurrent with such termination SKYE pays the SKYE Termination Amount;
(iii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of EHT under the Arrangement Agreement occurs that would cause the conditions precedent of the Arrangement Agreement in favour of SKYE that relate to the accuracy of EHT’s representations and warranties or EHT’s compliance with its covenants not to be satisfied, and such breach or failure to comply is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of the notice and cure provisions of the Arrangement Agreement, provided that any Willful Breach shall be deemed incapable of being cured; provided that SKYE is not then in breach of the Arrangement Agreement so as to cause the conditions precedent in the Arrangement Agreement in favour of EHT that relate to the accuracy of SKYE’s representations and warranties and SKYE’s compliance with their covenants not to be satisfied;
(iv)EHT breaches the non-solicitation provisions of the Arrangement Agreement in any material respect; or
(v)after the date of the Arrangement Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of EHT; or

(d)by EHT, if:
(i)the SKYE Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to EHT, the SKYE Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the EHT Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes SKYE or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause SKYE or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under the provisions of the Arrangement Agreement that permit a Party to respond to an Acquisition Proposal), (D) fails to affirm publicly and without qualification the SKYE Board Recommendation within five (5) Business Days following the public announcement of any Acquisition Proposal in respect of SKYE and the written request by EHT to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the SKYE Meeting, then, notwithstanding the foregoing, the EHT Board in receipt of such request shall have make such affirmation as soon as practicable prior to the SKYE Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being a “SKYE Change in Recommendation”);
(ii)prior to the approval by the EHT Shareholders of the EHT Resolution, the EHT Board authorizes EHT to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with the provisions of the Arrangement Agreement allowing a Party to respond to an Acquisition Proposal) with respect to a Superior Proposal, provided that the other Party has been provided a right to match such Superior Proposal in accordance with the provisions of the Arrangement Agreement, and further provided that EHT is then in compliance with the non-solicitation provisions of the Arrangement Agreement in all material respects and that prior to or concurrent with such termination EHT pays the EHT Termination Amount;
(iii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SKYE under the Arrangement Agreement occurs that would cause the conditions precedent of the Arrangement Agreement in favour of EHT that relate to the accuracy of SKYE’s representations and warranties or SKYE’s compliance with its covenants not to be satisfied, and such breach or failure to comply is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of the notice and cure provisions of the Arrangement Agreement, provided that any Willful Breach shall be deemed incapable of being cured; provided that EHT is not then in breach of the Arrangement Agreement so as to cause the conditions precedent in the Arrangement Agreement in favour of SKYE that relate to the accuracy of EHT’s representations and warranties, and EHT’s compliance with their covenants not to be satisfied;
(iv)SKYE breaches the non-solicitation provisions of the Arrangement Agreement in any material respect; or
(v)after the date of the Arrangement Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of SKYE.
Termination Amounts
Under the Arrangement Agreement, SKYE shall be entitled to the EHT Termination Amount upon the occurrence of any of the following events (each a “EHT Termination Amount Event”) which shall be paid by EHT to SKYE, in consideration for the disposition of SKYE’s rights under the Arrangement Agreement, within the time specified below in respect of each such EHT Termination Amount Event:
(a)the Arrangement Agreement is terminated by SKYE as a result of an EHT Change in Recommendation or a material breach by EHT of the non-solicitation provisions of the Arrangement Agreement, in which case the EHT Termination Amount shall be paid on the second Business Day following such termination; or
(b)the Arrangement Agreement is terminated by EHT as a result of EHT entering into a written agreement with respect to a Superior Proposal, in which case the EHT Termination Amount shall be paid prior to or concurrent with such termination; or

(c)the Arrangement Agreement is terminated by either Party as a result of the EHT Arrangement Resolution not being passed by the EHT Shareholders or is terminated by SKYE as a result of the conditions precedent of the Arrangement Agreement in favor of SKYE that relate to the accuracy of EHT’s representations and warranties and EHT’s compliance with its covenants not being satisfied, on the basis of a Willful Breach but only if,
(i)prior to such termination, an Acquisition Proposal in respect of EHT is publicly announced or otherwise publicly disclosed by any person or persons (other than SKYE and its Subsidiaries) or any person or persons (other than SKYE or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of EHT; and
(ii)within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to EHT is consummated or (2) EHT or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the EHT Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of the EHT Termination Amount Event described in paragraph (c) above, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Appendix F to this Proxy statement, except that the references to “20%” in that term shall be deemed to be references to “50%”.
EHT shall be entitled to the SKYE Termination Amount upon the occurrence of any of the following events (each an “SKYE Termination Amount Event”) which shall be paid by SKYE to EHT, in consideration for the disposition of EHT’s rights under the Arrangement Agreement, within the time specified below in respect of each such SKYE Termination Amount Event:
(a)the Arrangement Agreement is terminated by EHT as a result of a SKYE Change in Recommendation or a material breach by SKYE of the non-solicitation provisions, in which case the SKYE Termination Amount shall be paid on the second Business Day following such termination; or
(b)the Arrangement Agreement is terminated by SKYE as a result of SKYE entering into a written agreement with respect to a Superior Proposal, in which case the SKYE Termination Amount shall be paid prior to or concurrent with such termination; or
(c)the Arrangement Agreement is terminated by EHT as a result of the conditions precedent of the Arrangement Agreement in favour of EHT that relate to the accuracy of SKYE’s representations and warranties and SKYE’s compliance with its covenants not being satisfied, on the basis of a Willful Breach but only if,
(i)prior to such termination, an Acquisition Proposal in respect of SKYE is publicly announced or otherwise publicly disclosed by any person or persons (other than EHT and its Subsidiaries) or any person or persons (other than EHT or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of SKYE; and
(ii)within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to SKYE is consummated or (2) SKYE or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the SKYE Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of the SKYE Termination Amount Event described in paragraph (c) above, the term “Acquisition Proposal” shall have the meaning ascribed thereto in the Appendix F to this proxy statement, except that the references to “20%” in that term shall be deemed to be references to “50%”.
In the event that a termination fee is paid pursuant to the terms of the Arrangement Agreement, the Party to whom such fee is paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise, and in any such case, it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with the Arrangement Agreement or the transactions contemplated therein. Notwithstanding the foregoing, either Party may seek injunctive relief to restrain any breach or threatened breach by the other Party of the covenants and agreements set forth in the Arrangement Agreement, or otherwise may obtain specific performance by such other Party of any such covenants or agreements.

Fees and Expenses
Except as otherwise provided in the Arrangement Agreement, each Party will pay all fees, costs and expenses incurred by such Party in connection with the Arrangement Agreement and the Arrangement.
Governing Law
The Arrangement Agreement is governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of EHT and SKYE has irrevocably attorned to the non-exclusive jurisdiction of the courts of the Province of British Columbia situated in the City of Vancouver in respect of all matters arising under and in relation to the Arrangement Agreement and the Arrangement and has waived objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

GOVERNANCE AND MANAGEMENT OF THE RESULTING ISSUER
This section of the proxy statement describes the material governance and management arrangements that will apply to the Resulting Issuer upon completion of the Arrangement. You should read the complete SKYE Organizational Documents and the applicable provisions of Nevada Law, in conjunction with this summary. This information may not be complete in all respects and is qualified entirely by reference to the provisions of the SKYE Organizational Documents of SKYE and Nevada Law. For information on how to obtain copies of the SKYE Organizational Documents, see “Additional Information Concerning SKYE and Documents Incorporated by Reference by SKYE”.
Board of Directors of the Resulting Issuer
The Arrangement Agreement provides that the Resulting Issuer’s board of directors will consist of five directors comprised of:
•The four current directors from the SKYE Board; and
•One current director from the EHT Board, Mr. Bobby Rai,
each of whom shall have obtained security clearances as required by the Cannabis Act (Canada).
We currently anticipate that the following individuals will serve on the initial Resulting Issuer’s board of directors:

Name	Age	Business Experience, Public Company Directorships Held
Punit Dhillon	42
Mr. Dhillon currently serves as the Chair of the Board and as the Chief Executive Officer of SKYE. Mr. Dhillon was appointed as a member of the SKYE Board in 2018. On December 17, 2019, Mr. Dhillon was appointed as Chair of the SKYE Board. On August 10, 2020, Mr. Dhillon was appointed as SKYE’s Chief Executive Officer. Mr. Dhillon is currently a board member of Emerald Health Therapeutics, Inc. (CSE: EMH), and Arch Therapeutics Inc (OTCQB: ARTH). Mr. Dhillon was previously a Co-founder and Director of OncoSec Medical Incorporated (NASDAQ: ONCS) through February 2020 and was formerly the CEO of OncoSec through March 2018. Prior to OncoSec, Mr. Dhillon was the Vice President of Finance and Operations at Inovio Pharmaceuticals, Inc. (NASDAQ: INO) from September 2003 until March 2011. Collectively, he has led and assisted in raising significant financings in his various roles and experience, completed several M&A deals and several licensing and development transactions with big pharma including with Merck, BMS and Pfizer. Mr. Dhillon also co-founded and is the Director of the YELL Canada, a registered Canadian charity that partners with schools to support entrepreneurial learning. Mr. Dhillon holds a BA (Honours) in Political Science and a minor in Business Administration from Simon Fraser University.

Bobby Rai	52
Bobby Sukhwinder Rai currently serves as a member of the EHT Board. Since 2014, Mr. Rai has served as a member of the Board of Directors of Avricore Health and was appointed as Interim CEO in February 2017 and as President in October 2019, serving in these roles until December 2020. During his tenure, he secured the purchase of HealthTab software and assets by Avricore Health, leading to partnerships with Abbott (ABT), McKesson (MCK), and Shoppers Drug Mart (Loblaw Companies: L.TO). Mr. Rai is a registered pharmacist, healthcare professional, and entrepreneur with over 20 years of experience operating The Medicine Shoppe pharmacies in Canada, which were the first in Canada to launch two government-funded pilot programs: a revolutionary point of care HIV testing package utilizing the INSTI test, and a partnership program with the Kidney Foundation of Canada to develop a more efficient screening and point of care lab testing method for chronic kidney disease using HealthTab technology. Mr. Rai pioneered and revolutionized the online pharmacy business in the United States and, along with his partners, created the Pharmacy with Care Program (PharmacyBC.com), which serves complex care patients in their homes with the assistance of licensed Nurse Practitioners. Mr. Rai graduated from the University of British Columbia with degrees in Biochemistry (‘91) and Pharmaceutical Science (‘95) and is the proud recipient of Queen Elizabeth II’s Diamond Jubilee Medal, awarded for his contributions to his local community and across Canada.

Name	Age	Business Experience, Public Company Directorships Held
Praveen Tyle	62
Dr. Praveen Tyle is currently a member of the SKYE Board and has served as a member of the SKYE Board since July 2021. Dr. Tyle also serves as a member of the Board of Directors of Kiora Pharmaceuticals and Orient Europharma Co., Ltd. Dr. Tyle is currently President & Chief Executive Officer and Director of Invectys, Inc., an immuno-oncology company born from the world-renowned Pasteur Institute. Previously, he was Executive Vice President of Lexicon Pharmaceuticals, Inc. and prior to that he served as President & Chief Executive Officer and director of Osmotica Pharmaceutical Corp, a company focusing on central nervous system drug development. In past roles, Dr. Tyle served at Novartis OTC as Senior Vice President and Global Head of Business Development and Licensing and Senior Vice President & Global Head of Research and Development. Earlier in his career, he was Corporate Senior Vice President and Chief Scientific Officer of Bausch & Lomb. Dr. Tyle was also an Adjunct Associate Professor of Ophthalmology at the University of Rochester Eye Institute Medical Center, among other current and past academic roles. He has co-authored over 100 peer-reviewed academic papers and presentations and is named on multiple patents, including patents related to ophthalmic innovations, drug delivery, and glaucoma.

Margaret Dalesandro	76	Dr. Margaret Dalesandro is currently a member of the SKYE Board and has served as a member of the SKYE Board since August 2020. Dr. Dalesandro served from 2019 through 2021 on the Board of OncoSec Medical Incorporated, a late-stage biotechnology company focused on designing, developing, and commercializing innovative therapies and proprietary medical approaches to stimulate and guide an anti-tumor immune response for the treatment of cancer. She served as Chair of the OncoSec Medical Board from early 2020 through 2021. Dr Dalesandro also serves on the Board of Seelos Therapeutics. In addition, Dr. Dalesandro is the President of Brecon Pharma Consulting LLC. Dr. Dalesandro has over thirty-five years of experience leading strategic product development in the pharmaceutical, biotechnology, and diagnostics industries. She has previously served as the Business Director of Integrative Pharmacology at Corning, Incorporated; Vice President of Project, Portfolio and Alliance Management at ImClone Systems Inc.; Executive Director of Project and Portfolio Management at GlaxoSmithKline; and Senior Consultant at Cambridge Pharma Consultancy. During her tenure at Centocor, Inc, Dr. Dalesandro developed and holds the patents on a diagnostic test for acute coronary syndrome based on the detection of platelet surface integrins. Dr. Dalesandro received her Ph.D. in Biochemistry from Bryn Mawr College and completed an NIH Post-Doctoral Fellowship in Molecular Immunology at Wake Forest University School of Medicine.

Keith Ward	52	Dr. Keith Ward is currently a member of the SKYE Board and has served as a member of the SKYE Board since December 2021. Dr. Ward is a life sciences executive with over 25 years of experience in the biotech and pharmaceutical industry. Dr. Ward currently serves as President and Chief Executive Officer of InterveXion Therapeutics, a private clinical-stage biotech company developing immunotherapies for substance use disorders. Prior to joining InterveXion, Dr. Ward served as Executive Vice President and Chief Development Officer for Reata Pharmaceuticals, where he led research and development, clinical operations, regulatory affairs, manufacturing, and project management. Before that, Dr. Ward developed ophthalmic pharmaceuticals and medical devices as Global Vice President of Pharmaceutical R&D for Bausch & Lomb. Dr. Ward has also held positions of increasing responsibility within GlaxoSmithKline and SmithKline Beecham Pharmaceuticals. Dr. Ward earned a BSc in toxicology with a minor in chemistry from Northeast Louisiana University and a Ph.D. in toxicology from the University of North Carolina at Chapel Hill.
Other Board Matters
Mr. Dhillon will serve as the chairman of the Resulting Issuer’s board of directors. In that capacity, Mr. Dhillon will preside at all meetings of the board of directors and of the stockholders at which he is present.

Officers of the Resulting Issuer
The Chief Executive Officer and President of the Resulting Issuer will be Mr. Dhillon. The Chief Financial Officer will be Ms. Arsenault. The Chief Development Officer will be Mr. Diep.

INFORMATION CONCERNING EHT
Overview
EHT is a publicly traded company with headquarters in Victoria, British Columbia, Canada. The EHT Shares are listed on the CSE under the trading symbol “EMH”. EHT also trades on the OTCQB, operated by OTC Markets Group under the ticker symbol “EMHTF”.
Since 2015, EHT has been primarily engaged in the production and sale of recreational and medical cannabis in Canada. Information on the business of EHT can be found in the documents filed by EHT with the applicable Canadian securities regulatory authorities and filed on www.sedar.com.
Quantitative and Qualitative Disclosures of Market Risk
Not applicable.
EHT Realization Process
On November 29, 2021, EHT announced that it intended to exit the recreational and medical cannabis business and pivot to a cannabinoid pharmaceutical development focus. In completing its exit from the recreational and medical cannabis business, the Company is pursuing the following actions (the "EHT Realization Process"):
1.Termination of the lease agreement between EHTC and 0826239 B.C. Ltd. in respect of the leased property located at 6980 Number 9 Road, Richmond, BC V6W 1G5 and the transfer of the greenhouses and other assets owned by EHTC and located thereon to 0826239 B.C. Ltd. or its assignee.
2.Sale of Verdélite and Verdélite Holdings or the assets of such companies.
3.Termination of the subscription agreement between 1306562 BC Ltd., Segev LLP and EHTC dated December 15, 2021.
4.Termination of all agreements among EHTC and HYTN Beverage Corp. and assigned by the latter to HYTN Cannabis Inc.
5.Termination of all of the EHT and EHT subsidiaries' employees and payment of termination packages in connection therewith.
6.Termination of the extraction and white label agreement between EHTC and Valens Agritech Ltd. dated November 12, 2019.
7.Vertical short-form amalgamation of Emerald Health Naturals Inc. with EHT which was completed May 3, 2022.
8.Termination of all previous agreements between EHTC and FlowerPod, LLC and sale to FlowerPod, LLC of certain patents held by EHTC and all equity interests of FlowerPod, LLC held by EHTC.
9.Transfer of the following, held by EHTC, to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or as otherwise directed by SKYE.
10.Sale of all the shares of EHTC held by EHT to a third party, provided that item 9 is completed prior to closing of such sale.
As part of the EHT Realization Process, EHT is seeking opportunities to dispose of certain of its assets related to its cannabis business. In completing the EHT Realization Process, EHT may fail to complete the sale of any of its assets or negotiate acceptable arrangements related to such dispositions. Such dispositions may also lead to substantial losses recognized by EHT, particularly as values in the cannabis sector have fallen in recent years with many distressed assets currently on the market. EHT cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favorable terms, or that any acquisitions or business arrangements completed will ultimately benefit EHT.

Trading Price and Volume of EHT Shares

The following table sets forth the high and low trading prices and trading volume of the EHT Shares during the 12-month period before the date of this proxy statement as reported by the CSE for the periods indicated:

Month Ended	High	Low	Volume
August 1- 29, 2022	$0.05	$0.03	1,849,571
July 31, 2022	0.05	0.03	1,451,400
June 30, 2022	0.06	0.04	2,369,383
May 31, 2022	0.06	0.03	7,339,156
April 30, 2022	0.07	0.04	6,458,804
March 31, 2022	0.06	0.03	2,846,436
February 28, 2022	0.06	0.04	1,989,183
January 31, 2022	0.07	0.05	2,824,552
December 31, 2021	0.08	0.06	6,464,392
November 30, 2021	0.11	0.07	10,819,966
October 31, 2021	0.12	0.10	4,536,576
September 30, 2021	0.16	0.11	4,226,605
August 31, 2021	0.18	0.15	2,250,079
July 31, 2021	0.22	0.18	1,385,953
Additional Information Concerning EHT
EHT files reports and other information with applicable securities regulatory authorities in Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com. Additionally, the IFRS audited financial statements of EHT for the fiscal years ended December 31, 2021 and 2020 and the unaudited interim condensed financial statements of EHT for the three and six months ended June 30, 2022 and 2021, as well as the MD&A for the fiscal years ended December 31, 2021 and 2020 and for the three and six month periods ended June 30, 2022 and 2021, are presented in Appendix G and are hereby incorporated by reference. The financial statements have been prepared on the basis of International Financial Reporting Standards, as issued by the International Accounting Standards Board. The financial statements are prepared in Canadian dollars unless otherwise indicated.

DESCRIPTION OF THE RESULTING ISSUER CAPITAL STOCK
The following summary of certain provisions of securities of the Resulting Issuer does not purport to be complete and is subject to, and qualified in its entirety by reference to, the SKYE Organizational Documents and the provisions of applicable law.
General
The total amount of the Resulting Issuer’s authorized capital stock consists of 5,000,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. The Resulting Issuer is expected to have 912,195,697 shares of common stock outstanding immediately after the consummation of the Arrangement.
The following summary describes certain material provisions of the Resulting Issuer’s capital stock.
Common Stock
The holders of common stock of the Resulting Issuer are not entitled to pre-emptive or other similar subscription rights to purchase any of the Resulting Issuer’s securities. The SKYE Shares are neither convertible nor redeemable. Unless board of directors of the Resulting Issuer determines otherwise, the Resulting Issuer will issue all of its capital stock in uncertificated form.
Voting Rights
The holders of shares of SKYE Shares are entitled to one non-cumulative vote per share.
Dividends and Distributions
Subject to preferences that may apply to any shares of SKYE Preferred Stock outstanding at the time, the holders of outstanding SKYE Shares are entitled to receive dividends out of funds legally available at the times and in the amounts that the Resulting Issuer’s board of directors may determine.
Liquidation Rights
Upon the Resulting Issuer’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Resulting Issuer’s stockholders would be distributable ratably among the holders of SKYE Shares after payment of liquidation preferences on any Resulting Issuer Preferred Stock outstanding at that time and any creditors.
The rights, preferences and privileges of holders of SKYE Shares are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Resulting Issuer may designate and issue in the future.
Rights of Repurchase
The Resulting Issuer will not have any rights to repurchase shares of its common stock.
Pre-Emptive or Similar Rights
The SKYE Shares are not entitled to preemptive rights and is not subject to redemption.
Preferred Stock
The board of directors of the Resulting Issuer has authority to issue shares of SKYE Preferred Stock in one or more series, to fix for each such series such voting powers (full or limited, or no voting powers), designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by Nevada Law. The issuance of SKYE Preferred Stock could have the effect of decreasing the trading price of the SKYE Shares, restricting dividends on the Resulting Issuer’s capital stock, diluting the voting power of the SKYE Shares, impairing the liquidation rights of the Resulting Issuer’s capital stock, or delaying or preventing a change in control of the Resulting Issuer.

Exclusive Jurisdiction of Certain Actions
The SKYE Organizational Documents require, to the fullest extent permitted by law, that (1) derivative actions brought in the name of the Resulting Issuer, (2) actions against directors, officers, employees and agents of the Resulting Issuer or the Resulting Issuer’s stockholders for breach of fiduciary duty, (3) actions asserting any claim arising under any provision of Nevada Law or the SKYE Organizational Documents, and (4) and other actions asserting a claim under the internal affairs doctrine may be brought only in the Eighth Judicial District Court of Clark County in the state of Nevada (or, if the Eighth Judicial District Court of Clark County does not have jurisdiction, the federal district court for the District of Nevada).
Transfer Agent
The transfer agent for the SKYE Shares will be ClearTrust, LLC at its offices in Florida.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to beneficial ownership of SKYE’s common stock as of August 29, 2022, by:
a.each person known to be the beneficial owner of 5% or more of SKYE’s outstanding common stock;
b.each executive officer;
c.each director; and
d.all of the executive officers and directors as a group.
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.
The information set forth in the table below is based on 495,925,112 shares of our common stock issued and outstanding on August 29, 2022.
To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner listed below is 11250 El Camino Real, Suite 100, San Diego, CA 92130.

Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class
Emerald Health Sciences, Inc. (1)	124,516,938	(2)	24.46%
Punit Dhillon	5,700,000		1.14%
Kaitlyn Arsenault	650,000	(3)	0.13%
Dr. Margaret Dalesandro	400,000	(4)	0.08%
Dr. Praveen Tyle	162,500	(5)	0.03%
Dr. Keith Ward	208,333	(6)	0.04%
All executive officers and directors as a group (5 persons)	7,120,833		1.42%
_________
*Denotes less than 1% of our outstanding shares of common stock.
(1)The address of Sciences is 8262, The Landing, 408 - 55 Water St., Vancouver, British Columbia, Canada V6B 1A1.
(2)Includes (i) 111,387,251 shares of common stock, (ii) 7,500,000 shares issuable on exercise of warrants and (iii) 5,629,687 shares issuable upon the conversion of outstanding principal and accrued interest associated with the Amended Credit Agreement.

(3)Includes 450,000 shares of common stock underlying options that may be exercised within 60 days of August 29, 2022.
(4)Includes 12,500 shares of common stock underlying options that may be exercised within 60 days of August 29, 2022.
(5)Includes 58,333 shares of common stock underlying options that may be exercised within 60 days of August 29, 2022.
(6)Includes 41,667 shares of common stock underlying options that may be exercised within 60 days of August 29, 2022.

EHT HISTORICAL FINANCIAL STATEMENTS
The IFRS audited financial statements of EHT for the fiscal years ended December 31, 2021 and 2020 and the unaudited interim condensed financial statements of EHT for the three and six months ended June 30, 2022 and 2021, as well as the MD&A for the fiscal years ended December 31, 2021 and 2020 and for the three and six month periods ended June 30, 2022, are presented in Appendix G and are hereby incorporated by reference. The financial statements have been prepared on the basis of International Financial Reporting Standards, as issued by the International Accounting Standards Board. The financial statements are prepared in Canadian dollars unless otherwise indicated.

ADDITIONAL INFORMATION CONCERNING SKYE AND DOCUMENTS
INCORPORATED BY REFERENCE BY SKYE
Information regarding SKYE has been incorporated by reference in this proxy statement from documents filed by SKYE with the SEC. The documents listed below, which contain important information about SKYE, its business and its financial condition, and which were previously filed by SKYE with the SEC, are specifically incorporated by reference into, and form an integral part of, this proxy statement:
(a)SKYE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(b)SKYE’s Current Reports on Form 8-K filed with the SEC on May 12, 2022, May 23, 2022, June 17, 2022, and July 21, 2022; and
(c)SKYE’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022 and June 30, 2022.
SKYE will provide copies of such documents incorporated by reference upon written or oral request to SKYE Investor Relations at (858) 410-0266, by email at ir@skyebioscience.com.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein that bears a date earlier than the date of this proxy statement shall be deemed to be modified or superseded, for the purposes of this proxy statement, to the extent that a statement contained herein, modifies or supersedes such statement. Any future filings made by SKYE with the SEC under Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act after the date of this proxy statement but before the SKYE Meeting will be automatically incorporated by reference into this proxy statement. Any statement contained in a document incorporated by reference herein that bears a date later than the date of this proxy statement shall be deemed to modify or supersede, for the purposes of this proxy statement any statement contained or incorporated by reference herein to the extent that a statement contained therein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this proxy statement.

ADDITIONAL INFORMATION
Additional information relating to SKYE may be found on SKYE’s EDGAR profile at www.sec.gov as well as at SKYE’s website at www.skyebioscience.com.
SKYE files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including SKYE, who file electronically with the SEC. The address of that site is www.sec.gov.
Representatives of Friedman LLP, SKYE’s principal accountants, will not be present at the Special Meeting.

APPROVAL OF THIS PROXY STATEMENT
The contents and the provision of this proxy statement have been approved by the SKYE Board.
DATED August 31, 2022
(signed) “Punit Dhillon”
Punit Dhillon
Chief Executive Officer and Chair of
the Board of Directors of Skye Bioscience, Inc., on behalf
of the SKYE Board

APPENDIX A
Execution Version

ARRANGEMENT AGREEMENT BETWEEN SKYE BIOSCIENCE, INC. AND EMERALD HEALTH THERAPEUTICS, INC.
MAY 11, 2022

SCHEDULES
Schedule “A” - PLAN OF ARRANGEMENT
Schedule “B” – EHT ARRANGEMENT RESOLUTION
Schedule “C” - SKYE RESOLUTION
Schedule “D” - EHT REALIZATION PROCESS
Schedule “E” - REPRESENTATIONS AND WARRANTIES OF EHT
Schedule “F” - REPRESENTATIONS AND WARRANTIES OF SKYE
Schedule “G” - GOVERNANCE MATTERS

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of May 11, 2022,
BETWEEN:
EMERALD HEALTH THERAPEUTICS, INC., a corporation existing under the laws of the Province of British Columbia,
(“EHT”)
- and -
SKYE BIOSCIENCE, INC., a corporation existing under the laws of the State of Nevada,
(“SKYE”)
WHEREAS:
(a)the SKYE Board (as hereinafter defined) has established a special committee thereof consisting only of independent and disinterested directors (the “SKYE Special Committee”) to, among other things, consider and negotiate the Agreement and the transactions contemplated hereby;
(b)the SKYE Special Committee has unanimously determined, after consultation with its legal and financial advisors and reviewing the SKYE Fairness Opinion, that the business combination to be effected by way of the Plan of Arrangement is in the best interests of SKYE and the SKYE Shareholders and has recommended that the SKYE Board approve and declare advisable this Agreement and the transactions contemplated hereby and submit this Agreement to the SKYE Shareholders for adoption;
(c)the SKYE Board, upon the unanimous recommendation of the SKYE Special Committee, has unanimously (i) determined that the business combination to be effected by way of the Plan of Arrangement is in the best interests of SKYE and the SKYE Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend that the SKYE Shareholders approve the SKYE Resolution (as hereinafter defined);
(d) the EHT Board (as hereinafter defined) has established a special committee (the “EHT Special Committee”) which has determined, after consultation with its legal and financial advisors and reviewing the EHT Fairness Opinion, that the business combination to be effected by way of the Plan of Arrangement is in the best interests of EHT and the EHT Shareholders and has recommended that the EHT Board approve and declare advisable this Agreement and the transactions contemplated hereby and submit this Agreement to the EHT Shareholders for adoption;
(e)the EHT Board, upon the recommendation of the EHT Special Committee, has (i) determined that the business combination to be effected by way of the Plan of Arrangement is in the best interests of EHT and the EHT Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend that the SKYE Shareholders approve the Arrangement Resolution (as hereinafter defined);
(f)concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of EHT to enter into this Agreement, certain shareholders of SKYE have entered into support agreements (the “SKYE Support Agreements”) pursuant to which, among other things, such shareholders have agreed to vote their SKYE Shares in favour of the SKYE Resolution; and
(g)concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of SKYE to enter into this Agreement, certain shareholders of EHT have entered into support agreements (the “EHT Support Agreements”) pursuant to which, among other things, such shareholders have agreed to vote their EHT Shares in favour of the Arrangement Resolution.
NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION
Section 1.1Defined Terms
As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by this Agreement, the transactions comprising the EHT Realization Process and any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any written or oral offer, proposal, expression of interest or inquiry to a Party or its shareholders from any person or group of persons (other than from the other Party or any of its Subsidiaries) made after the date hereof relating to:
(a)any direct or indirect acquisition or sale (or lease, exchange, license, transfer or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of: (a) assets of such Party (including, without limitation, shares of one or more of its Subsidiaries) and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue or net income of such Party and its Subsidiaries; or (b) 20% or more of any class of outstanding voting or equity securities (or rights thereto) (and including securities convertible into or exercisable or exchangeable for voting or equity securities) of such Party;
(b)any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of such Party (and including securities convertible into or exercisable or exchangeable for voting or equity securities)
(c)any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving such Party or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue of such Party and its Subsidiaries; or

(d)any other similar transactions involving such Party economically and functionally equivalent to the foregoing.
“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.
“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.
“Agreement” means this Arrangement Agreement, including the Schedules hereto, the EHT Disclosure Letter and the SKYE Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
“Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.
“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably.
“Avalite” means Avalite Sciences Inc.
“BCBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or San Diego, California are required by Law to be closed for business.
“Canadian Securities Laws” means the Securities Act (British Columbia) and any other applicable equivalent legislation in each of the provinces and territories of Canada, including those in which EHT is a reporting issuer, and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Securities Administrators and the securities regulatory authorities in such provinces and territories.
“CARES Act” means the United States Coronavirus Aid, Relief, and Economic Security Act.
“Change in Recommendation” means, in respect of SKYE, a SKYE Change in Recommendation and in respect of EHT, means an EHT Change in Recommendation.
“Closing” means the consummation of the transactions contemplated in this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the mutual confidentiality and non-disclosure agreement dated November 16, 2021, between EHT and SKYE.
“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a Person who is an EHT Shareholder.
“Consideration Shares” means the shares of SKYE Common Stock to be received by EHT Shareholders pursuant to the Plan of Arrangement (other than EHT Dissenting Shareholders who are ultimately entitled to receive fair value for their EHT Shares in accordance with the Plan of Arrangement).
“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.
“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.
“COVID-19” means the coronavirus disease 2019 (dubbed as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any evolutions thereof or any other virus or disease developing from or arising as a result of SARS-CoV-2 and/or COVID-19.
“COVID-19 Measures” means any action required to be taken by a Party as a result of, or related to, COVID-19, to the extent required by applicable Law.
“CSE” means the Canadian Securities Exchange.
“Data Room Cut-off Time” means 12:00 p.m. (Vancouver time) on May 10, 2022.
“Depositary” means Computershare Trust Company of Canada or such other depositary as may be agreed upon by the Parties, acting reasonably.
“Derivative Product” means each Contract for any futures transaction, swap transaction, collar transaction, floor transaction, cap transaction, option, warrant, forward purchase or sale transaction relating to one or more currencies, commodities, interest rates, bonds, equity securities, loans, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Dissent Rights” means the rights of dissent of registered EHT Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.
“DPA” has the meaning ascribed thereto in Section (23)(a)(iii) of Schedule “E”.
“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Canadian or United States Governmental Entity, agency, authority or Person targeting certain countries, territories, or Persons, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by OFAC.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“Effective Date” means the date agreed to by EHT and SKYE in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in this Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court.
“Effective Time” means 12:01a.m. (Vancouver time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date.
“EHT” has the definition ascribed thereto in the preamble to this Agreement.
“EHT Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the EHT Shareholders at the EHT Meeting to be substantially in the form and content set out in Schedule “B” hereto.
“EHT Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of EHT and its Subsidiaries.
“EHT Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by EHT or any of its Subsidiaries with respect to the EHT Consultants, EHT Employees or former EHT Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the EHT Omnibus Incentive Plan.
“EHT Board” means the board of directors of EHT, as constituted from time to time.
“EHT Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).
“EHT Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(c)(i).
“EHT Circular” means the notice of the EHT Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to EHT Shareholders in connection with the EHT Meeting, including any amendments or supplements thereto.
“EHT Consultants” means the independent contractors and consultants engaged by EHT and/or the EHT Subsidiaries.
“EHT Data” means all data contained in the EHT Systems and all other information and data compilations used by EHT or any of the EHT Subsidiaries, whether in electronic form or otherwise.
“EHT Data Room” means the material contained in the “Emerald Health Therapeutics (Information)” virtual data room established by EHT in connection with the transaction contemplated hereby as at the Data Room Cut-off Time.
“EHT December 2019 Warrants” means 5,172,942 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on December 30, 2019 and expiring on December 30, 2024.
“EHT Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).
“EHT Dissenting Shareholder” has the meaning specified in Section 1.1(14) of the Plan of Arrangement.
“EHT Employees” means the officers and employees of EHT and its Subsidiaries.
“EHT Fairness Opinion” means the opinion of Evans & Evans dated May 11, 2022 delivered to the EHT Board to the effect that, as at May 11, 2022, the Consideration to be received by the EHT Shareholders is fair, from a financial point of view, to the EHT Shareholders.
“EHT February 6 2020 Warrants” means 7,596,551 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 6, 2020 and expiring on February 6, 2025.
“EHT February 14 2020 Warrants” means 2,748,276 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 14, 2020 and expiring on February 14, 2025.
“EHT Financial Statement Date” means December 31, 2020.
“EHT Financial Statements” means (i) the audited consolidated financial statements of EHT as at and for the financial years ended December 31, 2020 and 2019 and (ii) the EHT Interim Financial Statements.

“EHT Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of EHT for the three and nine month periods ended September 30, 2021 and 2020.
“EHT Interim Financial Statement Date” means September 30, 2021.
“EHT June 2020 Warrants” means 11,351,351 warrants to acquire EHT Shares, at a price of $0.27 per share, issued by EHT on June 2, 2020 and expiring on June 2, 2023.
“EHT Leased Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Licenses” means all licenses held by EHT and the EHT Subsidiaries issued by Health Canada or other applicable Governmental Entity under the Food and Drug Laws, as more particularly set forth in Section (13)(b) of the EHT Disclosure Letter.
“EHT Material Adverse Effect” means a Material Adverse Effect in respect of EHT.
“EHT Material Contract” has the definition ascribed thereto in Section (14)(c) of Schedule “E”.
“EHT Meeting” means the annual general and special meeting of the EHT Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement and the Interim Order, to be called and held in accordance with the Interim Order for, among other things, the purpose of considering and, if thought advisable, approving the Arrangement Resolution, and for any other purpose as may be set out in the EHT Circular.
“EHT November 2019 Warrants” means 4,385,965 warrants to acquire EHT Shares, at a price of $0.75 per share, issued by EHT on November 29, 2019 and expiring on November 29, 2024.
“EHT Omnibus Incentive Plan” means the omnibus incentive plan of EHT approved at the annual and special meeting of EHT Shareholders held on June 15, 2017, as subsequently amended as approved at the annual and special meetings of EHT Shareholders held on held May 31, 2018, June 20, 2019 and October 29, 2020.
“EHT Options” means the options to purchase EHT Shares pursuant to the EHT Omnibus Incentive Plan.
“EHT Owned Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Permits” means all Permits held by EHT and the EHT Subsidiaries or required to be held by EHT and the EHT Subsidiaries pursuant to applicable Laws, including all EHT Licenses.
“EHT Preferred Shares” means the preferred shares in the capital of EHT as currently constituted.
“EHT Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on SEDAR or EDGAR prior to the date of this Agreement.
“EHT Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Real Property Lease” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Realization Process” means the process undertaken by EHT to effect its exit from the cannabis industry as disclosed in EHT’s press release dated November 29, 2021, particulars of which are set out in Schedule “D”.
“EHT RSUs” means the restricted share units issuable under the EHT Omnibus Incentive Plan.
“EHT Securityholders” means, collectively, the EHT Shareholders and the holders of EHT Options and EHT Warrants.
“EHT Shareholders” means the registered and/or beneficial holders of the EHT Shares, as the context requires.
“EHT Shares” means the common shares in the capital of EHT as currently constituted.
“EHT Special Committee” has the meaning ascribed thereto in the preamble to this Agreement.
“EHT Subsidiaries” means the Subsidiaries of EHT, which as at the date hereof are: EHTC, Avalite, Verdélite Sciences, Inc., and Verdélite Property Holdings, Inc.
“EHT Support Agreements” has the meaning ascribed thereto in the preamble to this Agreement.

“EHT Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether in electronic form or otherwise, used in the conduct of the business of EHT or any of the EHT Subsidiaries.
”EHT Termination Amount” means $500,000.
“EHT Warrants” means collectively, the EHT November 2019 Warrants, the EHT December 2019 Warrants, the EHT February 6 2020 Warrants, the EHT February 14 2020 Warrants and the EHT June 2020 Warrants.
“EHTC” means Emerald Health Therapeutics Canada Inc.
“Enforceability Exceptions” has the meaning ascribed thereto in Section (3)(c) of Schedule “C”.
“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.
“Environmental Claim” means any claim, action, cause of action, order, proceeding, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Substances at any location, whether or not owned or operated by SKYE or EHT, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Expected Tax Treatment” has the meaning ascribed thereto in Section 2.14.
“Final Order” means the order of the Court in a form acceptable to EHT and SKYE, each acting reasonably, approving the Arrangement under Section 291 of the BCBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably, at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EHT and SKYE, each acting reasonably) on appeal.
“Food and Drug Laws” has the meaning ascribed thereto in in Section (23)(c) of Schedule “E”.
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.
“Government Official” has the meaning ascribed thereto in Section (23)(a) of Schedule “E”.
“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.
“Indebtedness” of any Person means:
(a)indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;
(b)obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;

(c)obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;
(d)obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (in the case of SKYE or the SKYE Subsidiaries) or IFRS (in the case of EHT or the EHT Subsidiaries);
(e)payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;
(f)obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person;
(g)obligations of such Person under any Derivative Product; and
(h)indebtedness of others as described in the foregoing clauses (a) through (g) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.
“Intellectual Property” means all intellectual property and intellectual property rights recognized throughout the world, including at common law or in equity, or otherwise, including all Canadian, U.S. and foreign (i) patents, patent applications, patent licenses, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trademark and service mark licenses, names, business names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, distinguishing guises and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, (iii) copyrights and copyrightable subject matter and works of authorship, and copyright licenses (iv) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data, and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (v) trade secrets, confidential information, ideas, know-how, research agreements, inventions, proprietary processes, industrial designs, other designs, technology, formulae, formulations, specifications, models and methodologies, and any documentation relating to any of the foregoing, and (vi) all applications or registrations for the foregoing, including any renewals and extensions thereof and amendments thereto, and rights to apply in any or all countries of the world for such registrations and applications, rights to bring an Action for any past, present and/or future infringement, breaches, violations or misappropriations related to the foregoing intellectual property or intellectual property rights.
“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to EHT and SKYE, each acting reasonably, providing for, among other things, the calling and holding of the EHT Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of EHT and SKYE, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.
“Investment Canada Act” means the Investment Canada Act (Canada), as amended, including the regulations promulgated thereunder.
“Labour Agreements” has the meaning ascribed thereto in in Section (12)(g) of Schedule “E”.
“Law” means any and all laws, statutes, codes, guidelines, ordinances, decrees, rules, regulations, by-laws, treaties, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity, including, without limitation, the Food and Drug Laws and laws concerning privacy and / or security of personal health information, and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.
“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.
“Listing Statement” means the SKYE disclosure document to be prepared in accordance with the policies of the CSE, which shall provide full, true and plain disclosure of all material facts relating to SKYE, EHT and the Arrangement.
“Matching Period” has the meaning ascribed to it in Section 5.4(1)(d).

“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance, that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances is or would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from or arises in connection with:
(a)changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;
(b)any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;
(c)any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;
(d)any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;
(e)any adoption, proposal, implementation or other change in Law, or interpretation of Law by any Governmental Entity, including any Laws in respect to Taxes, IFRS or regulatory accounting requirements, in each case after the date hereof;
(f)any generally applicable change in applicable accounting principles, including IFRS and U.S. GAAP;
(g)any actions taken (or omitted to be taken) (1) at the written request, or with the prior written consent, of the other Party hereto, (2) as required by Law (except to the extent that such legal requirement arose by reason of failure of the applicable Party or a Subsidiary thereof to comply with applicable Law or any applicable Regulatory Approval or the terms of any Permit), or (3) in accordance with the terms of this Agreement;
(h)in the case of EHT, any actions taken pursuant to the EHT Realization Process as set out in Schedule “D” hereto;
(i)the failure in and of itself of the Person to meet any internal or published projections, forecasts or guidance or estimates of revenues, earnings or cash flows of such Person or of any securities analysts, it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred;
(j)the announcement of the Transaction or the pendency of the Transaction; and
(k)any decrease in the market price or any decline in the trading volume of the equity securities of the Person (it being understood that the causes underlying such change in trading price or trading volume, other than those identified in paragraphs (a) through (g) above may be taken into account in determining whether a Material Adverse Effect has occurred);
but provided in the case of (a) through (f), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person and its Subsidiaries taken as a whole, as compared to companies in comparable industries, of comparable economic size, and operating in substantially the same jurisdictions. Notwithstanding the foregoing, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.
“Misrepresentation” has the meaning ascribed thereto under the Securities Act (British Columbia).
“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.
“Money-Laundering Laws” means any law governing financial recordkeeping and reporting requirements, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where SKYE or EHT, as applicable, and their respective Subsidiaries conduct business, conduct financial transactions or own assets.

“Nasdaq” means the Nasdaq Stock Market.
“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Entity entered into in connection with any Action.
“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the normal day-to-day operations of the business of such Person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement, and for greater certainty, including all COVID-19 Measures.
“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles, charter or certificate of incorporation or memorandum and articles of association, as the case may be, and articles and by-laws, as applicable; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).
“OTCQB” means the OTCQB Venture Market provided by the OTC Markets Group.
“OTCQX” means the OTCQX Best Markets provided by the OTC Markets Group.
“Outside Date” means October 15, 2022, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 45 days if all of the other conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date) have been satisfied or waived and the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Vancouver time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals or the Final Order is primarily the result of such Party’s Wilful Breach of this Agreement.
“Parties” means, together, EHT and SKYE and “Party” means any one of them.
“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity.
“Permitted Liens” means, in respect of any Party or any of its Subsidiaries, any one or more of the following:
(a)easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the EHT Assets or the SKYE Assets, as the case may be;
(b)contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the Ordinary Course for amounts not yet delinquent and Liens for Taxes not yet due or in respect of which an applicable reserve has been made, or assessments that are not yet delinquent or that are being contested in good faith and in each case for which adequate reserves have been established in accordance with U.S. GAAP (in the case of SKYE or the SKYE Subsidiaries) or IFRS (in the case of EHT or the EHT Subsidiaries) by the party responsible for payment thereof;
(c)such title defects as (A) EHT (in the case of title defects with respect to properties or assets of SKYE or any of the SKYE Subsidiaries) may have expressly waived in writing or (B) SKYE (in the case of title defects with respect to properties or assets of EHT or any of the EHT Subsidiaries) may have expressly waived in writing;

(d)customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any of SKYE’s or EHT’s or their respective Subsidiaries’ properties or assets in any manner; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;
(e)Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the EHT Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent;
(f)in respect of EHT, any Lien listed in Section 1.1 of the EHT Disclosure Letter under the heading “Permitted Liens”; and
(g)in respect of SKYE, any Lien listed in Section 1.1 of the SKYE Disclosure Letter under the heading “Permitted Liens”.
“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.
“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably.
“Pre-Acquisition Reorganization” has the meaning ascribed to in Section 4.13.
“Pre-Closing Period” has the meaning ascribed to it in Section 4.1.
“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (British Columbia) and any comparable applicable Law of any jurisdiction.
“Privacy Notices” means any notices, policies, disclosures, or public representations by EHT or any of the EHT Subsidiaries, and SKYE or any of the SKYE Subsidiaries in respect of EHT’s or SKYE’s, as the case may be, processing of Personal Information or privacy practices.
“Registrar” means the person appointed as the Registrar of Companies under Section 400 of the BCBCA.
“Regulation S-K” means regulation S-K under the U.S. Securities Act.
“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals. For greater certainty, all notifications, filings and approvals required from or required to be provided to Health Canada in connection with the consummation of the transactions contemplated herein all constitute Regulatory Approvals.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.
“Replacement Options” means the options to purchase SKYE Shares to be issued by SKYE in exchange for each of the outstanding EHT Options at the Effective Time pursuant to the Plan of Arrangement.
“Replacement Warrants” means the warrants to purchase SKYE Shares to be issued by SKYE in exchange for each of the outstanding EHT Warrants at the Effective Time pursuant to the Plan of Arrangement.
“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Required Regulatory Approvals” means the Stock Exchange Approval and any approval required by SKYE from the Financial Industry Regulatory Authority, Inc.
“Sanctions Target” means (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, or any equivalent list of sanctioned Persons issued by the U.S. Department of State, the United Nations, the European Union or Canada; (iii) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (i) or Person in clause (ii) above.
“SEC” means the United States Securities and Exchange Commission.
“Securities Authority” means the British Columbia Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada, the United States or any other jurisdiction with authority in respect of the Parties and/or the Subsidiaries.
“Securities Laws” means Canadian Securities Laws, U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities Laws, rules, orders, notices, promulgations and regulations and published policies thereunder.
“SEDAR” means the System for Electronic Document Analysis Retrieval.
“SKYE” has the definition ascribed thereto in the preamble to this Agreement.
“SKYE Amended Omnibus Incentive Plan” means the Skye Biosciences, Inc. 2014 Omnibus Incentive Plan, as shall be amended for the purposes of the Arrangement, on terms acceptable to EHT, acting reasonably, and which shall be presented to the SKYE Shareholders for approval at the SKYE Meeting if so required;
“SKYE Assets” means all the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of SKYE and its Subsidiaries.
“SKYE Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by SKYE or any of its Subsidiaries with respect to the SKYE Consultants, SKYE Employees or former SKYE Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the SKYE Omnibus Incentive Plan.
“SKYE Board” means the board of directors of SKYE, as constituted from time to time.
“SKYE Board Recommendation” has the meaning ascribed thereto in Section 2.6(2).
“SKYE Consultants” means the independent contractors and consultants engaged by SKYE and/or the SKYE Subsidiaries.
“SKYE Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d).
“SKYE Common Stock” means the common stock of SKYE, US$0.001 par value per share.
“SKYE Credit Facility” means the Amended and Restated Multi-Draw Credit Agreement of SKYE entered into with Emerald Health Sciences, Inc. on April 1, 2020, and all amendments thereto.
“SKYE Data” means all data contained in the SKYE Systems and all other information and data compilations used by SKYE or any of the SKYE Subsidiaries, whether or not in electronic form.
“SKYE Data Room” means the material contained in the “iDeals” virtual data rooms established by SKYE in connection with the transaction contemplated hereby as at the Data Room Cut-off Time.
“SKYE Disclosure Letter” has the meaning ascribed thereto in Section 3.2(1).
“SKYE Employees” means the officers and employees of SKYE and the SKYE Subsidiaries.
“SKYE ERISA Affiliate” has the meaning ascribed thereto in Section (12)(b) of Schedule “F”.

“SKYE ESPP” means the employee stock participation plan of SKYE, on terms acceptable to EHT, acting reasonably, which shall be presented to the SKYE Shareholders for approval at the SKYE Meeting,
“SKYE Fairness Opinion” means the opinion of Scalar Analytics dated May 11, 2022 delivered to the SKYE Board that, subject to the qualifications set forth therein, the Exchange Ratio (as defined in the Plan of Arrangement) is fair, from a financial point of view, to the SKYE Shareholders.
“SKYE Financial Statements” means (i) the audited consolidated financial statements of SKYE as at and for the financial years ended December 31, 2021 and 2020, and (ii) the SKYE Interim Financial Statements.
“SKYE Financial Statement Date” means December 31, 2021.
"SKYE Interim Financial Statements" means the unaudited interim condensed consolidated financial statements of SKYE for the period ending March 31, 2022.
"SKYE Interim Financial Statement Date" means March 31, 2022.
“SKYE Intellectual Property” has the meaning ascribed thereto in Section (19)(a) of Schedule “F”.
“SKYE Leased Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “F”.
“SKYE Material Adverse Effect” means a Material Adverse Effect in respect of SKYE.
“SKYE Material Contract” has the definition ascribed thereto in Section (14)(c) of Schedule “F”.
“SKYE Meeting” means the special meeting of the SKYE Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held to consider the SKYE Resolution, the SKYE Amended Omnibus Plan if so required, the SKYE ESPP and for any other purpose as may be set out in the SKYE Proxy Statement.
“SKYE Nominees” has the meaning ascribed thereto in Section 6.6.
“SKYE Omnibus Incentive Plan” means the Skye Biosciences, Inc. 2014 Omnibus Incentive Plan.
“SKYE Options” means the outstanding options, if any, to purchase SKYE Shares issued pursuant to the SKYE Benefit Plans.
“SKYE Owned Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “F”.
“SKYE Permits” means all Permits held by SKYE or required to be held by SKYE pursuant to applicable Laws.
“SKYE Preferred Stock” means the preferred stock of SKYE, US$0.001 par value per share.
“SKYE Proxy Statement” means the notice of the SKYE Meeting and accompanying proxy statement (including all schedules, appendices and exhibits thereto) to be sent to SKYE Shareholders in connection with the SKYE Meeting, including any amendments or supplements thereto.
“SKYE Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on EDGAR prior to the date of this Agreement.
“SKYE Resolution” means the resolution of the SKYE Shareholders approving the Arrangement Agreement to be substantially in the form and content set out in Schedule “C” hereto.
“SKYE RSUs” means the restricted stock units issuable to eligible participants under the SKYE Omnibus Incentive Plan.
“SKYE SEC Documents” has the meaning ascribed thereto in Section (7)(a) of Schedule “F”.
“SKYE Shareholders” means the registered and/or beneficial holders of the SKYE Shares, as the context requires.
“SKYE Shareholder Approval” means the approval of the SKYE Resolution by a majority of SKYE Shares outstanding and entitled to vote thereon other than the SKYE Shares held by (a) Emerald Health Sciences, Inc. or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE.
“SKYE Shares” means the shares of SKYE Common Stock .

“SKYE Special Committee” has the meaning ascribed thereto in the preamble to this Agreement.
“SKYE Subsidiaries” means the Subsidiaries of SKYE, which as at the date hereof are: Nemus, a California corporation and SKYE Bioscience Pty Ltd, an Australian proprietary limited company formerly known as EMBI Australia Pty Ltd.
“SKYE Support Agreements” has the meaning ascribed thereto in the preamble to this Agreement.
“SKYE Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether in electronic form or otherwise, used in the conduct of the business of SKYE or any of the SKYE Subsidiaries.
“SKYE Termination Amount” means $500,000.
“SKYE Warrants” means the SKYE warrants outstanding as of the date hereof as disclosed in the SKYE Disclosure Letter.
“SOX” means the Sarbanes-Oxley Act of 2002.
“Stock Exchange Approval” means (i) the conditional approval by the CSE of the listing of the SKYE Common Stock and (ii) the conditional approval of CSE to list the Consideration Shares and any SKYE Shares issuable upon the exercise of any Replacement Warrants and Replacement Options, in each case subject only to customary listing conditions.
“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from a person who is an arm’s length third party, made after the date of this Agreement:
(a)to acquire not less than all of the outstanding SKYE Shares or EHT Shares, as applicable (other than SKYE Shares or EHT Shares, as applicable, beneficially owned by the person or persons making such Acquisition Proposal) on substantially the same terms and conditions, or all or substantially all of the assets of the Party and its Subsidiaries on a consolidated basis;
(b)that complies with Securities Laws and did not result from or involve a breach of Article 5 of this Agreement or any agreement between the Person making such Acquisition Proposal and such Party;
(c)that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the special committee of such Party, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;
(d)that is not subject to any due diligence and/or access condition;
(e)that is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such proposal; and
(f)in respect of which the special committee of such Party determines, in good faith after consultation with its legal counsel and financial advisor(s) and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such Acquisition Proposal, would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction more favourable to the holders of such Party’s common shares, from a financial point of view, than the Arrangement (including after considering any proposal to adjust the terms and conditions of the Arrangement as contemplated by Section 5.4(2)).
“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(b).
“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all governmental taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.
“Taxing Authority” means the Internal Revenue Service, Canada Revenue Agency and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.
“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.
“Trade Secret” means (i) confidential know how, methods, technical information, data, processes, or plans, and (ii) all trade secrets within the meaning of applicable law.
“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all the EHT Shares by SKYE, and completion of the other transactions contemplated by the Plan of Arrangement.
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.
“U.S. GAAP” means generally accepted accounting principles, as in effect in the United States of America.
“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other securities Laws of any state of the United States and the rules and regulations promulgated thereunder.
“Wilful Breach” of any representation, warranty or covenant of a Party means that, as applicable, a senior officer of the breaching Party (i) had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (ii) as to a covenant herein, directed or allowed the applicable Party to take an action, fail to take an action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party.
Section 1.2Certain Rules of Interpretation
In this Agreement, unless otherwise specified:
(1)Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.
(2)Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated. All references to U.S. dollars or to “US$” are references to United States dollars.
(3)Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.
(4)Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)Definition of “made available”. The term “made available” means: (i) copies of the subject materials were included in the EHT Public Disclosure Record; (ii) copies of the subject materials were included in the SKYE Public Disclosure Record; or (iii) complete and unredacted copies of the subject materials were included in the SKYE Data Room or the EHT Data Room, as applicable, as at the Data Room Cut-off Time.
(6)Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of EHT, it means the actual knowledge, after due inquiry regarding the relevant matter, of Mohammed Jiwan, the Chief Operating Officer of EHT. Where any representation or warranty is expressly qualified by reference to the knowledge of SKYE, it means the actual knowledge, after due inquiry regarding the relevant matter, of Punit Dhillon, the Chief Executive Officer and Kaitlyn Arsenault, the Chief Financial Officer of SKYE.
(7)Capitalized Terms. All capitalized terms used in any Schedule or in the EHT Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the EHT Disclosure Letter.
(8)Accounting Terms.
(a)All accounting terms used in respect of EHT are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of EHT required to be made will be made in a manner consistent with IFRS.
(b)All accounting terms used in respect of SKYE are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of SKYE required to be made will be made in a manner consistent with U.S. GAAP.
(9)Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(10)Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.
(11)Time References. References to time are to local time, Vancouver, British Columbia.
(12)Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of EHT or SKYE, each such provision will be construed as a covenant by EHT or SKYE, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.
(13)Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.
(14)Schedules. The schedules attached to this Agreement form an integral part of this Agreement.
(15)Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as at the date hereof.

ARTICLE 2
THE ARRANGEMENT
Section 2.1Arrangement
EHT and SKYE agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.
Section 2.2Interim Order
(1)As soon as reasonably practicable after the date hereof but in any event no less than seven Business Days after the date hereof and in sufficient time to permit the EHT Meeting to be convened in accordance with Section 2.3(1), EHT covenants that it will, in a manner acceptable to SKYE, acting reasonably, in accordance with the provisions of the BCBCA, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)for the class of Persons to whom notice is to be provided in respect of the Arrangement and the EHT Meeting and for the manner in which such notice is to be provided;
(b)that, except as required by Law, the record date for EHT Shareholders entitled to receive notice of and to vote at the EHT Meeting need not change in respect of any adjournment(s) or postponement(s) of the EHT Meeting or any other change, unless required by Law;
(c)that the requisite approval for the EHT Arrangement Resolution shall be (A) 66 2/3% of the votes cast on the EHT Arrangement Resolution by EHT Shareholders present in Person or represented by proxy and entitled to vote at the EHT Meeting and (B) a majority of the votes cast on the EHT Arrangement Resolution by EHT Shareholders present in Person or represented by proxy and entitled to vote at the EHT Meeting, excluding votes attached to the EHT Shares that are required to be excluded pursuant to MI 61-101;
(d)for the grant of Dissent Rights as set forth in the Plan of Arrangement;
(e)for the notice requirements with respect to the presentation of the application to the Court for the Final Order, including a requirement that any respondent provide notice to SKYE;
(f)that the EHT Meeting may be adjourned or postponed from time to time by the EHT Board, subject to the terms of this Agreement, without the need for additional approval of the Court and without the necessity of first convening the EHT Meeting or first obtaining any vote of the EHT Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the EHT Board may determine is appropriate in the circumstances;
(g)that the EHT Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby EHT Shareholders may join virtually;
(h)that in all other respects, the terms, conditions and restrictions of EHT's constating documents, including quorum requirements and other matters shall apply with respect to the EHT Meeting; and
(i)for such other matters as EHT or SKYE may reasonably require, subject to obtaining the consent of the other Party (such consent not to be unreasonably withheld or delayed).
(2)In seeking the Interim Order, EHT shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement Warrants and Replacement Options to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is substantively and procedurally fair and reasonable to EHT Securityholders, as applicable, to whom such securities will be issued by SKYE pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.
Section 2.3The EHT Meeting
(1)Subject to the terms of this Agreement and receipt of the Interim Order, EHT covenants that it will:
(a)convene and conduct the EHT Meeting in accordance with the Interim Order, EHT’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than August 31, 2022) and, in this regard, EHT may abridge any time periods that may be abridged under Securities Laws; set the record date for the EHT Shareholders entitled to vote at the EHT Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the EHT Meeting without the prior written consent of SKYE except as required under Section 5.4(5) or as required for quorum purposes (in which case the EHT Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with external legal counsel);
(b)use its commercially reasonable efforts to solicit proxies in favour of the approval of the EHT Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the EHT Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if in EHT’s sole discretion it determines to do so, using investment dealers and proxy solicitation services firms selected by EHT to solicit proxies in favour of the approval of the EHT Arrangement Resolution;
(c)to permit SKYE to assist with, and to consult with SKYE in regards to, proxy solicitation and to provide SKYE with copies of or access to information regarding the EHT Meeting generated by any proxy solicitation services firm engaged by EHT, if any, as requested from time to time by SKYE, acting reasonably;

(d)consult with SKYE in fixing the date of the EHT Meeting and the record date of the EHT Meeting;
(e)advise SKYE, at such times as SKYE may reasonably request, as to the aggregate tally of the proxies received by EHT in respect of the EHT Arrangement Resolution;
(f)give notice to SKYE of the EHT Meeting and allow representatives of SKYE and its legal counsel to attend the EHT Meeting;
(g)reasonably promptly and in any event within one (1) Business Day, advise SKYE of any purported exercise or withdrawal of Dissent Rights by EHT Shareholders, and EHT shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of SKYE; and
(h)not change the record date for the EHT Shareholders entitled to vote at the EHT Meeting in connection with any adjournment or postponement of the EHT Meeting unless required by Law or EHT’s constating documents or with the consent of SKYE.
Section 2.4The EHT Circular
(1)EHT will, so as to permit the EHT Meeting to be held by the date contemplated by Section 2.3(1)(a): (i) subject to SKYE’s compliance with Section 2.4(4), promptly prepare and complete the EHT Circular, in consultation with SKYE, together with any other documents required by Law in connection with the EHT Meeting and the Arrangement; (ii) cause the EHT Circular and such other documents to be filed or furnished with the Securities Authorities and the CSE, as required by Law and the rules of the CSE, and disseminated to each EHT Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the EHT Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the EHT Circular (after SKYE has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the EHT Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the EHT Meeting and the Arrangement.
(2)EHT will ensure that the EHT Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by SKYE for inclusion in the EHT Circular, and SKYE acknowledges that it shall be solely responsible for the completeness, accuracy or sufficiency of any information relating to SKYE or its Subsidiaries included in the EHT Circular and that EHT shall not be responsible for ensuring the completeness, accuracy or sufficiency of such information). Without limiting the generality of the foregoing, but subject to Section 5.3, the EHT Circular must include a statement that the EHT Board has, upon recommendation from the EHT Special Committee, determined that the Arrangement is in the best interests of EHT and recommends that EHT Shareholders vote in favour of the EHT Arrangement Resolution (the “EHT Board Recommendation”).
(3)EHT will allow SKYE, and its legal counsel a reasonable opportunity to review and comment on drafts of the EHT Circular and other related documents prior to filing the EHT Circular with applicable Securities Authorities or Governmental Entities and mailing the EHT Circular to EHT Shareholders and will incorporate therein all reasonable comments made by SKYE and its legal counsel.
(4)SKYE will provide to EHT in writing all information concerning SKYE reasonably requested by EHT or required by Law (including, if required by Law, pro forma financial statements prepared in accordance with U.S. GAAP and any required reconciliations or adjustments, as applicable, to IFRS) to be included by EHT in the EHT Circular or other related documents, and will ensure that such information is complete and accurate in all material respects, complies in all material respects with applicable Laws and, without limiting the generality of the foregoing, does not contain any Misrepresentation. EHT and SKYE shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the EHT Circular and to the identification in the EHT Circular of each such advisor.
(5)SKYE will promptly notify EHT if, at any time before the Effective Date, it becomes aware that the EHT Circular or any other document referred to in Section 2.4(4): (i) contains any Misrepresentation; or (ii) otherwise requires any amendment or supplement, and promptly deliver to EHT written notice setting out full particulars thereof.

(6)EHT shall not be responsible for any information regarding SKYE in the EHT Circular provided in writing by SKYE for inclusion therein and SKYE shall indemnify and save harmless each of EHT, the EHT Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding SKYE provided in writing by SKYE for inclusion in the EHT Circular; and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by SKYE for inclusion in the EHT Circular.
(7)EHT and SKYE will promptly notify each other if any of them becomes aware that the EHT Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and EHT will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the EHT Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required and, in such circumstances, the date of the EHT Meeting shall be postponed if and to the extent required by applicable Laws (and the deadline set forth in Section 2.4(1)(a) and any other applicable deadline herein for the holding of the EHT Meeting shall, if necessary, be postponed to such date).
Section 2.5The SKYE Meeting
(1)Subject to the terms of this Agreement, SKYE covenants that it will:
(a)convene and conduct the SKYE Meeting in accordance with SKYE’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than August 31, 2022) and, in this regard, SKYE may abridge, any time periods that may be abridged under Securities Laws; set the record date for the SKYE Shareholders entitled to vote at the SKYE Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SKYE Meeting without the prior written consent of EHT except as required under Section 5.4(5) or as required for quorum purposes (in which case the SKYE Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with outside legal counsel);
(b)use its commercially reasonable efforts to solicit proxies in favour of the approval of the SKYE Resolution and against any resolution submitted by any Person that is inconsistent with the SKYE Resolution and the completion of any of the transactions contemplated herein, including, if in SKYE’s sole discretion it determines to do so, using investment dealers and proxy solicitation services firms selected by SKYE to solicit proxies in favour of the approval of the SKYE Resolution;
(c)to permit EHT to assist with, and to consult with EHT in regards to, proxy solicitation and to provide EHT with copies of or access to information regarding the SKYE Meeting generated by any proxy solicitation services firm engaged by SKYE, if any, as requested from time to time by EHT, acting reasonably;
(d)consult with EHT in fixing the date of the SKYE Meeting and the record date of the SKYE Meeting;
(e)advise EHT, at such times as EHT may reasonably request, as to the aggregate tally of the proxies received by SKYE in respect of the SKYE Resolution;
(f)give notice to EHT of the SKYE Meeting and allow representatives of EHT and its legal counsel to attend the SKYE Meeting; and
(g)not change the record date for the SKYE Shareholders entitled to vote at the SKYE Meeting in connection with any adjournment or postponement of the SKYE Meeting unless required by Law or with the consent of EHT.
Section 2.6The SKYE Proxy Statement
(1)SKYE will, so as to permit the SKYE Meeting to be held by the date contemplated by Section 2.3(1)(a): (i) subject to EHT’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with EHT, the SKYE Proxy Statement, together with any other documents required by Law in connection with the SKYE Meeting and the Arrangement; (ii) cause the SKYE Proxy Statement and such other documents to be filed or furnished with the Securities Authorities, as required by Law, and disseminated to each SKYE Shareholder and other Person as required by Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the SKYE Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the

SKYE Proxy Statement (after EHT has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the SKYE Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the SKYE Meeting and the Arrangement.
(2)SKYE will ensure that the SKYE Proxy Statement, at the time it becomes effective, complies in all material respects with Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by EHT for inclusion in the SKYE Proxy Statement and EHT acknowledges that it shall be solely responsible for the completeness, accuracy or sufficiency of any information relating to EHT or its Subsidiaries included in the SKYE Proxy and that SKYE shall not be responsible for ensuring the completeness, accuracy or sufficiency of such information). Without limiting the generality of the foregoing, but subject to Section 5.3, the SKYE Proxy Statement must include a statement that the SKYE Board has, upon recommendation of the SKYE Special Committee, unanimously determined that the Arrangement is in the best interests of SKYE and unanimously recommends that SKYE Shareholders vote in favour of the SKYE Resolution (the “SKYE Board Recommendation”).
(3)SKYE will allow EHT, and its legal counsel a reasonable opportunity to review and comment on drafts of the SKYE Proxy Statement and other related documents prior to filing the SKYE Proxy Statement with applicable Securities Authorities or Governmental Entities and mailing the SKYE Proxy Statement to SKYE Shareholders and will incorporate therein all reasonable comments made by EHT and its legal counsel.
(4)EHT will provide to SKYE in writing all information concerning EHT reasonably requested by SKYE or required by Law to be included by SKYE in the SKYE Proxy Statement or other related documents, and will ensure that such information is complete and accurate in all material respects, complies in all material respects with applicable Laws and without limiting the generality of the foregoing, does not contain any Misrepresentations. SKYE and EHT shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the SKYE Proxy Statement and to the identification in the SKYE Proxy Statement of each such advisor.
(5)EHT will promptly notify SKYE if, at any time before the Effective Date, it becomes aware that the SKYE Proxy Statement or any other document referred to in Section 2.6(4): (i) contains any Misrepresentation; or (ii) otherwise requires any amendment or supplement, and promptly deliver to SKYE written notice setting out full particulars thereof.
(6)SKYE shall not be responsible for any information regarding EHT in the SKYE Proxy Statement provided in writing by EHT for inclusion therein and EHT shall indemnify and save harmless each of SKYE, the SKYE Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding EHT provided in writing by EHT for inclusion in the SKYE Proxy Statement; and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by EHT for inclusion in the SKYE Proxy Statement.
(7)SKYE and EHT will promptly notify each other if any of them becomes aware that the SKYE Proxy Statement contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and SKYE will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the SKYE Proxy Statement was sent pursuant to Section 2.6(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required and, in such circumstances, the date of the SKYE Meeting shall be postponed if and to the extent required by applicable Laws (and the deadline set forth in Section 2.3(1)(a) and any other applicable deadline herein for the holding of the SKYE Meeting shall, if necessary, be postponed to such date).
Section 2.7Final Order
If: (1) the Interim Order is obtained; (2) the EHT Arrangement Resolution is passed at the EHT Meeting by the EHT Shareholders as provided for in the Interim Order and in accordance with applicable Law; and (3) the SKYE Shareholder Approval is obtained, subject to the terms of this Agreement, EHT shall as soon as reasonably practicable thereafter and in any event within three Business Days thereafter (provided that, if normal Court operations are disrupted at such time in response to the COVID-19 pandemic, the application date may be extended until the first commercially reasonable date upon which the application may be made), diligently pursue an application for the Final Order pursuant to the BCBCA on terms satisfactory to the Parties, each acting reasonably.

Section 2.8Court Proceedings
(1)In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, EHT shall:
(a)diligently pursue, and cooperate with SKYE in diligently pursuing, the Interim Order and, subject to Section 2.7, the Final Order;
(b)provide SKYE and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and give reasonable consideration to all such comments. EHT will accept the comments of SKYE and its legal counsel with respect to any information required to be supplied by SKYE about SKYE and included in such materials;
(c)provide legal counsel to SKYE, on a timely basis, with copies of any response to petition, evidence or other documents served on EHT or its legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;
(d)ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;
(e)not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with SKYE’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require SKYE to agree or consent to any increase in the consideration or other modification or amendment to such filed or served materials that expands or increases SKYE’s obligations set forth in this Agreement;
(f)oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, SKYE; and
(g)not object to legal counsel to SKYE making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent with this Agreement and the Plan of Arrangement and provided further that EHT and its legal counsel are advised of the nature of any such submissions and approve such submissions prior to the hearing.
(2)In connection with all court proceedings relating to obtaining the Interim Order or Final Order, SKYE will cooperate and assist EHT, including by providing EHT on a timely basis any information reasonably required to be supplied by SKYE.
Section 2.9Treatment of Convertible Securities
Subject to Section 2.15, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:
(a)all EHT Options outstanding at the Effective Time, whether vested or unvested, shall cease to represent an option or other right to acquire EHT Shares and shall be exchanged at the Effective Time for Replacement Options; and
(b)all EHT Warrants outstanding at the Effective Time shall be exchanged at the Effective Time for Replacement Warrants, all in accordance with and subject to the provisions of the Plan of Arrangement.

Section 2.10Payment of Consideration
SKYE shall, following receipt of the Final Order and on or prior to the Effective Date, deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient Consideration Shares (and any treasury directions addressed to SKYE’s transfer agent as may be necessary) to satisfy the aggregate Consideration to be paid to the EHT Shareholders (other than EHT Dissenting Shareholders) under the Arrangement.
Section 2.11No Appraisal Rights
No appraisal rights will be provided to SKYE Shareholders.
Section 2.12Announcement and Shareholder Communications
The Parties shall issue a joint press release with respect to this Agreement and the Arrangement promptly following the execution of this Agreement, the text of such announcement to be in the form approved by SKYE and EHT in advance, acting reasonably and without delay. SKYE and EHT agree to co-operate in the preparation of presentations, if any, to the EHT Shareholders and SKYE Shareholders regarding the Plan of Arrangement, and neither EHT nor SKYE shall: (1) issue any news release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); or (2) make any filing with any Governmental Entity or with any stock exchange with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.
Section 2.13Withholding Taxes
SKYE, EHT or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to EHT Dissenting Shareholders) such amounts as SKYE, EHT or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of SKYE, EHT or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to SKYE, EHT or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and SKYE, EHT or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.
Section 2.14Expected Tax Treatment for EHT Shareholders
SKYE and EHT acknowledge and agree that it is expected that, for U.S. and Canadian federal income tax purposes, the Arrangement shall constitute a taxable exchange by the EHT Shareholders of EHT Shares for the Consideration Shares, (the “Expected Tax Treatment”). SKYE and EHT shall not take any reporting position inconsistent with the Expected Tax Treatment for U.S. or Canadian federal income tax purposes, unless otherwise required by applicable Law.
Section 2.15U.S. Securities Law Matters
The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and the Replacement Warrants and Replacement Options will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate SKYE’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:
(a)the Arrangement will be subject to the approval of the Court;
(b)pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement Warrants and Replacement Options pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(c)prior to the issuance of the Interim Order, EHT will file with the Court a draft of the proposed text of the EHT Circular together with any other documents required by applicable Law in connection with the EHT Meeting;
(d)EHT will ensure that each EHT Securityholder will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;
(e)all EHT Securityholders will be advised that such Consideration Shares, Replacement Warrants and Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of SKYE;
(f)the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Consideration Shares, Replacement Warrants and Replacement Options, as applicable, pursuant to the Arrangement;
(g)the Interim Order approving the EHT Meeting will specify that each EHT Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;
(h)EHT Securityholders entitled to receive Replacement Warrants and Replacement Options pursuant to the Arrangement will be advised that the Replacement Warrants and Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by SKYE in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Warrants and Replacement Options; therefore, the SKYE Shares issuable upon exercise of the Replacement Warrants and Replacement Options cannot be issued in the United States or to a Person in the United States in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Warrants and Replacement Options may only be exercised and the underlying SKYE Shares issued pursuant to an effective registration statement under the U.S. Securities Act or a then-available exemption from the registration requirements of the U.S. Securities Act and in accordance with any applicable securities laws of any state of the United States;
(i)each EHT Securityholder will be advised that with respect to Consideration Shares and Replacement Warrants and Replacement Options issued to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of SKYE, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;
(j)the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(k)EHT shall request that the Final Order shall include a statement to substantially the following effect:
“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of SKYE pursuant to the Plan of Arrangement.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1Representations and Warranties of EHT
(1)Except as disclosed in: (a) the EHT Public Company Documents furnished to or filed with the Securities Authorities, as applicable, and available on EDGAR or SEDAR, prior to the date hereof (excluding any disclosures set forth in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), except in relation to the representations and warranties of EHT set forth in Sections (3)(a), (b) and (c) of Schedule “E” [Corporate Authority; Approval], Section (5)(b) of Schedule “E” [Government Filings; No Violations; Etc.], Sections (7)(a), (b) and (c) of Schedule “E” [Public Company Documents; Financial Statements] and Section (10) of Schedule “E” [Absence of Undisclosed Liabilities]; or (b) the corresponding sections or subsections of the disclosure letter delivered to SKYE by EHT concurrently with this Agreement (the “EHT Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the EHT Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), EHT hereby represents and warrants to SKYE as set forth in Schedule “E” hereto and acknowledges and agrees that SKYE is relying upon such representations and warranties in connection with the entering into of this Agreement
(2)SKYE acknowledges that, except as may be expressly set forth in this Agreement, including Schedule “E”, neither EHT nor any of the EHT Subsidiaries nor any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of EHT or the EHT Subsidiaries or their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule “E”, SKYE expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to SKYE or its representatives.
(3)The representations and warranties of EHT contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Section 3.2Representations and Warranties of SKYE
(1)Except as disclosed in: (a) the SKYE SEC Documents furnished to or filed with the SEC and available on EDGAR prior to the date hereof (excluding any disclosures set forth in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), except in relation to the representations and warranties of SKYE set forth in Sections (3)(a) and (b) of Schedule “F” [Corporate Authority; Approval], Section (5)(b) of Schedule “F” [Government Filings; No Violations, Etc.], Sections (7)(a) and (c) of Schedule “F” [Public Company Documents; Financial Statements] and Section (10) of Schedule “F” [Absence of Undisclosed Liabilities]; or (b) the corresponding sections or subsections of the disclosure letter delivered to EHT by SKYE concurrently with this Agreement (the “SKYE Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the SKYE Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), SKYE represents and warrants to EHT as set forth in Schedule “F” hereto and acknowledges and agrees that EHT is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)EHT acknowledges that, except as may be expressly set forth in this Agreement including Schedule “F”, neither SKYE nor any of its officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of SKYE or its businesses, its past, current or future financial condition, its properties, assets, liabilities or operations, its past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule “F”, EHT expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to EHT or its representatives.
(3)The representations and warranties of SKYE contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Section 3.3Investigations
No investigations made by or on behalf of any of the Parties at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party herein or pursuant hereto, unless disclosure of the fact at issue is expressly made in writing to the other Party prior to the execution hereof and such disclosure contains no material untrue statement.

ARTICLE 4
COVENANTS
Section 4.1Covenants of SKYE Regarding the Conduct of Business
(1)Except (i) as provided in Section 4.1(1) of the SKYE Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of EHT (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article 7 (the “Pre-Closing Period”), SKYE (which, for purposes of this Section 4.1(1), shall include the SKYE Subsidiaries) shall, (A) conduct the business and operations of SKYE and the SKYE Subsidiaries, taken as a whole, in all material respects in the Ordinary Course and (B) use commercially reasonable best efforts to (u) preserve intact and maintain the current business organizations and operations of SKYE and the SKYE Subsidiaries, (v) preserve and maintain all SKYE Intellectual Property, (w) maintain in effect all existing material SKYE Permits, (x) pay all Ordinary Course liabilities as they come due and maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, (y) maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and (z) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.
(2)Without limiting the generality of the foregoing, except (i) as provided in Section 4.1(2) of the SKYE Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of EHT (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, SKYE shall not and shall not permit any of the wholly-owned SKYE Subsidiaries to:
(a)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, SKYE or any of the SKYE Subsidiaries; (B) split, combine or reclassify any capital stock of, or other equity interests in, SKYE or any of the SKYE Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in or outstanding securities of, SKYE or any of the SKYE Subsidiaries, except as required by the terms of any capital stock or equity interest of any SKYE Subsidiary or as contemplated or permitted by the terms of any SKYE Benefit Plan in effect as at the date hereof (including any award agreement applicable to any SKYE Option or SKYE RSU outstanding on the date hereof or issued in accordance with this Agreement);
(b)except for (A) issuances of SKYE Common Stock in respect of any exercise of SKYE Options or settlement of any SKYE RSUs outstanding on the date hereof, (B) the issuance of SKYE Common Stock issued pursuant to the exercise of SKYE Options or the vesting of SKYE RSUs, in each case if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of SKYE Common Stock issued pursuant to the exercise of SKYE Warrants, (D) transactions solely between or among SKYE and its wholly-owned Subsidiaries, and (E) issuance of SKYE Options and SKYE RSUs in the Ordinary Course pursuant to the existing SKYE Benefit Plan, issue, sell, pledge, dispose of or encumber, or agree to or authorize the issuance, sale, pledge, disposition or encumbrance of or purchase or redeem or propose or agree to the purchase or redemption of, (x) any shares of its capital stock or other ownership interest in SKYE or any of the SKYE Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
(c)except as required by the terms of any SKYE Benefit Plan or applicable Laws, (A) enter into, adopt or terminate any material SKYE Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within 30 days without penalty or payment of severance, (B) amend any SKYE Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to SKYE of maintaining such SKYE Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than US$250,000 or with a title below Chief Development Officer, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, other than issuance of SKYE Options or SKYE RSUs in the Ordinary Course pursuant to the existing SKYE Benefit Plan, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to US$250,000 or with a title equal to Chief Development Officer or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) implement any layoffs, furloughs or reductions in hours with respect to any officers or employees of SKYE or any of the SKYE Subsidiaries, (H) modify, extend or enter into any employment agreements or (I) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of SKYE or any of the SKYE Subsidiaries;
(d)waive the restrictive covenant obligations of any SKYE Employee or any of the SKYE Subsidiaries;
(e)(A) in the case of SKYE, amend or permit the adoption of any amendment to the SKYE Organizational Documents, or (B) in the case of any of the SKYE Subsidiaries, except for amendments that would not materially restrict the operation of their businesses, amend or permit the adoption of any amendment to the SKYE Organizational Documents;

(f)(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course or pursuant to existing Contracts which are listed in Section 4.1(2)(f) of the SKYE Disclosure Letter;
(g)consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation, bankruptcy or dissolution of SKYE or any of the SKYE Subsidiaries, or a restructuring, recapitalization, or other reorganization of SKYE or any of the SKYE Subsidiaries of a similar nature;
(h)authorize, make or commit to make capital expenditures, except to the extent that capital expenditures are required to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;
(i)sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any of its assets or properties (including shares of any SKYE Subsidiary), other than (A) in the Ordinary Course and pursuant to a Contract of SKYE or any of the SKYE Subsidiaries in effect on the date of this Agreement and listed in Section 4.1(2)(i) of the SKYE Disclosure Letter, or (B) among SKYE and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of SKYE;
(j)fail to maintain the SKYE Intellectual Property or any other material Intellectual Property owned by SKYE or any of the SKYE Subsidiaries, or maintain rights in material Intellectual Property, in the Ordinary Course, provided, that the foregoing shall not require SKYE or any of the SKYE Subsidiaries to take any action to alter the terms of any license or other Contract with respect to material Intellectual Property;
(k)(A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, or (B) incur, create, assume or guarantee any Indebtedness, other than transactions solely between or among SKYE and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of SKYE, and in each case guarantees thereof;
(l)make any pre-payment under an existing Indebtedness;
(m)except as disclosed in Section 4.1(2)(m) of the SKYE Disclosure Letter, other than the settlement of any Actions reflected or reserved against on the SKYE Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Action in excess of $200,000 (excluding (A) any audit, claim or Action in respect of Taxes, which shall be governed exclusively by Section 4.1(2)(p) and (B) any stockholder litigation against SKYE, EHT or their respective directors or officers relating to the transactions contemplated by this Agreement) involving solely the payment of monetary damages by SKYE or any of the SKYE Subsidiaries of any amount exceeding $200,000 in the aggregate (but excluding any amounts paid on behalf of SKYE or any of the SKYE Subsidiaries by any applicable insurance policy maintained by SKYE or any of the SKYE Subsidiaries); provided, however, that neither SKYE nor any of the SKYE Subsidiaries shall settle or compromise any Action if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by SKYE or any of the SKYE Subsidiaries, (3) has a materially restrictive impact on the business of SKYE or any of the SKYE Subsidiaries or (4) brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;
(n)change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of SKYE and the SKYE Subsidiaries, except as required by U.S. GAAP or applicable Law;
(o)(A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material SKYE Real Property Lease;
(p)(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where SKYE has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability (other than any amendment to claim a benefit provided by the CARES Act), (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $200,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) and in a manner which is true, correct and complete in all material respects;
(q)except as expressly permitted in this Section 4.1 and other than in the Ordinary Course, (A) enter into or assume any Contract that would have been a SKYE Material Contract (excluding any SKYE Benefit Plan) had it been entered into prior to the date of this Agreement or (B) fail to comply in all material respects with, terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any SKYE Material Contract (excluding any SKYE Benefit Plan) or any Contract (excluding any SKYE Benefit Plan) that would have been a SKYE Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such SKYE Material Contract;
(r)fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of SKYE and the SKYE Subsidiaries; or
(s)agree to take any action that is prohibited by this Section 4.1(2).
(3)Without limiting the generality of the foregoing, except (i) as provided in Section 4.1(3) of the SKYE Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or required by this Agreement, or (iv) with the prior written consent of EHT (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, SKYE shall, and shall cause any of the SKYE Subsidiaries to: (A) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed, which shall be correct and complete in all material respects, (B) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted; (C) keep EHT reasonably informed of any material events, discussions, notices or changes with respect to any Tax investigation, and (D) consider in good faith any reasonable requests by EHT that SKYE or the SKYE Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from the applicable Governmental Entity.
Section 4.2Covenants of EHT Regarding the Conduct of Business
(1)Except (i) pursuant to the EHT Realization Process, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of SKYE (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the end of the Pre-Closing Period, EHT (which, for purposes of this Section 4.2(1), shall include the EHT Subsidiaries) shall, (A) conduct the business and operations of EHT and the EHT Subsidiaries, taken as a whole, in all material respects in the Ordinary Course and (B) use commercially reasonable efforts to (x) preserve intact the current business organizations and operations of EHT and the EHT Subsidiaries, (y) maintain in effect all existing material EHT Permits and (z) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; provided, that this Section 4.2(1) shall not prohibit EHT or any of the EHT Subsidiaries from taking commercially reasonable actions required in response to the COVID-19 pandemic.
(2)Without limiting the generality of the foregoing, except (i) pursuant to the EHT Realization Process, but in each case subject to paragraph (4) below, (ii) as required by applicable Law, (iii) as expressly permitted or required by this Agreement, or (iv) with the prior written consent of SKYE, during the Pre-Closing Period, EHT shall not and shall not permit any of the EHT Subsidiaries to:
(a)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding share capital of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any share capital of, EHT or any of the EHT Subsidiaries, except for (1) regular quarterly cash dividends payable by EHT in respect of EHT Shares and (2) dividends or distributions by a wholly-owned Subsidiary of EHT to EHT or another wholly-owned Subsidiary of EHT; or (B) split, combine or reclassify any share capital of, or other equity interests in, EHT or any of the EHT Subsidiaries;
(b)other than for (A) issuances of EHT Shares in respect of any exercise of EHT Options outstanding on the date hereof, (B) the issuance of EHT Shares issued pursuant to the exercise of EHT Options, if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of EHT Shares issued pursuant to the exercise of EHT Warrants, and (D) transactions solely between or among EHT and its wholly-owned Subsidiaries, (E) the issuance of EHT Options in the Ordinary Course pursuant to the EHT Omnibus Incentive Plan, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (x) any shares or other ownership interest in EHT or any of the EHT Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
(c)other than as required by the terms of any EHT Benefit Plan, (A) enter into, adopt or terminate any material EHT Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within 30 days without penalty or payment of severance, (B) amend any EHT Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to EHT of maintaining such EHT Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than $200,000 or with a title below Chief Operating Officer, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $200,000 or with a title equal to Chief Operating Officer or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) modify, extend or enter into any employment agreements or (H) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of EHT or any of the EHT Subsidiaries;
(d)in the case of EHT, amend or permit the adoption of any amendment to the EHT Organizational Documents;
(e)(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course;
(f)consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation, bankruptcy or dissolution of EHT or any EHT Subsidiary or a restructuring, recapitalization, or other reorganization of EHT or any of any EHT Subsidiary of a similar nature (including a sale of shares of any EHT Subsidiary);
(g)change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of EHT and the EHT Subsidiaries, except as required by IFRS or applicable Law;
(h)(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where EHT has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $200,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) and in a manner which is true, correct and complete in all material respects;
(i)fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of EHT and the EHT Subsidiaries to the extent commercially reasonable in EHT’s business judgment in light of prevailing conditions in the insurance market; or
(j)agree to take any action that is prohibited by this Section 4.2(2).
(3)Without limiting the generality of the foregoing, except (i) as required by applicable Law, (ii) as expressly permitted or required by this Agreement, or (iii) with the prior written consent of SKYE (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, EHT shall, and shall cause any of the EHT Subsidiaries to (A) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed, which shall be correct and complete in all material respects, (B) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted; (C) keep SKYE reasonably informed of any material events, discussions, notices or changes with respect to any Tax investigation, and (D) consider in good faith any reasonable requests by SKYE that EHT or the EHT Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from the applicable Governmental Entity.
(4)Notwithstanding any provision set forth in this Agreement, with respect to the EHT Realization Process and in accordance with Section 4.12, subsequent to the date hereof: (i) EHT shall only take such steps or pursue actions as are reasonably necessary to effect the transactions set out in Schedule “D”, and shall not take any other steps or actions with respect to the alienation, in any manner whatsoever, of any of the EHT Assets nor shall EHT terminate any agreements, take on any obligations or otherwise modify its business or activities, except with the prior written consent of SKYE or as otherwise permitted by this Agreement; and (ii) EHT shall take all steps necessary to ensure that the EHT Subsidiaries shall comply with the provisions of this Section 4.2(4).
(5)To the extent required, from the date hereof until the end of the Pre-Closing Period, in relation to the EHT Permits, EHT (which, for purposes of this Section 4.2(5), shall include the EHT Subsidiaries) shall duly and timely file any notice or advance notice required under the Cannabis Act (Canada) and all regulations thereunder, as well as any other notice or advance notice required under any other Food and Drug Law.
(6)During the Pre-Closing Period, EHT will, at the request of SKYE, provide such reasonable commercial assistance as is necessary for the directors and officers of SKYE to make an application to obtain security clearance under the Cannabis Act (Canada) (provided, for greater certainty, that obtaining such security clearance shall not be a condition to Closing).
(7)During the Pre-Closing Period, EHT will, at the request of SKYE, provide to SKYE such reasonable commercial assistance as is necessary for the purpose of SKYE preparing a transition plan to meet applicable financial reporting and tax reporting requirements going forward following Closing (provided, for greater certainty, that completion of such plan shall not be a condition to Closing).
(8)To the extent received during the Pre-Closing Period, upon receipt by Avalite of a notice of renewal sent by the Controlled Substances Compliance Division, EHT shall proceed to duly and timely make an application to renew the dealer’s licence held by Avalite under the Controlled Drugs and Substances Act (Canada) and shall diligently pursue such application.
(9)In the event the closing of the sale of EHTC set out in Schedule “D” is scheduled to occur during the Pre-Closing Period, EHT shall not proceed with the closing of such sale unless it has, prior to such closing, transferred from EHTC to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or in such other manner as is reasonably acceptable to SKYE.
Section 4.3Covenants Relating to the Arrangement
(1)Subject to Section 4.4, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:
(a)it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, including using commercially reasonable efforts to promptly (i) obtain all necessary waivers, consents and approvals required from, and provide all required notices to, persons party to loan agreements, leases, licenses and other Contracts or Permits; (ii) obtain all necessary Permits as are required to be obtained by it under all Laws; (iii) defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Arrangement or this Agreement, and oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting, the ability of the Parties to consummate the Arrangement; and (iv) cooperate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder; and
(b)it shall not deliberately take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to materially delay or materially impede the consummation of the Arrangement, or that will have, or would reasonably be expected to have, the effect of materially delaying, impairing or impeding the granting of the Regulatory Approvals.
(2)SKYE shall use commercially reasonable efforts to, prior to the completion of the Arrangement, obtain the Stock Exchange Approval and it shall, at or prior to the Effective Time, allot and reserve for issuance a sufficient number of SKYE Shares to meet the obligations of SKYE under the Plan of Arrangement. EHT shall use commercially reasonable efforts to cooperate with SKYE in respect of the foregoing, including by providing information reasonably requested by SKYE in connection therewith in a timely manner.
Section 4.4Regulatory Approvals
(1)As soon as reasonably practicable after the date hereof each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use its commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals.
(2)In the case of the Stock Exchange Approval, the Parties hereby agree that an initial Listing Statement shall be submitted to the CSE no later than the date of the EHT Circular.
(3)The Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of a Party, acting reasonably, advisable, in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a misrepresentation; provided, however, that nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it.
(4)The Parties shall (i) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any material communication from any Governmental Entity in respect of the Arrangement or this Agreement, (ii) respond, as soon as reasonably practicable, to any reasonable requests for information from a Governmental Entity in connection with obtaining a Regulatory Approval, and (iii) not make any submissions or filings to any Governmental Entity related to the transactions contemplated by this Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Party) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.
(5)SKYE and EHT will not, and will not permit any of their respective Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or equity, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would at the time of entry into such agreement, reasonably be expected to (i) materially increase the likelihood of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (ii) prevent, materially impede or materially delay the receipt of the Required Regulatory Approvals.
(6)If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such objection or proceeding, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.
(7)Notwithstanding anything to the contrary in this Agreement, no Party is permitted or required to divest or to offer to divest any of their assets or properties or to agree to any behavioural remedy, undertaking, commitment, or restriction on the operations of SKYE or EHT in order to secure any Regulatory Approval except with the express consent of both SKYE and EHT.
Section 4.5Notice.
Each of the Parties shall promptly advise the other orally and, if then requested, in writing, with full particulars of any Knowledge it has of any: (i) event occurring subsequent to the date of this Agreement that would render any representation or warranty of such Party contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect; (ii) Material Adverse Change in respect of such Party; or (iii) breach by such Party of any material covenant or agreement contained in this Agreement.

Section 4.6Access to Information; Confidentiality
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, each of SKYE and EHT shall give the other Party and its Representatives (1) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (a) premises, (b) property and assets (including books and records), (c) Contracts and leases and (d) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Party in question; and (2) such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other reasonably requests. Each of SKYE and EHT shall continue to afford the other and its Representatives with access to the SKYE Data Room and the EHT Data Room, respectively, and such virtual data room shall continue to remain populated in the manner provided as at the Data Room Cut-off Time with any additional documents being inserted as the other Party may reasonably request. The Parties acknowledge and agree that information furnished pursuant to this Section 4.6 shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 4.7Insurance and Indemnification
(1)Prior to the Effective Date, EHT shall, and SKYE may (to the extent determined to be necessary or appropriate by the SKYE Special Committee), purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by EHT and the EHT Subsidiaries or SKYE and the SKYE Subsidiaries, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that there shall be no so-called “side A coverage” and that the cost of such policies will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage and that if such insurance coverage is unavailable, SKYE will, or will cause EHT and the EHT Subsidiaries or will cause the SKYE Subsidiaries, as applicable, to maintain tail policies with the best available insurance coverage whose cost will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage. SKYE will, or will cause EHT and the EHT Subsidiaries or SKYE and the SKYE Subsidiaries, as applicable, to, maintain such tail policies in effect without any reduction in scope or coverage for three years from the Effective Date.
(2)SKYE agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of EHT and its Subsidiaries, including all rights pursuant to the Organizational Documents of such entities and any contractual rights, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date and SKYE undertakes to ensure that this covenant shall remain binding upon its successors and assigns.
(3)The provisions of this Section 4.7 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, EHT hereby confirms that it is acting as agent and trustee on their behalf.
Section 4.8SKYE Covenants Regarding Convertible Securities
(1)The SKYE Board will not accelerate the vesting of the SKYE Options and the SKYE Board will otherwise deal with such securities in accordance with their terms and will take all actions necessary or advisable to ensure that such securities are not affected by the implementation of the Transaction.
(2)SKYE shall take all steps in advance of the Effective Date reasonably required by EHT to facilitate the registration of the SKYE Shares underlying the Replacement Warrants and Replacement Options.
Section 4.9EHT Covenants Regarding Convertible Securities
The EHT Board shall not accelerate the vesting of any issued and outstanding EHT Options and the EHT Board will otherwise deal with such securities in accordance with their terms.
Section 4.10EHT Covenants regarding Nasdaq Listing
EHT hereby agrees to provide to SKYE or Nasdaq any documents or disclosures reasonably required by Nasdaq with regard to SKYE’s ongoing listing qualification process for the SKYE Common Stock.
Section 4.11Cooperation with Auditors
Each Party hereby agrees to use its best efforts to cooperate with, and cause its auditor to cooperate with, the other Party to provide any financial statements and any other related information required for the EHT Circular, the SKYE Proxy Statement and any other filings related to the Required Regulatory Approvals including as to any reconciliation or conversion into IFRS or U.S. GAAP, as the case may be.

Section 4.12EHT Realization Process
(1)SKYE acknowledges and agrees that EHT is undertaking the EHT Realization Process and that EHT is not obligated to complete any of the actions set out in Schedule “D” hereto. The implementation of the EHT Realization Process and the specific actions or steps taken by EHT set out in Schedule “D” hereto will not be considered in determining whether a representation or warranty of EHT hereunder has been breached, provided that subsequent to the date hereof EHT will not take any action in connection with the EHT Realization Process other than such steps or actions as are reasonably necessary to effect the transactions set out in Schedule “D” hereto, without the prior written consent or approval of SKYE, acting reasonably, taking into account regulatory, tax and operational considerations, and shall not take any such action which is contrary to law or requires the consent or approval of any third party or Governmental Authority without first obtaining such consent or approval.
(2)In completing the EHT Realization Process, EHT will (a) consult with SKYE on the structuring of any transaction proposed pursuant to the EHT Realization Process; (b) provide SKYE a reasonable opportunity to review and provide comments and input on any agreement and the terms of any arrangement proposed to be entered into by EHT to effect any transaction which forms a part of the EHT Realization Process prior to the execution of such agreement and give due consideration to any such comments and input, acting reasonably; (c) use reasonable efforts to complete any transaction which forms a part of the EHT Realization Process in a tax efficient manner including taking into consideration the tax attributes of both EHT and SKYE including following completion of the Arrangement, including, for greater certainty, pursuant to comments or input from SKYE; and (d) take into consideration regulatory, tax and operational considerations of both EHT and SKYE, including following completion of the Arrangement, including, for greater certainty, pursuant to comments or input from SKYE, in proceeding with any transaction which forms the part of the EHT Realization Process.
Section 4.13Pre-Closing Reorganization
(1)EHT will use best efforts to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as SKYE may reasonably request prior to the Effective Date, and the Arrangement, if required, will be modified accordingly; provided, however, that EHT need not effect a Pre-Acquisition Reorganization which would impede or materially delay the consummation of the Arrangement or completion of any of the transactions set out in Schedule “D”.
(2)Without limiting the foregoing and other than as set forth in paragraph (1) above, SKYE will use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Acquisition Reorganization, and EHT will cooperate with SKYE in structuring, planning and implementing any such Pre-Acquisition Reorganization.
(3)SKYE must provide written notice to EHT of any proposed Pre-Acquisition Reorganization (which notice will include full particulars of all material steps and transactions with respect to such Pre-Acquisition Reorganization) at least 15 Business Days prior to the date of the EHT Meeting. In addition:
(a)any Pre-Acquisition Reorganization will not become effective unless the Parties will have confirmed in writing the satisfaction or waiver of all conditions in their respective favour set forth in Article 6 and will have confirmed in writing that they are prepared to promptly and without condition proceed to effect the Arrangement;
(b)any Pre-Acquisition Reorganization will be effective as close as reasonably practical to the Effective Date and, in any event, after all Regulatory Approvals are obtained;
(c)any Pre-Acquisition Reorganization will not prejudice EHT or the EHT Shareholders in any material respect;
(d)any Pre-Acquisition Reorganization will not require EHT to obtain the approval of the EHT Shareholders unless the Parties otherwise agree;
(e)any Pre-Acquisition Reorganization will not require any filings with, notifications to or approvals of any Governmental Authority or third party which may not be made, effected or obtained prior to the Effective Date;
(f)any Pre-Acquisition Reorganization will not require EHT to contravene any applicable Laws, its organizational documents or any EHT Material Contract; and
(g)EHT will not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any EHT Shareholder or holder of EHT Options or EHT Warrants greater than the Taxes or more onerous than the other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.
(4)EHT and SKYE acknowledge and agree that the planning for and implementation of any Pre-Acquisition Reorganization will not be considered a breach of any covenant under this Agreement and will not be considered in determining whether a representation or warranty of EHT hereunder has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under contract).
(5)EHT and SKYE will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, EHT will not be liable for the failure of SKYE to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.
(6)SKYE agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless EHT and its affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).

ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION
Section 5.1Non-Solicitation
(1)From the date hereof until the date that this Agreement is terminated pursuant to Article 7, except as expressly provided in this Article 5, neither Party shall, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:
(a)solicit, initiate or knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of a Party or any Subsidiary) any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal in respect of such Party;
(b)enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than the other Party hereto) regarding any Acquisition Proposal in respect of such Party or that could reasonably be expected to constitute or lead to an Acquisition Proposal in respect of such Party;
(c)make a Change in Recommendation;
(d)accept, approve, endorse or recommend, execute or enter into, or publicly propose to accept, approve, execute or enter into, any letter of intent, agreement in principle, agreement, arrangement, offer or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)).
(2)Each Party shall, and shall cause its Representatives to, immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any person (other than the other Party hereto) with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, each Party will:
(a)immediately discontinue access to and disclosure of any of its confidential information, including any data room and any confidential information, properties, facilities, books and records of such Party or of any of its Subsidiaries; and
(b)within two Business Days of the date of this Agreement request and exercise all rights it has under any confidentiality agreement at the date of this Agreement related to any Acquisition Proposal, including an Acquisition Proposal made prior to the date hereof (i) the return or destruction of all copies of any confidential information regarding such Party or any of its Subsidiaries provided to any person relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such Party or any of its Subsidiaries.

(3)Each Party represents that it has not as at the date of this Agreement and in the 12 months prior to the date of this Agreement, waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement or restriction to which such Party or any of its Subsidiaries is a party. Each Party shall will use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which it or its Subsidiaries is a party and relates to a potential Acquisition Proposal (including a potential Acquisition Proposal made prior to the date hereof) and neither it, nor any of its Subsidiaries have or will, without the prior written consent of the other Party (which may be withheld or delayed in the other Party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations, or any of its Subsidiaries, under any such confidentiality, standstill, non-disclosure, non-solicitation or similar agreement to which the Party or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms will not be a violation of this Section 5.1(3).
(4)Each Party shall advise its Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by a Party’s Representatives is deemed to be a breach of this Article 5 by such Party.
Section 5.2Notification of Acquisition Proposals
If a Party or any of its Representatives receives an Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to such Party or any Subsidiary in connection with such an Acquisition Proposal, inquiry, proposal or offer, such Party shall as soon as practicable and in any event within twenty four (24) hours of the receipt thereof notify the other Party (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request. Such notice shall include a description of the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request and such Party shall provide the other Party with unredacted copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such person or any other information reasonably necessary to keep the other Party informed in all material respects of the Acquisition Proposal. The Party receiving the Acquisition Proposal, inquiry, proposal, offer or request shall keep the other Party informed on a current basis of the status of material or substantive developments and (to the extent such Party is permitted by Section 5.3 to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof and shall provide the other Party with copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to such Party by or on behalf of any person making any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof.
Section 5.3Responding to an Acquisition Proposal
(1)Notwithstanding any provision of this Agreement, if at any time following the date of this Agreement and prior to, in the case of SKYE, the approval of the SKYE Resolution by the SKYE Shareholders, and, in the case of EHT, the approval of the EHT Arrangement Resolution by the EHT Shareholders, a Party receives an Acquisition Proposal that did not result from a breach of this Article 5 (it being understood that a Party will not be in breach of this Article 5 if such Party or its Representatives contact the Person who has made an Acquisition Proposal for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal), such Party and its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its Subsidiaries to the person or persons making such Acquisition Proposal, if and only if:
(a)the special committee of such Party first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;
(b)the person or persons making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such Party or its Subsidiaries;
(c)such Party has been, and continues to be, in compliance with its obligations under this Article 5 in all material respects;
(d)prior to providing any such copies, access, or disclosure, such Party enters into a confidentiality and standstill agreement with the person or persons making such Acquisition Proposal substantially in the same form as the Confidentiality Agreement and which will not contain an exclusivity provision or other term which would restrict in any manner such Party’s ability to consummate the transactions hereunder or to comply with its disclosure obligations to the other Party hereunder and any such copies, access or disclosure provided to the person or persons making such Acquisition Proposal shall have already been (or will simultaneously be) provided to the other Party; and

(e)such Party promptly provides the other Party with:
(i)written notice stating such Party’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and
(ii)prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d).
(2)Nothing contained in this Agreement (but, for certainty, subject to Section 7.2) shall prevent a Party or its board of directors from complying with a court order or Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal or from calling and/or holding a meeting of its shareholders requisitions in accordance with applicable Law; provided that the Party so complying shall provide the other Party with a reasonable opportunity to review the form and content of such circular or other response before it is sent by the Party so complying.
Section 5.4Right to Match
(1)If a Party receives an Acquisition Proposal that constitutes a Superior Proposal (the “Receiving Party”) prior to, in the case of EHT being the Receiving Party, the approval of the EHT Arrangement Resolution by the EHT Shareholders, and in the case of SKYE being the Receiving Party, the approval of the SKYE Resolution by the SKYE Shareholders, the Receiving Party may, subject to compliance with Section 7.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:
(a)the person or persons making such Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purposes or similar restriction with the Receiving Party or its Subsidiaries;
(b)the Receiving Party has delivered to the other Party a written notice of the determination of the Receiving Party’s special committee that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Receiving Party’s special committee of directors to resolve that the Receiving Party enter into such definitive agreement with respect to such Superior Proposal (the “Superior Proposal Notice”);
(c)the Receiving Party has provided the other Party a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to a Receiving Party in connection therewith;
(d)at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials set forth in Section 5.4(1)(c);
(e)during any Matching Period, such other Party has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(f)after the Matching Period, the Receiving Party’s special committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the other Party under Section 5.4(2)) and that the failure by the special committee to take such action would be inconsistent with its fiduciary duties; and
(g)prior to or concurrently with entering into such definitive agreement the Receiving Party terminates this Agreement pursuant to Section 7.2, and pays the SKYE Termination Amount or the EHT Termination Amount, as applicable, pursuant to Section 7.3.
(2)During the Matching Period, or such longer period as the Receiving Party may approve in writing for such purpose the Receiving Party’s special committee shall review any offer made by the other Party under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. If the Receiving Party’s special committee determines that such Acquisition Proposal would cease to be a Superior Proposal, the Receiving Party shall promptly so advise the other Party and the Parties shall amend this Agreement to reflect such offer made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(3)Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Receiving Party or its shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4 and the other Party shall be afforded a new Matching Period (provided that any such subsequent Matching Period will only be three Business Days) from the later of the date on which such other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials set forth in Section 5.4(1)(c) with respect to the new Superior Proposal from the Receiving Party.
(4)The Receiving Party’s board of directors shall promptly reaffirm the EHT Board Recommendation or the SKYE Board Recommendation, as the case may be, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Receiving Party’s board of directors determines that a proposed amendment to the terms of this Agreement as contemplated Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Receiving Party shall provide the other Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other Party and its counsel.
(5)If the Receiving Party provides a Superior Proposal Notice to the other Party on a date that is less than ten Business Days before the EHT Meeting or the SKYE Meeting, as the case may be, the other Party will be entitled to require the Receiving Party to proceed with or adjourn or postpone such EHT Meeting or SKYE Meeting, as the case may be, in accordance with the terms of this Agreement to a date specified by the other Party that is not more than ten Business Days after the scheduled date of the EHT Meeting or the SKYE Meeting, as the case may be, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.

ARTICLE 6
CONDITIONS
Section 6.1Mutual Conditions Precedent
The respective obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Date, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:
(a)the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in any manner unacceptable to either EHT or SKYE, each acting reasonably, on appeal or otherwise;
(b)the EHT Arrangement Resolution shall have been passed by the EHT Shareholders at the EHT Meeting in accordance with the Interim Order;
(c)the SKYE Shareholder Approval shall have been obtained at the SKYE Meeting;
(d)each of the Required Regulatory Approvals shall have been made, given or obtained or its relevant waiting period has expired, on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect;
(e)SKYE shall have maintained its OTCQB listing;
(f)the Consideration Shares, Replacement Warrants and Replacement Options to be issued under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;
(g)the distribution of Consideration Shares, Replacement Warrants and Replacement Options pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators);
(h)EHT shall not have sold, transferred or otherwise alienated to a third party the EHT Real Property owned by Avalite located at 9295 198 St #104, Langley, BC V1M 3J9;
(i)other than in connection with the EHT Realization Process, EHT and the EHT Subsidiaries shall have maintained all EHT Permits and shall be in good standing pursuant thereto, evidence of which shall be provided to SKYE to its satisfaction, acting reasonably;

(j)receipt by each of EHT and SKYE of (i) a waiver of all change of control benefits otherwise accruing to continuing management as a result of the Arrangement from the member of EHT management set out in Section 6.1(j) of the EHT Disclosure Letter and (ii) waivers of all change of control benefits otherwise accruing to continuing management under outstanding SKYE RSUs and SKYE Options as a result of the Arrangement from members of SKYE management set out in Section 6.1(j) of the SKYE Disclosure Letter; and
(k)no Law is in effect that makes the completion of the Transaction illegal or otherwise prohibits or enjoins the Parties from completing the Transaction.
Section 6.2Additional Conditions Precedent to the Obligations of SKYE
The obligations of SKYE to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of SKYE and may be waived by SKYE in whole or in part at any time):
(a)all covenants of EHT under this Agreement to be performed on or before the Effective Date which have not been waived by SKYE shall have been duly performed by EHT in all material respects, and SKYE shall have received a certificate of EHT addressed to SKYE and dated the Effective Date, signed on behalf of EHT by two directors or a senior executive officer of EHT, confirming the same as at the Effective Date;
(b)(i) the representations and warranties of EHT set forth in Section (1) of Schedule “E” [Organization, Good Standing and Qualification], Section (2) of Schedule “E” [Capital Structure] and Section (3) of Schedule “E” [Corporate Authority; Approval] shall be true and correct in all material respects as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of EHT set forth in Section (1)(b) of Schedule “E” [Subsidiaries] shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by the EHT Realization Process or other transactions contemplated or permitted by this Agreement, or otherwise consented to by SKYE); and (iii) all other representations and warranties made by EHT in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by SKYE), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of EHT; and SKYE shall have received a certificate of EHT addressed to SKYE and dated the Effective Date, signed on behalf of EHT by two directors or a senior executive officer of EHT, confirming the same as at the Effective Date;
(c)since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of EHT;
(d)EHT shall have duly filed (i) its audited consolidated financial statements as at and for the financial years ended December 31, 2021 and 2020 and (ii) its unaudited interim condensed consolidated financial statements for the three month periods ended March 31, 2022 and 2021;
(e)in the event Closing occurs on or after August 31, 2022, EHT shall have duly and timely filed its unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2022 and 2021;
(f)Avalite will continue to hold a valid dealer's licence under the Controlled Drugs and Substances Act (Canada); and
(g)the EHT Shareholders shall not have exercised Dissent Rights in respect of more than 5% of the outstanding EHT Shares.

Section 6.3Additional Conditions Precedent to the Obligations of EHT
The obligations of EHT to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of EHT and may be waived by EHT in whole or in part at any time):
(a)all covenants of SKYE under this Agreement to be performed on or before the Effective Date which have not been waived by EHT shall have been duly performed by SKYE in all material respects, and EHT shall have received a certificate of SKYE, addressed to EHT and dated the Effective Date, signed on behalf of SKYE by two directors or a senior executive officer of SKYE, confirming the same as at the Effective Date;
(b)(i) the representations and warranties of SKYE set forth in Section (1) of Schedule “F” [Organization, Good Standing and Qualification], Section (2) of Schedule “F” [Capital Structure] and Section (3) of Schedule “F” [Corporate Authority; Approval] shall be true and correct in all material respects as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of SKYE set forth in Section (1)(b) of Schedule “F” [Subsidiaries] of shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by EHT); and (iii) all other representations and warranties made by SKYE in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by EHT), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of SKYE; and EHT shall have received a certificate of SKYE addressed to EHT and dated the Effective Date, signed on behalf of SKYE by two directors or a senior executive officer of SKYE, confirming the same as at the Effective Date;
(c)there shall not have been a material change to, or loss of rights with respect to, the SKYE Intellectual Property or any other material Intellectual Property owned or licensed by SKYE or any of the SKYE Subsidiaries;
(d)since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of SKYE;
(e)SKYE shall have obtained a waiver from Emerald Health Biotechnology España S.L. (“EHB SL”) for payment of any change of control payments under the exclusive sponsored research agreement dated October 11, 2021 between EHB SL and SKYE that may arise as a result of the transactions contemplated by this Agreement;
(f)SKYE shall have entered into an indemnification agreement with Mohammed Jiwan and with each of the EHT directors and officers set out in Schedule “G” who will become directors and officers of SKYE following Closing, in form and substance similar to agreements in place between SKYE and its current directors and officers;
(g)SKYE shall have complied with its obligations under Section 2.10 and the Depositary shall have confirmed receipt of the Consideration Shares contemplated thereby; and
(h)EHT shall have received evidence satisfactory to it, acting reasonably, that the actions required to be taken by SKYE pursuant to Section 6.6 with effect as at and from the Effective Time shall have been taken by SKYE.
Section 6.4Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released upon Closing.

Section 6.5Notice and Cure Provisions
(1)Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:
(a)cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or
(b)result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.
in each case to the extent that the conditions in Section 6.2(a) and Section 6.2(b), in the case of EHT’s representations, warranties and covenants, and Section 6.3(a) and Section 6.3(b), in the case of SKYE’s representations, warranties and covenants, would not be capable of being satisfied at any time from the date hereof until the Effective Date.
(2)SKYE may not exercise its rights to terminate this Agreement pursuant to Section 7.2(1)(c)(iii) and EHT may not exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(iii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or for the applicable termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the earlier of (a) the Outside Date and (b) the date that is ten Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order or the EHT Meeting or the SKYE Meeting, such application and/or meetings shall be postponed, if and to the extent necessary, until the expiry of such period.
Section 6.6Governance
SKYE shall take all necessary actions to ensure that, at the Effective Time, (i) the SKYE Board shall be comprised of six directors. The members of the SKYE Board, the Chairperson of the Board and the management of SKYE shall be as set out in Schedule “G” (collectively, the “SKYE Nominees”). The Parties agree to work cooperatively to implement the foregoing including by providing any information required by Law with respect to the foregoing individuals for inclusion in the SKYE Proxy Statement and the Listing Statement, to the extent required, no later than five Business Days prior to the required mailing of the SKYE Proxy Statement and submission of the Listing Statement to the CSE, respectively. SKYE shall pass any such resolutions of the SKYE Board, and take all other actions, as may be required to ensure that, at the Effective Time, the SKYE Board is comprised of the six directors contemplated in Schedule “G”.

ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER
Section 7.1Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
Section 7.2Termination
(1)This Agreement may be terminated at any time prior to the Effective Date:
(a)by mutual written agreement of the Parties; or
(b)by either Party, if:
(i)the Effective Date shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(1)(b) shall not be available to any Party whose failure to fulfill any of its obligations or its breach of any of its representations and warranties under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;
(ii)after the date hereof, there shall be enacted or made any Law or there shall exist any Order that makes consummation of the Arrangement illegal or otherwise restricts, prohibits or enjoins EHT or SKYE from consummating the Arrangement and such Law or Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement under this Section 7.2(1)(b)(ii) shall have used its commercially reasonable efforts to, as applicable, appeal or overturn any such Order or otherwise have prevented the entry of or remove or lift such Order and shall not otherwise be in material breach of this Agreement; or
(iii)the EHT Arrangement Resolution shall not have been passed by the EHT Shareholders at the EHT Meeting in accordance with the Interim Order; or
(c)by SKYE, if:
(i)the EHT Board (or any committee thereof) (A) fails to recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to SKYE, the EHT Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the EHT Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes EHT or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause EHT or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)(d)), (D) fails to affirm publicly and without qualification the EHT Board Recommendation within five Business Days following the public announcement of an Acquisition Proposal in respect of EHT and the written request by SKYE to provide such reaffirmation, provided that if such request is made fewer than five Business Days prior to the EHT Meeting, then, notwithstanding the foregoing, the EHT Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the EHT Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “EHT Change in Recommendation”);
(ii)prior to the approval by the SKYE Shareholders of the SKYE Resolution, the SKYE Board authorizes SKYE to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)) with respect to a Superior Proposal in accordance with Section 5.4, provided SKYE is then in compliance with Article 5 in all material respects and that prior to or concurrent with such termination SKYE pays the SKYE Termination Amount in accordance with Section 7.3;
(iii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of EHT under this Agreement occurs that would cause any condition in Section 6.2(a) [EHT Covenants Condition] or Section 6.2(b) [EHT Reps and Warranties Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 6.5(2), provided that any Wilful Breach shall be deemed incapable of being cured; provided that SKYE is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) [SKYE Covenants Condition] or Section 6.3(b) [SKYE Reps and Warranties Condition] not to be satisfied;
(iv)EHT breaches Article 5 in any material respect; or
(v)after the date of this Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of EHT; or
(d)by EHT, if:
(i)the SKYE Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to EHT, the SKYE Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the SKYE Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes SKYE or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause SKYE or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)(d)), (D) fails to affirm publicly and without qualification the SKYE Board Recommendation within five Business Days following the public announcement of any Acquisition Proposal in respect of SKYE and the written request by EHT to provide such reaffirmation, provided that if such request is made fewer than five Business Days prior to the SKYE Meeting, then, notwithstanding the foregoing, the SKYE Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the SKYE Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “SKYE Change in Recommendation”);
(ii)prior to the approval by the EHT Shareholders of the EHT Arrangement Resolution, the EHT Board authorizes EHT to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)) with respect to a Superior Proposal in accordance with Section 5.4, provided EHT is then in compliance with Article 5 in all material respects and that prior to or concurrent with such termination EHT pays the EHT Termination Amount in accordance with Section 7.3;
(iii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SKYE under this Agreement occurs that would cause any condition in Section 6.3(a) [SKYE Covenants Condition] or Section 6.3(b) [SKYE Reps and Warranties Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 6.5(2), provided that any Wilful Breach shall be deemed incapable of being cured; provided that EHT is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) [EHT Covenants Condition] or Section 6.2(b) [EHT Reps and Warranties Condition] not to be satisfied;
(iv)SKYE breaches Article 5 in any material respect; or
(v)after the date of this Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of SKYE.
(2)The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.
(3)If this Agreement is terminated pursuant to Section 7.1 (as a result of the Effective Time occurring) or Section 7.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto except that: (a) in the event of termination under Section 7.1 (as a result of the Effective Time occurring), this paragraph, Section 4.7 and Section 6.6 shall survive for a period of six years following such termination; and (b) in the event of termination under Section 7.2, this paragraph, Section 4.7, Section 7.3, Section 7.4 and Article 8 and the provisions of the Confidentiality Agreement shall survive, and provided further that, notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of any liability for any Wilful Breach by it of this Agreement.
Section 7.3Termination Amounts
(1)SKYE shall be entitled to the EHT Termination Amount upon the occurrence of any of the following events (each a “EHT Termination Amount Event”) which shall be paid by EHT to SKYE, in consideration for the disposition of SKYE’s rights under this Agreement, within the time specified below in respect of each such EHT Termination Amount Event:
(a)this Agreement is terminated by SKYE pursuant to Section 7.2(1)(c)(i) [EHT Change in Recommendation] or Section 7.2(1)(c)(iv) [EHT Material Breach of Article 5], in which case the EHT Termination Amount shall be paid on the second Business Day following such termination; or
(b)this Agreement is terminated by EHT pursuant to Section 7.2(1)(d)(ii) [EHT Superior Proposal], in which case the EHT Termination Amount shall be paid prior to or concurrent with such termination; or
(c)this Agreement is terminated by either Party pursuant to Section 7.2(1)(b)(iii) [No EHT Shareholder Approval] or is terminated by SKYE pursuant to Section 7.2(1)(c)(iii) [EHT Breach of Representation or Covenant] in circumstances where there has been a Wilful Breach but only if,

(i)prior to such termination, an Acquisition Proposal in respect of EHT is publicly announced or otherwise publicly disclosed by any person or persons (other than SKYE and its Subsidiaries) or any person or persons (other than SKYE or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of EHT; and
(ii)within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to EHT is consummated or (2) EHT or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the EHT Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(1)(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.
(2)EHT shall be entitled to the SKYE Termination Amount upon the occurrence of any of the following events (each an “SKYE Termination Amount Event”) which shall be paid by SKYE to EHT, in consideration for the disposition of EHT’s rights under this Agreement, within the time specified below in respect of each such SKYE Termination Amount Event:
(a)this Agreement is terminated by EHT pursuant to Section 7.2(1)(d)(i) [SKYE Change in Recommendation] or Section 7.2(1)(d)(iv) [SKYE Material Breach of Article 5], in which case the SKYE Termination Amount shall be paid on the second Business Day following such termination; or
(b)this Agreement is terminated by SKYE pursuant to Section 7.2(1)(c)(ii) [SKYE Superior Proposal], in which case the SKYE Termination Amount shall be paid prior to or concurrent with such termination; or
(c)this Agreement is terminated by EHT pursuant to Section 7.2(1)(d)(iii) [SKYE Breach of Representation or Covenant] in circumstances where there has been a Wilful Breach but only if,
(i)prior to such termination, an Acquisition Proposal in respect of SKYE is publicly announced or otherwise publicly disclosed by any person or persons (other than EHT and its Subsidiaries) or any person or persons (other than EHT or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of SKYE; and
(ii)within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to SKYE is consummated or (2) SKYE or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the SKYE Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(2)(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.
(3)The EHT Termination Amount or the SKYE Termination Amount, as applicable, shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.
(4)Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the EHT Termination Amount or the SKYE Termination Amount, as applicable, (i) is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation, termination and disposition of all rights and obligations with respect to the direct or indirect acquisition of EHT by SKYE in the circumstances in which the EHT Termination Amount or the SKYE Termination Amount, as applicable, is payable, (ii) represents consideration for the disposition by the payee of its rights under this Agreement, (iii) that such payment is not for lost profits or a penalty, and (iv) that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Subject to Section 7.2(3), each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.2 under circumstances where a Party is entitled to the EHT Termination Amount or the SKYE Termination Amount, as applicable, and such EHT Termination Amount or SKYE Termination Amount, as applicable, is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.
(5)Nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.
Section 7.4Fees and Expenses
Except as otherwise provided herein, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.
Section 7.5Amendment
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of EHT Meeting and the SKYE Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and Law, without limitation:
(1)change the time for performance of any of the obligations or acts of the Parties;
(2)waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(3)waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
(4)waive compliance with or modify any mutual conditions precedent herein contained.

ARTICLE 8
GENERAL PROVISIONS
Section 8.1Privacy
(1)Each Party shall comply with applicable Privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Arrangement is consummated, neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:
(a)for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date; and
(b)which does not relate directly to the carrying on the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.
(2)Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 8.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

Section 8.2Notices
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as at the date delivered or sent if delivered personally or e-mail transmission, or as at the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):
(1)if to SKYE:
Skye Bioscience, Inc.
    11250 El Camino Real, Suite 100
    San Diego, CA 92130
    Attention:    Punit Dhillon, Chief Executive Officer and Chairman.
    Email:        [****]
    with a copy (which shall not constitute notice) to:
    Morrison Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, CA 92130-2040
    Attention:    Steve Rowles
    Email:        [****]
    and to
    Fasken Martineau DuMoulin LLP
    800 Victoria Square, Suite 3500
    Montréal, QC H4Z 1E9
    Attention:    Neil Kravitz / Monica Dingle
    Email:        [****] / [****]
(2)if to EHT:
Emerald Health Therapeutics, Inc.
4226 Commerce Circle, Unit 101
Victoria, BC V8Z 6N6
    Attention:    Mohammed Jiwan, Chief Operating Officer
    Email:        [****]
    with a copy (which shall not constitute notice) to:
Bennett Jones LLP

666 Burrard Street, Suite 2500
Vancouver, BC V6C 2X8
Attention:    James Beeby
Email:        [****]
Section 8.3Third Party Beneficiaries
(1)Except as provided in Section 4.7, which, without limiting its terms, is intended as stipulations for the benefit of the third persons mentioned in such provisions (such third persons referred to in this Section 8.3 as the “Indemnified Persons”), each of the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.
(2)Despite the foregoing, each of the Parties acknowledges to each of the Indemnified Persons their direct rights against each of them under Section 4.7, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person and the SKYE Nominees, as applicable, his or her heirs and his or her legal representatives, and for such purpose, each Party confirms that it is acting as trustee and/or agent on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.4Further Assurances
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of the Parties to this Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein.
Section 8.5Governing Law
This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia situated in the City of Vancouver in respect of all matters arising under and in relation to this Agreement and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.
Section 8.6Injunctive Relief
Subject to Section 7.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby being waived, this being in addition to any other remedy to which the Parties may be entitled at law or equity.
Section 8.7Time of Essence
Time shall be of the essence in this Agreement.
Section 8.8Entire Agreement, Binding Effect and Assignment
This Agreement (including the exhibits and schedules hereto, EHT Disclosure Letter and the SKYE Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.
Section 8.9Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 8.10No Liability
No director or officer of a Party or of any of its affiliates shall have any personal liability whatsoever to the other Party under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of a Party.
Section 8.11Rules of Construction
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.
Section 8.12Counterparts, Execution
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

EMERALD HEALTH THERAPEUTICS, INC.
By:
Authorized Signing Officer

SKYE BIOSCIENCE, INC.
By:
Authorized Signing Officer

SCHEDULE “A”
PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE 1
INTERPRETATION
Section 1.1Definitions
In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:
(1)“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably;
(2)“Arrangement Agreement” means the agreement made as at May 11, 2022 between EHT and SKYE, including the schedules thereto, together with the EHT Disclosure Letter and the SKYE Disclosure Letter, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;
(3)“Arrangement Resolution” means the special resolution approving the Arrangement passed by the EHT Shareholders at the Meeting;
(4)“BCBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time;
(5)“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or San Diego, California are required by Law to be closed for business;
(6)“Code” means the United States Internal Revenue Code of 1986, as amended;
(7)“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order;
(8)“Depositary” means Computershare Investor Services Inc. or such other depositary as may be agreed upon by the Parties acting reasonably;
(9)“Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;
(10)“Dissenting Shares” means the EHT Shares held by EHT Dissenting Shareholders in respect of which such EHT Dissenting Shareholders have given Notice of Dissent;
(11)“Effective Date” means the date agreed to by EHT and SKYE in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in this Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court;
(12)“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date;
(13)“EHT” means Emerald Health Therapeutics, Inc. a company incorporated under the laws of the Province of British Columbia;
(14)“EHT Dissenting Shareholder” means a registered holder of EHT Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the dissent procedures set out under Division 2 of Part 8 of the BCBCA, as modified by this Plan of Arrangement, the Interim Order and the Final Order and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;
(15)“EHT Omnibus Incentive Plan” means the omnibus long-term incentive plan of EHT approved at the annual and special meeting of EHT Shareholders held on October 29, 2020;

(16)“EHT Options” means the outstanding options, if any, to purchase EHT Shares issued pursuant to the EHT Omnibus Incentive Plan;
(17)“EHT Securityholders” means the holders of EHT Shares, EHT Options and EHT Warrants;
(18)“EHT Shares” means the common shares in the capital of EHT, each entitling the holder thereof to one vote per share at shareholder meetings of EHT;
(19)“EHT Warrants” means all of the issued and outstanding warrants of EHT being: (a) 4,385,965 warrants to acquire EHT Shares, at a price of $0.75 per share, issued by EHT on November 29, 2019 and expiring on November 29, 2024; (b) 11,351,351 warrants to acquire EHT Shares, at a price of $0.27 per share, issued by EHT on June 2, 2020 and expiring on June 2, 2023; (c) 2,748,276 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 14, 2020 and expiring on February 14, 2025; (d) 7,596,551 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 6, 2020 and expiring on February 6, 2025; and (e) 5,172,942 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on December 30, 2019 and expiring on December 30, 2024.
(20)“Exchange Ratio” means 1.95;
(21)“Final Order” means the order of the Court in a form acceptable to EHT and SKYE, each acting reasonably, approving the Arrangement under Section 291 of the BCBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;
(22)“holder” means, when used with reference to any securities of EHT, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of EHT in respect of such securities;
(23)“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option;
(24)“Interim Order” means the interim order of the Court obtained by EHT, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of EHT and SKYE, each acting reasonably, at any time prior to the Final Order or, if appealed and a stay of the final order is obtained pending appeal, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
(25)“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;
(26)“Letter of Transmittal” means the letter of transmittal to be delivered by the Shareholders to the Depositary as described therein;
(27)“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute;
(28)“Meeting” means the annual general and special meeting of the EHT Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order for, among other things, the purpose of approving the Arrangement Resolution;
(29)“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of EHT Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;
(30)“Parties” means EHT and SKYE;
(31)“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably;

(32)“Replacement Option” has the meaning ascribed thereto in Section 3.1(3)(a) of this Plan of Arrangement;
(33)“Replacement Warrant” has the meaning ascribed thereto in Section 3.1(3)(b) of this Plan of Arrangement;
(34)“Share Consideration” means such number of Skye Shares as is equal to the Exchange Ratio;
(35)“Shareholders” means the registered and/or beneficial holders of EHT Shares, as the context requires;
(36)“SKYE” means Skye Bioscience, Inc., a corporation incorporated under the laws of the State of Nevada;
(37)“SKYE Amended Omnibus Incentive Plan” has the meaning set forth in the Arrangement Agreement;
(38)“SKYE Shares” means the shares of common stock of SKYE;
(39)“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time; and
(40)“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise clearly requires.
Section 1.2Interpretation Not Affected by Headings
The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.
Section 1.3Number, Gender and Persons
In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.
Section 1.4Date of Any Action
If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.
Section 1.5Time
Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal and Election Form refer to the local time in Vancouver, British Columbia unless otherwise stipulated herein or therein.
Section 1.6Statutory References
Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.
Section 1.7Currency
Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the United States refers to “US$”.

ARTICLE 2
EFFECT OF THE ARRANGEMENT
Section 2.1Arrangement Agreement
This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 288 of the BCBCA.
Section 2.2Binding Effect
This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon SKYE, EHT, EHT Securityholders, the Depositary, the transfer agents in respect of the EHT Shares and the SKYE Shares and all other Persons without any further act or formality required on the part of any Person.
Section 2.3Transfers Free and Clear
Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

ARTICLE 3
ARRANGEMENT
Section 3.1The Arrangement
Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person:
(1)at the Effective Time:
(a)each Dissenting Share held by an EHT Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissenting Shares in respect of which such EHT Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred by the holder thereof, without any further act or formality on its part, to SKYE (free and clear of all Liens) and SKYE shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4; such EHT Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4; and
(b)the name of each EHT Dissenting Shareholder shall be removed from the register of the EHT Shares and such Dissenting Shares shall be automatically cancelled as at the Effective Date;
(2)immediately after the steps in Section 3.1(1) occur:
(a)each EHT Share outstanding immediately prior to the Effective Time (other than Dissenting Shares held by EHT Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4 and any EHT Shares held by SKYE or any Subsidiary of SKYE), shall be, and shall be deemed to be, transferred by the holder thereof to SKYE (free and clear of all Liens) and, in consideration therefor, SKYE shall issue and deliver or cause to be delivered to such holders the Share Consideration, subject to Article 5;
(b)each holder of each EHT Share transferred to SKYE pursuant to Section 3.1(2)(a) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Share Consideration issuable in respect of each EHT Share held pursuant to Section 3.1(2)(a) and shall be removed from the register of the EHT Shares and legal and beneficial title to each such EHT Share shall be transferred to SKYE and SKYE will be and be deemed to be the transferee and legal and beneficial owner of such EHT Share (free and clear of any Liens) and will be entered in the central securities register of EHT as the sole holder thereof; and
(c)SKYE will be the holder of all of the outstanding EHT Shares;
(3)at the same time as the steps in Section 3.1(2) occur:
(a)each EHT Option, to the extent it has not been exercised as at the Effective Date, will cease to represent an option or other right to acquire EHT Shares, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for an option (a “Replacement Option”) to purchase a number of SKYE Shares equal to the product of the Exchange Ratio multiplied by the number of EHT Shares issuable on exercise of such EHT Option immediately prior to the

Effective Time for an exercise price per SKYE Share equal to the exercise price per share of such EHT Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Option being exercisable for a fraction of a SKYE Share, then the number of SKYE Shares subject to such Replacement Option shall be rounded down to the next whole number of SKYE Shares) and the EHT Options shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the EHT Option for which it is exchanged and shall be governed by the terms of the SKYE Amended Omnibus Incentive Plan. Any document previously evidencing an EHT Option shall thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Options shall be issued. It is intended that subsection 7(1.4) of the Tax Act apply to such exchange of options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the EHT Option immediately before the exchange;
(b)each EHT Warrant, to the extent it has not been exercised as at the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a warrant (a “Replacement Warrant”) to purchase a number of SKYE Shares equal to the product of the Exchange Ratio multiplied by the number of EHT Shares issuable on exercise of such EHT Warrant immediately prior to the Effective Time for an exercise price per SKYE Share equal to the exercise price per share of such EHT Warrant immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Warrant being exercisable for a fraction of a SKYE Share, then the number of SKYE Shares subject to such Replacement Warrant shall be rounded down to the next whole number of SKYE Shares) and the EHT Warrants shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Warrants shall be the same as the terms and conditions of the EHT Warrant for which it is exchanged. Any document previously evidencing an EHT Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued; and
(c)the EHT Omnibus Incentive Plan shall be terminated and, for greater certainty, all rights thereunder to receive any securities of EHT formerly held by EHT Securityholders shall be extinguished; and
no person shall have any rights, liabilities or other obligations in respect of the share capital of EHT other than SKYE and each EHT Shareholder and holder of EHT Options and EHT Warrants outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all EHT Shares, EHT Options and EHT Warrants held by such holder in accordance with such step.

ARTICLE 4
DISSENT RIGHTS
Section 4.1Rights of Dissent
(1)Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Sections 237 to 247 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order; provided, however, that written notice setting forth the objection of such registered Shareholder to the Arrangement Resolution must be received by EHT at its registered office by no later than 4:00 p.m. (Vancouver time) on the day that is two Business Days immediately prior to the date of the Meeting (as it may be adjourned or postponed from time to time). Shareholders who duly exercise such rights of dissent in accordance with this Section 4.1 shall be deemed to have transferred all EHT Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised, to SKYE, free and clear of all Liens, as provided in Section 3.1(1)(a) and if any such Dissenting Shareholders.
(a)are ultimately determined to be entitled to be paid by EHT, the fair value for EHT Shares in respect of which they have exercised Dissent Rights, such Dissenting Shareholders: (i) will be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(1)(a)); (ii) will be entitled to be paid the fair value of such EHT Shares by SKYE, which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such EHT Shares; or

(b)are ultimately not entitled, for any reason, to be paid the fair value for EHT Shares in respect of which they have exercised Dissent Rights, such Dissenting Shareholders will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(2)(a) and shall be entitled to receive only the consideration set forth in Section 3.1(2)(a) that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights;
but in no case will EHT or SKYE or any other person be required to: (i) recognize a person exercising Dissent Rights unless such person is the registered holder of EHT Shares in respect of which such Dissent Rights are purported to be exercised; or (ii) recognize such holders as holders of EHT Shares in respect of which Dissent Rights have been validly exercised after the completion of the steps set forth in Section 3.1, and each EHT Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of EHT Shares in relation to which such EHT Dissenting Shareholder has exercised Dissent Rights and the central securities register of EHT will be amended to reflect that such former holder is no longer the holder of such EHT Shares as and from the Effective Time and that such EHT Shares have been transferred to SKYE. For greater certainty, and in addition to any other restriction under Sections 237 to 247 of the BCBCA, a Shareholder who has voted, or instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.
(2)For greater certainty in accordance with the BCBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of EHT Options; (ii) holders of EHT Warrants; (iii) any holder of any other securities of EHT exercisable for EHT Shares; and (iv) holders of EHT Shares who vote in favour of the Arrangement Resolution.

ARTICLE 5
DELIVERY OF SKYE SHARES
Section 5.1Delivery of SKYE Shares
(1)Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former EHT Shareholder together with certificate(s) or a direct registration statement (DRS) Advice representing one or more EHT Shares that such EHT Shareholder held immediately before the Effective Time and such additional documents and instruments as the Depositary may reasonably require, the EHT Shareholder shall be entitled to receive the Share Consideration in accordance with Section 3.1(2) hereof and the holder of such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the SKYE Shares that such holder is entitled to receive in accordance with Section 3.1(2) hereof.
(2)After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(1) hereof, each certificate or DRS Advice, if any, that immediately prior to the Effective Time represented one or more EHT Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Share Consideration that the holder of such certificate, if any, is entitled to receive in accordance with Section 3.1(2) hereof.
(3)For greater certainty, none of the holders of EHT Options or EHT Warrants or the EHT Shareholders shall be entitled to receive any consideration with respect to such EHT Options, EHT Warrants or EHT Shares other than consideration such holder is entitled to receive in accordance with Section 3.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.
Section 5.2Dividends and Distributions
No dividends or other distributions declared or made after the Effective Time with respect to SKYE Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding EHT Shares that were exchanged pursuant to Section 3.1(2) unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.5) in accordance with Section 5.1(1). Subject to applicable law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole EHT Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole SKYE Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole SKYE Share.
Section 5.3Fractional Shares
In no event shall any holder of EHT Shares be entitled to a fractional SKYE Share. Where the aggregate number of SKYE Shares to be issued to a holder of EHT Shares as consideration under this Arrangement would result in a fraction of an

EHT Share being issuable, the number of SKYE Shares to be received by such holder shall be rounded down to the nearest whole SKYE Share.
Section 5.4Adjustment to Share Consideration
The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into EHT Shares or SKYE Shares, as applicable), consolidation, reorganization, recapitalization or other like change with respect to EHT Shares or the SKYE Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.
Section 5.5Effective Time Procedures
Following the receipt of the Final Order and prior to the Effective Date, SKYE shall deliver or arrange to be delivered to the Depositary the SKYE Shares required to be issued to the EHT Shareholders in accordance with the provisions of Section 3.1, which SKYE Shares shall be held by the Depositary as agent and nominee for such EHT Shareholders for delivery to such EHT Shareholders in accordance with the provisions of Article 5.
Section 5.6Loss of Certificates
In the event any certificate which immediately prior to the Effective Time represented any outstanding EHT Shares that were acquired by the SKYE pursuant to Section 3.1(2) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such EHT Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of EHT Shares, or make available for pick up at its offices, the SKYE Shares such former holder is entitled to receive in respect of such EHT Shares pursuant to Section 3.1(2) together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.7. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such EHT Shares will, as a condition precedent to the delivery of SKYE Shares, give a bond satisfactory to SKYE and the Depositary (acting reasonably) in such sum as SKYE may direct or otherwise indemnify EHT, SKYE and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 5.7Extinction of Rights
Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding EHT Shares that were acquired by SKYE pursuant to Section 3.1(2) which is not deposited with the Depositary in accordance with the provisions of Section 5.1(1) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against EHT, SKYE, the Depositary or any other person. On such date, the Share Consideration such former holder of SKYE Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to SKYE. Neither EHT nor SKYE will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to SKYE or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.
Section 5.8Withholding Rights
SKYE, EHT or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Dissenting EHT Shareholders) such amounts as SKYE, EHT or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of SKYE, EHT or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to SKYE, EHT or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and SKYE, EHT or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.
Section 5.9U.S. Securities Laws Exemption
Notwithstanding any provision herein to the contrary, the parties each agree that the Plan of Arrangement will be carried out with the intention that all SKYE Shares, Replacement Warrants and Replacement Options to be issued by SKYE to Shareholders and holders of EHT Warrants and EHT Options respectively, in exchange for their EHT Shares, EHT Warrants and EHT Options respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and in accordance with similar exemptions from any applicable securities laws of any state of the United States, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

ARTICLE 6
AMENDMENTS
Section 6.1Amendments to Plan of Arrangement
(a)EHT and SKYE reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by EHT and SKYE, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Shareholders if and as required by the Court.
(b)Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a) may be proposed by EHT at any time prior to the Meeting (provided SKYE shall have consented thereto, such consent not to be unreasonably withheld or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.
(c)Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of EHT and SKYE and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.
(d)Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of EHT and SKYE provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of EHT and SKYE, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of EHT and SKYE or any former EHT Securityholder.

ARTICLE 7
TERMINATION
This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to Section 7.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

ARTICLE 8
FURTHER ASSURANCES
Section 8.1Further Assurances
Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.
Section 8.2Paramountcy
From and after the Effective Time:
(1)this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of EHT issued prior to the Effective Time;
(2)the rights and obligations of the holders of the securities of EHT and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and
(3)all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of EHT shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

SCHEDULE “B”
ARRANGEMENT RESOLUTION
The text of the Arrangement Resolution which EHT Shareholders will be asked to pass at the EHT Meeting is as follows:
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
(1)the arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Skye Bioscience, Inc. (“SKYE”), Emerald Health Therapeutics, Inc. (“EHT”) and the securityholders of EHT, all as more particularly described and set forth in the management information circular (the “Circular”) of EHT dated ●, 2022 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted;
(2)the arrangement agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) among SKYE and EHT dated May 11, 2022 and all the transactions contemplated therein, the full text of which is attached as Schedule ● to the Circular, the actions of the directors of EHT in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of EHT in executing and delivering the Arrangement Agreement and any amendments thereto and causing the performance by EHT of its obligations thereunder are hereby confirmed, ratified, authorized and approved;
(3)the plan of arrangement (as it may be amended from time to time in accordance with its terms, the “Plan of Arrangement”) of EHT involving EHT and the securityholders of EHT implementing the Arrangement, the full text of which is set out in Schedule ● to the Circular, is hereby authorized, approved and adopted;
(4)EHT is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended);
(5)notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the shareholders of EHT or that the Arrangement has been approved by the Court, the directors of EHT are hereby authorized and empowered, without further notice to, or approval of, the shareholders of EHT to:
(a)amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or
(b)subject to the terms of the Arrangement Agreement, not proceed with the Arrangement;
(6)any director or officer of EHT is hereby authorized and directed for and on behalf of EHT to execute and to deliver for filing with the Registrar under the BCBCA any and all documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such other documents; and
(7)any one or more directors or officers of EHT is hereby authorized, acting for and on behalf and in the name of EHT, to execute and deliver or cause to be delivered, whether under corporate seal of EHT or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the matters authorized hereby, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:
(a)all actions required to be taken by or on behalf of EHT, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by EHT, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE “C”
SKYE RESOLUTION
The text of the SKYE Resolution which SKYE Shareholders will be asked to pass at the SKYE Meeting is as follows:
NOW THEREFORE, BE IT RESOLVED, that the arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Skye Bioscience, Inc. (“SKYE”), Emerald Health Therapeutics, Inc. (“EHT”) and the securityholders of EHT, all as more particularly described and set forth in the proxy statement (the “Proxy Statement”) of SKYE dated ●, 2022 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms) is hereby authorized, approved and adopted;
RESOLVED, FURTHER, that the arrangement agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) among SKYE and EHT dated May 11, 2022 and all the transactions contemplated therein, the full text of which is attached as Schedule ● to the Proxy Statement, the actions of the directors of SKYE in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of SKYE in executing and delivering the Arrangement Agreement and any amendments thereto and causing the performance by SKYE of its obligations thereunder are hereby confirmed, ratified, authorized and approved;
RESOLVED, FURTHER, that any and all actions whether previously or subsequently taken by the officers and directors of SKYE, which are consistent with and in furtherance of the intent and purposes of the foregoing resolutions and the consummation of the transactions contemplated therein shall be, and hereby are, in all respects, ratified, approved and confirmed.

SCHEDULE “D”
EHT REALIZATION PROCESS
Pursuant to the announcement of EHT on November 29, 2021 that it is exiting the cannabis industry, EHT has undertaken, or may undertake the following transactions (together with all actions necessary in connection with the completion of such transactions) in connection with such process prior to completion of the Arrangement:
1.Termination of the lease agreement between EHTC and 0826239 B.C. Ltd. in respect of the EHT Leased Real Property located at 6980 Number 9 Road, Richmond, BC V6W 1G5 and the transfer of the greenhouses and other assets owned by EHTC and located thereon to 0826239 B.C. Ltd. or its assignee.
2.Sale of Verdélite Sciences, Inc. and Verdélite Property Holdings, Inc. or the assets of such companies.
3.Termination of the subscription agreement between 1306562 BC Ltd., Segev LLP and EHTC dated December 15, 2021.
4.Termination of all agreements among EHTC and HYTN Beverage Corp. and assigned by the latter to HYTN Cannabis Inc.
5.Termination of all of the EHT and EHT Subsidiaries employees by June 30, 2022 other than Mohammed Jiwan (Chief Operating Officer of EHT) and payment of termination packages in connection therewith in amounts which shall not exceed 110% of the amounts approved by the EHT Directors by way of a director consent on February 25, 2022.
6.Termination of the extraction and white label agreement between EHTC and Valens Agritech Ltd. dated November 12, 2019.
7.Vertical short-form amalgamation of Emerald Health Naturals Inc. with EHT (completed May 3, 2022)
8.Termination of all previous agreements between EHTC and FlowerPod, LLC and sale to FlowerPod, LLC of certain patents held by EHTC and all equity interests of FlowerPod, LLC held by EHTC.
9.Transfer of the following, held by EHTC, to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or as otherwise directed by SKYE.
10.Sale of all of the shares of EHTC held by EHT to a third party, provided that item 9 is completed prior to closing of such sale.

SCHEDULE “E”
REPRESENTATIONS AND WARRANTIES OF EHT
(1)Organization, Good Standing and Qualification.
(a)EHT is duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. EHT has all requisite corporate power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. EHT is qualified to do business, is up-to-date in respect of all material corporate filings and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(b)Each of the EHT Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Each of the EHT Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Each of the EHT Subsidiaries is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other Person in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(c)EHT has delivered or made available to SKYE accurate and complete copies of the Organizational Documents of each EHT Subsidiary as at the date hereof, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither EHT nor any of the EHT Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. Except as provided in Section (1)(c) of the EHT Disclosure Letter, no steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of EHT or any of the EHT Subsidiaries and no board approvals have been given to commence any such proceeding.
(d)Other than as disclosed in Section (1)(d) of the EHT Disclosure Letter, none of EHT or any EHT Subsidiary holds any shares, equity interests or other direct or indirect ownership interests in any other Person other than shares, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned EHT Subsidiaries. All such shares, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of EHT, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable Organizational Documents) and nonassessable (if such entity is a corporate entity) and (ii) are owned by EHT, by one or more EHT Subsidiaries or by EHT and one or more of the EHT Subsidiaries, in each case free and clear of all Liens.
(2)Capital Structure.
(a)The authorized share capital of EHT consists of an unlimited number of EHT Shares and an unlimited number of EHT Preferred Shares. As at May 11, 2022, (i) 213,472,095 EHT Shares are issued and outstanding, (ii) no EHT Preferred Shares are issued and outstanding, (iii) no EHT Shares are held in EHT’s treasury or by any of the EHT Subsidiaries, (iv) 6,507,016 EHT Options are issued and outstanding and 6,507,016 EHT Shares are issuable in respect of EHT Options, (v) nil EHT Shares are reserved for the grant of additional awards under EHT Benefit Plans, (vi) nil EHT RSUs are issued and outstanding, (vii) 4,385,965 EHT November 2019 Warrants are issued and outstanding, exercisable for an aggregate of 4,385,965 EHT Shares at an exercise price of $0.75 per one EHT Share, (viii) 5,172,942 EHT December 2019 Warrants are issued and outstanding, exercisable for an aggregate of 5,172,942 EHT Shares at an exercise price of $0.385 per one EHT Share, (ix) 7,596,551 EHT February 6 2020 Warrants are issued and outstanding, exercisable for an aggregate of 7,596,551 EHT Shares at an exercise price of $0.385 per one EHT Share, (x) 2,748,276 EHT February 14 2020 Warrants are issued and outstanding, exercisable for an aggregate of 2,748,276 EHT Shares at an exercise price of $0.385 per one EHT Share and (xi) 11,351,351 EHT June 2020 Warrants are issued and outstanding, exercisable for an aggregate of 11,351,351 EHT Shares at an exercise price of $0.27 per one EHT Share. All of the outstanding share capital of EHT has been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all EHT Shares which may be issued pursuant to the exercise of EHT Options or EHT Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. There is not any phantom equity or other contractual rights the value of which is determined in whole or in part by the value of any share capital of EHT, and there are no outstanding share appreciation rights with respect to the shares of EHT. Other than EHT Shares, there are no other authorized classes of share capital of EHT.
(b)Other than the EHT Support Agreements to be executed concurrently with this Agreement, or as made available to SKYE, there are no voting trusts or other agreements or understandings to which EHT, any of the EHT Subsidiaries or, to the Knowledge of EHT, any of their respective executive officers or directors is a party with respect to the voting of EHT Shares or the share capital or other equity interests of any of the EHT Subsidiaries.
(c)Other than the EHT Options and EHT Warrants, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests to which EHT or any of the EHT Subsidiaries is a party obligating EHT or any of the EHT Subsidiaries to (i) issue, transfer or sell any EHT Shares or other equity interests of EHT or any of the EHT Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the EHT Subsidiaries. At the Effective Time, other than EHT Warrants and EHT Options, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which EHT or any of the EHT Subsidiaries will be bound calling for the purchase or issuance of any of the share capital of EHT or any of the EHT Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements. Each EHT Option was issued at a per-share exercise price not less than the fair market value of the EHT Shares on the date of grant.
(d)Section (2)(d) of the EHT Disclosure Letter contains the names of the EHT Subsidiaries and their respective jurisdictions of organization.
(e)There are no outstanding bonds, debentures, notes or other Indebtedness of EHT or any of the EHT Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the EHT Shareholders or other equity holders of EHT or any of the EHT Subsidiaries may vote.
(3)Corporate Authority; Approval.
(a)EHT has all requisite corporate power and authority to enter into and to perform its obligations under (i) this Agreement and, subject to the passing of the Arrangement Resolution at the EHT Meeting, to consummate the Arrangement and the other transactions contemplated hereby and (ii) the SKYE Support Agreements. The execution and delivery of this Agreement by EHT and the consummation by EHT of the Arrangement and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EHT (subject to obtaining the Regulatory Approvals, the approval of the Arrangement Resolution by the EHT Shareholders, the Interim Order and the Final Order).
(b)The EHT Board has (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are in the best interests of EHT, (ii) authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, (iv) authorized the execution and delivery of the SKYE Support Agreements and the performance of its obligations thereunder, (iii) resolved to recommend that the EHT Shareholders vote in favour of the Arrangement Resolution; and (vi) resolved to make the EHT Board Recommendation. Such resolutions of the EHT Board have not been rescinded, modified or withdrawn in any way.
(c)This Agreement has been duly executed and delivered by EHT and, assuming the due execution and delivery of this Agreement by SKYE, constitutes the legal, valid and binding obligation of EHT, enforceable against EHT in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively (i) and (ii), “Enforceability Exceptions”).
(4)Vote Required. The Arrangement Resolution is the only vote of the EHT Securityholders necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement as set forth herein.

(5)Governmental Filings; No Violations; Etc.
(a)Other than the filings, notices, waiting periods or approvals required by (i) Section 4.4 of this Agreement, including the Interim Order and any approvals required thereunder and the Final Order, (ii) the Required Regulatory Approvals; and (iii) the CSE and the OTCQX rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to EHT or any of the EHT Subsidiaries in connection with the execution and delivery of this Agreement, the performance by EHT of its obligations under this Agreement and the consummation by EHT of the Arrangement and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(b)The execution and delivery of this Agreement by EHT does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of EHT’s Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section (5)(a) and obtaining the EHT Shareholder Approval, violate or conflict with any Laws or any Order applicable to EHT or any of the EHT Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section (5)(b) of the EHT Disclosure Letter, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the assets of EHT or any of the EHT Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which EHT or any of the EHT Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Lien upon any of the properties or assets of EHT or any of the EHT Subsidiaries, except in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(6)Securities Laws. EHT is a “reporting issuer” in each of the provinces of Canada and is not on the list of reporting issuers in default under the Securities Laws of such provinces. EHT’s common shares are listed for trading on the CSE and quoted for trading on the OTCQX and are not listed for trading on any other securities exchange as a result of any application made by EHT. To EHT’s Knowledge, EHT is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the EHT Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws. EHT is not in default of any material requirements of any Securities Laws or the rules and policies of the CSE or the OTCQX. EHT has not taken any action to cease to be a reporting issuer in any province of Canada or to deregister the EHT Shares under the rules or policies of the CSE or the OTCQX, nor has EHT received notification from any Securities Authority seeking to revoke the reporting issuer status of EHT or the registration of any class of securities of EHT. Other than as disclosed in Section (6) of the EHT Disclosure Letter, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of EHT is pending, in effect or, to EHT’s Knowledge, has been threatened, and, to EHT’s Knowledge, neither EHT nor any director, officer or past or present shareholder of EHT is currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of EHT or any of the EHT Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.
(7)Public Company Documents; Financial Statements.
(a)Other than as disclosed in Section (6) of the EHT Disclosure Letter, all forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to the applicable Securities Authorities by EHT since January 1, 2020 and all documents to be filed by or on behalf of EHT following the date of this Agreement until the Effective Time (collectively, the “EHT Public Company Documents”), have been or will be timely filed or furnished, as the case may be. As at their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), none of the EHT Public Company Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)The EHT Public Company Documents collectively constitute full, true and plain disclosure of all material facts relating to EHT up until the Effective Time. Other than as disclosed in Section (6) of the EHT Disclosure Letter, EHT has timely filed, and until the Effective Time will timely file, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by EHT with the applicable Securities Authorities (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of NI 51-102) and the rules and policies of the CSE and the OTCQX.
(c)The financial statements (including related notes, if any) contained in the EHT Public Company Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities Authority applicable thereto; (ii) were prepared in accordance with IFRS, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly presented in all material respects the consolidated financial position of EHT and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of cash flows of EHT and its consolidated Subsidiaries for the periods covered thereby.
(d)Since the EHT Financial Statement Date, neither EHT nor any of the EHT Subsidiaries, has received or otherwise obtained, to the Knowledge of EHT, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EHT or any of the EHT Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that EHT or any of the EHT Subsidiaries has engaged in questionable accounting or auditing practices.
(e)EHT’s auditors were and are independent in respect of EHT within the meaning of the rules of professional conduct applicable to auditors in Canada.
(f)There has not ever been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) with EHT’s auditors.
(g)Neither EHT or any of the EHT Subsidiaries, nor, to the Knowledge of EHT, any director, officer, employee, auditor, accountant or representative of EHT or any of the EHT Subsidiaries, has since December 31, 2019, received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of EHT or any of the EHT Subsidiaries or their respective internal accounting controls, including that EHT or any of the EHT Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the IFRS or standard industry practice.
(8)Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon EHT or any of the EHT Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of EHT or any of the EHT Subsidiaries or Affiliates, any acquisition of property by EHT or any of the EHT Subsidiaries or Affiliates, or the conduct of business by EHT or any of the EHT Subsidiaries or Affiliates, as currently conducted (including following the transactions contemplated by this Agreement), except in each case as has not had or would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(9)Absence of Certain Changes. Other than in connection with the EHT Realization Process, (a) as at the date of this Agreement, EHT and the EHT Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, except for commercially reasonable actions taken outside the Ordinary Course or not consistent with past practice, in any such case, in response to material changes in product prices or the COVID-19 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect; and (b) since the EHT Interim Financial Statement Date, there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(10)Absence of Undisclosed Liabilities. Since the EHT Financial Statement Date, neither EHT nor any of the EHT Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with IFRS, except for: (a) liabilities reflected or reserved against in EHT’s consolidated balance sheets (or the notes thereto) included in the EHT Public Company Documents, (b) liabilities that have been incurred by EHT or any of the EHT Subsidiaries since the EHT Financial Statement Date in the Ordinary Course, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Neither EHT nor any of the EHT Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among EHT and any of the EHT Subsidiaries, on the one hand, and any unconsolidated

Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in the instructions thereto of Form 51-102F1 of NI 51-102), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, EHT or any of the EHT Subsidiaries, in EHT’s consolidated financial statements or the EHT Public Company Documents.
(11)Litigation and Liabilities. Except as set out in Section (11) of the EHT Disclosure Letter, there is no pending Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively) and, within the past twelve (12) months, to the Knowledge of EHT, no Person has threatened to commence any Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively), against EHT or any of the EHT Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. There is no Order to which EHT or any of the EHT Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(12)Employee and Labour Matters; Benefit Plans.
(a)Section (12)(a) of the EHT Disclosure Letter lists as at the date of this Agreement (i) all material pension, savings, retirement savings, bonus, retention bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, stock incentive, deferred compensation, incentive compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and supplemental retirement plans (including any group registered retirement savings plan), retiree plans, programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, Contracts, coverage, arrangements or policies and (ii) any material employment, executive compensation, change in control, severance pay, or termination pay plans, programs, Contracts, arrangements or policies, in each case, that is sponsored, contributed to, required to be contributed to or maintained by EHT or any of the EHT Subsidiaries as to which EHT or an EHT Subsidiary has any liability or contingent liability, in each case for the benefit of, or relating to, any former or current employee, officer or director of EHT or any of the EHT Subsidiaries or as to which EHT or any EHT Subsidiary has any material liability (all such plans, programs, Contracts or policies as described in this Section (12)(a), shall be collectively referred to in this Section (12) of Schedule “E” as the “EHT Benefit Plans”) except that the term EHT Benefit Plan shall not include any statutory plans with which the EHT is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable health tax, workers’ compensation and workers’ safety and employment insurance legislation. EHT has made available to SKYE, true and complete copies of the documents establishing the current terms for each written material EHT Benefit Plan, including all amendments and past versions of such documents that continue to be relevant with respect to any participants.
(b)None of the EHT Benefit Plans promises or provides post-termination or retiree benefits of any kind, including medical or life insurance benefits to any former or current employee of EHT or any of the EHT Subsidiaries (other than continuation coverage to the extent required by Law); (ii) all of the EHT Benefit Plans have been established, operated, administered, funded and maintained in all material respects in compliance with their terms, the terms of their trust or funding agreement, and all applicable Laws; (iii) all material contributions required to be made with respect to any EHT Benefit Plan on or before the date hereof have been made; (iv) there are no pending or, to the Knowledge of EHT, threatened claims by, on behalf of or relating to any of the EHT Benefit Plans or otherwise relating to an EHT Benefit Plan (other than routine claims for benefits) and EHT is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the knowledge of EHT, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and (v) no EHT Benefit Plan is maintained for the benefit of employees, directors, or other individual service providers who work primarily outside of Canada.
(c)Other than as set out in Section 12(c) of the EHT Disclosure Schedule, the execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) automatically cause or result in an increase in the amount of compensation or benefits or timing of vesting or payment of any benefits or compensation payable in respect of any former or current employee, officer or director of EHT or any of the EHT Subsidiaries; (ii) require the funding or securing of benefits under any EHT Benefit Plan or (iii) cause or result in an increase in the liabilities of SKYE or EHT or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer or director of EHT or any of the EHT Subsidiaries.
(d)No EHT Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.
(e)No EHT Benefit Plan is a “pension plan” as defined under the Tax Act or any pension legislation in any Canadian jurisdiction.
(f)There are no participating employers in any EHT Benefit Plan other than EHT and the EHT Subsidiaries.
(g)Neither EHT or any of the EHT Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any labour agreements, collective bargaining agreements and any other labour-related agreements or arrangements with any union or other labour organization (collectively, “Labour Agreements”). Neither EHT nor any of the EHT Subsidiaries has any unions, employee representative bodies or other labour organizations which, to the Knowledge of EHT, represent any employees of EHT or any of the EHT Subsidiaries.
(h)There is not now in existence, nor has there been since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of EHT, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting EHT or any of the EHT Subsidiaries; or (ii) labour-related demand for representation. There is not now in existence any pending or, to the Knowledge of EHT, threatened Action alleging or involving any violation of any employment-related, labour-related or benefits-related Law against, in respect of or relating to EHT, any of the EHT Subsidiaries or any EHT Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel; in each case except for such Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(i)To the Knowledge of EHT, no current or former employee of EHT or any of the EHT Subsidiaries at the level of Chief Operating Officer or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment Contract, Labour Agreement, confidentiality or other proprietary information disclosure Contract arising out of or relating to such Person’s current or former employment or engagement by EHT or any of the EHT Subsidiaries.
(j)To the Knowledge of EHT, none of EHT’s or the EHT Subsidiaries’ employment, labour, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of EHT or any of the EHT Subsidiaries are currently being audited or investigated by any Governmental Entity.
(k)None of EHT or any of the EHT Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of EHT or any of the EHT Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of EHT or any of the EHT Subsidiaries at the level of Chief Operating Officer or above. To the Knowledge of EHT, in the last five (5) years, no allegations of sexual harassment have been made against any officer or employee of EHT or the EHT Subsidiaries at a level of Chief Operating Officer or above.
(l)To the Knowledge of EHT, each Person who is currently providing services to EHT or any of the EHT Subsidiaries, or who previously provided services to EHT or any of the EHT Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by EHT or the EHT Subsidiaries. Each individual who is currently providing services to EHT or any of the EHT Subsidiaries through a third-party service provider, or who previously provided services to EHT or any of the EHT Subsidiaries through a third-party service provider, is not or was not an employee of EHT or any of the EHT Subsidiaries. None of EHT or any of the EHT Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.
(m)Other than in connection with the EHT Realization Process, EHT and the EHT Subsidiaries have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2021, through the date hereof. EHT and the EHT Subsidiaries have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six months.
(n)Except as provided in Section (12)(n) of the EHT Disclosure Letter, neither EHT nor any of the EHT Subsidiaries has applied for a loan under the Canada Emergency Business Account (CEBA) program. EHT and the EHT Subsidiaries have complied in all material respects as applicable with the requirements of any applicable federal, provincial or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities).

(13)Compliance with Laws.
(a)Each of EHT and the EHT Subsidiaries are and, since December 31, 2019, have been conducting the businesses and operations of EHT and the EHT Subsidiaries in compliance with all applicable Laws (other than compliance with (i) Environmental Laws, which is covered solely by Section (16), (ii) Tax Laws, which is covered solely by Section (17), (iii) Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money-Laundering Laws, which are covered solely by Section (23)(a)), and (iv) Food and Drug Laws, which are covered solely by Section (23)(c), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Since December 31, 2019, neither EHT nor any of the EHT Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(b)Each of EHT and the EHT Subsidiaries is in possession of all EHT Permits (other than Permits required under Environmental Laws, which are covered solely by Section (16) and Permits required under Food and Drug Laws, which are covered solely by Section (23)(c)) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted, and all such EHT Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by EHT of any of the EHT Permits is pending or, to the Knowledge of EHT, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the EHT Permits would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. EHT and the EHT Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the EHT Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(c)(i) During the time period during which EHT was required to file reports with the SEC under Section 15(d) of the U.S. Exchange Act, each of EHT and the EHT Subsidiaries and, to the Knowledge of EHT, its and their respective directors and officers, was in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the U.S. Exchange Act and (ii) other than as disclosed in Section (13)(c) of the EHT Disclosure Letter, EHT is in compliance in all material respects with the listing and corporate governance rules and regulations of the CSE and the OTCQX, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.
(14)Material Contracts.
(a)All Contracts, including amendments thereto, required to be filed by EHT with applicable Governmental Entities pursuant to Canadian Securities Laws have been so filed as at the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.
(b)Section (14)(b) of the EHT Disclosure Letter sets forth a correct and complete list, and EHT has made available to SKYE correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which EHT or any of the EHT Subsidiaries is a party or bound as at the date hereof:
(i)each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of EHT or any of the EHT Subsidiaries to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;
(ii)each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $250,000 or (B) other Indebtedness of EHT or any of the EHT Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than Contracts solely between or among EHT and the EHT Subsidiaries;
(iii)each Contract for EHT Owned Real Property or EHT Leased Real Property (involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000 that are not terminable without penalty or other liability to EHT or any of the EHT Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 60 days;

(iv)each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of EHT or any EHT Subsidiary for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from EHT or any EHT Subsidiary exceeds ;
(v)each Contract for any Derivative Product;
(vi)each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among EHT and/or its wholly-owned Subsidiaries;
(vii)each joint development agreement or program agreement or similar Contract requiring EHT or any of the EHT Subsidiaries to make annual expenditures in excess of $250,000 or aggregate payments in excess of $250,000 (in each case, net to the interest of EHT and the EHT Subsidiaries) following the date of this Agreement;
(viii)each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which EHT or any of the EHT Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of EHT and the EHT Subsidiaries, taken as a whole;
(ix)any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $250,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $250,000 in the aggregate after the date hereof;
(x)any Contract (other than any other Contract otherwise covered by this Section (14)(b) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of EHT or any of the EHT Subsidiaries outside the Ordinary Course, in each case, involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000, or creates or would create a Lien on any material asset or property of EHT or any of the EHT Subsidiaries (other than Permitted Liens);
(xi)any Labour Agreement;
(xii)any Contract which is between EHT or any of the EHT Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of EHT’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the EHT Board in their capacity as such; or
(xiii)each Contract or EHT’s Organizational Document that would, on or after the Effective Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.
(c)The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “EHT Material Contracts.”
(d)Each EHT Material Contract is valid and binding on EHT or the EHT Subsidiary party thereto, as the case may be, and, to the Knowledge of EHT, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect, in each case subject to Enforceability Exceptions, and, except for the EHT Material Contracts set forth in Section (14)(b)(xii) of the EHT Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such EHT Material Contracts.
(e)Neither EHT nor any of the EHT Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of EHT, no other party to any EHT Material Contract is in breach of, or default under the terms of, any EHT Material Contract, nor is any event of default (or similar term) continuing under any

EHT Material Contract, and, to the Knowledge of EHT, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any EHT Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(15)Title to Properties.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect, (i) EHT and the EHT Subsidiaries have good, valid and defensible title to all real property owned by EHT or any of the EHT Subsidiaries (collectively, the “EHT Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by EHT or any of the EHT Subsidiaries (collectively, including the improvements thereon, the “EHT Leased Real Property,” and, together with the EHT Owned Real Property, the “EHT Real Property”) free and clear of all Liens, except Permitted Liens; (ii) each Contract under which EHT or any of the EHT Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to EHT Leased Real Property (each, an “EHT Real Property Lease”), to the Knowledge of EHT, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither EHT nor any of the EHT Subsidiaries, or to the Knowledge of EHT, any other party thereto, has received written notice of any default under any EHT Real Property Lease; (iii) there does not exist any pending or, to the Knowledge of EHT, threatened, condemnation or eminent domain proceedings that affect any of the EHT Owned Real Property or EHT Leased Real Property; (iv) the facilities and operations of the business of EHT and the EHT Subsidiaries do not contravene any EHT Real Property Lease pursuant to which EHT or an EHT Subsidiary is a tenant; and (v) the facilities and operations of the business of EHT and the EHT Subsidiaries undertaken at each EHT Real Property are in compliance with any applicable zoning regulation pursuant to any applicable Law.
(b)Except as would not reasonably be expected to, individually or in the aggregate have an EHT Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the EHT Owned Real Property, (ii) except for such arrangements solely between or among EHT and the EHT Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any EHT Owned Real Property or any portion thereof or interest therein, (iii) neither EHT nor any of the EHT Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any EHT Real Property and (iv) the EHT Real Property constitutes all of the real estate used in the operation of the respective businesses of EHT and the EHT Subsidiaries.
(16)Environmental Matters.
(a)Since December 31, 2019, each of EHT and the EHT Subsidiaries has been, and currently is in compliance with, all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by EHT and the EHT Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for matters that have been fully resolved with the applicable Governmental Entity or where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. EHT and the EHT Subsidiaries have not received any written communication from a Governmental Entity alleging that EHT and the EHT Subsidiaries are not in such compliance (giving effect to such qualifications), and, to the Knowledge of EHT, there are no past or present activities, conditions or circumstances that would be reasonably likely to give rise to non-compliance or prevent or interfere with such compliance (giving effect to such qualifications) in the future.
(b)To the Knowledge of EHT, there has been no past or present Release of any Hazardous Substance which could form the basis of any Environmental Claim against EHT or any of the EHT Subsidiaries which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(c)There is no Environmental Claim pending or, to the Knowledge of EHT, threatened against EHT or any of the EHT Subsidiaries which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(17)Taxes.
(a)Except as set out in Section (17) of the EHT Disclosure Letter or would not have, individually or in the aggregate, an EHT Material Adverse Effect:

(i)all Tax Returns required to be filed by EHT or any of the EHT Subsidiaries on or prior to the date hereof have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects;
(ii)EHT and each of the EHT Subsidiaries has timely paid all Taxes it has been required to pay prior to the date hereof under applicable Laws (whether or not shown on any Tax Return);
(iii)the EHT Financial Statements reflect an adequate reserve in accordance with IFRS for all Taxes payable by EHT and the EHT Subsidiaries for all taxable periods (and portions thereof) through the EHT Financial Statement Date;
(iv)there are no Actions pending or to the knowledge of EHT, threatened against EHT or any of the EHT Subsidiaries in respect of any Taxes;
(v)there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return, payment of any Tax by EHT or any of the EHT Subsidiaries in which any Taxing Authority may assess, reassess or collect Taxes for which EHT or any of the EHT Subsidiaries may be liable;
(vi)EHT and each of the EHT Subsidiaries has complied in all material respects with the inter-company transfer pricing provisions of each applicable Law relating to Taxes and disclosure requirements thereunder;
(vii)EHT and each of the EHT Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it prior to the date hereof (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any EHT Employee, officer or director and any non-resident Person) and has duly and timely remitted in all material respects to the appropriate Taxing Authority such Taxes and other amounts required by Law to be remitted by it;
(viii)no claim has been made by any Taxing Authority in a jurisdiction where EHT or the EHT Subsidiaries do not file Tax Returns that either EHT or the EHT Subsidiaries are or may be subject to Taxes by that jurisdiction;
(i)EHT is not and since November 19, 2014 has not been a U.S. real property holding corporation within the meaning of Section 897 of the Code; and
(ii)EHT and each of the EHT Subsidiaries have made available to SKYE true, correct and complete copies of all material Tax Returns filed by or on behalf of EHT and each of the EHT Subsidiary, and all material written communications to or from any Governmental Entity relating to Taxes within the two year period ending on the date hereof.
(b)As of the date hereof, neither EHT nor any of the EHT Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (iii) is engaged in trade or business within the United States (as determined for U.S. federal income Tax purposes) or (iv) owns any assets the income or gain from which, on a disposition, would be sourced to the United States (as determined for U.S. federal income Tax purposes). None of the EHT Subsidiaries is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a), Section 951A, Section 956 or 965 of the Code. Neither EHT nor any EHT Subsidiary owns any “United States property” that could, if such Person were treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, result in an inclusion of income under Section 956 of the Code. Neither EHT nor any EHT Subsidiary owns any interest in “United States real property” within the meaning of Section 897 of the Code.
(18)Insurance. Section (18) of the EHT Disclosure Letter sets forth (i) a list of the material insurance policies (including directors and officers liability insurance) covering EHT and the EHT Subsidiaries as at the date hereof and (ii) pending claims under such policies as at the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect, from December 31, 2019, through the date of this Agreement, each of EHT and the EHT Subsidiaries has been continuously insured with recognized insurers or has self-insured. Neither EHT nor any of the EHT Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of EHT or any of the EHT Subsidiaries.

(19)Intellectual Property; IT and Data Privacy & Security.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect: (i) each of EHT and the EHT Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business of EHT and the EHT Subsidiaries as currently conducted; (ii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of EHT and the EHT Subsidiaries as currently conducted; (iii) to EHT’s Knowledge, the conduct of the business of EHT and the EHT Subsidiaries, since December 31, 2019, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and (iv) each of EHT and the EHT Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in its Intellectual Property and the trade secrets of other Persons possessed by EHT and the EHT Subsidiaries, and, since December 31, 2019, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by EHT or any of the EHT Subsidiaries.
(b)EHT and each of the EHT Subsidiaries complies, and during the past three years has complied, in all material respects, with applicable Privacy Law. Neither EHT nor any of the EHT Subsidiaries have been notified in writing of, or is the subject of, any complaint or Action or to EHT’s knowledge, any, regulatory investigation related to processing of Personal Information by any Governmental Entity regarding any actual or possible violations of any Privacy Law by or with respect to EHT or any of the EHT Subsidiaries.
(c)EHT and each of the EHT Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply in all material respects with applicable Privacy Law to protect the EHT Data within its custody or control. EHT and each of the EHT Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.
(d)To the Knowledge of EHT, neither EHT nor any of the EHT Subsidiaries has suffered a security breach with respect to any EHT Data and to EHT’s Knowledge, there has been no unauthorized or illegal use of or access to any EHT Data. Neither EHT nor any of the EHT Subsidiaries has notified, or to EHT’s Knowledge been required to notify, any person of any information security breach involving Personal Data. To EHT’s Knowledge, the EHT Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such EHT Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither EHT nor any of the EHT Subsidiaries have experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business that affected the business for more than one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or the EHT Systems.
(20)Related Party Transactions. Except for the EHT Benefit Plans, there are no Contracts or understandings that are in existence as at the date of this Agreement between, on the one hand, EHT or any of the EHT Subsidiaries and, on the other hand, any (x) present executive officer or director of EHT or any of the EHT Subsidiaries or any Person that has served as an executive officer or director of EHT or any of the EHT Subsidiaries within the last three years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the EHT Shares as at the date of this Agreement or (z) to the Knowledge of EHT, any Affiliate of any such officer, director or owner (other than EHT or any of the EHT Subsidiaries).
(21)Financial Advisor. Except for Evans & Evans (the fees and expenses of which will be paid by EHT and are reflected in its engagement letter with EHT), neither EHT nor any of the EHT Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement. EHT has furnished to SKYE an accurate and complete copy of EHT’s engagement letter with Evans & Evans relating to the Arrangement.
(22)Opinion of Financial Advisor. Evans & Evans, EHT’s financial advisor, has delivered to the EHT Board on or prior to the date of this Agreement its opinion in writing or orally, in which case such opinion will be subsequently confirmed in writing, to the effect that, as at the date thereof and based upon and subject to the factors and assumptions set forth therein, the Consideration is fair, from a financial point of view, to EHT Shareholders.

(23)Regulatory Matters.
(a)Anti-Corruption, Economic Sanctions/Trade and Money-Laundering Laws.
(i)Except as would not, individually or in the aggregate, be reasonably likely to have an EHT Material Adverse Effect, since December 31, 2019, none of EHT, nor any of the EHT Subsidiaries, nor, to the Knowledge of EHT, any EHT or EHT Subsidiary director, officer, employee, representative, agent, nor, to the Knowledge of EHT, any third party representative or other Person acting for or on behalf of EHT or any of the EHT Subsidiaries, has (i) violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting EHT, any of the EHT Subsidiaries, or any EHT or EHT Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of EHT or any of the EHT Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage; or (iii) engaged in business with persons in or from such countries or who otherwise appear on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list maintained by the U.S. government in violation of applicable law.
(ii)Except as would not, individually or in the aggregate, be reasonably likely to have an EHT Material Adverse Effect, since December 31, 2019, EHT and the EHT Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money-Laundering Laws.
(iii)EHT does not engage in the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including any implementing regulations thereof (collectively, the “DPA”).
(b)Regulatory Compliance. EHT and the EHT Subsidiaries are in compliance in all material respects with all applicable rules, regulations and policies of Health Canada or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in Canada or any other country with similar authority, performing similar functions and having jurisdiction over EHT, the EHT Subsidiaries or any of their respective businesses or property.
(c)Compliance with Food and Drug Laws. Other than as disclosed in Section 23(c) of the EHT Disclosure Schedule, each of EHT, the EHT Subsidiaries, and, to the Knowledge of EHT, their respective directors, officers and employees: (i) is in compliance with all applicable food and drug Laws, including, without limitation, the Food and Drugs Act (Canada), the Controlled Drugs and Substances Act (Canada), and the Cannabis Act (Canada), and all regulations thereunder, including, without limitation, the Natural Health Products Regulations, the Narcotic Control Regulations, and the Cannabis Regulations (“Food and Drug Laws”); (ii) has not received any written correspondence or notice from any Governmental Entity (including Health Canada) alleging or asserting noncompliance with any applicable Laws or the EHT Permits, including all EHT Licenses; (iii) possesses all Permits required for the conduct of its business in the markets in which it operates, and such Permits are valid, in good standing and in full force and effect, and EHT, the EHT Subsidiaries, and, to the Knowledge of EHT, all directors, officers and employees of each are not in violation of any term of any such Permit; (iv) has not received written notice of any pending or threatened Action or other action from any Governmental Entity (including Health Canada) alleging that any operation or activity of EHT, the EHT Subsidiaries, or, to the Knowledge of EHT, any of their directors, officers and/or employees is in violation of any applicable Laws or the EHT Permits and has no reason to believe that any such Governmental Entity is considering any such Legal Proceeding or other action; (v) has not received written notice that any Governmental Entity has taken, is taking, or intends to take action to limit, suspend, modify, cancel, terminate or revoke any EHT Permits, or to require a recall of any products or to investigate or inspect the facilities or operations of EHT or the EHT Subsidiaries, and has no reason to believe that any such Governmental Entity is considering taking or would have reasonable grounds to take such action; and (vi) has, or has had on its behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or EHT Permits and to keep such Permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission) except, in all such cases, as would not reasonably be expected to have an EHT Material Adverse Effect. Neither EHT nor any EHT Subsidiary has received any written notice or communication from Health Canada (or similar Governmental Entity) alleging an unrectified defect, an issue requiring an unrectified recall or quarantine of product (whether voluntary, required or otherwise) or claim in respect of any products supplied or sold by EHT or any EHT Subsidiary and, to EHT’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by EHT or any EHT Subsidiary in respect of any products supplied or sold by EHT or any EHT Subsidiary, except in each case as would not reasonably be expected to have an EHT Material Adverse Effect. All product research and development activities, quality assurance, quality control, testing, and research and analysis activities, conducted by EHT and each EHT Subsidiary in connection with their business is conducted in accordance applicable Laws in all material respects. Other than as disclosed in Section 23(c) of the EHT Disclosure Schedule, each individual employed by or associated with EHT and the EHT Subsidiaries in a key position required to hold security clearance under the Cannabis Act (Canada) and the Cannabis Regulations (Canada) thereunder in order to maintain any material EHT Permits holds such clearance. The products of EHT and the Subsidiaries are harvested, cultivated, processed, manufactured, tested, packaged and labeled at facilities which are in compliance in all material respects with good manufacturing practices and good production practices prescribed by applicable Laws, including good manufacturing practices and good production practices that are acceptable to Health Canada, and all such products materially comply with and meet, and are marketed and distributed in material compliance with, industry specific standards set by relevant Governmental Entities and satisfy all product safety and packaging standards necessary to permit their sale in each jurisdiction in which they are sold.
(d)Investment Company Act. EHT is not required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended.
(e)Investment Canada Act. EHT is not engaged in any of the “cultural business” activities described in subsection 14.1(6) of the Investment Canada Act.
(f)Competition Act (Canada). Neither the aggregate value of the assets in Canada that are owned by EHT or by entities controlled by EHT nor the gross revenues from sales in or from Canada generated by such assets exceeds $93,000,000, as calculated in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.
(24)Insolvency. No act or proceeding has been taken by or against EHT or any EHT Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of EHT or any EHT Subsidiary, as applicable, or for the appointment of a trustee, receiver, manager or other administrator of EHT or any EHT Subsidiaries, as applicable, or any of their properties or assets nor, to the Knowledge of EHT, is any such act or proceeding threatened. None of EHT or any EHT Subsidiary has not sought protection under any applicable bankruptcy or insolvency legislation. None of EHT or any EHT Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of EHT or any EHT Subsidiary to conduct its business in all material respects as it has been carried on prior to the date hereof, or would reasonably be expected.
(25)Accuracy of Books and Records. The financial books and records of EHT and each of the EHT Subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with IFRS, if required, its financial position as at the date hereof and all material financial transactions have been accurately recorded in such books and records on a consistent basis and in conformity with IFRS, if required. All material records, systems, data or information (including any digital, electronic, mechanical, photographic or other technological process or device whether computerized or not) required to operate the business of EHT are in the full possession and control of and are owned exclusively by EHT or the EHT Subsidiaries.
(26)No Additional Representations.
(a)EHT acknowledges and agrees that, except for the representations and warranties contained in Schedule “D” or the SKYE Support Agreements (in each case, such exception solely with respect to the Persons party thereto) (i) neither SKYE, the SKYE Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is EHT relying on, and EHT expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) SKYE, or any SKYE Subsidiary; (y)

any of SKYE’s, or any of the SKYE Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the Arrangement and the other transactions contemplated by this Agreement, and (ii) SKYE, the SKYE Subsidiaries, and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by SKYE, the SKYE Subsidiaries, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to EHT by any Representative of SKYE or any of the SKYE Subsidiaries or Affiliates).
(b)Without limiting the generality of Section (26)(a) above, EHT acknowledges and agrees that (i) in connection with its investigation of SKYE and the SKYE Subsidiaries, EHT has received from or on behalf of SKYE or the SKYE Subsidiaries certain projections, including projected statements of operating revenues and income from operations of SKYE and the SKYE Subsidiaries and certain business plan information of SKYE and the SKYE Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that EHT is familiar with such uncertainties, and that EHT is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) neither SKYE nor any of the SKYE Subsidiaries, Affiliates, or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), and EHT has not relied thereon, and (iv) neither EHT nor any of its Affiliates will have claim against SKYE or the SKYE Subsidiaries, or any other Person with respect thereto.

SCHEDULE “F”
REPRESENTATIONS AND WARRANTIES OF SKYE
(1)Organization, Good Standing and Qualification.
(a)SKYE is duly organized, validly existing and in good standing under the Laws of the State of Nevada. SKYE has all requisite corporate power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. SKYE is qualified to do business, is up-to-date in respect of all material corporate filings and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)Each of the SKYE Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Each of the SKYE Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Each of the SKYE Subsidiaries is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other Person in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(c)SKYE has delivered or made available to EHT accurate and complete copies of the Organizational Documents of SKYE and each SKYE Subsidiary that constitutes a “significant subsidiary” of SKYE as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as at the date hereof, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither SKYE nor any of the SKYE Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of SKYE or any of the SKYE Subsidiaries and no board approvals have been given to commence any such proceeding.
(d)Section (1)(d) of the SKYE Disclosure Letter sets forth SKYE’s and each SKYE Subsidiary’s capital stock, equity interests or other direct or indirect ownership interests in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of SKYE. All such capital stock, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of SKYE, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable Organizational Documents) and nonassessable (if such entity is a corporate entity) and (ii) are owned by SKYE, by one or more SKYE Subsidiary or by SKYE and one or more of the SKYE Subsidiaries, in each case free and clear of all Liens.
(2)Capital Structure.
(a)As at May 11, 2022, the authorized capital stock of SKYE consists of 5,000,000,000 shares of SKYE Common Stock and 50,000,000 shares of SKYE Preferred Stock. As at May 11, 2022, (i) 495,925,112 shares of SKYE Common Stock are issued and outstanding, (ii) no SKYE Shares are held in SKYE’s treasury, (iii) no SKYE Shares are held by any of the SKYE Subsidiaries, (iv) 55,519,595 shares of SKYE Common Stock are issuable pursuant to the SKYE Benefit Plans, which includes: 34,365,000 shares SKYE Common Stock issuable in respect of SKYE Options and 4,000,000 shares of SKYE Common Stock are issuable in respect of SKYE RSUs, and 17,154,595 shares of SKYE Common Stock are reserved for the grant of additional awards under SKYE Benefit Plans; (v) 136,187,225 shares of SKYE Common Stock are issuable pursuant to the SKYE Warrants, as set forth in Section (2)(d) of the SKYE Disclosure Letter; and (vi) 5,501,403 shares of SKYE Common Stock underlying the SKYE Credit Facility and accrued interest balance thereon. All of the outstanding shares of SKYE Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of SKYE Common Stock which may be issued pursuant to the exercise or vesting of SKYE RSUs, SKYE Options and SKYE Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are no phantom stocks or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of SKYE and there are no outstanding stock appreciation rights with respect to the capital stock of SKYE. Other than SKYE Shares and SKYE Preferred Stock, there are no other authorized classes of capital stock of SKYE.
(b)Other than the SKYE Support Agreements, there are no voting trusts or other agreements or understandings to which SKYE, any of the SKYE Subsidiaries or, to the Knowledge of SKYE, any of their respective executive officers or directors is a party with respect to the voting of SKYE Shares or the capital stock or other equity interests of any of the SKYE Subsidiaries.
(c)Other than the SKYE RSUs, the SKYE Options, the SKYE Warrants and the shares of SKYE Common Stock issuable pursuant to the terms of the SKYE Credit Facility, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which SKYE or any of the SKYE Subsidiaries is a party obligating SKYE or any of the SKYE Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of SKYE or any of the SKYE Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the SKYE Subsidiaries. At the Effective Time, other than the SKYE RSUs, the SKYE Options, the SKYE Warrants and the shares of SKYE Common Stock issuable pursuant to the terms of the warrants issued under the SKYE Credit Facility, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which SKYE or any of the SKYE Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of SKYE or any of the SKYE Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements. Each SKYE Option issued with respect to Common Stock was granted with a per-share exercise price not less than the fair market value of a share of Common Stock on the date of grant.
(d)Section (2)(d) of the SKYE Disclosure Letter (i) lists each of the SKYE Subsidiaries and their respective jurisdictions of organization and (ii) designates which of the SKYE Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC.
(e)Other than the SKYE Credit Facility, there are no outstanding bonds, debentures, notes or other Indebtedness of SKYE or any of the SKYE Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of SKYE or any of the SKYE Subsidiaries may vote.
(3)Corporate Authority; Approval.
(a)SKYE has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of SKYE Shareholder Approval, to consummate the Arrangement and the other transactions contemplated hereby. The execution and delivery of this Agreement by SKYE and the consummation by SKYE of the Arrangement and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of SKYE (subject to obtaining the Regulatory Approvals, the Interim Order and the Final Order).
(b)The SKYE Board has, based upon the recommendation of the SKYE Special Committee, unanimously (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, SKYE and the SKYE Shareholders, (ii) approved and declared advisable this Agreement, the Arrangement and the other transactions contemplated by this Agreement, (iii) approved and declared advisable the EHT Support Agreements and the transactions contemplated thereby, and (iv) resolved to make the SKYE Board Recommendation. Such resolutions of the SKYE Board have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by SKYE and, assuming the due execution and delivery of this Agreement by SKYE, constitutes the legal, valid and binding obligation of SKYE, enforceable against SKYE in accordance with its terms, subject to the Enforceability Exceptions.
(4)No Vote Required. There are no votes of the SKYE Shareholders required under applicable Law to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement and as set forth herein.
(5)Governmental Filings; No Violations; Etc.
(a)Other than the filings, notices, waiting periods or approvals required by (i) Section 4.4 of this Agreement, including the Interim Order and any approvals required thereunder and the Final Order, (ii) the Required

Regulatory Approvals, (iii) the U.S. Exchange Act, (iv) the Listing Statement and (v) the OTCQB rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to SKYE or any of the SKYE Subsidiaries in connection with the execution and delivery of this Agreement, the performance by SKYE of its obligations under this Agreement and the consummation by SKYE of the Arrangement and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)The execution and delivery of this Agreement by SKYE does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of SKYE’s Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section (4)(a), violate or conflict with any Laws or any Order applicable to SKYE or any of the SKYE Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section (4)(a) of the SKYE Disclosure Letter, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the assets of SKYE or any of the SKYE Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which SKYE or any of the SKYE Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Lien upon any of the properties or assets of SKYE or any of the SKYE Subsidiaries (including EHT and the EHT Subsidiaries following the Arrangement) except, in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(6)Securities Laws. The SKYE Common Stock is quoted for trading on the OTCQB and are not listed for trading on any other securities exchange as a result of any application made by SKYE. To SKYE’s Knowledge, SKYE is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the SKYE Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws, including, without limitation, the laws of the United States. SKYE is not in default of any material requirements of any Securities Laws or the rules and policies of the OTCQB. SKYE has not taken any action to deregister the SKYE Common Stock under the rules or policies of the OTCQB, nor has SKYE received notification from any Securities Authority seeking to revoke the reporting issuer status of SKYE or the registration of any class of securities of SKYE. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of SKYE is pending, in effect or, to SKYE’s Knowledge, has been threatened, and, to SKYE’s Knowledge, neither SKYE nor any director, officer or past or present shareholder of SKYE is currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of SKYE or any of the SKYE Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.
(7)SKYE SEC Documents; Financial Statements.
(a)All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to applicable Securities Authorities by SKYE since January 1, 2019 (the “SKYE SEC Documents”) have been or will be timely filed or furnished, as the case may be, and complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto. None of the SKYE SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by SKYE to the SEC solely for the purposes of complying with Regulation FD promulgated under the U.S. Exchange Act.
(b)The SKYE Common Stock is registered pursuant to Section 12(g) of the U.S. Exchange Act, and SKYE has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the SKYE Common Stock under the U.S. Exchange Act nor has SKYE received any notification that the SEC is contemplating terminating such registration. Other than as set out in Section 7(b) of the SKYE Disclosure Letter, SKYE has not received any correspondence from the SEC that is not publicly available on EDGAR, SKYE has timely filed, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by SKYE with the applicable Securities Authorities and the rules and policies of the OTCQB.
(c)The financial statements (including related notes, if any) contained in the SKYE SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of SKYE and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of SKYE and its consolidated Subsidiaries for the periods covered thereby. All disclosures made by SKYE regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the U.S. Exchange Act and Item 10 of Regulation S-K of the U.S. Securities Act, to the extent applicable.
(d)SKYE maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the U.S. Exchange Act) that complies with the requirements of the U.S. Exchange Act. SKYE’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by SKYE in reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to SKYE’s management as appropriate to allow timely decisions regarding required disclosure. Except as disclosed in the SKYE SEC Documents, SKYE maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the U.S. Exchange Act). Except as permitted by the SEC with respect to newly acquired businesses (as defined in Article 11-01(d) of Regulation S-X of the U.S. Exchange Act) that comply with the requirements of the U.S. Exchange Act. SKYE’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SKYE, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of SKYE are being made only in accordance with authorizations of management and directors of SKYE (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SKYE’s assets that could have a material effect on its financial statements (iv) provide reasonable assurance that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) provide reasonable assurance that interactive data in extensible Business Reporting Language included or incorporated by reference in the SKYE SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. SKYE has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to SKYE’s auditors and the audit committee of the SKYE Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect SKYE’s ability to record, process, summarize and report financial information and has identified for SKYE’s auditors and the audit committee of the SKYE Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SKYE’s internal control over financial reporting.
(e)Since the SKYE Financial Statement Date, neither SKYE nor any of the SKYE Subsidiaries nor, to the Knowledge of SKYE, any director, officer, employee, auditor, accountant or representative of SKYE or any of the SKYE Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SKYE or any of the SKYE Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SKYE or any of the SKYE Subsidiaries has engaged in questionable accounting or auditing practices.
(f)SKYE’s auditors who have certified certain financial statements of SKYE and the SKYE Subsidiaries, whose reports with respect to the financial statements and any supporting schedules have filed with the SEC were and are independent in respect of SKYE within the meaning of the rules of professional conduct applicable to auditors in the United States of America and pursuant to the requirements of applicable U.S. Securities Laws.
(g)Neither SKYE or any of the SKYE Subsidiaries nor, to the Knowledge of SKYE, any director, officer, employee, auditor or internal accountant of SKYE or any of the SKYE Subsidiaries has since December 31, 2019 received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SKYE or any of the SKYE Subsidiaries or their respective internal accounting controls, including that SKYE or any of the SKYE Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the U.S. GAAP or standard industry practice.
(8)Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon SKYE or any of the SKYE Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of SKYE or any of the SKYE Subsidiaries or Affiliates, any acquisition of property by SKYE or any of the SKYE Subsidiaries or Affiliates, or the conduct of business by SKYE or any of the SKYE Subsidiaries or Affiliates, as currently conducted (including following the transactions contemplated by this Agreement), except in each case as has not had or would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(9)Absence of Certain Changes. (a) As at the date of this Agreement, SKYE and the SKYE Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, except for commercially reasonable actions taken outside the Ordinary Course or not consistent with past practice, in any such case, in response to material changes in product prices or the COVID-19 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect; and (b) since the SKYE Interim Financial Statement Date, there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(10)Absence of Undisclosed Liabilities. Since the SKYE Financial Statement Date, neither SKYE nor any of the SKYE Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with U.S. GAAP, except for: (a) liabilities reflected or reserved against in SKYE’s consolidated balance sheets (or the notes thereto) included in the SKYE SEC Documents, (b) liabilities that have been incurred by SKYE or any of the SKYE Subsidiaries since the SKYE Financial Statement Date in the Ordinary Course, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Neither SKYE nor any of the SKYE Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among SKYE and any of the SKYE Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the U.S. Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, SKYE or any of the SKYE Subsidiaries, in SKYE’s consolidated financial statements or the SKYE SEC Documents.
(11)Litigation and Liabilities. Other than as set out in Section 10(a) of the SKYE Disclosure Letter, there is no pending Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively) and, within the past twelve (12) months, to the Knowledge of SKYE, no Person has threatened to commence any Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively), against SKYE or any of the SKYE Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. There is no Order to which SKYE or any of the SKYE Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(12)Employee and Labour Matters; Benefit Plans.
(a)Section (12)(a) of the SKYE Disclosure Letter lists as at the date of this Agreement (i) all material employee pension benefit plans (as defined in Section 3(2) of ERISA) whether or not subject to ERISA, (ii) all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not subject to ERISA, (iii) all other material pension, savings, retirement savings, bonus, retention bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, stock incentive, deferred compensation, incentive compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and supplemental retirement plans (including any group registered retirement savings plan), retiree programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, Contracts, coverage, arrangements or policies and (iv) any material employment, executive compensation, change in control, severance pay, or termination pay plans, programs, Contracts, arrangements or policies, in each case, that is sponsored, contributed to, required to be contributed to or maintained by SKYE or any of the SKYE Subsidiaries or as to which SKYE or a SKYE Subsidiary has any liability or contingent liability, in each case for the benefit of, or relating to, any former or current employee, officer or director of SKYE or any of the SKYE Subsidiaries or as to which SKYE or any SKYE Subsidiary has any material liability (all such plans, programs, Contracts or policies as described in this Section (12)(a), shall be collectively referred to in this Section (12) as the “SKYE Benefit Plans”) except that the term SKYE Benefit Plan shall not include any statutory plans with which the SKYE is required to comply, including plans administered pursuant to applicable health tax, workers’ compensation and workers’ safety and employment insurance legislation. SKYE has made available to EHT, true and complete copies of (i) the documents establishing the current terms for each written material SKYE Benefit Plan, including all amendments and past versions of such documents that continue to be relevant with respect to any participants, (ii) a copy of the current trust agreement (if applicable) and all prior trust agreements including all amendments thereto and the most recent financial statements and tax returns of the trust, (iii) if the SKYE Benefit plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement including all amendments thereto and the most recent financial information related to such arrangement, (iii) the most recent annual report on Form 5500 series or annual information return, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each SKYE Benefit Plan required to make such a filing, (iv) the most recent actuarial valuation for each SKYE Benefit Plan for which such a valuation was prepared and (v) the most recent favorable determination letter issued for each SKYE Benefit Plan which is intended to be qualified under Section 401(a) of the Code.
(b)Except as set forth on Section (12)(b) of the SKYE Disclosure Letter: (i) none of the SKYE Benefit Plans promises or provides post-termination or retiree benefits of any kind, including medical or life insurance benefits, to any former or current employee of SKYE or any of the SKYE Subsidiaries (other than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code, state Law or applicable Law); (ii) none of the SKYE Benefit Plans are, and none of SKYE, any SKYE Subsidiary or any other Person (whether or not incorporated) which is treated as a single employer together with SKYE or any of the SKYE Subsidiaries within the meaning of Section 4001(b) of ERISA (each, an “SKYE ERISA Affiliate”), sponsors, maintains or has any Liability with respect to, or within the past six plan years has sponsored, maintained or had any Liability with respect to, any plan that is, subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA; (iii) all of the SKYE Benefit Plans have been established, operated, administered, funded and maintained in all material respects in compliance with their terms, the terms of their trust or funding agreement, and all applicable Laws, including ERISA and the Code; (iv) each SKYE Benefit Plan subject to Section 409A of the Code has been maintained in substantial compliance with such provision; (v) each SKYE Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or may rely on an opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and to the Knowledge of SKYE, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan, and each SKYE Benefit Plan is and has since its establishment been duly registered where required by Law, including registration with relevant tax authorities where such registration is required to qualify for tax exemption; (vi) no liability under Title IV of ERISA has been incurred by SKYE, any of the SKYE Subsidiaries, or any SKYE ERISA Affiliate that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by SKYE, any of the SKYE Subsidiaries, or any SKYE ERISA Affiliate of a liability under Title IV of ERISA (other than for the timely payment of Pension Benefit Guaranty Corporation insurance premiums); (vii) no SKYE Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (viii) all material contributions required to be made with respect to any SKYE Benefit Plan on or before the date hereof have been made; (vii) there are no pending or, to the Knowledge of SKYE, threatened claims by, on behalf of or relating to any of the SKYE Benefit Plans or otherwise relating to a SKYE Benefit Plan (other than routine claims for benefits) and SKYE is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the Knowledge of SKYE, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and (viii) no SKYE Benefit Plan is maintained for the benefit of employees, directors, or other individual service providers who work primarily outside of the United States.
(c)Except as otherwise provided in this Agreement or as set forth in Section (12)(c) of the SKYE Disclosure Letter, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation or benefits or timing of vesting or payment of any benefits or compensation (including any stock option, restricted stock unit or similar security) payable in respect of any former or current employee, officer or director of SKYE or any of the SKYE Subsidiaries; (ii) require the funding or securing of benefits under any SKYE Benefit Plan; or (iii) cause or result in an increase in the liabilities of SKYE or EHT or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer or director of SKYE or any of the SKYE Subsidiaries.
(d)No SKYE Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.
(e)No SKYE Benefit Plan is a “pension plan” as defined under the Pension Benefits Standards Act (British Columbia) whether or not subject thereto or a “retirement compensation arrangement” as defined under the Tax Act.
(f)There are no participating employers in any SKYE Benefit Plan other than SKYE and the SKYE Subsidiaries.
(g)There has been no withdrawal or transfer of assets from any funding arrangement for a SKYE Benefit Plan other than payment of benefits to eligible beneficiaries, refunds to plan members of over contributions and payment of reasonable expenses, all to the extent permitted by the SKYE Benefit Plan, the associated funding arrangement and Law. All employee contributions or premiums have been fully paid into the funding arrangement of each SKYE Benefit Plan.
(h)Neither SKYE or any of the SKYE Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any Labour Agreements. Except as set forth in Section (12)(h) of the SKYE Disclosure Letter, neither SKYE nor any of the SKYE Subsidiaries has any unions, employee representative bodies or other labour organizations which, to the Knowledge of SKYE, represent any employees of SKYE or any of the SKYE Subsidiaries.
(i)There is not now in existence, nor has there been, since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of SKYE, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting SKYE or any of the SKYE Subsidiaries; or (ii) labour-related demand for representation. There is not now in existence any pending or, to the Knowledge of SKYE, threatened Action alleging or involving any violation of any employment-related, labour-related or benefits-related Law against, in respect of or relating to SKYE, any of the SKYE Subsidiaries or any SKYE Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel; in each case except for such Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(j)To the Knowledge of SKYE, no current or former employee of SKYE or any of the SKYE Subsidiaries at the level of Director or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment Contract, Labour Agreement, confidentiality or other proprietary information disclosure Contract arising out of or relating to such Person’s current or former employment or engagement by SKYE or any of the SKYE Subsidiaries.
(k)To the Knowledge of SKYE, none of SKYE’s or any of the SKYE Subsidiaries’ employment, labour, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of SKYE or any of the SKYE Subsidiaries are currently being audited or investigated by any Governmental Entity.
(l)None of SKYE or any of the SKYE Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of SKYE or any of the SKYE Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of SKYE or any of the SKYE Subsidiaries at the level of Chief Development Officer or above. To the Knowledge of SKYE, in the last five (5) years, no allegations of sexual harassment have been made against any officer, director or employee of SKYE or any of the SKYE Subsidiaries at a level of Chief Development Officer or above.
(m)To the Knowledge of SKYE, each Person who is currently providing services to SKYE or any of the SKYE Subsidiaries, or who previously provided services to SKYE or any of the SKYE Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by SKYE or the SKYE Subsidiaries. Each Person who is currently providing services to SKYE or any of the SKYE Subsidiaries through a third-party service provider, or who previously provided services to SKYE or any of the SKYE Subsidiaries through a third-party service provider, is not or was not an employee of SKYE or any of the SKYE Subsidiaries. Neither SKYE nor any of the SKYE Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.
(n)Except as disclosed in the SKYE’s SEC Documents or in the SKYE Disclosure Letter, SKYE and the SKYE Subsidiaries have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2021, through the date hereof. SKYE and the SKYE Subsidiaries have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six months. SKYE and the SKYE Subsidiaries, taken as a whole, have sufficient employees to operate the SKYE business as currently conducted and consistent with past practice.
(o)Neither SKYE nor any of the SKYE Subsidiaries is currently a debtor pursuant to a U.S. Small Business Administration Paycheck Protection Program loan. SKYE and the SKYE Subsidiaries have complied in all material respects as applicable with the requirements of (i) the United States Families First Coronavirus Response Act, (ii) any applicable federal, state, provincial or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities) and (iii) any applicable provisions of the CARES Act.
(13)Compliance with Laws.
(a)Each of SKYE and the SKYE Subsidiaries and, to the Knowledge of SKYE, such third parties, are and, since December 31, 2019, have been conducting the businesses and operations of SKYE and the SKYE Subsidiaries in compliance with all applicable Laws (other than compliance with (i) Environmental Laws, which is covered solely by Section (16); (ii) Tax Laws, which is covered solely by Section (17), (iii) Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money-Laundering Laws, which are covered solely by Section (23)(a), and (iv) Food and Drug Laws, which are covered solely by Section (23)(c), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Since December 31, 2019, neither SKYE nor any of the SKYE Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)Each of SKYE and the SKYE Subsidiaries is in possession of all SKYE Permits (other than Permits required under Environmental Laws, which are covered solely by Section (16) and Permits required under Food and Drug Laws, which are covered solely by Section (23)(c)) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted, and all such SKYE Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by SKYE of any of the SKYE Permits is pending or, to the Knowledge of SKYE, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the SKYE Permits would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. SKYE and the SKYE Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the SKYE Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(c)(i) Each of SKYE and the SKYE Subsidiaries and, to the Knowledge of SKYE, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the U.S. Exchange Act; and (ii) SKYE is in compliance in all material respects with the listing and corporate governance rules and regulations of the OTCQB, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.
(14)Material Contracts.
(a)All Contracts, including amendments thereto, required to be filed as an exhibit to any report of SKYE filed pursuant to the U.S. Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the U.S. Exchange Act have been so filed as at the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.
(b)Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section (14)(b) of the SKYE Disclosure Letter sets forth a correct and complete list, and SKYE has made available to EHT correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which SKYE or any of the SKYE Subsidiaries is a party or bound as at the date hereof:
(i)each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of SKYE or any of its Affiliates (including EHT and the EHT Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;
(ii)each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $250,000 or (B) other Indebtedness of SKYE or any of the SKYE Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than Contracts solely between or among SKYE and the SKYE Subsidiaries;
(iii)each Contract for SKYE Owned Real Property or SKYE Leased Real Property involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000 that are not terminable without penalty or other liability to SKYE or any of the SKYE Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 60 days;
(iv)each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of SKYE or the SKYE Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from SKYE or any SKYE Subsidiary;
(v)each Contract for any Derivative Product;
(vi)each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among SKYE and/or its wholly-owned Subsidiaries;
(vii)each joint development agreement, or program agreement or similar Contract requiring SKYE or any of the SKYE Subsidiaries to make annual expenditures in excess of $250,000 or aggregate payments in excess of $250,000 (in each case, net to the interest of SKYE and the SKYE Subsidiaries) following the date of this Agreement;
(viii)each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which SKYE or any of the SKYE Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of SKYE and the SKYE Subsidiaries, taken as a whole;
(ix)any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations;
(x)any Contract (other than any other Contract otherwise covered by Section (14)(b)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of SKYE or any of the SKYE Subsidiaries outside the Ordinary Course or creates or would create a Lien on any material asset or property of SKYE or any of the SKYE Subsidiaries (other than Permitted Liens);
(xi)any Labour Agreement;
(xii)any Contract which is between SKYE or any of the SKYE Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of SKYE’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the SKYE Board in their capacity as such; or
(xiii)each Contract or SKYE’s Organizational Document that would, on or after the Effective Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.
(c)The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “SKYE Material Contracts.”
(d)Each SKYE Material Contract is valid and binding on SKYE or the SKYE Subsidiary party thereto, as the case may be, and, to the Knowledge of SKYE, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect, in each case subject to Enforceability Exceptions and, except for the SKYE Material Contracts set forth in Section (14)(b)(xii) of the SKYE Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such SKYE Material Contracts.
(e)Neither SKYE nor any of the SKYE Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of SKYE, no other party to any SKYE Material Contract is in breach of, or default under the terms of, any SKYE Material Contract, nor is any event of default (or similar term) continuing under any SKYE Material Contract, and, to the Knowledge of SKYE, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any SKYE Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(15)Title to Properties.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect, (i) SKYE and the SKYE Subsidiaries have good, valid and defensible title to all real property owned by SKYE or any of the SKYE Subsidiaries (collectively, the “SKYE Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by SKYE or any of the SKYE Subsidiaries (collectively, including the improvements thereon, the “SKYE Leased Real Property,” and, together with the SKYE Owned Real Property, the “SKYE Real Property”) free and clear of all Liens, except Permitted Liens, (ii) each Contract under which SKYE or any of the SKYE Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to SKYE Leased Real Property (each, an “SKYE Real Property Lease”), to the Knowledge of SKYE, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither SKYE nor any of the SKYE Subsidiaries, or to the Knowledge of SKYE, any other party thereto, has received written notice of any default under any SKYE Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of SKYE, threatened, condemnation or eminent domain proceedings that affect any of the SKYE Owned Real Property or SKYE Leased Real Property.
(b)Except as would not reasonably be expected to, individually or in the aggregate have a SKYE Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the SKYE Real Property , (ii) except for such arrangements solely between or among SKYE and the SKYE Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any SKYE Owned Real Property or any portion thereof or interest therein, (iii) neither SKYE nor any of the SKYE Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any SKYE Real Property and (iv) the SKYE Real Property constitutes all of the real estate used in and necessary for the operation of the respective businesses of SKYE and the SKYE Subsidiaries.
(16)Environmental Matters.
(a)Since December 31, 2019, each of SKYE and the SKYE Subsidiaries has been, and currently is in compliance with, all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by SKYE and the SKYE Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for matters that have been fully resolved with the applicable Governmental Entity or where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. SKYE and the SKYE Subsidiaries have not received any written communication from a Governmental Entity alleging that SKYE and the SKYE Subsidiaries are not in such compliance (giving effect to such qualifications), and, to the Knowledge of SKYE, there are no past or present activities, conditions or circumstances that would be reasonably likely to give rise to non-compliance or prevent or interfere with such compliance (giving effect to such qualifications) in the future except as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)To the Knowledge of SKYE, there has been no past or present Release of any Hazardous Substance which could form the basis of any Environmental Claim against SKYE or any of the SKYE Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(c)There is no Environmental Claim pending or, to the Knowledge of SKYE, threatened against SKYE or any of the SKYE Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.

(17)Taxes. Except as would not have, individually or in the aggregate, a SKYE Material Adverse Effect:
(a)all Tax Returns required to be filed by SKYE or any of the SKYE Subsidiaries on or prior to the date hereof have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects;
(b)other than as disclosed in Section (17)(b) of the SKYE Disclosure Letter, all Tax Returns required to be filed by SKYE or any of the SKYE Subsidiaries after the date hereof and prior to the Effective Date will be timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns will be true, correct and complete in all material respects;
(c)SKYE and each of the SKYE Subsidiaries has timely paid all Taxes it has been required to pay prior to the date hereof under applicable Laws (whether or not shown on any Tax Return);
(d)the SKYE Financial Statements reflect an adequate reserve in accordance with U.S. GAAP for all Taxes payable by SKYE and the SKYE Subsidiaries for all taxable periods (and portions thereof) through the SKYE Financial Statements Date;
(e)there are no Actions pending or to the knowledge of SKYE, threatened against SKYE or any of the SKYE Subsidiaries in respect of any Taxes;
(f)there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return, payment of any Tax by SKYE or any of the SKYE Subsidiaries in which any Taxing Authority may assess, reassess or collect Taxes for which SKYE or any of the SKYE Subsidiaries may be liable;
(i)SKYE and each of the SKYE Subsidiaries has complied in all material respects with the inter-company transfer pricing provisions of each applicable Law relating to Taxes and disclosure requirements thereunder;
(ii)SKYE and each of the SKYE Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it prior to the date hereof (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any SKYE Employee, officer or director and any non-resident Person) and has duly and timely remitted in all material respects to the appropriate Taxing Authority such Taxes and other amounts required by Law to be remitted by it;
(iii)no claim has been made by any Taxing Authority in a jurisdiction where SKYE or the SKYE Subsidiaries do not file Tax Returns that either SKYE or the SKYE Subsidiaries are or may be subject to Taxes by that jurisdiction;
(iv)SKYE is not and since November 19, 2014 has not been a U.S. real property holding corporation within the meaning of Section 897 of the Code; and
(v)SKYE and each of the SKYE Subsidiaries have made available to EHT true, correct and complete copies of all material Tax Returns filed by or on behalf of SKYE and each of the SKYE Subsidiary, and all material written communications to or from any Governmental Entity relating to Taxes within the two year period ending on the date hereof.
(18)Insurance. Section (18) of the SKYE Disclosure Letter sets forth (i) a list of the material insurance policies (including directors and officers liability insurance) covering SKYE and the SKYE Subsidiaries as at the date hereof and (ii) pending claims under such policies as at the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect, from December 31, 2019, through the date of this Agreement, each of SKYE and the SKYE Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by SKYE and the SKYE Subsidiaries during such time period. Neither SKYE nor any of the SKYE Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of SKYE or any of the SKYE Subsidiaries.
(19)Intellectual Property; IT and Data Privacy & Security.
(a)Section (19) of the SKYE Disclosure Letter sets out all Intellectual Property held used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted (the “SKYE Intellectual Property”).

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect: (i) each of SKYE and the SKYE Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted; (ii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted; (iii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted; (iv) to SKYE’s Knowledge, the conduct of the business of SKYE and each of the SKYE Subsidiaries, since December 31, 2019, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and (v) each of SKYE and the SKYE Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in its Intellectual Property and the trade secrets of other Persons possessed by SKYE and the SKYE Subsidiaries, and, since December 31, 2019, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by SKYE or any of the SKYE Subsidiaries.
(c)SKYE and each of the SKYE Subsidiaries complies, and during the past three years has complied, in all material respects, with applicable Privacy Law. Neither SKYE nor any of the SKYE Subsidiaries have been notified in writing of, or is the subject of, any complaint or Action or to SKYE’s knowledge, any, regulatory investigation related to processing of Personal Information by any Governmental Entity regarding any actual or possible violations of any Privacy Law by or with respect to SKYE or any of the SKYE Subsidiaries.
(d)SKYE and each of the SKYE Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply in all material respects with applicable Privacy Law to protect the SKYE Data within its custody or control. SKYE and each of the SKYE Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.
(e)To the Knowledge of SKYE, neither SKYE nor any of the SKYE Subsidiaries has suffered a security breach with respect to any SKYE Data and to SKYE’s Knowledge, there has been no unauthorized or illegal use of or access to any SKYE Data. Neither SKYE nor any of the SKYE Subsidiaries has notified, or to SKYE’s Knowledge been required to notify, any person of any information security breach involving Personal Data. To SKYE’s Knowledge, the SKYE Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such SKYE Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither SKYE nor any of the SKYE Subsidiaries have experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business that affected the business for more than one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or the SKYE Systems.
(f)Except as disclosed in Section (19)(f) of the SKYE Disclosure Letter, SKYE has obtained sufficient and enforceable moral rights waivers from all authors of any works of authorship that are included in the SKYE Intellectual Property, including from all officers, employees, contractors and agents, such that SKYE is not limited in any way in which it may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with such works of authorship and no consents, permissions, or approvals are required by SKYE in that regard.
(g)To the extent that any SKYE Intellectual Property that is material to the Business was invented, developed, modified, created, conceived, supported or reduced to practice, in whole or in part, by current or past employees or independent contractors of SKYE or a SKYE Subsidiary, SKYE and each SKYE Subsidiary have obtained written agreements providing for confidentiality, non-disclosure and assignment of inventions executed by all of such employees and independent contractors, including confirmatory assignments naming by serial number, title and any other relevant identifying information, any specific SKYE Intellectual Property assets that are registered or for which registration is pending.
(20)Related Party Transactions. Except for the SKYE Benefit Plans, Section (20) of the SKYE Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as at the date of this Agreement between, on the one hand, SKYE or any of the SKYE Subsidiaries and, on the other hand, any (x) present executive officer or director of SKYE or any of the SKYE Subsidiaries or any Person that has served as an executive officer or director of SKYE or any of the SKYE Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than five percent

(5%) of the SKYE Shares as at the date of this Agreement or (z) to the Knowledge of SKYE, any Affiliate of any such officer, director or owner (other than SKYE or any of the SKYE Subsidiaries).
(21)Financial Advisor. Except for Scalar Analytics (the fees and expenses of which will be paid by SKYE and are reflected in its engagement letter with SKYE), neither SKYE nor any of the SKYE Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement. SKYE has furnished to EHT an accurate and complete copy of SKYE’s engagement letter with Scalar relating to the Arrangement.
(22)Opinion of Financial Advisor. The SKYE Board has received the opinion of Scalar Analytics in writing to the effect that, as at the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the Exchange Ratio is fair, from a financial point of view, to SKYE.
(23)Regulatory Matters.
(a)Anti-Corruption, Economic Sanctions/Trade and Money-Laundering Laws
(i)Except as would not, individually or in the aggregate, be reasonably likely to have a SKYE Material Adverse Effect, since December 31, 2019, none of SKYE, nor any of the SKYE Subsidiaries, nor, to the Knowledge of SKYE, any SKYE or SKYE Subsidiary director, officer, employee, representative, agent, nor, to the Knowledge of SKYE, any third party representative or other Person acting for or on behalf of SKYE or any of the SKYE Subsidiaries, has (i) violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting SKYE, any of the SKYE Subsidiaries, or any SKYE or SKYE Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of SKYE or any of the SKYE Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage; or (iii) engaged in business with persons in or from such countries or who otherwise appear on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list maintained by the U.S. government in violation of applicable law.
(ii)Except as would not, individually or in the aggregate, be reasonably likely to have a SKYE Material Adverse Effect, since December 31, 2019, SKYE and the SKYE Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money-Laundering Laws.
(iii)SKYE does not engage in the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the DPA.
(b)Regulatory Compliance. SKYE and the SKYE Subsidiaries are in compliance in all material respects with all applicable rules, regulations and policies of the United States Food and Drug Administration or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in United States or any other country with similar authority, performing similar functions and having jurisdiction over SKYE, the SKYE Subsidiaries or any of their respective businesses or property.
(c)Compliance with Food and Drug Laws. Each of SKYE, the SKYE Subsidiaries, and, to the Knowledge of SKYE, their respective directors, officers and employees: (i) is in compliance with all applicable Food and Drug Laws; (ii) has not received any written correspondence or notice from any Governmental Entity alleging or asserting noncompliance with any applicable Laws or the SKYE Permits; (iii) possesses all Permits required for the conduct of its business in the markets in which it operates, and such Permits are valid, in good standing and in full force and effect, and SKYE, the SKYE Subsidiaries and, to the Knowledge of SKYE, all directors, officers and employees of each are not in violation of any term of any such Permit; (iv) has not received written notice of any pending or threatened Action or other action from any Governmental Entity alleging that any operation or activity of SKYE, the SKYE Subsidiaries or, to the Knowledge of SKYE, any of their directors, officers and/or employees is in violation of any applicable Laws or the SKYE Permits and has no reason to believe that any such Governmental Entity is considering any such Legal Proceeding or other action; (v) has not received written notice that any Governmental Entity has taken, is taking, or intends to take action to limit, suspend, modify, cancel, terminate or revoke any SKYE Permits and has no reason to believe that any such Governmental Entity is considering taking or would have reasonable grounds to take such action; and (vi) has, or has had on its behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or SKYE Permits and to keep such permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission). Neither SKYE nor any SKYE Subsidiary has received any written notice or communication from the United States Food and Drug Administration (or similar Governmental Entity) alleging an unrectified defect, an issue requiring an unrectified recall or quarantine of product (whether voluntary, required or otherwise) or claim in respect of any products supplied or sold by SKYE or any SKYE Subsidiary and, to SKYE’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by SKYE or any SKYE Subsidiary in respect of any products supplied or sold by SKYE or any SKYE Subsidiary. All product research and development activities, quality assurance, quality control, testing, and research and analysis activities, conducted by SKYE and each SKYE Subsidiary in connection with their business is conducted in accordance applicable Laws in all material respects.
(d)As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by SKYE or any SKYE Subsidiary (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to SKYE's knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against SKYE or any SKYE Subsidiary, and none of SKYE or any SKYE Subsidiary has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by SKYE or any SKYE Subsidiary, (iv) enjoins production at any facility of SKYE or any SKYE Subsidiary, (v) enters or proposes to enter into a consent decree of permanent injunction with SKYE or any SKYE Subsidiary, or (vi) otherwise alleges any violation of any laws, rules or regulations by SKYE or any SKYE Subsidiary, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of SKYE have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by SKYE nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by SKYE.
(e)Investment Company Act. Neither SKYE nor any SKYE Subsidiary is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended.
(f)Bank Holding Company Act. Neither SKYE nor any SKYE Subsidiary nor their Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither SKYE nor any SKYE Subsidiary nor their Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither SKYE nor any SKYE Subsidiary nor their Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.
(g)Investment Canada Act. SKYE is a WTO investor or trade agreement investor for the purposes of the Investment Canada Act.
(24)Insolvency. No act or proceeding has been taken by or against SKYE or any SKYE Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of SKYE or SKYE Subsidiaries, as applicable, or for the appointment of a trustee, receiver, manager or other administrator of SKYE or any SKYE

Subsidiary, as applicable, or any of their properties or assets nor, to the Knowledge of SKYE, is any such act or proceeding threatened. None of SKYE or any SKYE Subsidiary has not sought protection under any applicable bankruptcy or insolvency legislation. None of SKYE or any SKYE Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of SKYE or any SKYE Subsidiary to conduct its business in all material respects as it has been carried on prior to the date hereof, or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
(25)Accuracy of Books and Records. The financial books and records of SKYE and each of the SKYE Subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with U.S. GAAP, if required, its financial position as at the date hereof and all material financial transactions have been accurately recorded in such books and records on a consistent basis and in conformity with U.S. GAAP, if required. All material records, systems, controls, data or information (including any digital, electronic, mechanical, photographic or other technological process or device whether computerized or not) required to operate the business of SKYE are in the full possession and control of and are owned exclusively by SKYE or the SKYE Subsidiaries.
(26)Condition and Sufficiency of Assets. SKYE and the SKYE Subsidiaries collectively own or lease all of the property and assets used in or necessary for the conduct of the business of SKYE as it is currently being conducted with good and marketable title to all material property and assets which are owned by SKYE or any SKYE Subsidiary, free and clear of any and all Liens (other than Permitted Liens).
(27)Certain Persons. To the Knowledge of SKYE, none of the Persons set out in Section (27) of the SKYE Disclosure Letter have at any time held SKYE Shares, been a director or officer of SKYE or been party to any agreement with SKYE or relating to SKYE Shares.
(28)No Additional Representations.
(a)SKYE acknowledges and agrees that, except for the representations and warranties contained in Schedule “C” or the EHT Support Agreements (in each case, such exception solely with respect to the Persons party thereto) (i) neither EHT, the EHT Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is SKYE relying on, and SKYE expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) EHT, or any EHT Subsidiary; (y) any of EHT’s, or any of the EHT Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the Arrangement and the other transactions contemplated by this Agreement, and (ii) EHT, the EHT Subsidiaries, and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by EHT, the EHT Subsidiaries, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to SKYE by any Representative of EHT or any of the EHT Subsidiaries or Affiliates).
(b)Without limiting the generality of Section (28)(a) above, SKYE acknowledges and agrees that (i) in connection with its investigation of EHT and the EHT Subsidiaries, SKYE has received from or on behalf of EHT or the EHT Subsidiaries certain projections, including projected statements of operating revenues and income from operations of EHT and the EHT Subsidiaries and certain business plan information of EHT and the EHT Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that SKYE is familiar with such uncertainties, and that SKYE is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) neither EHT nor any of the EHT Subsidiaries, Affiliates, or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), and SKYE has not relied thereon, and (iv) neither SKYE nor any of its Affiliates will have claim against EHT or the EHT Subsidiaries, or any other Person with respect thereto.

SCHEDULE “G”
GOVERNANCE MATTERS
SKYE Board of Directors: Punit Dhillon (Chair), Jim Heppell, Bobby Rai, Praveen Tyle, Margaret Dalesandro and Keith Ward.
SKYE Management: Punit Dhillon (Chief Executive Officer and President), Kaitlyn Arsenault (Chief Financial Officer) and Tu Diep (Chief Development Officer).

APPENDIX A
Execution Version

AMENDMENT NO. 1 TO
ARRANGEMENT AGREEMENT
BETWEEN
SKYE BIOSCIENCE, INC.
AND
EMERALD HEALTH THERAPEUTICS, INC.

June 14, 2022

AMENDMENT NO. 1 TO THE
ARRANGEMENT AGREEMENT
THIS AMENDMENT is made as of June 14, 2022,
BETWEEN:
EMERALD HEALTH THERAPEUTICS, INC., a corporation existing under the laws of the Province of British Columbia,
(“EHT”)
- and -
SKYE BIOSCIENCE, INC., a corporation existing under the laws of the State of Nevada,
(“SKYE”)
WHEREAS:
(1)EHT and SKYE entered into an Arrangement Agreement dated May 11, 2022 (the “Arrangement Agreement”);
(2)the Parties wish to amend the Arrangement Agreement as of and from the date hereof;
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION
Section 1.aDefinitions
In this amendment (the “Amendment”), all defined terms shall have the meanings ascribed thereto in the Arrangement Agreement, unless otherwise defined herein.
Section 1.bInconsistencies
The Arrangement Agreement, all amendments and supplements thereto and any other document delivered in connection therewith are to be complied with in all respects by EHT and SKYE except to the extent that there is any express inconsistency between the provisions of this Amendment and the provisions contained in the Arrangement Agreement (as amended from time to time) in which case, the provisions of this Amendment shall prevail.

ARTICLE 2
AMENDMENTS TO ARRANGEMENT AGREEMENT PROVISIONS
a.Amendment to Section 6.3(e)
Section 6.3(e) of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:
“[Reserved.]”
b.Amendment to Section 6.6
Section 6.6 of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:
“SKYE shall take all necessary actions to ensure that, at the Effective Time, (i) the SKYE Board shall be comprised of five directors. The members of the SKYE Board, the Chairperson of the Board and the management of SKYE shall be as set out in Schedule “G” (collectively, the “SKYE Nominees”). The Parties agree to work cooperatively to implement the foregoing including by providing any information required by Law with respect to the foregoing individuals for inclusion in the SKYE Proxy Statement and the Listing Statement, to the extent required, no later than five Business Days prior to the required mailing of the SKYE Proxy Statement and submission of the Listing Statement to the CSE, respectively. SKYE shall pass any such resolutions of the SKYE

Board, and take all other actions, as may be required to ensure that, at the Effective Time, the SKYE Board is comprised of the five directors contemplated in Schedule “G”.”
c.Amendment to Schedule “G”
Schedule “G” of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:
“SKYE Board of Directors: Punit Dhillon (Chair), Bobby Rai, Praveen Tyle, Margaret Dalesandro and Keith Ward.
SKYE Management: Punit Dhillon (Chief Executive Officer and President), Kaitlyn Arsenault (Chief Financial Officer) and Tu Diep (Chief Development Officer).”
d.Effect of Amendment
Except with respect to the modifications expressly implemented in accordance herewith, the content of this Amendment shall not in any way be interpreted as modifying the terms and conditions of the Arrangement Agreement and it contains no other modification, whether implicit or ancillary and no other change in any other respect; the Arrangement Agreement remains in effect unchanged in accordance with its terms and conditions.

ARTICLE 3
GENERAL
a.Further Assurances
Each of the Parties hereto will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence the full intent and meaning of this Amendment.
b.No Waiver
Failure of a Party hereto to insist upon the strict performance of any term or condition of this Amendment or to exercise any right, remedy or recourse hereunder shall not be construed as a waiver or relinquishment of any such term and condition.
c.Successors, Assigns and Assignment
This Amendment will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto. This Amendment may not be assigned by any Party other than in compliance with and concurrently with the Arrangement Agreement.
d.Amendments and Waivers
No amendment of this Amendment or further amendment to the Arrangement Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Parties. No waiver of any breach of any provision of this Amendment shall be effective or binding unless made in writing and signed by the Party purporting to give same and, unless otherwise provided, will be limited to the specific breach waived.
e.Governing Law
This Amendment shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia situated in the City of Vancouver in respect of all matters arising under and in relation to this Amendment and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.
f.Severability
If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the

Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
g.Counterparts, Execution
This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Amendment on the date first written above.

EMERALD HEALTH THERAPEUTICS, INC.

By: /s/ Mohammed Jiwan, COO
Authorized Signing Officer

SKYE BIOSCIENCE, INC.

By: /s/ Punit Dhillon, CEO
Authorized Signing Officer

APPENDIX A
Execution Version

AMENDMENT NO. 1 TO
ARRANGEMENT AGREEMENT
BETWEEN
SKYE BIOSCIENCE, INC.
AND
EMERALD HEALTH THERAPEUTICS, INC.

July 15, 2022

AMENDMENT NO. 2 TO THE
ARRANGEMENT AGREEMENT

THIS AMENDMENT is made as of July 15, 2022,

BETWEEN:

EMERALD HEALTH THERAPEUTICS, INC., a corporation existing under the laws of the Province of British Columbia,

(“EHT”)

- and -

SKYE BIOSCIENCE, INC., a corporation existing under the laws of the State of Nevada, (“SKYE”)
WHEREAS:

a.EHT and SKYE entered into an Arrangement Agreement dated May 11, 2022, as amended on June 14, 2022 (the “Arrangement Agreement”);

a.the Parties wish to amend the Arrangement Agreement as of and from the date hereof;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions

In this amendment (the “Amendment”), all defined terms shall have the meanings ascribed thereto in the Arrangement Agreement, unless otherwise defined herein.

Section 1.2 Inconsistencies

The Arrangement Agreement, all amendments and supplements thereto and any other document delivered in connection therewith are to be complied with in all respects by EHT and SKYE except to the extent that there is any express inconsistency between the provisions of this Amendment and the provisions contained in the Arrangement Agreement (as amended from time to time) in which case, the provisions of this Amendment shall prevail.

ARTICLE 2
AMENDMENTS TO ARRANGEMENT AGREEMENT PROVISIONS

Section 2.1 Amendment to Section 1.1

The definition of "Outside Date" in Section 1.1 of the Arrangement Agreement is deleted in its entirety and replaced by the following:

"Outside Date” means October 15, 2022, or such later date as may be agreed to in writing by the Parties, provided that, in the event that, following filing of the SKYE Proxy Statement with the SEC, the SEC advises SKYE that it intends to review the SKYE Proxy Statement, the Outside Date shall be extended to November 15, 2022, subject to the right of any Party to extend the Outside Date for up to an additional 45 days if all of the other conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date) have been satisfied or waived and the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Vancouver time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals or the Final Order is primarily the result of such Party’s Wilful Breach of this Agreement.

Section 2.2 Amendment to Section 2.5(1)(a)

Section 2.5(1)(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

“convene and conduct the SKYE Meeting in accordance with SKYE’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than (i) in the event that the SEC advises SKYE that it does not intend to review the SKYE Proxy Statement, October 4, 2022, (ii) in the event that the SEC advises SKYE that it intends to review the SKYE Proxy Statement, November 4, 2022, or (iii) in the event that the SEC reviews the SKYE Proxy Statement and requests that SKYE make amendments to the SKYE Proxy Statement, November 14, 2022) and, in this regard, SKYE may abridge, any time periods that may be abridged under Securities Laws; set the record date for the SKYE Shareholders entitled to vote at the SKYE Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SKYE Meeting without the prior written consent of EHT except as required under Section 5.4(5) or as required for quorum purposes (in which case the SKYE Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with outside legal counsel);"

Section 2.3 Effect of Amendment

Except with respect to the modifications expressly implemented in accordance herewith, the content of this Amendment shall not in any way be interpreted as modifying the terms and conditions of the Arrangement Agreement and it contains no other modification, whether implicit or ancillary and no other change in any other respect; the Arrangement Agreement remains in effect unchanged in accordance with its terms and conditions.

ARTICLE 3
GENERAL

Section 3.1 Further Assurances

Each of the Parties hereto will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence the full intent and meaning of this Amendment.

Section 3.2 No Waiver

Failure of a Party hereto to insist upon the strict performance of any term or condition of this Amendment or to exercise any right, remedy or recourse hereunder shall not be construed as a waiver or relinquishment of any such term and condition.

Section 3.3 Successors, Assigns and Assignment

This Amendment will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto. This Amendment may not be assigned by any Party other than in compliance with and concurrently with the Arrangement Agreement.

Section 3.4 Amendments and Waivers

No amendment of this Amendment or further amendment to the Arrangement Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Parties. No waiver of any breach of any provision of this Amendment shall be effective or binding unless made in writing and signed by the Party purporting to give same and, unless otherwise provided, will be limited to the specific breach waived.

Section 3.5 Governing Law

This Amendment shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia situated in the City of Vancouver in respect of all matters arising under and in relation to this Amendment and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 3.6 Severability

If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.7 Counterparts, Execution

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Amendment on the date first written above.

EMERALD HEALTH THERAPEUTICS, INC.

By: /s/ Mohammed Jiwan, COO
Authorized Signing Officer

SKYE BIOSCIENCE, INC.

By: /s/ Punit Dhillon, CEO
Authorized Signing Officer

APPENDIX B
Execution Version
PLAN OF ARRANGEMENT

APPENDIX C
Execution Version

EMPLOYEE STOCK PURCHASE PLAN OF SKYE BIOSCIENCE, INC.

SKYE BIOSCIENCE, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE
1.1The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Entities in acquiring a stock ownership interest in the Company.
1.2The Plan permits two types of Offerings: a Section 423 Offering and a Non-Section 423 Offering. It is the intention of the Company to have each Section 423 Offering qualify as an “employee stock purchase plan” under Section 423 of the Code and to have each Non-Section 423 Offering be exempt from the requirements of Section 409A of the Code. The provisions of the Plan with respect to any Section 423 Offering shall, accordingly, be construed and administered consistently with that intention. Except as otherwise provided in the Plan or determined by the Administrator, each Non-Section 423 Offering will operate and be administered in the same manner as any Section 423 Offering.
1.3For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate and whether the Offering is a Section 423 Offering or a Non-Section 423 Offering. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1“Administrator” means the entity, group, or person that conducts the general administration of the Plan as provided in Article XI.
2.2“Affiliate” means any Person, other than a Subsidiary, whether or not such Person now exists or is hereafter organized or acquired by the Company or an Affiliate, directly or indirectly, controlling, controlled by or under common control with the Company, whether by management authority, contract, equity interest or otherwise. “Control,” “Person” and other correlative terms will have the meanings ascribed to such terms in Rule 12b-2 of the Exchange Act.
2.3“Agent” means the brokerage firm, bank, or other financial institution, entity, or person(s), if any, engaged, retained, appointed, or authorized to act as the agent of the Company or an Eligible Employee with regard to the Plan.
2.4“Applicable Law” means the requirements relating to the administration of equity incentive plans or employee stock purchase plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted or exercised.
2.5“Board” means the Board of Directors of the Company.
2.6“Canadian Person” means any person subject to tax under the laws of Canada or any province or territory situated therein in respect of the Plan.
2.7“Cashless Participation Agreement” means a cashless participation agreement in such form as may be adopted or amended by the Administrator from time to time.
2.8“Cashless Participation Amount” means a loan provided by the Cashless Participation Provider to the Participant, pursuant to the Cashless Participation Agreement.
2.9“Cashless Participation Program” means the program described in Section 6.2.
2.10“Cashless Participation Program Documents” means the Cashless Participation Agreement, the Irrevocable Contract, and such other documents required for participation in the Cashless Participation Program.

2.11“Cashless Participation Provider” means the party identified in the Cashless Participation Agreement.
2.12“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.13“Common Stock” means common stock, par value $0.001 per share, of the Company and such other securities of the Company that may be substituted therefor.
2.14“Company” means Skye Bioscience, Inc., a Nevada corporation, or any successor thereto.
2.15“Company’s 401(k) Savings Plan” means any cash or deferred plan within the meaning of Section 401(k) of the Code as may be sponsored by the Company and/or any Designated Entity.
2.16“Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator with respect to an Offering and set forth in the applicable Offering Document, the gross cash compensation paid by the Company or any Designated Entity to such Eligible Employee as compensation for services to the Company or Designated Entity, including any cash incentive compensation and bonuses (including retention or sign-on bonuses), and excluding any statutory disability pay and disability benefits, education or tuition reimbursements, car expenses, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, gifts and awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Entity for the Employee’s benefit under any employee benefit plan now or hereafter established. Compensation will not be reduced for any pre-tax or Roth post-tax contributions to the Company’s 401(k) Savings Plan, any salary reduction contributions to a cafeteria plan under Section 125 of the Code, any elective amounts that are not includible in gross income under Section 132(f)(4) of the Code, and any contributions of such Eligible Employee to any deferred compensation maintained by the Company or any Designated Entity.
2.17“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines (including the requirement that to be effective, any beneficiary designation must be received by the Administrator prior to a Participant’s death), to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.18“Designated Entity” means any Subsidiary or Affiliate that has been designated by the Administrator in its sole discretion as eligible to participate in an Offering under the Plan. For purposes of any Section 423 Offering, only the Company and its Subsidiaries may be Designated Entities, provided that a Subsidiary that is a Designated Entity under a Section 423 Offering may not simultaneously be a Designated Entity under a Non-Section 423 Offering. An Affiliate and/or Subsidiary will be designated by the Administrator in accordance with Section 11.2(b).
2.19“Effective Date” means June 14, 2022, which is the date the Board approved the Plan.
2.20“Eligible Employee” means an Employee of the Company or a Designated Entity provided that such Employee does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing five percent (5%)) or more of the total combined voting power or value of all classes of shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met service or other eligibility requirements designated by the Administrator (which must in all events be less than two (2) years); (c) such Employee’s customary employment is for twenty (20) hours per week or less; (d) such Employee’s customary employment is for five (5) months or less in any calendar year; (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; and/or (f) for a Non-Section 423 Offering, such Employee does not meet other eligibility requirements as specified in the Offering Document; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner within any Offering for an Offering Period to all Employees.
2.21“Employee” means, unless otherwise determined by the Administrator with respect to an Offering, any individual who renders services to the Company or any Designated Entity and is classified by the Company or any Designated Entity as an employee, and who is an employee of the Company or any Designated Entity within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Administrator shall be final, binding, and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Entity and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.22“Enrollment Date” means the first Trading Day of each Offering Period.
2.23“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.24“Irrevocable Contract” means an irrevocable enforceable contract in such form as may be adopted or amended by the Administrator from time to time.
2.25“Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) with respect to Participants who are U.S. Persons if the Shares are readily tradable on a U.S.-based established securities market, Fair Market Value will be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (b) with respect to Participants who are Canadian Persons if the Shares are readily tradable on a Canada-based established securities market, Fair Market Value will be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported on The Wall Street Journal or such other source as the Administrator deems reliable; (c) if the Shares are not readily tradable on an established securities market, but are quoted on a national market or other quotation system, Fair Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (d) without an established market for the Shares, the Administrator will determine the Shares’ Fair Market Value in its discretion.
2.26“Non-Section 423 Offering” means an Offering under the component of the Plan that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
2.27“Offering” means an offer by the Company under the Plan to Eligible Employees of the Company or a Designated Entity of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV.
2.28“Offering Document” has the meaning given to such term in Section 4.1.
2.29“Offering Period” has the meaning given to such term in Section 4.1.
2.30“Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.31“Participant” means any Eligible Employee who has been granted rights to purchase Shares pursuant to the Plan for the applicable Offering Period and whose participation in the distribution is voluntary. Participation in a distribution is considered “voluntary” if the Eligible Employee or the Eligible Employee’s Permitted Assign is not induced to participate in the distribution by expectation of employment or continued employment of the employee with the Company.
2.32 “Permitted Assign” means, for a person that is an Eligible Employee: (1) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the person; (2) a holding entity of the person; (3) a “registered retirement savings plan”, “registered retirement income fund”, or “tax-free savings account” (in each case as defined in the Income Tax Act (Canada)) of the person; (4) a spouse of the person; (5) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the spouse of the person; (6) a holding entity of the spouse of the person; or (7) a “registered retirement savings plan”, “registered retirement income fund”, or “tax-free savings account” (in each case as defined in the Income Tax Act (Canada)) of the spouse of the person.
2.33“Plan” means this Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan, as amended from time to time.
2.34“Purchase Date” means the last Trading Day of each Purchase Period, or such other date as determined by the Administrator and set forth in the Offering Document.
2.35“Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.36“Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document, provided that the Purchase Price of Section 423 Offerings shall not be less than eight-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower. If no Purchase Price is designated by the Administrator in the applicable Offering Document, the Purchase Price for the Offering Periods covered by such Offering Document shall be eighty-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower. Notwithstanding the foregoing, the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.37“Related Person” means, for the Company: (i) a director or executive officer of the Company or an Affiliate of the Company; (ii) an associate of a director or executive officer of the Company or an Affiliate of the Company; or (iii) a Permitted Assign of a director or executive officer of the Company or an Affiliate of the Company.
2.38“Section 423 Offering” means an Offering under the component of the Plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. For purposes of Section 423 Offerings, the Plan shall be administered, interpreted, and construed in a manner consistent with the requirements of Section 423 of the Code.
2.39“Securities Act” means the U.S. Securities Act of 1933, as amended.
2.40“Share” means a share of Common Stock.
2.41“Subsidiary” means any corporation, other than the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.
2.42“Taxes” has the meaning given to such term in Section 6.5.
2.43“Trading Day” means a day on which the national stock exchange in the United States on which the Shares are traded is open for trading or a day on which the national stock exchange in Canada on which the Shares are traded is open for trading, as applicable.
2.44“U.S. Person” means any person subject to tax under the laws of the United States or any state or territory situated therein.

ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued or transferred pursuant to rights granted under the Plan shall be 28,000,000 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2023, and ending on and including January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 0.5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of 50,275,000 Shares, subject to Article VIII. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.
3.2Limits on Shares Distributed. With respect to any Non-Section 423 Offering to a Canadian Person, unless securityholder approval is obtained in accordance with applicable securities laws, the following limitations shall apply to Shares distributed pursuant to the Plan:
(a)the number of securities, calculated on a fully diluted basis, available for issuance under the Plan to: (1) Related Persons, shall not exceed 10% of the outstanding securities of the Company, or (2) a Related Person, shall not exceed 5% of the outstanding securities of the Company; and
(b)the number of securities, calculated on a fully diluted basis, issued within 12 months, to: (1) Related Persons, shall not exceed 10% of the outstanding securities of the Company, or (2) a Related Person, shall not exceed 5% of the outstanding securities of the Company.

3.3Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator may establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.
4.2Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)the length of the Offering Period, which period shall not exceed twenty-seven (27) months;
(b)the length of the Purchase Period(s) within the Offering Period, which period(s) shall not exceed twelve (12) months;
(c)in connection with each Section 423 Offering that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 175,000 Shares, subject to the limitations described in Section 5.5;
(d)in connection with each Section 423 Offering that does not contain more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during such Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 350,000 Shares, subject to the limitations described in Section 5.5;
(e)that each Purchase Period within an Offering Period must have an Enrollment Date that is the first Trading Day of the Offering Period;
(f)whether the Offering for such Offering Period is intended to be a Section 423 Offering or a Non-Section 423 Offering; and
(g)such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Entity on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, with respect to Section 423 Offerings, the limitations imposed by Section 423(b) of the Code.
5.2Enrollment in Plan.
(a)Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by (i) delivering a subscription agreement to the Company (or executing such electronic subscription agreement as required by the Administrator), and (ii) if the Participant elects to participate in the Cashless Participation Program (if adopted by the Administrator for the Offering), agreeing to the terms of the Cashless Participation Program Documents, by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Administrator provides.
(b)Each subscription agreement shall designate a whole percentage or a fixed dollar amount, as designated by the Administrator, of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Entity employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than one percent

(1%) and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be fifteen percent (15%) in the absence of any such designation) as payroll deductions. The fixed dollar amount of Compensation designated by an Eligible Employee may not be more than the maximum dollar amount specified by the Administrator in the applicable Offering Document; provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage or fixed amount of Compensation designated in the subscription agreement, subject to the limits of this Section 5.2, or may suspend payroll deductions entirely, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to payroll deduction elections during each Offering Period in the applicable Offering Document, and in the absence of any specific designation by the Administrator, and unless provided otherwise in the Offering Document, a Participant shall be allowed to decrease (but not increase) or suspend payroll deduction elections entirely, in either case, once during each Purchase Period. Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting thirty (30) days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in the Participant’s account and shall be applied to the purchase of Shares on the next occurring Purchase Date. For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next following the Participant’s suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to the Participant in accordance with Article VII.
(d)Except as otherwise set forth herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump-sum payment for any Offering Period.
5.3Payroll Deductions. Except as otherwise provided herein (including the provisions relating to the Cashless Participation Program, if applicable) or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday in the Offering Period and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 or Section 5.6, respectively.
5.4Effect of Enrollment. A Participant’s delivery of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan, except as otherwise set forth in Section 7.1.
5.5Statutory Limit on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Offerings only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee to purchase stock of the Company or any Parent or Subsidiary at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation for Section 423 Offerings shall be applied in accordance with Section 423(b)(8) of the Code.
5.6Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary for Section 423 Offerings to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code or Section 5.5 of the Plan shall be paid to such Participant in one lump sum in cash, without interest, as soon as reasonably practicable after the Purchase Date (but no later than thirty (30) days thereafter).
5.7Leave of Absence. During leaves of absence approved by the Company (or Designated Entity employing the Participant) that meet the requirements of Treasury Regulation Section 1.421-1(h)(2), unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction, notwithstanding Section 5.2(d).

ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares (and a right to obtain a fractional Share as may be provided in the Offering Document) as is determined by dividing (a) the sum of (I) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, and (II) if applicable, the proceeds of any Cashless Participation Amount the Participant has agreed to contribute under the Cashless Participation Program, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of (i) the last Purchase Date of an Offering Period, (ii) the last day of the Offering Period, or (iii) the date on which the Participant withdraws from the Plan in accordance with Section 7.1 or Section 7.3.
6.2Cashless Participation Program. If the Company determines that a Cashless Participation Program will be offered for an Offering Period, an Eligible Employee may become a participant in the Cashless Participation Program by completing and submitting to the Company, the Administrator, or the Cashless Participation Provider, the Cashless Participation Program Documents, which shall contain terms and conditions of the Eligible Employee’s participation in the Cashless Participation Program, including, without limitation, the level of participation, sale price, loan terms, interest and repayment provisions. Such Cashless Participation Program Documents shall be delivered to the Administrator by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company, the Administrator, or the Cashless Participation Provider provides. The aggregate outstanding principal amount of any loan to a Participant under the Cashless Participation Program will be equal to the difference between the Participant’s selected payroll contribution rate pursuant to Section 5.2(b) and the maximum allowable under the Plan for such Offering Period pursuant to Section 4.2, but not in excess of any loan limit imposed by the Administrator. Participation in the Cashless Participation Program is available to all Eligible Employees other than employees subject to the disclosure requirements of Section 16(a) of the Exchange Act, unless prohibited by Applicable Law or unless the Administrator determines otherwise in accordance with Applicable Law. A Participant must contribute a minimum of one percent (1%) of Compensation (or such higher or lower amount as the Administrator may specify) to be able to participate in the Cashless Participation Program.
6.3Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document (if applicable, including the proceeds of any Cashless Participation Amount) will be applied to the purchase of whole Shares, up to the number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Unless the Offering Document provides for the right to obtain fractional Shares, any cash remaining in the Participant’s account after the purchase of whole Shares will be carried forward and applied toward the purchase of whole Shares for the next following Offering Period, unless the Participant has suspended payroll deductions, withdrawn from the Plan or is otherwise ineligible to participate in the Plan, in which case such cash shall be paid to such Participant in one lump sum, without interest, as soon as reasonably practicable after the Purchase Date (but no later than thirty (30) days thereafter).
6.4Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Administrator may make a pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash, without interest, as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.5Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s (or a Designated Entity’s) obligation to withhold, collect or account for federal, state, local, foreign or other income taxes, employment taxes, social insurance, payroll taxes, national insurance contributions and other contributions, payment on account obligations or other amounts (the “Taxes”), if any, that arise upon the grant or exercise of any purchase right under the Plan or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares to be received pursuant to the Plan the amount necessary for the Company (or a Designated Entity) to meet applicable obligations with respect to Taxes, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant, if applicable.

6.6Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of purchase rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state, federal or foreign law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Company shall, in its absolute discretion, deem necessary or desirable; (c) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Company shall, in its absolute discretion, determine to be necessary or desirable; (d) the payment to the Company of all amounts that it (or a Designated Entity) is required to withhold with respect to Taxes, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
6.7Vesting. A Participant’s interest in the Shares purchased under the Plan shall be immediately vested and nonforfeitable in full upon issuance.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1Withdrawal. A Participant may withdraw all, but not less than all, of the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s purchase rights under the Plan at any time by giving written notice to the Administrator in a form acceptable to the Administrator no later than thirty (30) days prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the payroll deductions credited to the Participant’s account during such Purchase Period and not yet used to exercise purchase rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal (but no later than thirty (30) days following receipt of such notice), such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c)), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Administrator a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.
7.2Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon the Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Entity or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period, subject to the terms of such similar plan or subsequent Offering.
7.3Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason (which shall include an employment transfer from the Company or any Designated Entity participating in the Plan to any Subsidiary that is not participating in the Plan), the Participant shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of the Participant’s death, to the Participant’s Designated Beneficiary, as soon as reasonably practicable (but no later than thirty (30) days following such Participant’s cessation as an Eligible Employee), and such Participant’s rights for the Offering Period shall be automatically terminated.

ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), stock split, change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the kind, class and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the

Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding rights under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)Except in the case of a Canadian Person, to provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)To make adjustments in the number, kind and class of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)To provide that all outstanding rights shall terminate without being exercised.
8.3No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Applicable Law.
8.4No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code with respect to Section 423 Offerings or as may otherwise be required by applicable stock exchange requirements; provided further that that, if a Cashless Participation Program is implemented as provided in Section 6.2, any Cashless Participation Program Document may only be amended in accordance with its terms.
9.2Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and to the extent permitted by Applicable Law, including, with respect to a Section 423 Offering, Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of payroll withholding elections by the Company or a Designated Entity, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action;
(c)allocating Shares; and
(d)such other changes and modifications as the Administrator determines are necessary or desirable.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s account shall be refunded as soon as practicable after such termination (but no later than thirty (30) days thereafter), without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date and shall continue until the first to occur of (i) the date the Plan is terminated by the Administrator in accordance with Section 9.1, (ii) no Shares remain available for purchase, or (iii) ten (10) years from the date of adoption by the Board. The effectiveness of the Plan shall be subject to approval of the Plan by the Company’s stockholders within twelve (12) months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION
11.1Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or any other committee or subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Compensation Committee or any other committee or subcommittee any other authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan to:
(a)determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical);
(b)designate from time to time which Affiliates or Subsidiaries of the Company shall be Designated Entities, which designation may be made without the approval of the stockholders of the Company;
(c)impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan (except for Shares disposed of pursuant to the terms of the Cashless Participation Program Documents, if applicable) for a period of time determined by the Administrator in its discretion;
(d)adopt rules, procedures or sub-plans or different terms as may be necessary or desirable to comply with provisions of the Applicable Law of other countries or jurisdictions to ensure the viability of the benefits from purchase rights granted to Participants employed in such countries or jurisdictions or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner;
(e)construe and interpret the Plan and rights granted under it, including the terms of any Offering Document, and to establish, amend and revoke rules and regulations for its administration;
(f)correct any defect, omission or inconsistency in the Plan or any Offering Document, in a manner and to the extent it shall deem necessary or desirable to make the Plan or Offering Document fully effective;
(g)amend, suspend or terminate the Plan as provided in Article IX; and

(h)generally exercise such powers and to perform such acts as the Administrator deems necessary or desirable to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the component of the Plan relating to Section 423 Offerings be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
11.3Decisions Binding. The Administrator’s interpretation of the Plan, any Offering Document, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.
MISCELLANEOUS
12.1Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Law of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan or the Participant’s rights under the Plan. For the avoidance of doubt, participation in the Cashless Participation Program (if adopted by the Administrator as provided in Section 6.2), including without limitation, the delivery to the Cashless Participation Provider of any Shares required for the repayment by the Participant of any Cashless Participation Amount, will not be deemed to violate this Section 12.1.
12.2Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3Interest. No interest shall accrue on the payroll deductions or other contributions of a Participant under the Plan.
12.4Notices. All notices or other communications by a Participant to the Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, Administrator by the Company for the receipt thereof.
12.5Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under any particular Offering under the Plan, to the extent necessary for any Section 423 Offering to comply with Section 423 of the Code. With respect to Section 423 Offerings, any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board, or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.
12.6Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.7Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.8No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent, Subsidiary or Affiliate or affect the right of the Company or any Parent, Subsidiary or Affiliate to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9Notice of Disposition of Shares. This Section 12.9 shall apply only to Shares purchased pursuant to Section 423 Offerings. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one (1) year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer. At the Company’s request, Participants will be required to provide the Company or a Designated Entity with any information reasonably required for tax reporting purposes.
12.10Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company, any Subsidiary, the Administrator, the Agent, the Cashless

Participation Provider or its clearing broker will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in the capacity as an Administrator, director, officer, other employee or agent of the Company, any Subsidiary, the Agent, the Cashless Participation Provider or its clearing broker. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation (including any Offering Document), against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
12.11Severability. If any portion of the Plan or any Offering Document or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan and Offering Document, and the Plan and Offering Document will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
12.12Titles and Headings.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
12.13Conformity to Securities Laws.  The Plan is intended to conform to the extent necessary with Applicable Law.  Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Law.  To the extent Applicable Law permits, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Law.
12.14Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
12.15Governing Law. The Plan and any agreements hereunder shall be administered, interpreted, and enforced in accordance with the laws of the State of Nevada, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Nevada.
12.16Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein or as set forth in any Offering Document by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
12.17Section 409A. The Plan, the Offering Documents, and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of the Plan or any Offering Document to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan or any Offering Document may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan, the applicable Offering Document, and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or desirable to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom. Notwithstanding any other provision of the Plan, none of the Company or any of its Parents or Subsidiaries, or any of their officers, directors, employees or agents, including the Administrator, shall be liable to any Eligible Employee, Participant, Designated Beneficiary or other person if the Plan does not comply with, or is not exempt from, Section 409A.
12.18Plan Not Subject to ERISA. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
* * * * *

APPENDIX D
Execution Version

SKYE BIOSCIENCE, INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

SKYE BIOSCIENCE, INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01.Purpose.  The purpose of the Skye Amended and Restated 2014 Omnibus Incentive Plan (as may be further amended from time to time, the "Plan") is to assist in attracting and retaining highly competent employees, executive officers, directors and Consultants to act as an incentive in motivating selected employees, executive officers, directors and Consultants of the Company and its Subsidiaries to achieve long-term corporate objectives and to enable stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.

1.02.Adoption and Term.  The Plan was initially approved and adopted by the Board to be effective as of October 31, 2014, it was subsequently amended on October 5, 2018 and August 7, 2020 by Amendment No. 1 and Amendment No. 2 respectively, both of which were approved by the Board and stockholders of the Company, and the present amended and restated Plan was approved and adopted by the Board to be effective as of June 14, 2022 (the "Effective Date"). The Plan shall be subject to the approval of the stockholders of the Company within one (1) year from the date it was adopted.  The Plan shall remain in effect until the tenth (10th) anniversary of the Effective Date, or until terminated by action of the Board, whichever occurs sooner.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, capitalized terms shall have the following meanings:

2.01.Affiliate means an entity in which, directly or indirectly through one or more intermediaries, the Company has at least a fifty percent (50%) ownership interest or, where permissible under Section 409A of the Code, at least a twenty percent (20%) ownership interest; provided, however, for purposes of any grant of an Incentive Stock Option, "Affiliate" means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, directly or indirectly.

2.02.Award means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares and Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX, short-term cash incentive Awards described in Article X or any other Award made under the terms of the Plan.

2.03.Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.04.Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.05.Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant's death.

2.06.Board means the Board of Directors of the Company.

2.07.Canadian Person means any person subject to tax under the laws or Canada or any province or territory situated therein in respect of an Award.

2.08.Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a)The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, an Affiliate or any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 50% of the Company Voting Securities unless such acquisition has been approved by the Board;

(b)Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date of the Plan and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the effective date of the Plan, provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c)The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(d)The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, as the case may be; or

(e)a complete liquidation or dissolution of the Company.

2.09.Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.10.Committee has the meaning specified in Section 3.

2.11.Common Stock means the common stock of the Company, par value $0.001 per share.

2.12.Company or Skye means Skye Bioscience, Inc., a Nevada corporation, and its successors.

2.13.Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

2.14.Consultant means an individual consultant or an employee, executive officer or director of a consultant entity who spends a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company, other than a Participant that is an employee, who:
(i)is engaged to provide services on a bona fide basis to the Company or a subsidiary of the Company, other than services provided in relation to a distribution of securities of the Company or a subsidiary of the Company;
(ii)provides the services under a written contract with the Company or a subsidiary of the Company; and
(iii)spends or will spend a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company.

2.15.Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.16.Dividend Equivalent Account means a bookkeeping account in accordance with under Section 11.17 and related to an Award that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

2.17.Exchange Act means the Securities Exchange Act of 1934, as amended.

2.18.Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.02(b).

2.19.Fair Market Value means, as of any applicable date:
(i)for Canadian persons, if the Common Stock is listed on the Canadian Securities Exchange, the closing sales price of the Common Stock on the exchange on that date, or, if no sale of the Common Stock occurred on that date, on the next preceding date on which there was a reported sale;
(ii)for US persons, if the Common Stock is listed on a national securities exchange or is authorized for quotation on the Nasdaq National Market System ("NMS"), the closing sales price of the Common Stock on the exchange or NMS, as the case may be, on that date, or, if no sale of the Common Stock occurred on that date, on the next preceding date on which there was a reported sale;
(iii)if none of the above apply for the particular person, the closing bid price as reported by the Nasdaq Capital Market on that date, or if no price was reported for that date, on the next preceding date for which a price was reported;
(iv)if none of the above apply for the particular person, the last reported bid price published in the "pink sheets" or displayed on the Financial Industry Regulatory Authority ("FINRA"), Electronic Bulletin Board, or OTC Markets, Inc. as the case may be; or
(v)if none of the above apply, the fair market value of the Common Stock as determined under procedures established by the Committee.

2.20.Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.21.Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.22. Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.23.Non-Vested Share means shares of the Company Common Stock issued to a Participant in respect of the non-vested portion of an Option in the event of the early exercise of such Participant's Options pursuant to such Participant's Award Agreement, as permitted in Section 6.06 below.

2.24.Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.25.Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.26.Participant means an employee, director or Consultant of the Company or any subsidiary of the Company, or a Permitted Assign thereof, who receives an Award under the Plan in accordance with Section 5.01, who enters into an Award Agreement with respect to such Award that is fully executed and delivered by all parties thereto, and, with respect to Canadian Persons, whose participation in the distribution is voluntary. Participation in a distribution is considered “voluntary” if:
(i)in the case of an employee or the employee’s Permitted Assign, the employee or the employee’s Permitted Assign is not induced to participate in the distribution by expectation of employment or continued employment of the employee with the Company;
(ii)in the case of a Consultant or the Consultant’s Permitted Assign, the Consultant or the Consultant’s Permitted Assign is not induced to participate in the distribution by expectation of engagement of the Consultant to provide services or continued engagement of the Consultant to provide services to the Company; and
(iii)in the case of an employee of a Consultant, the individual is not induced by the Company or the Consultant to participate in the distribution by expectation of employment or continued employment with the Consultant.

2.27.Performance Awards means Awards granted in accordance with Article VIII.

2.28.Performance Goals means revenues, units sold or growth in units sold, return on stockholders' equity, customer satisfaction or retention, return on investment or working capital, operating income, economic value added (the amount, if any, by which net operating income after tax exceeds a reference cost of capital), EBITDA (as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization), expense targets, net income, earnings per share, share price, reductions in inventory, inventory turns, on-time delivery performance, operating efficiency, productivity ratios, market share or change in market share, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries and divisions and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual's job responsibilities.

2.29.Permitted Assign means, for a person that is an employee, executive officer, director or Consultant of the Company or of a subsidiary of the Company: (1) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the person; (2) a holding entity of the person; (3) a “registered retirement savings plan”, “registered retirement income fund”, or “tax-free savings account” (all within the meaning of the Income Tax Act (Canada)) of the person; (4) a spouse of the person; (5) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the spouse of the person; (6) a holding entity of the spouse of the person; or (7) a “registered retirement savings plan”, “registered retirement income fund”, or “tax-free savings account” (all within the meaning of the Income Tax Act (Canada)) of the spouse of the person.

2.30.Plan has the meaning given to such term in Section 1.01.

2.31.Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.01(b).

2.32.Related Person means, for the Company:
(i)a director or executive officer of the Company or an Affiliate of the Company;
(ii)an associate of a director or executive officer of the Company or an Affiliate of the Company; or
(iii)a Permitted Assign of a director or executive officer of the Company or an Affiliate of the Company.

2.33.Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.34. Restricted Stock Unit means a unit representing the right to receive Common Stock or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.35.Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.36.Stock Appreciation Rights means awards granted in accordance with Article VI.

2.37.Subsidiary means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that for purposes of determining whether any individual may be a Grantee for purposes of any grant of an Incentive Stock Option, “Subsidiary” shall have the meaning ascribed to such term in Section 424(f) of the Code.

2.38.Termination of Service means the voluntary or involuntary termination of a Participant's service as an employee, director or consultant with the Company or an Affiliate for any reason, including death, disability, retirement or as the result of the divestiture of the Participant's employer or any similar transaction in which the Participant's employer ceases to be the Company or one of its Subsidiaries.  Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion.

ARTICLE III

ADMINISTRATION

3.01.Administrator.

(a) Duties and Authority.  The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board consisting of not less than two (2) directors (the "Committee"); provided, however, that if any member of the Committee is not a "Non-Employee Director" within the meaning of Rule 16b-3, then any Awards granted to individuals subject to the reporting requirements of Section 16 of the Exchange Act shall be approved by the Board.  The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants.

The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable.  The Committee shall not, however, have or exercise any discretion that would disqualify amounts payable under Article X as performance-based compensation for purposes of Section 162(m) of the Code.  The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee or designated officers or employees of the Company.  In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board.  Actions taken by the Committee or any subcommittee thereof, and any delegation by the Committee to designated officers or employees, under this Section 3.01 shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, to the extent applicable.

(b)Indemnification.  Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01.(a)    General. The total number of shares authorized to be issued under the Plan shall equal 91,219,570 or a lesser number of shares determined by the Board. In no event, however, shall the number of shares of Common Stock available under the Plan be reduced as a result of the application of this provision. The foregoing share limit shall be subject to adjustment in accordance with Section 11.07. The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company. To the extent applicable, the total number of shares of authorized to be issued under the Plan subject to Section 260.140.45 of Title 10 of the California Code of Regulations shall not exceed 91,219,570.
(b)     Automatic Increases. The aggregate number of shares of Common Stock reserved for awards under Section 4.01(a) will automatically increase on January 1 of each year, for a period of no more than ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032 in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for the year will be a lesser number of shares of Common Stock than provided herein.
(c)    Incentive Stock Option Limitation. Subject to the adjustment in Section 11.07, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 91,219,570, provided that such number will automatically increase on January 1 of each year, for a period of no more than ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032 in an amount equal to 5% of the total number of shares of Common Stock outstanding on the Effective Date. Notwithstanding the foregoing, the Board may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for the year will be a lesser number of shares of Common Stock than provided herein.

4.02.Limits on Awards. Unless securityholder approval is obtained in accordance with applicable securities laws, the following limitations shall apply to the Plan and all Awards:

(a)the number of securities, calculated on a fully diluted basis, reserved for issuance under the Awards granted to: (1) Related Persons, shall not exceed 10% of the outstanding securities of the Company, or (2) a Related Person, shall not exceed 5% of the outstanding securities of the Company; and
(b)the number of securities, calculated on a fully diluted basis, issued within 12 months, to: (1) Related Persons, shall not exceed 10% of the outstanding securities of the Company, or (2) a Related Person, shall not exceed 5% of the outstanding securities of the Company.

4.03.Shares Subject to Terminated Awards.  Common Stock covered by any unexercised portions of terminated or forfeited Options (including canceled Options) granted under Article VI, Restricted Stock or Restricted Stock Units forfeited as provided in Article VII, other stock-based Awards terminated or forfeited as provided under the Plan, and Common Stock subject to any Awards that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan.  Shares of Common Stock surrendered to or withheld by the Company in payment or satisfaction of the Purchase Price of an Option or tax withholding obligation with respect to an Award shall be available for the grant of new Awards under the Plan.  In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock available for the grant of Awards hereunder.

ARTICLE V

PARTICIPATION

5.01.Eligible Participants.  Participants in the Plan shall be such employees, directors and Consultants of the Company and its subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

ARTICLE VI

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.01.Option Awards.

(a)Grant of Options.  The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee.  The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b)Purchase Price of Options.  The Purchase Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; provided, however, that in no event shall the Purchase Price be less than the Fair Market Value on the Date of Grant; provider further that, with respect to Canadian persons, in no event shall the Purchase Price be less than the greater of the Fair Market Value on (a) the trading day prior to the Date of Grant and (b) the Date of Grant.

(c)Designation of Options.  The Committee shall designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company on the Date of Grant.

(d)Option Term.  The term of each Option shall be fixed by the Committee, but, subject to the special restrictions applicable to Incentive Stock Options specified in Section 6.01(e), no Option shall be exercisable more than ten (10) years after the Date of Grant.

(e)Special Incentive Stock Option Rules.  No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by the Participant in any one calendar year.  Notwithstanding any other provision of the Plan to the contrary, the Exercise Price of each Incentive Stock Option shall be equal to or greater than the Fair Market Value of the Common Stock subject to the Incentive Stock Option as of the Date of Grant of the Incentive Stock Option; provided, however, that no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the

Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless at the time the Incentive Stock Option is granted the price of the Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five years from the Date of Grant.

(f)Rights As a Stockholder.  A Participant or a transferee of an Option pursuant to Section 11.04 shall have no rights as a stockholder with respect to Common Stock covered by an Option until the Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 11.07.

(g)Exercise Due to Death or Disability.  If an optionee's employment with the Company terminates by reason of death or disability, the Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after the grant), by the legal representative of the optionee, by the legal representative of the estate of the optionee, or by the legatee of the optionee under the will of the optionee, within such period of time as is specified in the Award Agreement (of at least six (6) months) from the date of such death or disability.

(h)Period of Exercise After Termination of Employment.  Except as otherwise provided in this paragraph or otherwise determined by the Committee, if an optionee's employment with the Company terminates for any reason other than death or disability (except for termination for cause as defined by applicable law), the optionee must exercise his or her Options, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), within such period of time as is specified in the Award Agreement (of at least thirty (30) days) from the date of such termination.  If the optionee does not exercise his or her Options within such specified period, the Options automatically terminate, and such Options become null and void.

(i) Acceleration or Extension of Exercise Time.  The Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

6.02.Stock Appreciation Rights.

(a)Stock Appreciation Right Awards.  The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights.  Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously.  Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

(b)Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in the case of Stock Appreciation Rights granted in tandem with Options shall not be less than the Purchase Price of the related Option; provided, however, that in no event shall the Exercise Price be less than the Fair Market Value on the Date of Grant.  Upon exercise of Stock Appreciation Rights granted in tandem with options, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c)Payment of Incremental Value.  Any payment which may become due from the Company by reason of a Participant's exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock.  In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date.  No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.03.Terms of Stock Options and Stock Appreciation Rights.

(a)Conditions on Exercise.  An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.  In the event the Committee grants an Option or Stock Appreciation Right that would be subject to Section 409A of the Code, the Committee may include such additional terms, conditions and restrictions on the exercise of such Option or Stock Appreciation Right as the Committee deems necessary or advisable in order to comply with the requirements of Section 409A of the Code.

(b)Duration of Options and Stock Appreciation Rights.  Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

(i)Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii)Termination of the Award in the event of a Participant's disability, retirement, death or other Termination of Service as provided in the Award Agreement, subject to Sections 6.01(g) and 6.01(h); or

(iii)In the case of an Option, ten years from the Date of Grant (five years in certain cases, as described in Section 6.01(e)); or

(iv)Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

6.04.Exercise Procedures.  Each Option and Stock Appreciation Right granted under the Plan shall be exercised under such procedures and by such methods as the Board may establish or approve from time to time.  The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made (a) except in the case of a Participant that is a Canadian Person, by delivery to the Company of shares of Common Stock held by the Participant, (b) by a "net exercise" method under which Options are exchanged for a number of shares of Common Stock equal to the number of shares that would otherwise be issued upon the Options’ exercise minus a number of shares having a Fair Market Value equal to the Options’ aggregate Purchase Price (rounded up to the nearest whole number of shares), or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment under an arrangement constituting a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002).  In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company.  The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Common Stock.  Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose.  Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

6.05.Change in Control.  Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, no accelerated vesting of any Options or Stock Appreciation Rights outstanding on the date of such Change in Control shall occur.

ARTICLE VII

RESTRICTED SHARES AND RESTRICTED STOCK UNITS

7.01.Award of Restricted Stock and Restricted Stock Units.  The Committee may grant to any Participant an Award of Restricted Shares consisting of a specified number of shares of Common Stock issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish.  The Committee may also grant Restricted Stock Units representing the right to receive shares of Common Stock in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish.  With respect to performance-based Awards of Restricted Shares or Restricted Stock Units intended to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals.  The terms of any Restricted Share and Restricted Stock Unit

Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

7.02.Restricted Shares.

(a)Issuance of Restricted Shares.  As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company.  All Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant.  Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant.  Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(b)Stockholder Rights.  Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.02(a), the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.02(a).

(c)Restriction on Transferability.  None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to a revocable inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits a Participant's right to make such transfers), pledged or sold prior to lapse of the restrictions applicable thereto.

(d)Delivery of Shares Upon Vesting.  Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.04, the restrictions applicable to the Restricted Shares shall lapse.  As promptly as administratively feasible thereafter, subject to the requirements of Section 11.05, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e)Forfeiture of Restricted Shares.  Subject to Sections 7.02(f) and 7.04, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or an Affiliate as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement.  The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(f)Waiver of Forfeiture Period.  Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

7.03.Restricted Stock Units.

(a)Settlement of Restricted Stock Units.  Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred.  Payments to Participants with respect to Restricted Stock Units shall be made in the form of Common Stock, or cash or a combination of both, as the Committee may determine.  The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock on the date any such payment is processed.  As to shares of Common Stock which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such shares are first delivered to the applicable Participant. Notwithstanding any provision herein to the contrary, no payment shall be made to any Participant that is a Canadian Person in respect of a Restricted Stock Unit later than the end of the third year following the year in respect of which such Restricted Stock Unit was issued.

(b)Shareholder Rights.  Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the shares of Common Stock covered by such Award of Restricted Stock Units.

(c)Waiver of Forfeiture Period.  Notwithstanding anything contained in this Section 7.03 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of shares issuable upon settlement of the Restricted Stock Units constituting an Award) as the Committee shall deem appropriate.

(d)Deferral of Payment.  If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant's Restricted Stock Units in accordance with such terms as may be established by the Committee, subject to the requirements of Section 409A of the Code.

7.04.Change in Control.  Unless otherwise provided by the Committee in the applicable Award Agreement, no acceleration of the termination of any of the restrictions applicable to Restricted Shares and Restricted Stock Unit Awards shall occur in the event of a Change in Control.

ARTICLE VIII

PERFORMANCE AWARDS

8.01.Performance Awards.

(a)Award Periods and Calculations of Potential Incentive Amounts.  The Committee may grant Performance Awards to Participants.  A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period.  The Award Period shall be two or more fiscal or calendar years as determined by the Committee.  The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b)Performance Targets.  Subject to Section 11.18, the performance targets applicable to a Performance Award may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion.  In the case of Performance Awards to "covered employees" (as defined in Section 162(m) of the Code), the targets will be limited to specified levels of one or more of the Performance Goals.  The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period.

(c)Earning Performance Awards.  The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d)Payment of Earned Performance Awards.  Subject to the requirements of Section 11.05, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee.  The Committee, in its sole discretion, may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02.Termination of Service.  In the event of a Participant's Termination of Service during an Award Period, the Participant's Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03.Change in Control.  Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, no accelerated vesting of any Performance Awards outstanding on the date of such Change in Control shall occur.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01.Grant of Other Stock-Based Awards.  Other stock-based awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards.  Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02.Terms of Other Stock-Based Awards.  In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a)Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b)If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award; and

(c)The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of Retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

ARTICLE X

SHORT-TERM CASH INCENTIVE AWARDS

10.1.Eligibility.  Executive officers of the Company who are from time to time determined by the Committee to be "covered employees" for purposes of Section 162(m) of the Code will be eligible to receive short-term cash incentive awards under this Article X.

10.2.Awards.

(a)Performance Targets.  The Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals.  Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered "preestablished" for purposes of Section 162(m) of the Code.

(b)Amounts of Awards.  In conjunction with the establishment of performance targets for a fiscal year or such other short-term performance period established by the Committee, the Committee shall adopt an objective formula (on the basis of percentages of Participants' salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained.  Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c)Payment of Awards.  Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year or other applicable performance period.

(d)Negative Discretion.  Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e)Guidelines.  The Committee may adopt from time to time written policies for its implementation of this Article X.  Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

(f)Non-Exclusive Arrangement.  The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best of the Company.

ARTICLE XI

TERMS APPLICABLE GENERALLY TO AWARDS
GRANTED UNDER THE PLAN

11.01.Plan Provisions Control Award Terms.  Except as provided in Section 11.16, the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan.  In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.  Except as provided in Section 11.03 and Section 11.07, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

11.02.Award Agreement.  No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03.Modification of Award After Grant.  No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

11.04.Limitation on Transfer.  Except as provided in Section 7.02(c) in the case of Restricted Shares, a Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant's personal representative) may exercise rights under the Plan.  The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant.

11.05.Taxes.  The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant's Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

(a)The Participant shall, provided that he or she is not a Canadian Person, have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded down to the nearest whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash. Participants that are Canadian Persons shall be required to meet their withholding requirements in the manner described in paragraph 11.05(a)(ii).

(b)In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

11.06.Surrender of Awards; Authorization of Repricing.  Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve.  Without requiring shareholder approval, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company, including the substitution or grant of (i) an Option or Stock Appreciation Right with a lower exercise price than the Option or Stock Appreciation Right being surrendered, (ii) a different type of Award upon the surrender or cancellation of an Option or Stock Appreciation Right with an exercise price above the Fair Market Value of the underlying Common Stock on the date of such substitution or grant, or (iii) any other Award constituting a repricing of an Option or Stock Appreciation Right.

11.07.Adjustments to Reflect Capital Changes.

(a)Recapitalization.  In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants' rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year, and other determinations applicable to outstanding Awards.  The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b)Merger.  In the event that the Company is a party to a Merger, outstanding Awards shall be subject to the agreement of merger or reorganization.  Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting, and except in the case of Options issued to a Participant that is a Canadian Person, accelerated expiration, settlement in cash or settlement in cash equivalents.=

(c)Options to Purchase Shares or Stock of Acquired Companies.  After any Merger in which the Company or an Affiliate shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to and in compliance with the requirements of Section 424 of the Code or (in the case of Options issued to Canadian Persons) subsection 7(1.4) of the Income Tax Act (Canada), replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger.  The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion.  Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

11.08.No Right to Continued Service.  No person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.09.Awards Not Includable for Benefit Purposes.  Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.10.Governing Law.  All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Nevada and construed in accordance therewith.

11.11. No Strict Construction.  No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.12.Compliance with Rule 16b-3.  It is intended that, unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3.  The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

11.13.Captions.  The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

11.14.Severability.  Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

11.15.Amendment and Termination.

(a)Amendment.  The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities.  No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

(b)Termination.  The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

11.16.Foreign Qualified Awards.  Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

11.17.Dividend Equivalents.  For any Award granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment.  If a Dividend Equivalent Account is established, the following terms shall apply:

(a)Terms and Conditions.  Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement.  Such terms and conditions may include, without limitation, for the Participant's Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date.

(b)Unfunded Obligation.  Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company's general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

11.18.Adjustment of Performance Goals and Targets.  Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any Award under the Plan if circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee; provided, that with respect to any Award that is intended to qualify for the "performance-based compensation" exception under Section 162(m) of the Code and the regulations thereunder, any adjustment by the Committee shall be consistent with the requirements of Section 162(m) and the regulations thereunder.

11.19.Legality of Issuance.  Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act of 1933, as amended, or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.20.Restrictions on Transfer.  Regardless of whether the offering and sale of Common Stock under the Plan have been registered under the Securities Act of 1933, as amended, or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act of 1933, as amended, the securities laws of any state, the United States or any other applicable foreign law.

11.21.Further Assurances.  As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

11.22.Financial Statements.  To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to all persons to whom an Award is granted pursuant to the Plan or to all persons who otherwise hold an outstanding Option or other Award under the Plan at least annually.  This Section 11.22 shall not apply to key persons whose duties in connection with the Company and its Affiliates assure them access to equivalent information.

APPENDIX E

OPINION OF SCALAR CA, LLC

May 11, 2022

Board of Directors
Skye Bioscience, Inc.
11250 El Camino Real, Suite 100
San Diego, CA 92130

Dear Members of the Board,

As per our engagement letter dated October 27, 2021 (the “Engagement Letter”), the Board of Directors of Skye Bioscience, Inc. (herein referred to as "Skye”, “SKYE”, or the "Company") retained Scalar CA, LLC (herein referred to as "Scalar," “we”, “our”, or “us”) as an independent, qualified financial advisor to provide an opinion (“Opinion”) as to the fairness, from a financial point of view, of the Exchange Ratio, as defined in the Arrangement Agreement (the “Arrangement”), to the Company’s Stockholders in connection with the Plan of Arrangement between the Company and Emerald Health Therapeutics, Inc. (“Emerald”, or “EHT”).

Overview of the Arrangement:

Pursuant to the Arrangement, one EHT common share will receive 1.95 Skye Shares in accordance with the Exchange Ratio as defined in the Arrangement. Each option and warrant to purchase EHT common shares will cease to be exercisable for EHT common shares, and will receive a SKYE option or Skye warrant, respectively, exercisable for the number of SKYE common shares as determined by multiplying the number of EHT common shares issuable to such option or warrant immediately prior to the Effective Time, as defined in the Arrangement, at an exercise price equal to the exercise price of such option or warrant immediately prior to the Effective Time divided by the Exchange Ratio. Skye will be the holder of all of the outstanding EHT shares.

Scalar’s Procedures and Processes:

In arriving at our Opinion, Scalar performed the following procedures, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we:

1.Reviewed the draft Arrangement dated May 10, 2022 and other related legal documents concerning the Arrangement;
2.Reviewed certain publicly available financial statements and other business and financial information of Skye;
3.Reviewed the unaudited financial statements for the year ending December 31, 2021 concerning Emerald;
4.Reviewed the audited financial statements for the years ending December 31, 2020 and December 31, 2019 concerning Emerald;
5.Discussed the rationale, timeline, and process leading up to the execution of the Arrangement as well as the operations, financial condition, future prospects and projected operations, and performance of Skye and Emerald with senior executives of Skye;
6.Reviewed the Broker Opinion of Value related to certain Emerald real estate located in St-Eustache, Quebec dated May 11, 2022;
7.Reviewed Emerald’s projected financial statements (the “Wind-down Forecast”) prepared and provided by Skye Management (“Management”) related to the estimated future cash flows of Emerald (including Management’s views of the risks and uncertainties in achieving such projections);
8.Analyzed relevant, publicly available information related to the pharmaceutical and biotechnology industry in general as well as the companies’ websites;
9.Performed other analyses, reviewed other information, and considered other factors we deemed appropriate for providing the Opinion.

Limiting Conditions and Assumptions:

In performing our analysis and rendering this Opinion with respect to the Exchange Ratio, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us inaccurate, incomplete or misleading.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Skye as to the expected future results of operations and financial condition of the Emerald. We assume no responsibility for and express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied upon, with your consent, the assumptions of the management of the Company and third party data sources, as to all accounting, legal, tax and financial reporting matters with respect to Emerald and the Arrangement, and that the Company has been advised by counsel as to all legal matters with respect to the Arrangement, including whether all procedures required by law in connection with the Arrangement have been duly, validly and timely taken.

In arriving at our Opinion, we have assumed that the Arrangement will not be modified or amended in any material aspects. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Arrangement are correct, (ii) there has been no material change in the assets, financial condition, business or prospects of Skye and Emerald since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all necessary governmental and regulatory approvals and consents required for the Arrangement will be obtained in a manner that will not adversely affect Skye or the contemplated benefits to the parties of the Arrangement.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Skye or Emerald, nor have we evaluated the solvency of Skye or Emerald under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Arrangement was consummated. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Skye or Emerald is a party or may be subject, and at the direction of Skye and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise or reaffirm this Opinion.

We have been engaged by Skye to act as its financial advisor and we will receive a fee from Skye for providing our services. We will also receive a fee for rendering this Opinion. No portion of these fees is refundable or contingent upon the consummation of a transaction or the conclusion reached in this Opinion. Skye has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We may, in the future, provide financial advisory and valuation services to Skye and may receive fees for the rendering of such services.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain our independence. While under no obligation to do so, Scalar utilizes a fairness committee to approve fairness opinions in accordance with industry best practices. The fairness committee meets to scrutinize the financial analyses and the associated conclusions. Scalar’s fairness committee is comprised of several professionals with diverse backgrounds in finance and valuation. The fairness committee is further comprised of members of the deal team and other Scalar professionals.

This Opinion is provided to the Board of Directors of Skye in connection with its evaluation of the Arrangement and is not intended to be, and does not constitute, a recommendation to any shareholder of Skye as to how such shareholder should act or vote with respect to the Arrangement or any other matter. This Opinion shall not be disclosed, referred to, published, or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made, without our prior written approval.

This Opinion addresses solely the fairness to Skye’s Stockholders of the Exchange Ratio, from a financial point of view, and does not address any other terms or agreements relating to the Arrangement. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Arrangement, the market prices of the equity, the merits of the Arrangement relative to any alternative transaction or business strategy that may be available to Skye, or the fairness of the Arrangement to any other class of securities, creditor or other constituency of Skye.

Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Arrangement, or any class of such persons, relative to the consideration to be paid in the Arrangement or with respect to the fairness of any such compensation. This letter should not be constructed as creating any fiduciary duty of Scalar to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to Skye’s Stockholders as of May 11, 2022.

Sincerely,

/s/ Scalar CA, LLC

Scalar CA, LLC
Date: May 11, 2022

APPENDIX F
GLOSSARY OF DEFINED TERMS
“Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by the Arrangement Agreement, the transactions comprising the EHT Realization Process and any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any written or oral offer, proposal, expression of interest or inquiry to a Party or its shareholders from any person or group of persons (other than from the other Party or any of its Subsidiaries) made after the date hereof relating to:
(a)any direct or indirect acquisition or sale (or lease, exchange, license, transfer or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of: (i) assets of such Party (including, without limitation, shares of one or more its Subsidiaries) and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue or net income of such Party and its Subsidiaries; or (ii) 20% or more of any class of outstanding voting or equity securities (or rights thereto) (and including securities convertible into or exercisable or exchangeable for voting or equity securities) of such Party;
(b)any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of such Party (and including securities convertible into or exercisable or exchangeable for voting or equity securities);
(c)any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving such party or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such party and its Subsidiaries or that contribute 20% or more of the consolidated revenue of such party and its Subsidiaries; or
(d)any other similar transactions involving such Party economically and functionally equivalent to the foregoing.
“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.
“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.
“BBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time.
“Business Day” means any day of the year, other than Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or San Diego, California are required by Law to be closed for business.
“Canadian Securities Laws” means the Securities Act (British Columbia) and any other applicable equivalent legislation in each of the provinces and territories of Canada, including those in which EHT is a reporting issuer, and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Securities Administrators and the securities regulatory authorities in such provinces and territories.

“Cannabis Act” means Cannabis Act (Canada).

“Cannabis Regulations” means the regulations made under the Cannabis Act.
“CARES Act” means the United States Coronavirus Aid, Relief, and Economic Security Act.
“Change in Recommendation” means, in respect of SKYE, a SKYE Change in Recommendation and in respect of EHT, means an EHT Change in Recommendation.
“Closing” means the consummation of the transactions contemplated in the Arrangement Agreement.
“Confidentiality Agreement” means the mutual confidentiality and non-disclosure agreement dated November 16, 2021, between EHT and SKYE.
“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a Person who is an EHT Shareholder.
“Consideration Shares” means the shares of SKYE Common Stock to be received by EHT Shareholders pursuant to the Plan of Arrangement (other than EHT Dissenting Shareholders who are ultimately entitled to receive fair value for their EHT Shares in accordance with the Plan of Arrangement).

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.
“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.
“COVID-19” means the coronavirus disease 2019 (dubbed as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any evolutions thereof or any other virus or disease developing from or arising as a result of SARS-CoV-2 and/or COVID-19.
“CSE” means the Canadian Securities Exchange.
“Depositary” means Computershare Trust Company of Canada or such other depositary as may be agreed upon by the Parties, acting reasonably.

“Dissent Rights” means the rights of dissent of registered EHT Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.
“Effective Date” means the date agreed to by EHT and SKYE in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in the Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court.
“Effective Time” means 12:01a.m. (Vancouver time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date.
“EHS” means Emerald Health Sciences, Inc.
“EHT” means Emerald Health Therapeutics, Inc.
“EHT Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the EHT Shareholders at the EHT Meeting.
“EHT Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by EHT or any of its Subsidiaries with respect to the EHT Consultants, EHT Employees or former EHT Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the EHT Omnibus Incentive Plan.
“EHT Board” means the board of directors of EHT, as constituted from time to time.
“EHT Board Recommendation” means a statement in the EHT Circular that the EHT Board has, upon recommendation from the EHT Special Committee, determined that the Arrangement is in the best interests of EHT and recommends that EHT Shareholders vote in favour of the EHT Arrangement Resolution.
“EHT Change in Recommendation” means the EHT Board (or any committee thereof) (A) fails to recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to SKYE, the EHT Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the EHT Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes EHT or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause EHT or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under the Arrangement Agreement, (D) fails to affirm publicly and without qualification the EHT Board Recommendation within five (5) Business Days following the public announcement of an Acquisition Proposal in respect of EHT and the written request by SKYE to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the EHT Meeting, then, notwithstanding the foregoing, the EHT Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the EHT Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above.

“EHT Circular” means the notice of the EHT Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to EHT Shareholders in connection with the EHT Meeting, including any amendments or supplements thereto.
“EHT December 2019 Warrants” means 5,172,942 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on December 30, 2019 and expiring on December 30, 2024.
“EHT Disclosure Letter” means the disclosure letter delivered by EHT concurrently with the execution of the Arrangement Agreement.
“EHT Dissenting Shareholder” has the meaning specified in Section 1.1(14) of the Plan of Arrangement.
“EHT Fairness Opinion” means the opinion of Evans & Evans dated May 11, 2022 delivered to the EHT Board to the effect that, as at May 11, 2022, the Consideration to be received by the EHT Shareholders is fair, from a financial point of view, to the EHT Shareholders.
“EHT February 6 2020 Warrants” means 7,596,551 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 6, 2020 and expiring on February 6, 2025.
“EHT February 14 2020 Warrants” means 2,748,276 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 14, 2020 and expiring on February 14, 2025.
“EHT June 2020 Warrants” means 11,351,351 warrants to acquire EHT Shares, at a price of $0.27 per share, issued by EHT on June 2, 2020 and expiring on June 2, 2023.
“EHT Leased Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Licenses” means all licenses held by EHT and the EHT Subsidiaries issued by Health Canada under the Cannabis Act (Canada), as more particularly set forth in Section (13)(b) of the EHT Disclosure Letter.
“EHT Material Adverse Effect” means a Material Adverse Effect in respect of EHT.
“EHT Material Contract” means
(i)each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of EHT or any of the EHT Subsidiaries to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;
(ii)each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $250,000 or (B) other Indebtedness of EHT or any of the EHT Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than Contracts solely between or among EHT and the EHT Subsidiaries;
(iii)each Contract for EHT Owned Real Property or EHT Leased Real Property (involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000 that are not terminable without penalty or other liability to EHT or any of the EHT Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty days;
(iv)each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of EHT or any EHT Subsidiary for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from EHT or any EHT Subsidiary exceeds ;
(v)each Contract for any Derivative Product;
(vi)each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among EHT and/or its wholly-owned Subsidiaries;
(vii)each joint development agreement or program agreement or similar Contract requiring EHT or any of the EHT Subsidiaries to make annual expenditures in excess of $250,000 or aggregate payments in excess of $250,000 (in each case, net to the interest of EHT and the EHT Subsidiaries) following the date of this Agreement;
(viii)each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which EHT or any of the EHT Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of EHT and the EHT Subsidiaries, taken as a whole;
(ix)any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $250,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $250,000 in the aggregate after the date hereof;
(x)any Contract (other than any other Contract otherwise covered by this Section (14)(b) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of EHT or any of the EHT Subsidiaries outside the Ordinary Course, in each case, involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000, or creates or would create a Lien on any material asset or property of EHT or any of the EHT Subsidiaries (other than Permitted Liens);
(xi)any Labour Agreement;
(xii)any Contract which is between EHT or any of the EHT Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of EHT’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the EHT Board in their capacity as such; or
(xiii)each Contract or EHT’s Organizational Document that would, on or after the Effective Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.
“EHT Meeting” means the annual general and special meeting of the EHT Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement and the Interim Order, to be called and held in accordance with the Interim Order for, among other things, the purpose of considering and, if thought advisable, approving the Arrangement Resolution, and for any other purpose as may be set out in the EHT Circular.
“EHT November 2019 Warrants” means 4,385,965 warrants to acquire EHT Shares, at a price of $0.75 per share, issued by EHT on November 29, 2019 and expiring on November 29, 2024.
“EHT Omnibus Incentive Plan” means the omnibus incentive plan of EHT approved at the annual and special meeting of EHT Shareholders held on June 15, 2017, as subsequently amended as approved at the annual and special meetings of EHT Shareholders held on held May 31, 2018, June 20, 2019 and October 29, 2020.
“EHT Options” means the options to purchase EHT Shares pursuant to the EHT Omnibus Incentive Plan.
“EHT Permits” means all Permits held by EHT and the EHT Subsidiaries or required to be held by EHT and the EHT Subsidiaries pursuant to applicable Laws, including all EHT Licenses.
“EHT Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on SEDAR or EDGAR prior to the date of the Arrangement Agreement.
“EHT Realization Process” means the process undertaken by EHT to effect its exit from the cannabis industry as disclosed in EHT’s press release dated November 29, 2021.
“EHT RSUs” means the restricted share units issuable under the EHT Omnibus Incentive Plan.
“EHT Securityholders” means, collectively, the EHT Shareholders and the holders of EHT RSUs, EHT Options and EHT Warrants.
“EHT Shareholders” means the registered and/or beneficial holders of the EHT Shares, as the context requires.
“EHT Shareholder Approval” means the EHT Arrangement Resolution being passed at the EHT Meeting by the EHT Shareholders as provided for in the Interim Order.
“EHT Shares” means the common shares in the capital of EHT as currently constituted.
“EHT Special Committee” means the special committee established by the EHT Board consisting only of independent and disinterested directors.
“EHT Subsidiaries” means the Subsidiaries of EHT, which as at the date hereof are: EHTC, Avalite Sciences Inc., Verdélite Sciences, Inc., and Verdélite Property Holdings, Inc.
“EHT Support Agreements” has the meaning ascribed thereto in the preamble to the Arrangement Agreement.
”EHT Termination Amount” means $500,000.

“EHT Warrants” means collectively, the EHT November 2019 Warrants, the EHT December 2019 Warrants, the EHT February 6 2020 Warrants, the EHT February 14 2020 Warrants and the EHT June 2020 Warrants.
“EHTC” means Emerald Health Therapeutics Canada Inc.
“Exchange Ratio” means the number of SKYE Shares an EHT Share will exchange for.
“FASB” means the Financial Accounting Standards Board.
“Final Order” means the order of the Court in a form acceptable to EHT and SKYE, each acting reasonably, approving the Arrangement under Section 291 of the BCBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably, at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EHT and SKYE, each acting reasonably) on appeal.
“GAAP” means United Stated generally accepted accounting principles.
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“IASB” means International Accounting Standards Board.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.
“Indebtedness” of any Person means:
(a)indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;
(b)obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;
(c)obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;
(d)obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (in the case of SKYE or the SKYE Subsidiaries) or IFRS (in the case of EHT or the EHT Subsidiaries);
(e)payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;
(f)obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person;
(g)obligations of such Person under any Derivative Product; and
(h)indebtedness of others as described in the foregoing clauses (a) through (g) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.
“Intellectual Property” means all intellectual property and intellectual property rights recognized throughout the world, including at common law or in equity, or otherwise, including all Canadian, U.S. and foreign (i) patents, patent applications, patent licenses, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trademark and service mark licenses, names, business names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, distinguishing guises and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, (iii) copyrights and copyrightable subject matter and works of authorship, and copyright licenses (iv) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data, and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (v) trade secrets, confidential information, ideas, know-how, research agreements, inventions, proprietary processes, industrial designs, other designs, technology, formulae, formulations, specifications, models and methodologies, and any documentation relating to any of the foregoing, and (vi) all applications or registrations for the foregoing, including any renewals and extensions thereof and amendments thereto, and rights to apply in any or all countries of the world for such registrations and applications, rights to bring an Action for any past, present and/or future infringement, breaches, violations or misappropriations related to the foregoing intellectual property or intellectual property rights.
“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to EHT and SKYE, each acting reasonably, providing for, among other things, the calling and holding of the EHT Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of EHT and SKYE, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.
“Investment Canada Act” means the Investment Canada Act (Canada), as amended, including the regulations promulgated thereunder.
“Law” means any and all laws, statutes, codes, guidelines, ordinances, decrees, rules, regulations, by-laws, treaties, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity, including, without limitation, laws concerning privacy and / or security of personal health information, and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.
“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.
“Listing Statement” means the SKYE disclosure document to be prepared in accordance with the policies of the CSE, which shall provide full, true and plain disclosure of all material facts relating to SKYE, EHT and the Arrangement.
“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance, that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances is or would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from or arises in connection with:
(a)changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;
(b)any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;
(c)any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;
(d)any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;
(e)any adoption, proposal, implementation or other change in Law, or interpretation of Law by any Governmental Entity, including any Laws in respect to Taxes, IFRS or regulatory accounting requirements, in each case after the date hereof;
(f)any generally applicable change in applicable accounting principles, including IFRS and U.S. GAAP;
(g)any actions taken (or omitted to be taken) (1) at the written request, or with the prior written consent, of the other Party hereto, (2) as required by Law (except to the extent that such legal requirement arose by reason of failure of the applicable Party or a Subsidiary thereof to comply with applicable Law or any applicable Regulatory Approval or the terms of any Permit), or (3) in accordance with the terms of the Arrangement Agreement;
(h)in the case of EHT, any actions taken pursuant to the EHT Realization Process as set out in Schedule “D” hereto or as otherwise approved in writing by SKYE;

(i)the failure in and of itself of the Person to meet any internal or published projections, forecasts or guidance or estimates of revenues, earnings or cash flows of such Person or of any securities analysts, it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred;
(j)the announcement of the Transaction or the pendency of the Transaction; and
(k)any decrease in the market price or any decline in the trading volume of the equity securities of the Person (it being understood that the causes underlying such change in trading price or trading volume, other than those identified in paragraphs (i) through (vii) above may be taken into account in determining whether a Material Adverse Effect has occurred);
but provided in the case of (a) through (f), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person and its Subsidiaries taken as a whole, as compared to companies in comparable industries, of comparable economic size, and operating in substantially the same jurisdictions. Notwithstanding the foregoing, references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.
“Minister” means Minister of Health Canada.
“Nasdaq” means the Nasdaq Global Select Market.
“Nevada Law” means the Nevada Revised Statutes and any other applicable Law to SKYE.
“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Entity entered into in connection with any Action.
“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the normal day-to-day operations of the business of such Person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of the Arrangement Agreement, and for greater certainty, including all COVID-19 Measures.
“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles, charter or certificate of incorporation or memorandum and articles of association, as the case may be, and articles and by-laws, as applicable; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).
“OTCQB” means the OTCQB Venture Market provided by the OTC Markets Group.
“Outside Date” means October 15, 2022, or such later date as may be agreed to in writing by the Parties, provided that, in the event that, following filing of the SKYE Proxy Statement with the SEC, the SEC advises SKYE that it intends to review the SKYE Proxy Statement, the Outside Date shall be extended to November 15, 2022, subject to the right of any Party to extend the Outside Date for up to an additional 45 days if all of the other conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date) have been satisfied or waived and the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Vancouver time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals or the Final Order is primarily the result of such Party’s Wilful Breach of this Agreement.
“Parties” means, together, EHT and SKYE and “Party” means any one of them.
“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity.
“Permitted Liens” means, in respect of any Party or any of its Subsidiaries, any one or more of the following:
(a)easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the EHT Assets or the SKYE Assets, as the case may be;
(b)contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the Ordinary Course for amounts not yet delinquent and Liens for Taxes not yet due or in respect of which an applicable reserve has been made, or assessments that are not yet delinquent or that are being contested in good faith and in each case for which adequate reserves have been established in accordance with U.S. GAAP (in the case of SKYE or the SKYE Subsidiaries) or IFRS (in the case of EHT or the EHT Subsidiaries) by the party responsible for payment thereof;
(c)such title defects as (A) EHT (in the case of title defects with respect to properties or assets of SKYE or any of the SKYE Subsidiaries) may have expressly waived in writing or (B) SKYE (in the case of title defects with respect to properties or assets of EHT or any of the EHT Subsidiaries) may have expressly waived in writing;
(d)customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any of SKYE’s or EHT’s or their respective Subsidiaries’ properties or assets in any manner; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;
(e)Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the EHT Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent;
(f)in respect of EHT, any Lien listed in Section 1.1 of the EHT Disclosure Letter under the heading “Permitted Liens”; and
(g)in respect of SKYE, any Lien listed in Section 1.1 of the SKYE Disclosure Letter under the heading “Permitted Liens”.
“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably.
“Regulation S-K” means regulation S-K under the U.S. Securities Act.
“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals. For greater certainty, all notifications, filings and approvals required from or required to be provided to Health Canada in connection with the consummation of the transactions contemplated herein all constitute Regulatory Approvals.
“Replacement Options” means the options to purchase SKYE Shares to be issued by SKYE in exchange for each of the outstanding EHT Options at the Effective Time pursuant to the Plan of Arrangement.
“Replacement RSUs” means the restricted share units to be issued by SKYE in exchange for each of the outstanding EHT RSUs at the Effective Time pursuant to the Plan of Arrangement.
“Replacement Warrants” means the warrants to purchase SKYE Shares to be issued by SKYE in exchange for each of the outstanding EHT Warrants at the Effective Time pursuant to the Plan of Arrangement.
“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.
“Required Regulatory Approvals” means the Stock Exchange Approval and any approval required by SKYE from the Financial Industry Regulatory Authority, Inc.
“Resulting Issuer” means, following the closing of the Arrangement, SKYE.
“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means the British Columbia Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada, the United States or any other jurisdiction with authority in respect of the Parties and/or the Subsidiaries.
“Securities Laws” means Canadian Securities Laws, U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities Laws, rules, orders, notices, promulgations and regulations and published policies thereunder.
“SKYE” means Skye Bioscience, Inc.
“SKYE Amended Omnibus Incentive Plan” or “ A&R 2014 Incentive Plan” means the Skye Bioscience, Inc. 2014 Omnibus Incentive Plan, as shall be amended for the purposes of the Arrangement, and which shall be presented to the SKYE Shareholders for approval at the SKYE Meeting.
“SKYE Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by SKYE or any of its Subsidiaries with respect to the SKYE Consultants, SKYE Employees or former SKYE Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the SKYE Omnibus Incentive Plan.
“SKYE Board” means the board of directors of SKYE, as constituted from time to time.
“SKYE Board Recommendation” means a statement that the SKYE Board has, upon recommendation of the SKYE Special Committee, unanimously determined that the Arrangement is in the best interests of SKYE and unanimously recommends that SKYE Shareholders vote in favour of the SKYE Resolution.
“SKYE Change in Recommendation” means the SKYE Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to EHT, the SKYE Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the SKYE Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes SKYE or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause SKYE or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under the Arrangement Agreement, (D) fails to affirm publicly and without qualification the SKYE Board Recommendation within five (5) Business Days following the public announcement of any Acquisition Proposal in respect of SKYE and the written request by EHT to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the SKYE Meeting, then, notwithstanding the foregoing, the SKYE Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the SKYE Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above.
“SKYE Common Stock” means the common stock of SKYE, US$0.001 par value per share.
“SKYE Disclosure Letter” means the disclosure letter delivered by SKYE concurrently with the execution of the Arrangement Agreement.
“SKYE Employees” means the officers and employees of SKYE and the SKYE Subsidiaries.
“SKYE Fairness Opinion” means the oral opinion of Scalar (subsequently confirmed in writing) rendered to the SKYE Special Committee on May 11, 2022, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Appendix E to this proxy statement), the Exchange Ratio pursuant to the Arrangement Agreement was fair, from a financial point of view, to the holders of SKYE Common Stock, as more fully described below under the caption “Description of the Arrangement—Opinion of SKYE’s Financial Advisor”.
“SKYE Intellectual Property” means
“SKYE Material Adverse Effect” means a Material Adverse Effect in respect of SKYE.
“SKYE Material Contract” has the definition ascribed thereto in Section (14)(c) of Schedule “F”.

“SKYE Meeting” means the special meeting of the SKYE Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held to consider the SKYE Resolution, the SKYE Amended Omnibus Plan, the SKYE ESPP and for any other purpose as may be set out in the SKYE Proxy Statement.
“SKYE Omnibus Incentive Plan” means the Skye Bioscience, Inc. 2014 Omnibus Incentive Plan.
“SKYE Options” means the outstanding options, if any, to purchase SKYE Shares issued pursuant to the SKYE Benefit Plans.
“SKYE Permits” means all Permits held by SKYE or required to be held by SKYE pursuant to applicable Laws.
“SKYE Preferred Stock” means the preferred stock of SKYE, US$0.001 par value per share.
“SKYE Resolution” means the resolution of the SKYE Shareholders approving the Arrangement Agreement to be substantially in the form and content set out in Schedule “C” hereto.
“SKYE RSUs” means the restricted stock units issuable to eligible participants under the SKYE Omnibus Incentive Plan.
“SKYE SEC Documents” has the meaning ascribed thereto in Section (7)(a) of Schedule “F”.
“SKYE Shareholders” means the registered and/or beneficial holders of the SKYE Shares, as the context requires.
“SKYE Shareholder Approval” means the approval of the SKYE Resolution by a majority of SKYE Shares outstanding and entitled to vote thereon other than the SKYE Shares held by (a) Emerald Health Sciences, Inc. or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE.
“SKYE Shares” means the shares of SKYE Common Stock .
“SKYE Special Committee” means the special committee established by the SKYE Board consisting only of independent and disinterested directors.
“SKYE Subsidiaries” means the Subsidiaries of SKYE, which as at the date hereof are: Nemus, a California corporation and SKYE Bioscience Pty Ltd, an Australian proprietary limited company formerly known as EMBI Australia Pty Ltd.
“SKYE Support Agreements” has the meaning ascribed thereto in the preamble to the Arrangement Agreement.
“SKYE Termination Amount” means $500,000.
“SKYE Warrants” means the SKYE warrants outstanding as of the date hereof as disclosed in the SKYE Disclosure Letter.
“Stock Exchange Approval” means (i) the conditional approval by the CSE of the listing of the SKYE Common Stock and (ii) the conditional approval of CSE to list the Consideration Shares and any SKYE Shares issuable upon the exercise of any Replacement Warrants, Replacement Options and Replacement RSUs, in each case subject only to customary listing conditions.
“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from a person who is an arm’s length third party, made after the date of the Arrangement Agreement:
(a)to acquire not less than all of the outstanding SKYE Shares or EHT Shares, as applicable (other than SKYE Shares or EHT Shares, as applicable, beneficially owned by the person or persons making such Acquisition Proposal) on substantially the same terms and conditions, or all or substantially all of the assets of the Party and its Subsidiaries on a consolidated basis;
(b)that complies with Securities Laws and did not result from or involve a breach of Article 5 of the Arrangement Agreement or any agreement between the Person making such Acquisition Proposal and such Party;
(c)that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the special committee of such Party, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;
(d)that is not subject to any due diligence and/or access condition;
(e)that is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such proposal; and

(f)in respect of which the special committee of such Party determines, in good faith after consultation with its legal counsel and financial advisor(s) and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such Acquisition Proposal, would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction more favourable to the holders of such Party’s common shares, from a financial point of view, than the Arrangement (including after considering any proposal to adjust the terms and conditions of the Arrangement as contemplated by Section 5.4(2)).
“Superior Proposal Notice” means a written notice of the determination of the receiving Party’s special committee that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the receiving Party’s special committee of directors to resolve that the receiving Party enter into such definitive agreement with respect to such Superior Proposal.
“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all governmental taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.
“Taxing Authority” means the Internal Revenue Service, Canada Revenue Agency and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes applicable to the Parties.
“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.
“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all the EHT Shares by SKYE, and completion of the other transactions contemplated by the Plan of Arrangement.
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.
“U.S. GAAP” means generally accepted accounting principles, as in effect in the United States of America.
“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other securities Laws of any state of the United States and the rules and regulations promulgated thereunder.
“Willful Breach” of any representation, warranty or covenant of a Party means that, as applicable, a senior officer of the breaching Party (i) had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (ii) as to a covenant herein, directed or allowed the applicable Party to take an action, fail to take an action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party.

APPENDIX G

EHT FINANCIAL STATEMENTS

Emerald Health Therapeutics Inc. (CSE : EMH)
Management Discussion & Analysis
For the three and six months ended June 30, 2022 and 2021

Management's Discussion and Analysis
The following management’s discussion and analysis (“MD&A”) is prepared as of August 30, 2022 and is intended to assist the understanding of the results of operations and financial condition of the Emerald Health Therapeutics, Inc. and its subsidiaries (together the “Company” or “Emerald”).
This MD&A should be read in conjunction with the unaudited condensed interim consolidated financial statements and accompanying notes of the Company for the three and six months ended June 30, 2022, which have been prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”) and the audited consolidated financial statements and accompanying notes of the Company for the years ended December 31, 2021 and 2020 which have been prepared in accordance with International Financial Reporting Standards ("IFRS"). This MD&A contains forward-looking statements that are subject to risk factors set out in a cautionary note contained herein. All figures are in Canadian dollars unless otherwise noted.
Additional information related to the Company is available on its website at www.emeraldhealth.ca. Other information related to the Company, including the Company’s financial statements referred to herein are available on the Canadian Securities Administrator's website at www.sedar.com.

Overview
The Company was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007, as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”) by way of a reverse takeover under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T-Bird Pharma, Inc (“T-Bird”). At that time, Thunderbird became a wholly owned subsidiary of T-Bird. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. (“Botanicals”). In February 2018, Botanicals changed its name to Emerald Health Therapeutics Canada Inc. (“EHTC”).
The Company is a publicly traded company with headquarters in Victoria, British Columbia, Canada. Common shares of the Company (the “Common Shares”) are listed on the Canadian Stock Exchange (“CSE”) under the trading symbol “EMH”.
Since 2015, the Company has been primarily engaged in the production and sale of recreational and medical cannabis in Canada. On November 29, 2021, the company announced that it intended to exit the recreational and medical cannabis business and pivot to a pharmaceutical development focus.
As of June 30, 2022, the Company owns:
a.100% of the shares of EHTC, a British Columbia-based licence holder under the Cannabis Act (Canada) (the “Cannabis Act”);
b.100% of the shares of Verdélite Sciences, Inc. (“Verdélite”), a Québec-based licence holder under the Cannabis Act; and
c.100% of the shares of Verdélite Property Holdings, Inc. (“Verdélite Holdings”), a Québec-based holding corporation that owns the Verdélite Facility (as defined below).
d.100% of the shares of Avalite Sciences Inc. (formerly Northern Vine Canada Inc.) (“Avalite”), a British Columbia-based licenced dealer under the provisions of the Controlled Drugs and Substances Act (Canada) (the “CDSA”) and a licence holder under the Cannabis Act. Avalite ceased active operations in January 2021.

Licences
The Company currently indirectly holds a number of licences (the “Licences”) from Health Canada under the Cannabis Act to produce and sell cannabis products through its wholly owned direct and indirect subsidiaries, EHTC, Verdélite and Avalite. The Licences held by EHTC permit it to cultivate cannabis and produce and sell dried cannabis, cannabis oils, cannabis plants and cannabis seeds. The Licence held by Verdélite permits it to cultivate, extract, manufacture, synthesize, test, and sell cannabis. Verdélite has also obtained a cannabis research license that authorizes sensory and organoleptic testing of cannabis products in accordance with the research protocol and conditions of the licence. The Licence held by Avalite permits it to process cannabis and produce cannabis oil, all in accordance with the terms and conditions specified in the applicable Licence and the Cannabis Act. Avalite also holds a license to possess psilocybin for sale, provision and transport purposes.

Coronavirus
In December 2019, the novel Coronavirus ("COVID-19”) began to spread throughout the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. In response to this, global reactions have led to significant restrictions on travel, quarantines, temporary business closures and a general reduction in consumer activity.

During the three and six months ended June 30, 2022, government restrictions and protocols as a response to COVID-19 have varied in detail and effect in response to fluctuating case levels and hospitalizations. However, as of the date of this MD&A, restrictions have generally been lifted.
All of the Company’s operating facilities in Canada were in compliance during the quarter ending June 30, 2022 with the required protocols and guidelines related to COVID-19 within each region where the Company’s facilities are located.
The Company’s priority during the quarter was to safeguard the health and safety of its personnel, support and enforce government actions to slow the spread of COVID-19, and continually assess and mitigate the risks to its business operations. The Company took several measures to reduce risks and enhance the safety of staff working at all of its facilities. This included working remotely, reorganizing physical layouts, adjusting schedules to improve physical distancing, implementing extra health screening measures for employees, and applying rigorous standards for personal protective equipment.
Development of Business in the three and six months ended June 30, 2022

Discontinuation and Realization of Prior Operations

During the three and six months ended June 30, 2022, the Company continued to focus on winding down its prior operations in a manner intended to reduce operating costs.

On February 28, 2022 and May 31, 2022, the Company ceased all production and packaging operations at the facility located at 4226 Commerce Circle and the facility located at 4223 Commerce Circle, respectively. The lease for the Company’s 4226 Commerce Circle facility in Victoria, BC expired on February 28, 2022, and the lease for the 4223 Commerce Circle facility in Victoria, BC expired on May 31, 2022. By June 1, 2022, the Company’s Victoria facilities had fully wound down their operations. On April 14, 2022, the Company concluded an agreement under which the lease obligation with the Landlord of the land in Metro Vancouver, British Columbia (a related party) would be concluded effective December 31, 2022 (or such earlier date on which the Landlord informs the Company that it has located a new tenant for the premises), in exchange for the transfer to the landlord of the non-leased equipment owned by the Company at the site. The Company has the option to terminate the lease earlier upon payment to the Landlord of an amount equal to all remaining rent, and all other costs owed the Landlord, to December 31, 2022.

Throughout the discontinuation process the Company has retained its cannabis sales agreements with the various provinces and continued to sell newly produced and inventoried cannabis dried flower and oils at a reduced volume through June 30, 2022.

All of the Company’s assets were classified as held for sale as at December 31, 2021 and continued to be classified held for sale as at June 30, 2022. Additionally, all of the Company’s operations have been deemed to be discontinued operations.
FlowerPod Amending Agreement
On April 28, 2022, the Company entered into an amended agreement with FlowerPod LLC for the sale of certain patents held by the Company, amending the December 28, 2021, binding term sheet payment schedule from a payment on closing of US$1M and a promissory note of US$500 due on the anniversary of the closing bearing an interest rate of 10% per annum to $967 (US$750) on closing and a $967 (US$750) promissory note due on the anniversary of the closing bearing 10% interest per annum. The Company continues to retain the two-year interest-bearing promissory note issued by FlowerPod on May 6, 2021, in the amount of $451 (US$350).
Lease Modification of the Richmond Lease
On April 14, 2022, the Company concluded an agreement under which the lease obligation with the landlord of the land in Richmond, British Columbia (would be concluded effective December 31, 2022 (or such earlier date on which the Landlord informs the Company that it has located a new tenant for the premises), in exchange for the transfer to the landlord of the non-leased equipment owned by the Company at the site. The Company will continue to make quarterly payments of $95 through June 2022 and then $114 quarterly payments from July to December 2022, after which it will have no further obligations or liabilities to the Landlord. The Company has the option to terminate the lease earlier upon payment to the landlord of an amount equal to all remaining rent, and all other costs owed the landlord, to December 31, 2022.

Acquisition by Skye Bioscience, Inc. (Related Party)
On May 12, 2022 Emerald and Skye Bioscience, Inc. (“Skye”) announced that the companies have entered into a definitive agreement, as amended on June 14, 2022 and July 15, 2022 with respect to a transaction to be completed by way of a Plan of Arrangement (the “Arrangement”) whereby Skye would acquire all of the issued and outstanding shares of Emerald in a share-for-share transaction. The proposed Arrangement is subject to approval by each company’s shareholders and by the Supreme Court of British Columbia, Canada. As a result of the Arrangement, current Skye stockholders would own approximately 54% of the common stock of Skye and former shareholders of Emerald would own approximately 46% of Skye’s common stock.
Under the Arrangement, Skye will issue Emerald shareholders 1.95 shares of Skye’s common stock (the “Exchange Ratio”) in exchange for each Common Share. Based on the number of outstanding shares as of May 12, 2022, it is expected that Skye would issue approximately 416M Skye shares to Emerald shareholders. All stock options and warrants of Emerald will be exchanged for replacement options and warrants of Skye on identical terms, as adjusted in accordance with the Exchange Ratio. The completion of the Arrangement is subject to customary terms and conditions, including the following:
a)    Approval of the Arrangement by special resolutions and an ordinary resolution of disinterested shareholders of Skye and Emerald;
b)    Court approval of the Arrangement; and
c)    Receipt of all required regulatory approvals, including acceptance by the Canadian Securities Exchange (the “CSE”) of Skye’s listing on the CSE.
The Arrangement is anticipated to close in the fourth quarter of 2022.
On June 14, 2022, Skye and EHT entered into an amendment to the Arrangement Agreement to reflect certain changes to the post-closing board of directors of Skye and to waive the closing condition in the Arrangement Agreement requiring Skye to obtain a waiver from Emerald Health Biotechnology Espana S.L. ("EHB SL") for payment of any change of control payments under the Exclusive Sponsored Research Agreement, dated October 11, 2021 between EHB SL and Skye that may arise as a result of the transactions contemplated by the Arrangement Agreement.
Development of Business after the Reporting Period
Common Stock Issued to Emerald Health Sciences Inc. (Related Party)
On July 8, 2022, Emerald Health Sciences Inc. (“Sciences”) transferred its 39,401,608 Common Shares to its shareholders as a return of capital but continues to hold its common share purchase warrants. See "Transactions with Related Parties" for more details.
Arrangement Agreement with Skye Bioscience, Inc. (Related Party) - Second Amendment
On July 15, 2022, Skye and EHT entered into the second amendment to the Arrangement Agreement to extend the outside date of the closing of the acquisition to November 15, 2022 in the event that the parties encounter regulatory delays.

On August 19, 2022 the Company obtained the requisite shareholder approval and on August 25, 2022, the Company obtained a final order of the Court approving the Arrangement. Subject to the satisfaction or waiver of the remaining conditions (including Skye shareholder approval).

Disclosure of Outstanding Share Data
The Company’s authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares of which 213,472,095 Common Shares and nil preferred shares were issued and outstanding as of June 30, 2022, and 213,472,095 Common Shares were outstanding as of August 30, 2022.
There were 4,564,720 stock options outstanding as of June 30, 2022. As of August 30, 2022, there were 4,435,125 stock options outstanding.
There were 31,255,085 warrants outstanding as of June 30, 2022 and as of August 30, 2022.
Summary of Quarterly Results
The financial information in the following tables summarizes selected financial information for the Company for the last eight quarters which was derived from annual financial statements prepared in accordance with IFRS or interim financial statements prepared in accordance with IFRS applicable to the preparation of interim financial statements, IAS 34, Interim Financial Reporting:

000's	2022		2021
	June 30 ($)	March 31 ($)	December 31 ($)	September 30 ($)
Revenue	1,282	2,487	2,867	2,599
Share-based payments	1	(207)	(721)	204
Interest and other income	936	933	858	354
Gain (loss) on changes in the fair value of the Company's biological assets	Nil	(100)	(446)	521
Net Loss	(1,835)	(3,773)	(13,406)	(9,144)
Net Loss per share	(0.009)	(0.018)	(0.058)	(0.043)

000's	2021		2020
	June 30 ($)	March 31 ($)	December 31 ($)	September 30 ($)
Revenue	3,777	2,653	3,511	4,311
Share-based payments	194	143	432	755
Interest and other income	782	1,084	428	29
Share of loss from Pure Sunfarms Corp.	Nil	Nil	(1,367)	(520)
Gain (loss) on changes in the fair value of the Company's biological assets	540	95	7,229	(2,339)
Net Loss	(13,956)	(2,900)	(8,060)	(11,658)
Net Loss per share	(0.065)	(0.014)	(0.039)	(0.057)
Results of Operations
Quarter ended June 30, 2022 compared to the quarter ended June 30, 2021
The net loss for the quarter ended June 30, 2022, was $1.84 million (loss of $0.009 per share), compared to the net loss of $13.96 million (loss of $0.065 per share) for the quarter ending June 30, 2021. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share.

Factors contributing to the net loss for the three-month period ended June 30, 2022, include the following:
Revenue

Revenue for the quarter ended June 30, 2022, was $1.28 million compared to $3.78 million for the same period in the prior year. For the quarter ended June 30, 2022, revenue was comprised of 86% dried product, and 14% concentrates, extracts and edibles, compared to approximately 70% dried product, 30% oils in the quarter ended June 30, 2021. The decrease in revenues from sale of goods is primarily driven by the $2.35 million decrease in recreational sales and $.220 million decrease in bulk sales. These items were offset by a decrease of $0.116 million in sales discounts offered by the Company to its customers.

	For the three months ended June 30, 2022	For the three months ended June 30, 2021
Average selling price of adult-use dried flower per gram & gram equivalents	$2.60	$3.28
Kilograms sold of adult-use dried flower & kilogram equivalents	321	739
Average selling price of medical dried flower per gram & gram equivalents	$0.00	$7.51
Kilograms sold of medical dried flower & kilogram equivalents	0	25
Total Kilograms produced of dried flower	0	667
Cost of Sales
Cost of goods sold currently consists of four main categories: (i) cost of goods sold expensed from inventory, (ii) production costs, (iii) change in the fair value of biological assets and (iv) amortization of the Health Canada licenses.
Cost of goods sold represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post-harvest costs capitalized to inventory, purchased dried cannabis, and costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs. Cost of goods sold expensed from inventory for the quarter ended June 30, 2022, and 2021 was $0.01 million and $2.38 million, respectively. The change is primarily due to a decrease related to the production of recreational products by $2.35 million in comparison to the quarter ending June 30, 2021.

Production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as overhead relating to the cultivation activities. All post-harvest inventory production costs in excess of standard cost are not capitalized and recorded as cost of goods sold. Production costs included $0.37 million of costs during the three months ended June 30, 2022 (June 30, 2021 - $1.34 million). The decrease in production costs were primarily driven by a $0.66 million decrease in direct and indirect wages due to reduced headcount in the production department, $0.36 million decrease in depreciation expense due to the classification of substantially all of the Company’s assets as held for sale. These decreases were offset by an increased in leased equipment expenses of $5 thousand.
During the three months ended June 30, 2022, the Company recognized $0.45 million June 30, 2021 - $0.73 million) in excise taxes from recreational sales. The decrease in excise taxes is due to the Company’s wind down of operations during the three months ended June 30, 2022. Excise taxes are levied based on the quantity of total tetrahydrocannabinol (“THC”) contained in the cannabis products sold to customers. Although these taxes are not always billed to customers, the decrease in revenue during the three months ended June 30, 20222 is the primary factor causing the increase in excise taxes. Excise taxes were 35% of revenues during the three months ended June 30, 2022, compared to 19% of revenues during the three months ended June 30, 2021.
The change in biological assets for the quarter ended June 30, 2022, resulted in gain of $Nil compared to a gain of $0.54 million in the same quarter of the prior year. The gain in the prior period was due to a change in estimates used for fair value less costs to sell (“FVLCS”) used as an input in the valuation of biological assets during that period.
The Company measures biological assets consisting of cannabis plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which is restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost. The significant assumptions used in determining the fair value of cannabis plants are as follows: the plant attrition rate for various stages of development; yield per plant; wholesale selling price fewer costs to sell; percentage of total expected costs incurred to date; and costs incurred for each stage of plant growth.
Gains recognized in the fair value of biological assets are recorded in a manner that decreases the cost of sales. Changes in the fair value of biological assets can be significant during periods of large expansion in the cultivation area. In determining the fair value of cannabis plants, assumptions are used regarding the variability in the average age and number of cannabis plants available at each period end.
Inventory write-down – During the quarter ended June 30, 2022, a write-down of $0.15 million (June 30, 2021 - $0.17 million) was recognized for dried cannabis, packaged inventory, and bulk cannabis oils (related to product deterioration, a packaging defect and limited remaining shelf life. The decrease in inventory write-down is due to the inventory written off during the three months ended December 31, 2021. As the Company is in the process of pivoting from the recreational and medicinal cannabis industry to the pharmaceutical development industry, prior period write-downs of inventory have resulted in a lower balance of inventory, and therefore a lower amount of inventory write-downs, in the current period.
Other expenses

General and Administrative – During the quarter ended June 30, 2022, the Company incurred general and administrative expenses of $2.25 million versus $2.26 million for the quarter ended June 30, 2021. In the quarter ended June 30, 2022, general and administrative costs included salaries and benefits of $0.17 million (three months ended June 30, 2021 - $0.98 million). This decrease was driven by the exit of a number of employees from the organization during the three months ended June 30, 2022 due to the wind down of operations. Consulting and professional services fees were $1.27 million during the three months ended June 30, 2022 (three months ended June 30, 2021 - $0.52 million). This increase was caused by increase legal activity related to the winding down of operations and the Arrangement with Skye, increased audit and review fees, increased director fees, and increased subscriptions and membership dues. Increases to consulting and professional services were offset by decreases in recruiting fees which were not incurred during the three months ended June 30, 2022. D&O insurance costs were $0.27 during the three months ended June 30, 2022 (three months ended June 30, 2021 - $0.27). Rent, repairs, and construction expenses of $0.43 million were incurred during the three months ended June 30, 2022 (three months ended June 30, 2021 – $0.32 million). This increase in expenses was primarily due to a increase in rent expenses of $0.036 million, an increase in property taxes of $0.043 million, and an increase in subcontractor fees of $0.027 million. Utilities expenses were $0.07 million during the three months ended June 30, 2022 (three months ended June 30, 2021 - $0.12 million). This decrease is due to lower utility usage as operations wind down.
Sales and marketing – In the quarter ended June 30, 2022, the Company incurred sales and marketing expenses of $0.04 million versus $0.57 million in the comparable 2021 prior period. During the quarter ending June 30, 2022, wages and benefits decreased by $0.324 million due to the exit of employees related to the wind down of business operations. Additionally, sales consultant expenses decreased by $0.148 million and promotional gift related expenses decreased by $44 thousand as overall sales efforts decreased.

Research and development – In the quarter ended June 30, 2022, the Company incurred research and development expenses of $(0.001) million (three months ended June 30, 2021 - $0.64 million). Costs decreased during the current period due to the cessation of new product development. The decrease in research and development expenses is primarily due to a $0.202 million decrease in research consulting fees and a $.263 million decrease in employee wages and benefits. Additionally, there was a $69 thousand decrease in growing supplies related expenses, $44 thousand decrease in production supplies and a $31 thousand decrease in lab testing due to the closure of growing operations in the quarter ending June 30, 2022.
Share-based compensation – In the quarter ended June 30, 2022, the Company incurred share-based compensation expenses of $0.001 million versus $0.194 million in the comparable 2021 prior period. The amounts are compensation expenses related to employee, director, and consultant incentive stock options which are measured at fair value at the date of grant and expensed over the vesting period. During the quarters ended June 30, 2022, and 2021, the Company granted no stock options or restricted share units (“RSU”) to employees and consultants.

Gain on modification of lease – During the three months ended June 30, 2022, the Company determined there was a decrease in its lease obligation liability on its Richmond, British Columbia facility due to the lease termination agreement which was modified on April 14, 2022. This resulted in recording a gain on lease modification of $3.2 million.

Loss on disposal of capital assets – During the three months ended June 30, 2022, the Company determined there was a loss on disposal of capital assets which will be surrendered to the landlord of its Metro Vancouver facility as part of the lease termination agreement which was concluded on April 14, 2022. This resulted in recording a loss on disposal of capital assets of $2.85 million.

Period ended June 30, 2022 compared to the period ended June 30, 2021
The net loss for the year to date, was $5.60 million (loss of $0.026 per share), compared to the net loss of $16.86 million (loss of $0.080 per share) for the same period in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share.

Factors contributing to the net loss for the six-month period ended June 30, 2022, include the following:

000's	2022	2021
	Six months ended June 30 ($)	Six months ended June 30 ($)
Revenue	3,769	6,429
Share-based payments	(206)	337
Interest and other income	1,869	1,869
Gain (loss) on changes in the fair value of the Company's biological assests	100	635
Net Loss	(5,607)	(16,856)
Net Loss per share	(0.026)	(0.080)
Revenue

Revenue for the year to date, was $3.77 million compared to $6.43 million for the same period in the prior year. The revenue for the six months ended June 30, 2022 was impacted by the winding down of the Company’s cannabis operations and by a further decline in average selling price per gram of dried cannabis and dried cannabis equivalent in the adult-use channel, which decreased from $3.44 in the same period in 2021 to $3.14 in the current period. The Company shipped 65% less kilograms of dried flower and flower equivalent compared to the same period of the prior year. For the six months ended June 30, 2022, revenue was comprised of approximately 86% dried product and 14% oils, compared to approximately 67% dried product and 33% oils in the six months ended June 30, 2021. During the six months ended June 30, 2022, the Company’s revenues were primarily from the adult recreational market.

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
Average selling price of adult-use dried flower per gram & gram equivalents	$3.14	$3.44
Kilograms sold of adult-use dried flower & kilogram equivalents	874	1294
Average selling price of medical dried flower per gram & gram equivalents	$6.11	$7.71
Kilograms sold of medical dried flower & kilogram equivalents	19	55
Total Kilograms produced of dried flower	519	1,631

Cost of Sales

Cost of goods sold currently consists of four main categories: (i) cost of goods sold expensed from inventory, (ii) production costs, (iii) change in the fair value of biological assets, and (iv) amortization of the Health Canada licences.

Cost of goods sold represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post-harvest costs capitalized to inventory, purchased dried cannabis, costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs. Cost of goods sold expensed to inventory for the six months ended June 30, 2022 and June 30, 2021 was $0.178 million and $1.08 million, respectively. The decrease in cost of goods sold in the current period was due to smaller volumes of product sold as compared to the prior period.

Production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as overhead relating to the cultivation activities. All post-harvest inventory production costs in excess of standard cost are not capitalized and recorded as a write-down of production costs. This included $1.03 million of costs during the six months ended June 30, 2022 (June 30, 2021 - $2.78 million).

During the six months ended June 30, 2022, the Company also recognized $1 million (June 30, 2021 - $1.1 million) in excise taxes from recreational sales.

The change in biological assets for the six months ended June 30, 2022 was a gain of $0.1 million compared to a gain of $0.64 million in the same period of the prior year. The decrease is substantially due to a smaller number of plants grown during the current period.

The Company measures biological assets consisting of cannabis plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost. The significant assumptions used in determining the fair value of cannabis plants are as follows: plant attrition rate for various stages of development; yield per plant; selling price less costs to sell; percentage of total expected costs incurred to date; and costs incurred for each stage of plant growth.

Gains recognized in the fair value of biological assets are recorded in a manner that decreases the cost of sales. Changes in the fair value of biological assets can be significant during periods of large expansion in the cultivation area. In determining the fair value of cannabis plants, assumptions are used regarding the variability in the average age and number of cannabis plants available at each period end.

Inventory write-down – During the six months ended June 30, 2022, a write-down of $0.60 million was recognized for packaged inventory and extracted cannabis oils (June 30, 2021 - $.40 million) related to product deterioration, limited remaining shelf life and fair market value.

Other Expenses

General and Administrative – During the six months ended June 30, 2022, the Company incurred general and administrative expenses of $4.98 million versus $4.48 million for the six months ended June 30, 2021. The current period saw decreased expenses in wages and benefits, corporate communications and media, travel and accommodations expense and office expense. In the six months ended June 30, 2021, general and administrative costs included; salaries and benefits of $1.18 million (six months ended June 30, 2021 - $1.77million), consulting and professional services fees of $2.18 million (six months ended June 30, 2021 - $1.21 million), and office and insurance of $1.6 million (six months ended June 30, 2020 - $1.43 million).

Sales and marketing – In the six months ended June 30, 2022, the Company incurred sales and marketing expenses of $0.48 million versus $0.99 million in the comparable 2021 prior period. These costs are related to general sales and marketing, patient acquisition, and education expenses. The current period decrease reflects the reduction in Sales and Marketing activity due to the wind down of the Company’s cannabis operation.

Research and development – In the six months ended June 30, 2022, the Company incurred research and development expenses of $0.25 million (six months ended June 30, 2021 - $0.91 million). These costs related to consulting fees and wages associated with the development of new cannabis products. The decrease in research and development costs relate to the wind down of the Company’s cannabis operations.

Share-based compensation – In the six months ended June 30, 2022, the Company incurred share-based compensation expenses of $(0.21) million versus expenses of $0.34 million in the comparable 2021 prior period. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the six months ended June 30, 2022, the Company granted nil stock options and nil restricted share units to employees and consultants, compared to 300,000 stock options and nil restricted share units during the same period in 2021.

Gain on modification of lease – During the six months ended June 30, 2022, the Company determined there was a decrease in its lease obligation liability on its Richmond, British Columbia facility due to the lease termination agreement which was modified on April 14, 2022. This resulted in recording a gain on lease modification of $3.2 million.

Loss on disposal of capital assets – During the six months ended June 30, 2022, the Company determined there was a loss on disposal of capital assets which will be surrendered to the landlord of it’s Metro Vancouver facility as part of the lease termination agreement which was concluded on April 14, 2022. This resulted in recording a loss on disposal of capital assets of $2.85 million.

Liquidity and Capital Resources
The Company continually monitors and manages its cash flow to assess the liquidity necessary to fund operations and capital projects. The Company manages its capital resources and adjusts them to consider changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital resources, the Company may, where necessary, control the amount of working capital, pursue financing, or manage the timing of its capital expenditures. As at June 30, 2022, the Company had working capital of $12.04 million (current assets of $18.10 million less current liabilities of $6.07 million).
The unaudited consolidated interim financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. It is unlikely that the Company will be able to generate sufficient gross margins to reach profitability as the Company is winding down its cannabis operations which represented its only source of active income.
As at June 30, 2022, the Company had $15.52 million in cash and cash equivalents.
Management will continue to closely monitor its cash flows as it purposely shifts away from the cannabis sector, reduces its burn rate and seeks to divest its remaining cannabis assets and complete the Arrangement.
The composition of the Company’s accounts payable and accrued liabilities was as follows:

(000's)	June 30, 2022 ($)	June 30,2021 ($)
Trade Payables	1,820	2,960
Accrued Liabilities	1,457	811
Excise Tax Payable	1,048	1,309
Payroll Liabilities	31	222
Sales tax liabilities	943	734
Other Payables	7	80

The Company also has the following undiscounted gross contractual obligations as of June 30, 2022, which are expected to be payable in the following respective periods:

000's	Total $	≤ 1 year $	Over 1 year $
Accounts payable and accrued liabilities	5,306	5,306	—
Insurance payable	485	485	—
Lease liability	260	260	—
Included in the leases above, is the $156 thousand lease liability related to the Metro Vancouver greenhouse facility.
Operating, Investing and Financing Activities

The chart below highlights the Company’s cash flows:

(000's)	For the six months ended June 30,2022 ($)	For the six months ended June 30,2021 ($)
Net Cash provided by (used in):
Operating activities	($2,632)	($10,055)
Investing Activities	$131	$10,145
Financing activities	($493)	$798
Increase (decrease) in cash	($2,994)	$888
Year to Date June 30, 2022, compared to June 30, 2021
Cash used in operating activities for the period ended June 30, 2022, was $2.63 million, compared to cash used of $10.05 million through Q2 of the prior year. The current year amount reflects the decrease in general and administrative, sales and marketing and research and development expenditures, and decreases in cash outflows for payments of current liabilities from the period ended June 30, 2022.
Cash provided by investing activities for the period ended June 30, 2022, was $131 thousand, compared to cash provided by investing activities of $10.15 million during the same period in the prior year. The decrease is due to the sale of joint venture interests, payment of deferred payment, and purchase of plant and equipment which occurred during the period ended June 30, 2021, but not during the period ended June 30, 2022.
Cash used in financing activities for the period ended June 30, 2022 was $493 thousand, compared to cash provided of $798 thousand in the prior period. The decrease is primarily due to warrant exercises which occurred during the period ended June 30, 2021, but not during the period ended June 30, 2022.
Financial Risk Management
The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management policies on an annual basis. Management identifies and evaluates the Company’s financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.
Measurement Uncertainty and Impairment Assessments

During the year ended December 31, 2021, the Company initiated a plan to close operations of its facility located in Metro Vancouver, British Columbia, as announced subsequent to the year-end, which is an indicator of impairment. The fair value of this facility was determined based on a third-party appraisal using an FVLCD approach including the market and cost approaches. Consideration was given to information from manufacturers, historical data and industry standards which constitute both observable and unobservable inputs (level 2 and level 3).
Biological assets of $76 were impaired due to the lack of sales through the date that the unaudited condensed interim consolidated financial statements were issued.
Management continues to review each of its assets for indicators of impairment.
Transactions with Related Parties
The Company has entered into transactions with an entity that could have been considered to be a control person of the Company, a wholly-owned subsidiary of such entity, a company controlled by the Company’s former Executive Chairman, a company whose CEO is also a director of the Company. In addition, on April 29, 2022, the Company entered into an arrangement agreement with Skye Bioscience Inc. ("Skye"), which could be considered a related party of the Company due to the fact that Sciences is also a control person of Skye, as further described below under "Proposed Transactions".

Emerald Health Sciences Inc.
As at June 30, 2022, Sciences held an aggregate of 39,401,608 Common Shares, representing 19% (June 30, 2021 – 39,401,608 shares, representing 18%) of the issued and outstanding Common Shares and it also held 9,099,706 (June 30, 2021 – 9,099,706) common share purchase warrants of the Company. On July 4, 2022, Sciences transferred 39,401,522 of its Common Shares to the shareholders of Sciences by way of a return of capital. Sciences continues to hold 86 Common Shares and could no longer be considered a control person of the Company.
On July 4, 2022, Sciences and the Company terminated the amended and restated independent contractor agreement with Sciences originally dated October 5, 2017, as subsequently amended and restated on January 1, 2018 and as further amended on October 1, 2019.
Subsidiaries of Emerald Health Sciences Inc.
On October 3, 2018, the Company announced that it entered into a research agreement with VivaCell Biotechnologies Spain S.L.U. ("VivaCell"), a corporation located in Córdoba, Spain and focused on cannabinoid pharmaceutical research, which will provide its cannabinoid-industry-leading contract research organization (“CRO”) services to the Company to elucidate the mechanism of action of proprietary formulations and dosage forms that the Company is developing. EH Spain is a wholly owned subsidiary of Sciences, which could be considered a control person of the Company at the time and was therefore a related party of the Company. To date, the Company has used the CRO services of EH Spain with total costs incurred of €20,000. The Company has no obligation to use further services from EH Spain.
A Company Controlled by the Company’s Former Executive Chairman

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is 50% owned by Avtar Dhillon, MD, the former Executive Chairman and CEO of the Company with respect to land in Metro Vancouver, British Columbia on which the Company constructed its greenhouse production facilities. The lease amount was determined by an independent valuation and was approved by the nonconflicted directors of the Company. During the three and six months ended June 30, 2022, the Company paid to the Landlord $95 and $190 respectively (June 30, 2021 - $95 and $190) in rent. As at June 30, 2022, the Company recognized lease liabilities held for sale of $156 (June 30, 2021 - $3,506) relating to the land in Metro Vancouver. On April 14 2022, the Company entered into an agreement to amend and terminate the lease (see Development of Business after the Reporting Period for additional information). As of August 6, 2021, the Landlord ceased to be a related party upon the resignation of Avtar Dhillon as Executive Chairman of the Company.
Proposed Transactions
There are no material decisions by the Company’s board of directors with respect to any other imminent or proposed transactions that have not been disclosed herein.
Critical Accounting Policies and Estimates
The critical accounting policies and estimates are included in each of the notes of the Company’s audited consolidated financial statements for the year ended December 31, 2021 and 2020. These are the accounting policies and estimates that are critical to the understanding of the business operations and results of operations.
Changes in Accounting Standards not yet Effective
Refer to Note 2 of the Company’s audited consolidated financial statements for the years ended December 31, 2021, and 2020 for additional information on new standards, amendments to standards and interpretations, which are not effective yet, and have not been applied in preparing these consolidated financial statements but may affect the Company when applied in the future.

Off-Balance Sheet Arrangements
The Company has not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.
Risks and Uncertainties
The Company’s actual results may differ materially from those expected or implied by the forward-looking statements and forward-looking information contained in this management discussion and analysis due to the proposed nature of the Company’s business and its present stage of development. A non-exhaustive list of risk factors associated with the Company follows below.
The following is a non-exhaustive list of certain additional risk factors associated with the Company.
Additionally, during the year ended December 31, 2021, management identified a material weakness in our internal control over financial reporting whereas we did not design or maintain effective controls to ensure that there is an independent review and approval of schedules and reconciliations related to inventory, biological assets and cost of sales to ensure completeness and accuracy, which continued to exist as of June 30, 2022. We are currently in the process of implementing a detailed plan for remediation of the material weakness.

Completion of the Arrangement
Consummation of the Arrangement is subject to the satisfaction of several conditions, certain of which are outside the Company’s control, including, without limitation, obtaining the requisite approvals of the shareholders of Skye. The Company obtained Emerald shareholder approval at its annual general and special meeting held on August 19, 2022 and obtained the final order approving the Arrangement from the British Columbia Supreme Court on August 25, 2022. There can be no certainty, nor can the Company provide any assurance, that the remaining conditions will be satisfied or, if satisfied, when they will be satisfied. Certain conditions may be waived at the Company’s discretion, however certain other conditions are not subject to waiver. Both the Company and Skye have the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can either party provide any assurance, that the Arrangement Agreement will not be terminated by the other party before completion of the Arrangement.
If the Arrangement Agreement is terminated as a result of either party entering into a superior proposal and in certain other limited circumstances, the other party may be entitled to receive a termination fee in the amount of $0.500 million. However, the termination fee is not payable in all circumstances and therefore the situation may arise that the Arrangement Agreement is terminated by Skye and the Company does not receive the termination fee or other consideration. In addition, notwithstanding that such fee may be payable in the event of such a termination by Skye, Skye may be unable to pay such fee or may dispute whether it is required to do so.
If the Arrangement is not completed for any reason, the market price of the Company's shares may decline to the extent that the current market price reflects a market assumption that the Arrangement will be completed, and the Company’s business may suffer. In addition, the Company will remain liable for significant consulting, accounting and legal costs relating to the Arrangement and will not realize anticipated synergies, growth opportunities and other benefits of the Arrangement if the Arrangement is not completed. If the Arrangement is delayed, the achievement of synergies and the realization of growth opportunities could be delayed and may not be available to the same extent.
Public Health Crises
The Company's business, operations and financial condition could be materially adversely affected by the outbreak of epidemics, pandemics, or other health crises, such as the current COVID-19 pandemic.
The risks to the Company of such public health crises also include risks to employee health and safety and a slowdown or temporary suspension of operations in geographic locations impacted by an outbreak. The Company has taken what it believes to be appropriate safety precautions at its facilities to safeguard the health of its employees including remote work plans and additional protective measures on-site, and there have been no outbreaks to date at any of the Company's facilities. Widespread uncertainty, government restrictions on personal mobility and the other impacts of the COVID-19 crisis on the Company's employees, together with the potential to contract COVID-19 and/or be subject to quarantine may have an impact on the ability or willingness of the Company's employees to attend their workplace.
Such public health crises can also result in disruptions and volatility in financial markets and global supply chains as well as declining trade and market sentiment and reduced mobility of people, all of which could impact public markets, interest rates, credit ratings, credit risk and inflation. In addition, the Company's business may be impacted by supply chain disruptions caused by the COVID-19 crisis. While these effects are expected to be temporary, the duration of the disruptions to business and the related financial impact cannot be estimated with any degree of certainty at this time.
Although restrictions on businesses in most Canadian jurisdictions have been largely repealed, the continued spread of COVID-19 and the emergence of new variants of the virus have led to the implementation of new restrictions. There can be no guarantee that these restrictions will be successful or that additional future outbreaks will not lead to increased restrictions. In addition, while vaccination programs for COVID-19 have experienced wide take-up in Canada, such programs may not be as efficacious as expected due to a variety of factors including the unwillingness of significant numbers of people to become vaccinated, or the emergence of new strains which are resistant to vaccines. At this point, the extent to which COVID-19 may impact the Company is uncertain; however, it is possible that COVID-19 could have a material adverse effect on the Company's business, results of operations and financial condition.
Disposition of Assets

As part of the Company's strategy to pivot its business focus, it is seeking opportunities to dispose of certain of its assets. In pursuit of such opportunities, the Company may fail to negotiate acceptable arrangements related to such dispositions. Such dispositions may also lead to substantial losses recognized by the Company, particularly as values in the cannabis sector have fallen in recent years with many distressed assets currently on the market. In addition, any such transaction will require the dedication of substantial management effort, time and resources which may divert management's focus and resources from other strategic opportunities and from operational matters during this process. Dispositions of certain assets may also lead to the loss of key employees and the disruption of ongoing business and employee relationships that may adversely affect the Company.
Operations in the USA
The Company does not currently have any direct operations, business or sales in the United States. However, the Company has entered into a license agreement with FlowerPod, pursuant to which it agreed to exclusively license certain patented technology to FlowerPod for the development and sale of cannabis-related products for use in all US states and other key geographical areas where adult use and/or medical cannabis is locally legal. The Company has entered into a binding term sheet to dispose of its interest in FlowerPod and sell such technology however closing has not yet occurred. See "Development of Business After the Reporting Period". In addition, the Company has also entered into a letter of intent with The Uplifters' Prima, PBC ("Prima"), based in Santa Monica, California, contemplating joint initiatives to co-develop new cannabinoid-based wellness products for sale in the United States, Canada, and internationally. On May 25, 2021, the Company completed a $50,000 investment in Prima's Seed-1 Preferred Stock financing round. The Company is not aware of any material non-compliance with applicable laws related to initiatives undertaken by FlowerPod or Prima. At this time, the Company does not have any significant balance sheet or operating statement exposure with respect to such ancillary operations.  The Company does not expect there to be any impact on its ability to access capital as a result of such ancillary operations in the United States. No additional legal opinions have been obtained by the Company regarding compliance with regulatory frameworks in the United States or potential exposure to and implications arising from federal laws in the United States.
Cannabis is a restricted drug under federal law in the United States and its sale and possession is generally prohibited. Enforcement of relevant laws in an adverse manner would be a significant risk to the Company and could have a material adverse effect on the Company. Future operations in the United States or transactions or relationships with cannabis-related businesses in the United States, depending on the nature and extent of such operations, transactions, or relationships, may also impact the Company's ability to raise funds in the public and private markets. Regulatory authorities may also impose certain restrictions on the Company's ability to operate in the United States. The Company will consult with appropriate legal counsel to ensure it considers all relevant factors prior to engaging in any operations in the United States or any transactions with entities in the United States.

Current and Future Litigation
On June 16, 2020, a plaintiff filed a Statement of Claim on behalf of a proposed class in the Court of Queen's Bench of Alberta in Alberta, Canada, against several Canadian cannabis manufacturers and/or distributors (the "Defendants"). The Company is named as a Defendant in the proceedings. In the action it is alleged that the Defendants, including the Company, marketed medicinal and recreational cannabis products with advertised THC or CBD content levels different than those products actually contained. The action only specifically mentions one particular product manufactured and sold by the Company – Sync 25, a CBD oil which is alleged to have had at the time of testing an advertised THC level of 1 mg/mL, but an alleged actual THC potency of 0.46 mg/mL. The plaintiff claims damages against the Defendants as a group of $500 million, plus punitive damages of $5 million, an accounting of revenues, and interest and costs. The plaintiff has not yet demanded that the Company defend the action. The plaintiff has not made a certification application for the class.
The Company believes that the allegations made against it in the action are flawed. The plaintiff’’s testing methodologies have not yet been disclosed. The difference in THC content between the alleged labelled amount and the alleged tested amount in this particular product is not material. No loss or damages have been proven. No consumer was likely to have been harmed because of the labelling difference as the minimal amount of THC in a CBD product is immaterial..
The Company disputes the allegations and has been and will continue to vigorously defend against the claims. The proceedings are still at an early stage. Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult, particularly where key factual and legal issues have not been resolved. For these reasons, the ultimate timing or outcome cannot be predicted, or possible losses or a range of possible losses cannot be reasonably estimated.
The Company may become party to litigation (including arbitration or mediation) from time to time, which could adversely affect its business. In addition, the directors or officers of the Company may become involved in litigation unrelated to the Company which may have an impact on the Company due to the time and attention required to attend to such litigation or may affect the reputation of the Company. Should any litigation in which the Company becomes involved be determined against the Company or should the Company enter into a settlement, the amount of the award or settlement could adversely affect the Company's resources and its ability to continue operating and the market price for the Common Shares. Monitoring and defending litigation, whether meritorious, can be time-consuming and may result in significant expenses, including legal fees and other costs. Even if the Company is involved in litigation and is successful, litigation can redirect significant Company resources and attention away from the business of the Company and may have a material adverse effect on the Company's business, reputation, financial condition, financial performance and financial prospects.
Securities class action litigation often has been brought against cannabis companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.
Non-GAAP Measures
The Company has included "Working capital” (current assets less current liabilities), which is a non-GAAP measure, in this MD&A to supplement its consolidated financial statements, which are presented in accordance with IFRS. The terms IFRS and generally accepted accounting principles (“GAAP”) are used interchangeably throughout this MD&A.
The Company believes that these measures, together with measures determined in accordance with IFRS, provide investors with an improved ability to evaluate the underlying performance of the Company. Non-GAAP measures do not have any standardized meaning prescribed under IFRS, and therefore they may not be comparable to similar measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS.
Forward-Looking Statements
Certain statements contained in this MD&A constitute forward-looking information or forward-looking statements under applicable securities laws (collectively, "forward-looking statements"). These statements relate to future events or future performance, business prospects or opportunities of the Company. All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "forecast", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions) are not statements of historical fact and may be "forward-looking statements".
Examples of forward-looking statements in this MD&A include, but are not limited to, statements in respect of: the Company’s business objectives; the Company's intention to dispose of its cannabis assets; expectations regarding whether the Arrangement will be consummated, including whether conditions to the consummation of the Arrangement will be satisfied, or the anticipated timing for the closing of the Arrangement; the Company's ability to control its working capital, obtain financing or manage capital expenditures; operations of the Company's subsidiaries; potential transactions and development strategies, including those of its subsidiaries; the impact of the ongoing COVID-19 crisis; strategic alternatives related to the Company's assets; the focus of the Company's efforts; strategic partnerships entered into by the Company; and the effect that each risk factor will have on the Company
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The reader of these statements is cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: the impact of the ongoing COVID-19 crisis; the ability of the Company to complete the Arrangement; the ability of the Company to dispose of its assets; the continued availability of capital financing and general economic, market or business conditions; the Company's ability to execute its business plans; changes in laws, regulations and guidelines; changes in government; changes in government policy; the Company's reliance on key persons; failure of counterparties to perform contractual obligations; difficulties in securing additional financing; results of litigation; reputational risks; risks related to key persons; changes in the Company's over-all business strategy; and the Company's assumptions stated herein being correct. See "Risks and Uncertainties" in this MD&A.
The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this MD&A should not be unduly relied upon. These statements speak only as of the date of this MD&A. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

EMERALD HEALTH THERAPEUTICS, INC.
Condensed Interim Consolidated Financial Statements
(Unaudited)

For the three and six months ended June 30, 2022 and 2021
(Expressed in Canadian Dollars)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 1	Nature and Continuance of Operations	10	Note 13	Promissory Note	22
Note 2	Significant Accounting Policies and Judgments	11	Note 14	Leases	23
Note 3	Accounts Receivable	14	Note 15	Revenue	25
Note 4	Biological Assets	14	Note 16	General and Administrative Expenses	25
Note 5	Inventory	15	Note 17	Disposal of Interest in Joint Venture	25
Note 6	Property, Plant and Equipment	15	Note 18	Discontinued Operations	25
Note 7	Intangible Assets	18	Note 19	Financial Instruments	26
Note 8	Related Party Transactions	19	Note 20	Capital Management	28
Note 9	Share Capital	20	Note 21	Commitments and Contingencies	28
Note 10	Share-Based Compensation	20	Note 22	Subsequent Events	29
Note 11	Warrants	21
Note 12	Long-term Investments	21

EMERALD HEALTH THERAPEUTICS, INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (unaudited)
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

	June 30	December 31
	2022	2021

ASSETS

Current assets
Cash and cash equivalents	$15,518	$18,512
Accounts receivable (Note 3)	1,144	1,634
Inventory (Note 5)	—	849
Prepaid expenses	1,442	1,160
Total current assets	18,104	22,155

Property, plant and equipment (Note 6)	14,793	16,643
Plant under construction (Note 6)	—	860
Deposits on materials and equipment	—	71
Intangible assets (Note 7)	402	401
Promissory note receivable (Note 13)	427	406
Right-of-use assets (Note 14)	49	102
Long-term investment (Note 12)	131	254
Total non-current assets	15,802	18,737

TOTAL ASSETS	$33,906	$40,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 19 (d))	$5,306	$3,536
Insurance payable (Note 19 (d))	485	—
Due to related parties (Note 8)	18	27
Lease liability (Note 14)	260	3,639
Total current liabilities	6,069	7,202

CEBA loan	—	40
TOTAL LIABILITIES	$6,069	$7,242

SHAREHOLDERS' EQUITY
Share capital (Note 9)	252,651	252,651
Warrants (Note 11)	823	823
Contributed surplus	27,909	28,115
Accumulated other comprehensive income	(217)	(239)
Accumulated deficit	(253,329)	(247,700)
TOTAL SHAREHOLDERS' EQUITY	27,837	33,650

TOTAL LIABILITIES AND EQUITY	$33,906	$40,892

Nature and continuance of operations (Note 1)
Commitment and Contingencies (Note 21)
Events after the reporting period (Note 22)

On behalf of the Board of Directors:

/s/ Punit Dhillon	/s/ Jim Heppell
Director	Director

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

EMERALD HEALTH THERAPEUTICS, INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS (unaudited)
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30	June 30	June 30	June 30
	2022	2021	2022	2021

Revenue
Revenue from sale of goods (Note 15)	$1,282	$3,777	$3,769	$6,429
Excise taxes	(448)	(733)	(1,021)	(1,130)
Net revenue	834	3,044	2,748	5,299

Cost of sales
Cost of goods sold	6	1,330	1,047	2,463
Production costs	367	1,342	1,002	2,777
Amortization of Health Canada license	—	1	-	3
Inventory write-down (Note 5)	150	173	601	404
Realized fair value amounts on inventory sold (Note 5)	228	1,045	595	1,600
Unrealized gain on changes in fair value of biological assets (Note 4)	—	(540)	(100)	(635)
Gross margin	83	(307)	(397)	(1,313)

Expenses
General and administrative (Note 16)	2,250	2,256	4,975	4,483
Sales and marketing	36	567	475	994
Research and development	(9)	640	247	911
Depreciation and amortization (Note 6, 7 and 14)	1	448	21	901
Share-based payments (Note 10)	1	194	(206)	337
	2,279	4,105	5,513	7,626

Loss from operations	(2,196)	(4,412)	(5,909)	(8,939)

Interest and other income	936	782	1,869	1,869
Finance costs and other expenses	(901)	(31)	(1,757)	(33)
Impairment of assets (Note 4)	—	(10,668)	(76)	(10,668)
Gain on modification of lease	3,234	—	3,234	—
Gain on settlement of deferred payment (Note 8)	—	—	—	293
Gain on sale of long term investment (Note 12)	—	—	—	249
Fair value changes in long-term investment	—	373	—	373
Exchange loss (Note 13, 21)	(1)	—	(8)	—
Loss on equity interest on FlowerPod	(89)	—	(131)	—
Loss on disposal of capital assets (Note 6)	(2,846)	—	(2,851)	—
Loss before income taxes	(1,863)	(13,956)	(5,629)	(16,856)

Other comprehensive income	28	—	22	—
NET LOSS AND COMPREHENSIVE LOSS	(1,835)	(13,956)	(5,607)	(16,856)

Net loss and comprehensive loss attributable to:
Emerald Health Therapeutics, Inc.	(1,835)	(13,956)	(5,607)	(16,856)
	(1,835)	(13,956)	(5,607)	(16,856)

Basic and diluted net loss per common share
	0.01	0.07	(0.01)	0.08

Weighted average number of common
shares outstanding
Basic and diluted	213,472,095	213,316,889	213,472,095	211,670,384

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

EMERALD HEALTH THERAPEUTICS, INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (unaudited)
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

	Share Capital		Warrants
						Accumulated
	# of		# of		Contributed	Other Comprehensive	Accumulated	Total Shareholders'	Non- Controlling	Total
	Shares	Amount	Warrants	Amount	Surplus	Loss	Deficit	Equity	Interest	Equity

Balance, January 1, 2022	213,472,095	$252,651	31,255,085	$823	$28,115	$(239)	$(247,700)	$33,650	$—	$33,650

Share-based payments	—	—	—	—	(206)	—	—	(206)	—	(206)
Net loss and comprehensive loss	—	—	—	—	—	22	(5,629)	(5,607)	—	(5,607)
Balance, June 30, 2022	213,472,095	$252,651	31,255,085	$823	$27,909	$(217)	$(253,329)	$27,837	$—	$27,837

Balance, January 1, 2021	206,360,872	$249,763	41,916,849	$1,718	$29,126	$—	$(207,148)	$73,459	$(1,353)	$72,106

Shares issued on stock option exercises (Note 10)	191,875	80	—	—	(30)	—	—	50	—	50
Shares issued on restricted share unit vesting (Note 10)	519,848	770	—	—	(770)	—	—	0	—	—
Shares issued on warrant exercises	6,250,000	2,208	(6,250,000)	(895)	—	—	—	1,313	—	1,313
Share issuance costs	—	(115)	—	—	—	—	—	(115)	—	(115)
Share-based payments	—	—	—	—	337	—	—	337	—	337
Net loss and comprehensive loss	—	—	—	—	—	—	(16,856)	(16,856)		(16,856)
Acquisition of subsidiary with NCI	—	—	—	—	—	—	—	0	(32)	(32)
Acquisition of NCI without change of control	—		—	—		—	(1,385)	(1,385)	1,385	—
Balance, June 30, 2021	213,322,595	$252,706	35,666,849	$823	$28,663	$—	$(225,389)	$56,803	$—	$56,803

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

EMERALD HEALTH THERAPEUTICS, INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

	Six months ended	Six months ended
	June 30	June 30
	2022	2021

Operating activities
Net loss and comprehensive loss	(5,607)	$(16,856)
Items not involving cash
Depreciation	53	1,701
Inventory write-down	601	404
Share-based payments	(206)	337
Impairment of assets	48	10,668
Loss on disposal of assets	2,738	14
Interest and accretion expense	—	(4)
Gain on changes in fair value of biological assets	(100)	(635)
Gain on sale of long-term investment	—	(249)
Gain on changes in fair value of long-term investment	—	(373)
Gain on modification of lease	(3,234)	(17)
Gain on settlement of deferred payment	—	(293)
Changes in non-cash operating working capital
Accounts receivable	485	(637)
Bad Debt Recovery	5	—
Prepaid expenses	551	302
Inventory and biological assets	272	946
Accounts payable and accrued liabilities	1,771	(4,337)
Due to related parties	(9)	(1,026)
Net cash flows used in operating activities	(2,632)	(10,055)

Investing activities
Issuance of notes receivable	—	(447)
Long Term investment	—	(64)
Acquisition of asset	—	(5)
Deposits on material and equipment	—	(66)
Sale of plant and equipment	—	15
Sale of joint venture interests	—	20,522
Sale of long-term investment	—	383
Purchase of plant and equipment	—	(1,136)
Purchase of intangible assets	—	(57)
Repayment of deferred payment	—	(9,000)
Loss on equity interest in FlowerPod	131	—
Net cash flows provided by investing activities	131	10,145

Financing activities	(145)	(236)
Payment of lease liabilities	—	(32)
Acquisition of NCI	(40)	—
Repayment of long-term debt	—	—
Repayment of insurance payable	(308)
Share issuance costs	—	(115)
Stock option exercises	—	50
Interest paid	—	(182)
Warrant exercises	—	1,313
Net cash flows (used in) provided by financing activities	(493)	798

Increase (decrease) in cash and cash equivalents	(2,994)	888
Cash and cash equivalents, beginning of year	18,512	25,998
Cash and cash equivalents, end of period	$15,518	$26,886

Supplemental Information:
Financing of insurance premium	$792	$—

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

1.Nature and Continuance of Operations

Emerald Health Therapeutics, Inc. (the "Company"), was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007. The common shares of the Company are listed on the Canadian Stock Exchange (“CSE”) under the trading symbol “EMH.”

The Company’s registered and records office is at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

The Company’s principal business was the production, distribution, and sale of cannabis products in Canada, pursuant to the Cannabis Act (Canada) (the “Cannabis Act”).

On November 29, 2021, the Company announced that it intended to exit the recreational and medical cannabis business and pivot to a pharmaceutical development focus. During the six months ended June 30, 2022, the Company continued to focus on winding down its prior operations in a manner intended to reduce operating costs.

On February 28, 2022 and May 31, 2022, the Company ceased all production and packaging operations at the facility located at 4226 Commerce Circle and the facility located at 4223 Commerce Circle, respectively. The lease for the Company’s 4226 Commerce Circle facility in Victoria, BC expired on February 28, 2022, and the lease for the 4223 Commerce Circle facility in Victoria, BC expired on May 31, 2022; however, the Company continues to rent both facilities on a month-to-month basis in order to maintain its Health Canada License (“License”) to cultivate, process, package and sell cannabis products. By June 1, 2022, the Company’s Victoria facilities had fully wound its operations.

On April 14, 2022, the Company entered into a Termination of Lease and Transfer of Assets Agreement with the Landlord of the Richmond Land (“Lease Modification of the Richmond Lease”). As part of the agreement, the Company modified the terms of the original lease and will surrender to the Landlord all of the property, plant and equipment located on the leased land. The termination and transfer will occur on December 31, 2022, unless the Company elects to terminate early. For the period between the lease modification date and the termination date of December 31, 2022, the Company will continue to pay the landlord the regular lease payments in accordance with the original lease agreement. (See Note 14 Leases, Richmond Terminated Lease)

On April 28, 2022, the Company entered into an amended agreement with FlowerPod LLC for the sale of certain patents held by the Company, amending the December 28, 2021, binding term sheet payment schedule from a payment on closing of US$1M and a promissory note of US$500 due on the anniversary of the closing bearing an interest rate of 10% per annum to $967 (US$750) on closing and a $967 (US$750) promissory note due on the anniversary of the closing bearing 10% interest per annum. The Company continues to retain the two-year interest-bearing promissory note issued by FlowerPod on May 6, 2021, in the amount of $451 (US$350). As of the date that these unaudited condensed interim consolidated financial statements were issued, the binding term sheet has not yet closed.

On May 12, 2022 Emerald and Skye Bioscience, Inc. announced that the companies have entered into a definitive agreement, as amended on June 14, 2022 and July 15, 2022 with respect to a transaction to be completed by way of a Plan of Arrangement (the “Arrangement”) whereby Skye would acquire all of the issued and outstanding shares of Emerald in a share-for-share transaction. The proposed Arrangement is subject to approval by each company’s common stockholders and by the Supreme Court of British Columbia, Canada. As a result of the Arrangement, current Skye stockholders would own approximately 54% of the common stock of Skye and former shareholders of Emerald would own approximately 46% of Skye’s common stock.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
Under the Arrangement, Skye will issue Emerald shareholders 1.95 shares of Skye’s common stock (the “Exchange Ratio”) in exchange for each Emerald share. Based on the number of outstanding shares as of May 12, 2022, it is expected that Skye would issue approximately 416M Skye shares to Emerald shareholders. All stock options and warrants of Emerald will be exchanged for replacement options and warrants of Skye on identical terms, as adjusted in accordance with the Exchange Ratio. The completion of the Arrangement is subject to customary terms and conditions, including the following:
1)Approval of the Arrangement by special resolutions of disinterested Skye and Emerald shareholders;
2)Court approval of the Arrangement; and
3)Receipt of all required regulatory approvals, including acceptance by the Canadian Securities Exchange (the “CSE”) of Skye’s listing on the CSE.
The Arrangement is anticipated to close in the fourth quarter of 2022.
On June 14, 2022, Skye and EHT entered into an amendment to the Arrangement Agreement to reflect certain changes to the post-closing board of directors of Skye and to waive the closing condition in the Arrangement Agreement requiring Skye to obtain a waiver from Emerald Health Biotechnology Espana S.L. ("EHB SL") for payment of any change of control payments under the Exclusive Sponsored Research Agreement, dated October 11, 2021 between EHB SL and Skye that may arise as a result of the transactions contemplated by the Arrangement Agreement.
These unaudited condensed interim consolidated financial statements have been prepared by the Company on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

As at June 30, 2022, the Company had total cash and cash equivalents of $15,518, working capital of $12,035, and negative cash flow from operating activities of $2,632 for the 6 month period. The Company is aware, in making its assessment, of material uncertainties related to events or conditions that cast significant doubt upon the Company’s ability to continue as a going concern, such as the need to commence profitable operations.

These unaudited condensed interim consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

All of the Company’s assets were classified as held for sale during December 31, 2021 and are still classified as held for sale as at June 30, 2022. Additionally, substantially all of the Company’s operations have been deemed to be discontinued operations.

2.Significant Accounting Policies and Judgements

Significant accounting policies, which affect the consolidated financial statements as a whole, as well as key accounting estimates and areas of significant judgement are highlighted in this section. This note also describes new accounting standards, which have been adopted during 2022, and new accounting pronouncements, which are not yet effective but are expected to impact the Company’s consolidated financial statements in the future.

International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) requires the Company to make judgements, estimates and assumptions that affect the carrying values of certain assets and liabilities and the reported amounts of income and expenses during the period. Actual results may differ from these judgements, estimates and assumptions. Significant estimates are evaluations and assumptions about the future and other sources of estimation uncertainty that the Company has made that could result in a material adjustment to the carrying amounts of assets and liabilities. Significant estimates used in the preparation of these consolidated financial statements include, but are not limited to, the following: expected credit losses on receivable balances (Note 3), valuation of biological assets (Note 4) and inventory (Note 5), estimated useful lives and impairment of property, plant

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
and equipment (Note 6), estimated useful lives and valuation of intangible assets, and impairment intangible assets (Note 7), share-based compensation (Note 10), and the fair value of financial instruments (Note 19).

Significant judgements are those judgements that the Company has made in the application of accounting policies that have the most significant effect on the amounts recognized in these unaudited condensed interim consolidated financial statements and include: accounting for leases (Note 14), discontinued operations (Note 18), and going concern (Note 1).

a.Basis of Presentation and Measurement

These unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34 – Interim Financial Reporting using accounting policies consistent with IFRS. Unless otherwise noted, all amounts are presented in thousands of Canadian dollars, except share and per share data. These unaudited condensed interim consolidated financial statements were authorized for issue by the Audit Committee on August 10, 2022.

These unaudited condensed interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2021. Accordingly, accounting policies, estimates, and judgements applied are the same as those applied in the Company’s financial statements for the year ended December 31, 2021, unless otherwise indicated. The Company assesses its accounting estimates and judgements every reporting period.

b.Recent Accounting Pronouncements

    At the date of authorization of these unaudited condensed interim consolidated financial statements, the IASB and the IFRIC have issued the following amendments which are effective for annual periods beginning on or after January 1, 2023. Many are not applicable or do not have a significant impact to the Company and have been excluded. The Company is currently assessing the impact upon the adoption of the following amendments on its consolidated financial statements:

    Amendments to IAS 1 Regarding Accounting Policy Information

    In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statement 2 intended to clarify which accounting policies are disclosed. Entities will be required to disclose material accounting policy information instead of significant accounting policies. Accounting policy information may be material because of its nature, even if the related amounts are immaterial. The amendments also clarify that accounting policy information is material if users would need it to understand other financial information; additionally, if immaterial accounting policy information is disclosed, it should not obscure material accounting policy information. The amendments to IAS 1- Presentation of Financial Notes are effective for annual periods beginning on or after January 1, 2023. Earlier application is permitted.

    As at June 30, 2022, the Company has not yet adopted the amendments to IAS 1. The Company is currently assessing the impact upon the adoption of these amendments on its consolidated financial statements.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
    Amendments to IAS 1 Regarding Classification of Liabilities

    In January 2020, the IASB issued amendments to IAS 1 which clarify the requirements for classifying liabilities as either current or non-current by: (i) specifying that the conditions which exist at the end of the reporting period determine if a right to defer settlement of a liability exists; (ii) clarifying that settlement of a liability refers to the transfer to the counterparty of cash, equity instruments, other assets or services; (iii) clarifying that classification is unaffected by the Company’s expectation about events after the balance sheet date; and (iv) clarifying the classification requirements for debt an entity may settle by converting it into equity.

    The amendments clarify existing requirements, rather than make changes to the requirements, and so are not expected to have a significant impact on an entity’s financial statements. However, the clarifications may result in reclassification of some liabilities from current to non-current or vice-versa, which could impact an entity’s loan covenants. Because of this impact, the IASB has provided a longer effective date to allow entities to prepare for these amendments. In July 2020, the IASB issued an amendment to defer the effective date of the amendments by one year from its originally planned effective date to annual periods beginning on or after January 1, 2023 due to the impact of COVID-19. Early application is permitted.

    As at June 30, 2022, the Company has not yet adopted the amendments to IAS 1. The Company is currently assessing the impact upon the adoption of these amendments on its consolidated financial statements.

c.COVID-19 Estimation Uncertainty

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The COVID-19 pandemic has impacted revenue in the Canadian consumer market. All of the Company’s operating facilities in Canada operated at full capacity throughout the quarter and in compliance with the required protocols and guidelines related to COVID-19 within each region where the Company’s facilities are located.

Due to the rapid developments and uncertainty surrounding COVID-19, it is not possible to predict the impact that COVID-19 will have on the Company’s business, financial position and operating results in the future. In addition, it is possible that estimates in the Company’s financial statements will change in the near term as a result of COVID-19 and the effect of any such changes could be material, which could result in, among other things, impairment of long-lived assets including intangibles. The Company is closely monitoring the impact of the pandemic on all aspects of its business.

d.Basis of Consolidation

These unaudited condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
The subsidiaries of the Company at June 30, 2022 include the following:

	Ownership Interest	Ownership Interest
	as at June 30	as at December 31
Name of Entity	2022	2021
Emerald Health Therapeutics Canada Inc. (EHTC)	100%	100%
Emerald Health Naturals Inc. (Naturals)	100%	100%
Avalite Sciences Inc. (Avalite)	100%	100%
Verdélite Sciences Inc. (Verdélite)	100%	100%
Verdélite Property Holdings Inc.	100%	100%

3.Accounts Receivable

The Company’s accounts receivables are comprised of:

	June 30	December 31
	2022	2021
	$	$
Trade receivables	1,120	1,806
Other receivables	325	134
Expected credit loss	(301)	(306)
	$1,144	$1,634
4.Biological Assets

During the six months ended June 30, 2022, the Company’s biological assets produced 226 kilograms of dried cannabis flower (June 30, 2021 – 1,631 kilograms). As of June 30, 2022, the weighted average stage of growth for the biological assets was 77% (June 30, 2021 – 40%). The average number of days from the point of propagation to harvest was 0 days (June 30, 2021 – 105 days). Growing operations ceased for the organization during the quarter ending June 30, 2022, thus most cannabis produced during 2022 was destroyed during the first quarter of 2022.

The Company’s estimates are, by their nature, subject to change and changes in the significant assumptions will be reflected in the gain or loss on biological assets in future periods.

As at June 30, 2022, the Company has destroyed and written off all of its biological assets due to the Company’s decision to cease cannabis related operations. Changes in the Company’s biological assets are as follows:

	June 30	December 31
	2022	2021
	$	$
Carrying amount, beginning of year	0	969
Effect of unrealized changes in fair value of biological assets	76	710
Transferred to inventory upon harvest	(76)	(1,679)
Carrying amount, end of period	$—	$—

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
During the three and six months ended June 30, 2022, the Company wrote off $Nil and $76 (June 30,2021- $Nil and $Nil), respectively, of biological assets due to the fact that these biological assets had not yet sold as of the date that these unaudited condensed interim consolidated financial statements were issued. As at June 30, 2022, included in the carrying amount of biological assets is $Nil in seeds (December 31, 2021 - $Nil) and $Nil in live plants (December 31, 2021 - $Nil).

5.Inventory

The Company’s inventory is comprised of:

	June 30	December 31
	2022	2021
	$	$
Harvested cannabis:
Work-in-process	—	29
Finished goods	—	178
	—	207
Extracted cannabis:
Work-in-process	—	45
Finished goods	—	547
	—	592
Supplies and consumables	—	50
	$—	$849

During the three and six months ended June 30, 2022, inventory expensed to cost of goods sold was $178 and $1,078 (June 30, 2021 – $2,265 and $3,862), respectively. The fair value change in biological assets that was included in cost of goods sold during the three and six months ended June 30, 2022 was $Nil and $100 (June 30, 2021 - $540 and $635), respectively.

During the three and six months ended June 30, 2022, a write-down of $150 and $601, respectively, was recognized for dried bulk cannabis and packaged inventory (June 30, 2021 - $173 and $404) related to product deterioration, a packaging defect and limited remaining shelf life.

As at June 30, 2022, the Company has destroyed and written off all of its remaining inventory due to the Company’s decision to cease cannabis related operations.

6.Property, Plant and Equipment

The Company’s property, plant, and equipment continuity is as follows:

				Production, Lab
			Leasehold	and Growing		Other
	Land	Buildings	Improvement	Equipment	Computers	Equipment	Total
	$	$	$	$	$	$	$
Costs:

Balance, December 31, 2020	476	32,756	2,474	7,028	347	1,478	44,559
Additions	—	579	2	213	39	8	841
Disposals	—	—	(1,660)	(262)	(12)	(272)	(2,206)

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

Balance, December 31, 2021	476	33,335	816	6,979	374	1,214	43,194
Additions	—	—	—	119	—	—	119
Disposals				(104)			(104)
Disposals related to Richmond lease termination	—	(2,204)	—	(516)	—	(121)	(2,841)
Balance, June 30 2022	476	31,131	816	6,478	374	1,093	40,368

				Production, Lab
			Leasehold	and Growing		Other
	Land	Buildings	Improvement	Equipment	Computers	Equipment	Total
	$	$	$	$	$	$	$
Accumulated depreciation and impairments:

Balance, December 31, 2020	—	5,728	1,094	2,405	266	535	10,028
Additions	—	725	315	947	74	217	2,278
Disposals	—	—	(643)	(141)	(9)	(160)	(953)
Impairment	119	13,260	38	1,578	4	199	15,198
Balance, December 31, 2021	119	19,713	804	4,789	335	791	26,551
Impairment Adjustment	—	—	(29)	119	—	1	91
Disposals				(93)			(93)
Disposals related to Richmond lease termination	—	(665)	—	(272)	—	(37)	(974)
Balance, June 30 2022	119	19,048	775	4,543	335	755	25,575

				Production, Lab
			Leasehold	and Growing		Other
	Land	Buildings	Improvement	Equipment	Computers	Equipment	Total
	$	$	$	$	$	$	$
Net book value:
June 30, 2022	357	12,083	41	1,935	39	338	14,793
December 31, 2021	357	13,622	12	2,190	39	423	16,643

Depreciation relating to computers, buildings, lab equipment, etc. is capitalized into inventory and is expensed to cost of sales upon sale of goods. For the three and six months ended June 30, 2022, $11 and $23, respectively (June 30, 2021 - $325 and $652) of depreciation was recognized in cost of sales.

As at June 30, 2022, the Company surrendered assets as part of the Richmond Termination Lease. The Company disposed of property, plant and equipment and plant under construction of $1,866 and $860. During the three and six months ended June 30, 2022, the Company recognized a total loss on the disposal

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
of capital assets and plant under construction related to the Richmond Termination Lease of $2,727. (See Note 14 Leases, Richmond Terminated Lease for more information.)

All of the Company’s property, plant and equipment is classified as held for sale as of June 30, 2022. During the three and six months ended June 30, 2022, the Company recognized no depreciation expense for property, plant and equipment, and disposed of one asset with a net book value of $11. As at June 30, 2022, the fair value of property, plant and equipment is $14,793 (December 31, 2021 - $16,643). During the six months ending June 30, 2022, the Company identified no indicators of further impairment.

Deposits

As at June 30, 2022, the Company had prepaid approximately $48 for packaging equipment in connection with an existing arrangement (December 31, 2021 - $71), which total about $119 and was received at the facility. Since all of the Company’s assets are being held for sale, the Company disposed of the asset as at June 30, 2022.

7.Intangible Assets

The Company’s intangible assets continuity is as follows:

			Extraction	Health Canada	Computer
		Patents	Assets	License	Software	Total

Cost:		$	$	$	$	$
	Balance, December 31, 2020	878	557	89,174	1,258	91,867
	Additions	92	—	—	—	92
	Disposal	—	—	—	(11)	(11)
	Balance, December 31, 2021	970	557	89,174	1,247	91,948
Balance, June 30, 2022		970	557	89,174	1,247	91,948

			Extraction	Health Canada	Computer
		Patents	Assets	License	Software	Total

Accumulated amortization and impairments:		$	$	$	$	$
	Balance, December 31, 2020	90	—	89,044	874	90,008
	Additions	—	—	6	323	329
	Disposal	—	—	—	(9)	(9)
	Impairment	657	557	—	5	1,219
	Balance, December 31, 2021	747	557	89,050	1,193	91,547
	Impairment Adjustment				(1)	(1)
Balance, June 30, 2022		747	557	89,050	1,192	91,546

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

			Extraction	Health Canada	Computer
		Patents	Assets	Licence	Software	Total

Net book value:		$	$	$	$	$
	June 30, 2022	223	—	124	55	402
	December 31, 2022	223	—	124	54	401

All of the Company’s intangible assets are classified as held for sale as of June 30, 2022. During the three and six months ended June 30, 2022, the Company recognized no amortization expense for intangible assets. As at June 30, 2022, the fair value of intangible assets is $402 (December 31, 2021 - $401) based on impairment of intangible assets recognized in the prior year and assessment of impairment indicators during the three and six months ended June 30, 2022. During the six months ending June 30, 2022, the Company recognized no indicators of further impairment.

8.Related Party Transactions

The Company considers a person or entity as a related party if they are a member of key management personnel including their close relatives, an associate or joint venture, those having significant influence over the Company, as well as entities that are under common control or controlled by related parties. Transactions are recorded at amounts agreed upon by the related parties.

Emerald Health Sciences Inc.

As of the six months ended June 30, 2022, Emerald Health Sciences Inc. (“Sciences”) held an aggregate of 39,401,608 Common Shares, representing 18% (December 31, 2021 – 39,401,608 shares, representing 19%) of the issued and outstanding Common Shares and it also held 9,099,706 (December 31, 2021 – 9,099,706) common share purchase warrants of the Company.

The Company had agreed to terminate the amended and restated independent contractor agreement with Sciences originally dated October 5, 2017, as subsequently amended and restated on January 1, 2018 and as further amended on October 1, 2019.

A Company Controlled by the Company’s Former Executive Chairman

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is controlled by Avtar Dhillon, the former Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. The lease amount was determined by an independent valuation and was approved by the nonconflicted directors of the Company. During the three and six months ended June 30, 2022, the Company paid to the Landlord $95 and $95 (June 30, 2021 - $95), respectively, in rent. As at June 30, 2022, the Company recognized lease liabilities of $260 (December 31, 2021 - $3,476) relating to the land in Metro Vancouver with a corresponding right of use asset.

Remuneration of directors and key management of the Company

The remuneration awarded to directors and to senior key management including the Executive Chairman and President, the Chief Executive Officer, the Chief Financial Officer, the Chief Commercial Officer and the Chief Operating Officer, includes the following expenses recognized during the period:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30	June 30	June 30	June 30
	2022	2021	2022	2021
	$		$	$
Wage and short term benefits	110	935	636	905
Share-based compensation (Note 11)	5	42	13	799
	$115	$977	$649	$1,704

Included in Due to Related Parties on the consolidated statements of financial position at June 30, 2022 is $18 (December 31, 2021 - $27) due to related parties with respect to key management personnel and are non-interest bearing.
These transactions are in the normal course of operations and are measured at the exchange value, being the amounts agreed upon between the parties.

9.Share Capital

As at June 30, 2022, the Company has authorized an unlimited number of Common Shares (no par value) and an unlimited number of preferred shares (no par value), which are issuable in series. As at June 30, 2022, the Company has issued 213,472,095 Common Shares (December 31, 2021 – 213,472,095), and Nil preferred shares (December 31, 2021 – Nil).

During the three and six months ended June 30, 2022, the outstanding share capital did not increase or decrease.

During the six months ended June 30, 2021, the outstanding share capital increased by 6,961,723 Common Shares due to the following transactions:
•on February 2021, 6,250,000 September Warrants at an exercise price of $0.21 per Common Share were exercised by the holders resulting in proceeds of $1,313 to the Company (Note 11);
•on February 6, 2021, 359,848 restricted stock units vested, resulting in the issuance of 359,848 Common Shares for no cash proceeds; a total of 191,875 stock options were exercised ranging in exercise price from $0.21 to $0.29 for gross proceeds of $50 (Note 10);
•on April 1, 2021, 160,000 restricted stock units vested, resulting in the issuance of 160,000 Common Shares for no cash proceeds; and
•a total of 191,875 stock options were exercised ranging in exercise price from $0.21 to $0.29 for gross proceeds of $50.

10.Share-Based Compensation

    Stock Options

No stock options were granted or exercised during the three and six months ended June 30, 2022. During the three and six months ended June 30, 2022, about 1,127,000 and 3,738,500, respectively, of stock options were forfeited which had a weighted average exercise price of $1.86.

As at June 30, 2022, there were 4,564,720 options outstanding (December 31, 2021 – 8,539,326). As at June 30, 2022, 475,625 are vested.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
The Company recorded share-based compensation expense related to the stock options of $600 hundred and $(206) thousand, respectively, for the three and six months ended June 30, 2022 (June 30, 2021 - $189 and $267).

Restricted Share Units (“RSUs”)

During the three and six months ended June 30, 2022, the Company did not issue any RSUs, and none were outstanding. The Company recorded share-based compensation expense related to the RSUs of $Nil for the three and six months ended June 30, 2022 (June 30, 2021 - $5 and $70) to the consolidated statements of loss and comprehensive loss.

11.Warrants

		Weighted
	Number of	Average
	Warrants	Exercise Price
		$
Balance at December 31, 2020	41,916,849	0.41
Exercised in February 2021 (a)	(6,250,000)	0.21
Expired in November 2021 (b)	(4,411,764)	0.85
Balance at December 31, 2021	31,255,085	0.4

Balance at June 30, 2022	31,255,085	0.4

Expiry:
June 2023	11,351,351	0.27
November 2024	4,385,965	0.75
December 2024	5,172,942	0.39
February 2025	10,344,827	0.39
Balance at June 30, 2022	31,255,085	0.4

(a) During February 2021, the remaining 6,250,000 September Warrants were exercised by the holders at an exercise price of $0.21, resulting in proceeds of $1,313 to the Company.
(b) During November 2021, the 4,411,764 Warrants with a weighted average price of $0.85 expired, resulting in an adjustment to contributed surplus of Nil.

There was no warrant activity during the three and six months ended June 30, 2022.

12.Long-term Investments

Avricore

On November 27, 2017, the Company purchased 1,666,667 units of Avricore pursuant to a subscription agreement dated November 7, 2017. Each unit entitled the holder to 1,666,667 common shares and 1,666,667 common share purchase warrants. The common shares of Avricore are traded on the TSX Venture Exchange under the symbol “AVCR.”

Each warrant entitled the holder to purchase one common share at the price of $0.20 per share. The warrants expire November 27, 2022, or earlier if the accelerated exercise provision is enacted.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
On February 9, 2021, the Company exercised 1,666,667 common share purchase warrants at an exercise price of $0.20 per share, recording a gain of $516. During the period from February 11 to February 25, 2021, the Company sold its share in Avricore for gross proceeds of $716, recording a loss of $267.

The Uplifters’ Prima’s, PBC (“Prima”)

On May 17, 2021, the Company made a strategic investment of $61 (US$50) in Prima’s Series Seed-1
Preferred Stock financing round. Prima is a privately held entity, and the Company’s investment was recorded at the investment amount which approximated fair value using Level 3 inputs.

The Company reviews the carrying value of its investment in Prima at each reporting period for indicators of impairment. During the three and six months ended June 30, 2022, the Company noted no indicators of impairment for the Prima investment (June 30, 2021$Nil and $Nil). As at June 30, 2022, the value of the investment was $63, resulting from an unrealized foreign exchange loss during the three and six months ending June 30, 2022, of $2 and $1 respectfully.

FlowerPod, LLC (“FlowerPod)

On May 5, 2021, the Company exercised the 13,545 FlowerPod Warrants received as part of the Promissory Note transaction (Note 13) at a price of $0.01 per share, which represents an 18.71% ownership interest. FlowerPod is a privately held entity and the fair value of the common shares was determined using the funding round subscription price of $32 (US$26) per share (level 3), resulting in a fair value of $432 (US$352), and a gain of $380 on the investment. The Company has elected to account for the changes in the fair value of investments through Other Comprehensive Income in accordance with IFRS 9-Financial Instruments.

The Company reviews the carrying value of its investment in FlowerPod at each reporting period for indicators of impairment. During the three and six months ended June 30, 2022, the Company noted no indicators of impairment for the FlowerPod investment. The Company recognized a loss of $89 and $131, respectively, related to its share of FlowerPod net loss for the three and six months ended June 30, 2022. Additionally, for the three and six months ending June 30, 2022, the Company recognized foreign currency translation gains of $14 and $8, respectively. As at June 30, 2022, the recognized value of the investment was $68.

13.Promissory Note

On May 5, 2021, Flowerpod issued a promissory note to the Company (the "Note") of $430 (US$350) that is receivable from FlowerPod within two years and bears interest at 5% per annum. Along with the Note, the Company received 13,545 common share purchase warrants (the FlowerPod Warrants") that were exercisable for 10 years at US$0.01 per share. The Note, which bears an off-market interest rate, was fair valued at issuance using the future cash flows model using an interest rate for similar debt where no equity component was also issued, which was estimated to be 12%. This resulted in an estimated fair value of $377 ($US307). The residual value of $52 ($US42) was determined to be the fair value of the FlowerPod Warrants. The Note will be accreted to face value over the term to maturity as a non-cash gain.

For the three and six months ended June 30, 2022, interest income was recorded in interest and other income in the amounts of $6 and $12, respectively. Additionally, an unrealized foreign exchange loss of $8 and $14 which was recorded in other comprehensive income during the three and six months ended June 30, 2022 . During the three and six months ended June 30, 2022, the Company noted no indicators of impairment.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
14.Leases

The Company’s leases consist primarily of land, office space, as well as miscellaneous production and other equipment. Information about the right-of-use assets and associated lease liabilities are seen below.

a.Right-of-Use Assets

		Land	Buildings	Equipment
					Total
		$	$	$	$
Costs:
	Balance, applied January 1, 2021	3,634	1,429	161	5,224
	Additions	—	31	2	33
	Disposals	—	(413)	(114)	(527)
	Balance, applied December 31, 2021	3,634	1,047	49	4,730
	Additions	—	—	—	—
Balance, June 30, 2022		3,634	1,047	49	4,730

		Land	Buildings	Equipment
					Total
Accumulated Depreciation:
	Balance, applied January 1, 2021	3,634	995	86	4,715
	Additions	—	221	26	247
	Disposals	—	(232)	(115)	(347)
	Impairment	—	—	13	13
	Balance, applied December 31, 2021	3,634	984	10	4,628
	Additions	—	47	6	53
Balance, June 30, 2022		3,634	1,031	16	4,681

Carrying value:
	June 30, 2022	—	16	33	49
	December 31, 2021	—	63	39	102

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
b.Lease Liabilities

The following table reconciles the opening and ending balances of the lease liabilities:

$
Lease liabilities recognized at December 31, 2021	3,639
Lease additions	—
Lease renewals	—
Lease terminations	(3,234)
Lease payments	(145)
Lease liability on held for sale assets	—
Interest incurred	—
Balance, June 30, 2022	260

Lease Modification of the Richmond Lease

On April 14, 2022, the Company entered into a Termination of Lease and Transfer of Assets Agreement with the Landlord of the Richmond Land (“Lease Modification of the Richmond Lease”). As part of the agreement, the Company modified the terms of the original lease and will surrender to the Landlord all of the property, plant and equipment located on the leased land. The termination and transfer will occur on December 31, 2022, unless the Company elects to terminate early. For the period between the lease modification date and the termination date of December 31, 2022, the Company will continue to pay the landlord the regular lease payments in accordance with the original lease agreement, and all other costs owed the Landlord, to December 31, 2022.

The Company assessed the lease under the lease modification rules under IFRS 16- Leases and concluded that the new lease should not be accounted for as a separate lease because the new lease does not increase the scope of the lease by adding the right to use one or more underlying assets and the consideration for the lease does not increase with the standalone price for the increase in scope and any adjustments to that stand-alone price reflect the circumstances of the particular contract.

As at June 30, 2022, the Company recorded a gain on lease termination of $3,234 related to the Lease Modification of the Richmond Lease. During the three and six months ended June 30, 2022, the Company recognized a gain of $3,234 and $3,234, respectively, related to the Lease Modification of the Richmond Lease. Since the Company’s assets were classified as held for sale during the year ended December 31, 2021, the right of use asset related to the Lease Modification of the Richmond Lease was fully impaired. (Please see Note 6 Property, Plant and Equipment for the disposal of the capital assets and plant under construction related to the Lease Modification of the Richmond Lease.)

15.Revenue

A summary of the Company’s sales by product line is provided in the table below:

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30,2022	June 30,2021	June 30,2022	June 30,2021
	$	$	$	$
Dried Cannabis	1,102	2,656	3,245	4,284
Concentrates, Extracts and Edibles	180	1,116	524	2,140
Other	—	5	—	5
Total	1,282	3,777	3,769	6,429

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

16.General and Administrative Expenses

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	$	$	$	$
Professional, director and consulting fees	1,269	525	2,001	1,147
Corporate communications and media	41	13	139	51
Wages and benefits	174	980	1,183	1,744
Office and general	(8)	31	21	47
D&O insurance	273	268	490	535
Rent, repairs, and construction	430	317	981	745
Utilities	71	122	159	214
Total	2,250	2,256	4,975	4,483

17.Disposal of Interest in Joint Venture

On February 9, 2021, the Company received from the Joint Venture partner $19,900 plus $622 in interest, representing full repayment of the promissory note issued by the Joint Venture partner to the Company as part of its purchase of the Company’s interest in Pure Sunfarms. This was the final payment due as part of this transaction.

18.Discontinued Operations

During the year ended December 31, 2021, the Company initiated a plan to exit the recreational and medical cannabis business and pivot to a pharmaceutical development focus. As a result, all of the Company’s assets are classified as held for sale as at December 31, 2021 and continue to be classified as held for sale as at June 30, 2022. Additionally, all of the Company’s operations have been deemed to be discontinued operations.

Severances

On February 22, 2022, the Company’s Board of Directors approved severances of $949 as part of the Company’s wind-down process. During the three and six months ended June 30, 2022, the Company had paid $402 and $800, respectively, in severances. All severances were paid as of June 30, 2022.

19.Financial Instruments

Financial instruments recorded at fair value are classified using a hierarchy that categorizes into three levels the inputs to valuation techniques used to measure fair value. The three levels of hierarchy are:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 - Inputs for the asset or liability that are not based on observable market data.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
The individual fair values attributed to the different components of a financing transaction, notably marketable securities, derivative financial instruments, convertible debentures and loans, are determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and derive estimates. Significant judgment is also used when attributing fair values to each component of a transaction upon initial recognition, measuring fair values for certain instruments on a recurring basis and disclosing the fair values of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of instruments that are not quoted or observable in an active market.

Financial instruments are measured either at fair value or at amortized cost. The table below lists the valuation methods used to determine fair value of each financial instrument.

The carrying value of the cash and cash equivalents, accounts receivable (excluding statutory receivable balances), promissory note receivable, long-term investments, accounts payable and accrued liabilities, insurance payable, and lease liability, approximate the fair value because of the short-term nature of these instruments. These are carried at amortized cost.

The carrying values of the financial instruments at June 30, 2022 are summarized in the following table:

Amortized cost
$
Financial Assets
Cash and cash equivalents	15,518
Accounts receivable, excluding sales taxes receivable	1,144
Long-term investments	$131
Financial Liabilities
Accounts payable and accrued liabilities	5,306
Insurance payable	485
Lease liability	$260

(a)Currency risk

The Company’s functional and presentation currency is the Canadian dollar and major purchases are transacted in Canadian dollars. As a result, the Company’s exposure to foreign currency risk is minimal.

(b)Credit risk

Credit risk is the risk of an unexpected loss to the Company if a customer or third-party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk as at June 30, 2022 is the carrying value of its financial assets. The Company’s cash and redeemable short- term investment certificates are largely held in large Canadian financial institutions. The Company does not have any asset backed commercial paper. The Company maintains cash deposits with Schedule A financial institutions, which from time to time may exceed federally insured limits. With regards to receivables, the Company is not exposed to significant credit risk as the Company’s sales are to government bodies or are typically paid at the time of the transaction. The Company provides credit to some of its customers in the normal course of business. The majority of the trade receivables held are with crown corporations.

(c)Interest rate risk

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not hold any financial liabilities with variable interest rates. The Company does maintain bank accounts and redeemable short-term investment certificates which earn interest at variable rates, but it does not believe it is currently subject to any significant interest rate risk.

(d)Liquidity risk

The composition of the Company’s accounts payable and accrued liabilities was as follows:

	June 30	December 31
	2022	2021
	$	$
Trade payables	1,820	1,044
Accrued liabilities	1,457	373
Excise tax payable	1,048	534
Payroll liabilities	31	137
Sales tax liabilities	943	1,277
Other payables	7	171
Total	$5,306	$3,536

In addition to the commitments outlined in Note 14 - Leases, the Company has the following gross contractual obligations as at June 30, 2022, which are expected to be payable in the following respective periods:

	Total	≤ 1 year	Over 1 year - 3 years
	$	$	$
Accounts payable and accrued liabilities	5,306	5,306	—
Insurance payable	485	485	—
	$5,791	$5,791	$—

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. As at June 30, 2022, the Company had working capital of $12,035 (December 31, 2021 –$14,952).
The Company manages liquidity risk through the management of its capital structure and resources to ensure that it has sufficient liquidity to settle obligations and liabilities when they are due. The Company monitors its operating requirements and prepares budgets and cash flow forecasts to identify cash flow needs for general corporate and working capital purposes. The Company’s ability to fund its operating requirements depends on future operating performance and cash flows, which are subject to economic, financial, competitive, business, and regulatory conditions, and other factors, some of which are beyond its control, such as the potential impact of COVID-19. The Company’s primary short-term liquidity needs are to fund its net operating losses, capital expenditures to maintain existing facilities, debt repayments, and lease payments. The Company’s medium-term liquidity needs primarily relate to debt repayments and lease payments. The Company’s long-term liquidity needs primarily relate to potential strategic plans.

20.Capital Management

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2022 and 2021
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
As at June 30, 20222, the capital structure of the Company consists of $33,906 (December 31, 2021 - $40,892) in shareholders’ equity and debt.

The Company’s objective when managing its capital is to ensure sufficient equity financing to fund its planned operations in a way that maximizes the shareholder return given the assumed risks of its operations. The Company considers shareholders’ equity as capital. Through the ongoing management of its capital, the Company will modify the structure of its capital based on changing economic conditions. In doing so, the Company may issue new shares. Annual budgeting is the primary tool used to manage the Company’s capital. Updates are made as necessary to both capital expenditure and operational budgets in order to adapt to changes in risk factors, proposed expenditure programs and market conditions.

21.Commitments and Contingencies

Class Action Lawsuit

On June 16, 2020, a Plaintiff filed a Statement of Claim on behalf of a proposed class in the Court of Queen's Bench of Alberta in Alberta, Canada, against several Canadian cannabis manufacturers and/or distributors (the "Defendants"). The Company is named as a Defendant in the proceedings. In the action it is alleged that the Defendants, including the Company, marketed medicinal and recreational cannabis products with advertised THC or CBD content levels different than those products actually contained. The action only specifically mentions one particular product manufactured and sold by the Company – Sync 25, a CBD oil which is alleged to have had at the time of testing an advertised THC level of 1 mg/mL, but an alleged actual THC potency of 0.46 mg/mL. The Plaintiffs claim damages against the Defendants as a group of $500 million, plus punitive damages of $5 million, an accounting of revenues, and interest and costs. The Plaintiffs have not yet demanded that the Company defend the action. No certification application has yet been filed.

The Company believes that the allegations made against it in the action are flawed. The plaintiffs' testing methodologies have not yet been disclosed. The difference in THC content between the alleged labelled amount and the alleged tested amount in this particular product is not material. No loss or damages have been proven. No consumer was likely to have been harmed as a result of the labelling difference.

The Company disputes the allegations and has been and will continue to vigorously defend against the claims. The proceedings are still at an early stage. Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult, particularly where key factual and legal issues have not been resolved. For these reasons, the ultimate timing or outcome cannot be predicted, or possible losses or a range of possible losses cannot be reasonably estimated.

22.Subsequent Events

Common Stock Issued to Emerald Health Sciences Inc. (Related Party)
On July 8, 2022, Sciences transferred its 39,401,608 Common Shares to its shareholders as a Return of Capital but continues to hold its common share purchase warrants.
Acquisition by Skye Bioscience, Inc. (Related Party) - Second Amendment
On July 15, 2022, Skye and EHT entered into the second amendment to the Arrangement Agreement to extend the outside date of the closing of the acquisition to November 15th in the event that the parties encounter regulatory delays.

Emerald Health Therapeutics Inc. (CSE : EMH)
Management’s Discussion & Analysis
For the year ended December 31, 2021

Management's Discussion and Analysis

The following MD&A is prepared as of June 30, 2022 and is intended to assist the understanding of the results of operations and financial condition of the Company.

This MD&A should be read in conjunction with the audited consolidated financial statements and accompanying notes of the Company for the years ended December 31, 2021 and 2020 (together with this MD&A, the "Annual Filings") which have been prepared in accordance with International Financial Reporting Standards ("IFRS"). This MD&A contains forward-looking statements that are subject to risk factors set out in a cautionary note contained herein. All figures are in Canadian dollars and presented in thousands (000’s) unless otherwise noted.

Additional information related to the Company is available on its website at www.emeraldhealth.ca. Other information related to the Company and financial statements referred to herein are available on the Canadian Securities Administrator's website at www.sedar.com.

Overview

The Company was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007 as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”) by way of a reverse takeover under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T-Bird Pharma, Inc (“T- Bird”). At that time, Thunderbird became a wholly-owned subsidiary of T-Bird. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. (“Botanicals”). In February 2018, Botanicals changed its name to Emerald Health Therapeutics Canada Inc. (“EHTC”).

The Company is a publicly traded company with headquarters in Victoria, British Columbia, Canada. Common shares of the Company (the “Common Shares”) are listed on the Canadian Stock Exchange (“CSE”) under the trading symbol “EMH”. The Company also trades on the OTCQX® Best Market, operated by OTC Markets Group under the ticker symbol “EMHTF”.

Since February 14, 2014, the Company has been primarily engaged in the production and sale of recreational and medical cannabis in Canada. On November 29, 2021, the Company announced that it intended to exit the recreational and medical cannabis business and pivot to a pharmaceutical development focus.

The Company owns:

(a)100% of the shares of EHTC, a British Columbia-based license holder under the Cannabis Act (Canada) (the “Cannabis Act”);

(b)100% of the shares of Emerald Health Naturals, Inc. (“Naturals”), which is no longer operational and was amalgamated with EHT on May 3, 2022;

(c)100% of the shares of Verdélite Sciences, Inc. (“Verdélite”), a Québec-based license holder under the Cannabis Act; and

(d)100% of the shares of Verdélite Property Holdings, Inc. (“Verdélite Holdings”), a Québec- based holding corporation that owns the Verdélite facility (as defined below); and

(e)The Company, through EHTC, also holds 100% of the shares of Avalite Sciences Inc. (formerly Northern Vine Canada Inc.) (“Avalite”), a British Columbia-based licensed dealer under the provisions of the Controlled Drugs and Substances Act (Canada) (the “CDSA”) and a license holder under the Cannabis Act. Avalite ceased active operations in January 2021.

(f)The Company filed their 2021 audited consolidated financial statements in accordance with Canadian Auditing Standards, however on August 10, 2022, the Company refiled its 2021 audited consolidated financial statements in accordance with the Public Company Accounting Oversight Board’s standards.

The Company filed their 2021 audited consolidated financial statements in accordance with Canadian Auditing Standards, however on August 10, 2022, the Company refiled its 2021 audited consolidated financial statements in accordance with the Public Company Accounting Oversight Board’s standards.

Licenses

The Company currently indirectly holds several licenses (the “Licenses”) from Health Canada under the Cannabis Act to produce and sell cannabis products through its wholly owned direct and indirect subsidiaries, EHTC, Verdélite and Avalite. The Licenses held by EHTC permit it to cultivate cannabis and produce and sell dried cannabis, cannabis oils, cannabis plants and cannabis seeds. The License held by Verdélite permits it to cultivate, extract, manufacture, synthesize, test, and sell cannabis. Verdélite has also obtained a cannabis research license that authorizes sensory and organoleptic testing of cannabis products in accordance with the research protocol and conditions of the license. The License held by Avalite permits it to process cannabis and produce cannabis oil, all in accordance with the terms and conditions specified in the applicable License and the Cannabis Act. Avalite also holds a license to possess psilocybin for sale, provision and transport purposes.

Coronavirus

In December 2019, the novel Coronavirus ("COVID-19”) began to spread throughout the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. In response to this, global reactions have led to significant restrictions on travel, quarantines, temporary business closures and a general reduction in consumer activity.

During the twelve months ended December 31, 2021, government restrictions and protocols as a response to COVID-19 have varied in detail and effect in response to fluctuating case levels and hospitalizations. These restrictions at times have included the limitation on retail cannabis to curbside and delivery options. However, as of the date of this MD&A, these restrictions have generally been lifted.

All of the Company’s operating facilities in Canada operated at full capacity throughout 2021 and in compliance with the required protocols and guidelines related to COVID-19 within each region where the Company’s facilities are located.

The Company’s priority during 2021 was to safeguard the health and safety of its personnel, support and enforce government actions to slow the spread of COVID-19, and continually assess and mitigate the risks to its business operations. The Company took a number of measures to reduce risks and enhance the safety of staff working at all of its facilities. This included working remotely, reorganizing physical layouts, adjusting schedules to improve physical distancing, implementing extra health screening measures for employees, and applying rigorous standards for personal protective equipment.

Development of Business in the year ended December 31, 2021

On January 22, 2021, Avalite ceased active operations. The Company has since been considering other strategic alternatives for Avalite and its facility.

On January 13, 2021, the Company settled all outstanding amounts owing to the original vendors of the Verdélite entities (the “Vendors”) in connection with the Company’s 2018 acquisition of the Verdélite entities. The Company paid to the Vendors $9.00 million, fully settling all remaining amounts owing to the Vendors including accrued interest. The Company no longer has any liability to the Vendors with respect to the purchase price for the Verdélite entities.

On February 5, 2021, the Company received from Village Farms International, Inc. (“VF”) $19.90 million plus $0.62 million in interest, representing full repayment of the promissory note issued to the Company in connection with the sale of the Company's interest in Pure Sunfarms Corp. to VF in October 2020. This was the final payment due in connection with such sale.

On March 31, 2021, the Company ceased operations at its facility in Metro Vancouver, BC. On July 23, 2021, the Company announced that it had retained BC Farm & Ranch Realty Corp. to assist in the sale of its Metro Vancouver facility. The Company was unable to sell the facility and on April 14, 2022, entered into an agreement with the Landlord to terminate the long-term lease on the facility in exchange for transfer to the landlord of the non-leased equipment owned by the Company at the site. See "Development of the Business After the Reporting Period" and "Transactions with Related Parties", below.

At the close of business on April 26, 2021, the Common Shares were voluntarily de-listed from the TSXV. The Common Shares commenced trading on the CSE as of the open of market on April 27, 2021, under the trading symbol “EMH”.

On May 5, 2021, the Company entered into a licence agreement with FlowerPod LLC ("FlowerPod"), pursuant to which it agreed to exclusively license certain patented technology to FlowerPod for the development and sale of cannabis related products. The Company also provided FlowerPod with a promissory note of US$0.35 million that is repayable within two years and bears interest at 5% per annum. The Company was also granted a 18.71% equity ownership position in FlowerPodand the Company was entitled to receive certain monthly licence and research and development payments from FlowerPod.

On December 22nd, 2021, the Company entered into a binding term sheet to sell to FlowerPod the patented technology it had previously licensed to FlowerPod and to terminate its ownership interest in FlowerPod. Pursuant to the term sheet, Emerald is entitled to receive US$1.00 million in cash and a US$0.5 million one-year interest-bearing promissory note bearing interest at 10% per annum. Emerald continues to retain the two-year interest-bearing promissory note issued by FlowerPod on May 6, 2021, in the amount of US$0.35 million.

On May 10, 2021, Moe Jiwan was appointed as the Chief Operating Officer of the Company.

On August 6, 2021, the Company announced that Avtar Dhillon had resigned from his roles as director and Executive Chair of the Company and its subsidiaries and Jim Heppell was appointed Chair of the Board of Directors of the Company.

On September 10, 2021, the Company announced that Jenn Hepburn, the Company's Chief Financial Officer was stepping down effective October 15, 2021.

On November 3, 2021, the Company and HYTN signed a definitive agreement under which the Company would co-launch, sell and distribute HYTN’s proprietary new sparkling cannabis beverages, across Canada.

On December 15, 2021, the Company announced that it had terminated its sales agreement with HYTN Cannabis Inc.

Effective November 12, 2021, Deloitte resigned as the Company's auditor on its own initiative. Effective November 15, 2021, MNP LLP was appointed as auditor to fill such vacancy. There have been no

"reportable events", as defined in National Instrument 51-102, in connection with the audits for the Company's two most recently completed fiscal years or in the subsequent period to November 15, 2021.

On November 29, 2021, the Company announced that it is exiting the recreational and medical cannabis business and pivoting to a pharmaceutical development focus. The Company intends to seek purchasers for its recreational and medical cannabis assets to further strengthen its capital position and is in the process of instituting significant cost cuts, including the termination of the bulk of its workforce, to decrease its monthly net burn. The Company intends to maximize its cash position and seek business opportunities in pharmaceutical development where the Company's Board of Directors has significant experience. The Company also announced that it had retained Vantage Point Advisors (“VPA”) to assist it in identifying potential acquisition/merger candidates involved in pharmaceutical development and to carry out due diligence on selected candidates.

Riaz Bandali resigned his roles as President & CEO of the Company effective December 31, 2021.

Development of Business after the Reporting Period

Common Stock Issued to Emerald Health Sciences Inc. (Related Party)

On July 8, 2022, Emerald Health Sciences Inc. (“Sciences”) transferred its 39,401,608 Common Shares to its shareholders as a Return of Capital but continues to hold its common share purchase warrants.

Non-binding Letter of Intent with C3 Centre Holding Inc. (“C3”)

On June 23, 2022, the Company’s Board of Directors approved a non-binding letter of intent with C3 to sell all of the issued and outstanding shares in the capital of Verdelite Sciences, Inc. (a wholly owned subsidiary of the Company), the property located in Saint-Eustache, Quebec, and certain trademarks in relation with the “Souvenir” brand and various cannabis-related stock keeping units sold in the province of Quebec for $13.5 million. This transaction is anticipated to close in the third quarter of 2022.

Acquisition by Skye Bioscience, Inc. (Related Party)

On May 12, 2022 Emerald and Skye Bioscience, Inc. announced that the companies have entered into a definitive agreement, as amended on June 14, 2022 and July 15, 2022 with respect to a transaction to be completed by way of a Plan of Arrangement (the “Arrangement”) whereby Skye would acquire all of the issued and outstanding shares of Emerald in a share-for-share transaction. The proposed Arrangement is subject to approval by each company’s common stockholders and by the Supreme Court of British Columbia, Canada. As a result of the Arrangement, current Skye stockholders would own approximately 54% of the common stock of Skye and former shareholders of Emerald would own approximately 46% of Skye’s common stock.

Under the Arrangement, Skye will issue Emerald shareholders 1.95 shares of Skye’s common stock (the “Exchange Ratio”) in exchange for each Emerald share. Based on the number of outstanding shares as of May 12, 2022, it is expected that Skye would issue approximately 416M Skye shares to Emerald shareholders. All stock options and warrants of Emerald will be exchanged for replacement options and warrants of Skye on identical terms, as adjusted in accordance with the Exchange Ratio. The completion of the Arrangement is subject to customary terms and conditions, including the following:

a) Approval of the Arrangement by special resolutions of disinterested Skye and Emerald shareholders;

b) Court approval of the Arrangement; and

c) Receipt of all required regulatory approvals, including acceptance by the Canadian Securities Exchange (the “CSE”) of Skye’s listing on the CSE.

The Arrangement is anticipated to close in the fourth quarter of 2022.

On June 14, 2022, Skye and EHT entered into an amendment to the Arrangement Agreement to reflect certain changes to the post-closing board of directors of Skye and to waive the closing condition in the Arrangement Agreement requiring Skye to obtain a waiver from Emerald Health Biotechnology Espana S.L. ("EHB SL") for payment of any change of control payments under the Exclusive Sponsored Research Agreement, dated October 11, 2021 between EHB SL and Skye that may arise as a result of the transactions contemplated by the Arrangement Agreement.

On July 15, 2022, Skye and EHT entered into the second amendment to the Arrangement Agreement to extend the outside date of the closing of the acquisition to November 15th in the event that the parties encounter regulatory delays.

FlowerPod Amending Agreement

On April 28, 2022, the Company entered into an amended agreement with FlowerPod LLC for the sale of certain patents held by the Company, amending the December 28, 2021, binding term sheet payment schedule from a payment on closing of US$1M and a promissory note of US$500 due on the anniversary of the closing bearing an interest rate of 10% per annum to $967 (US$750) on closing and a $967 (US$750) promissory note due on the anniversary of the closing bearing 10% interest per annum. The Company continues to retain the two-year interest-bearing promissory note issued by FlowerPod on May 6, 2021, in the amount of $451 (US$350). As of the date that the consolidated financial statements were issued, the binding term sheet has not yet closed.

Amended Lease Agreement – Metro Vancouver Land (Related Party)

On April 14, 2022, the Company concluded an agreement under which the lease obligation with the Landlord of the land in Metro Vancouver, British Columbia (a related party) would be concluded effective December 31, 2022 (or such earlier date on which the Landlord informs the Company that it has located a new tenant for the premises), in exchange for the transfer to the landlord of the non-leased equipment owned by the Company at the site. The Company will continue to make quarterly payments of $95 thousand through June 2022 and then $114 thousand quarterly payments from July to Dec 2022, after which it will have no further obligations or liabilities to the Landlord. The Company has the option to terminate the lease earlier upon payment to the Landlord of an amount equal to all remaining rent, and all other costs owed the Landlord, to December 31, 2022.

Lease Termination – Richmond

On April 14, 2022, the Company entered into a Termination of Lease and Transfer of Assets Agreement with the Landlord of the Richmond Land. As part of the agreement, EHTC will surrender to the Landlord all of the property, plant and equipment located on the leased land. The termination and transfer will occur on December 31, 2022, unless EHTC elects to terminate early. For the period between the termination agreement date and the termination date of December 31, 2022, EHTC will continue to pay the landlord the regular lease payments in accordance with the original lease agreement.

Discontinuation and Realization of Prior Operations

Since January 1, 2022, the Company has focused on winding down its prior operations in a manner intended to reduce operating costs.

On February 28, 2022 and May 31, 2022, the Company ceased all production and packaging operations at the facility located at 4226 Commerce Circle and the facility located at 4223 Commerce Circle, respectively.. The lease for the Company’s 4226 Commerce Circle facility in Victoria, BC expired on February 28, 2022, and the lease for the 4223 Commerce Circle facility in Victoria, BC expired on May 31, 2022; however, the Company continues to rent both facilities on a month-to-month basis in order to maintain its License. By June 1, 2022, the Company’s Victoria facilities had fully wound its operations. On April 14, 2022, the Company concluded an agreement under which the lease obligation with the Landlord of the land in Metro Vancouver, British Columbia (a related party) would be concluded effective December 31, 2022 (or such earlier date on which the Landlord informs the Company that it has located a new tenant for the premises), in exchange for the transfer to the landlord of the non-leased equipment owned by the Company at the site.

Disclosure of Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, of which 213,472,095 Common Shares and nil preferred shares were issued and outstanding as of December 31, 2021, and 213,472,095 Common Shares were outstanding as of June 30, 2022.

There were 8,539,326 stock options outstanding as of December 31, 2021. As of June 30, 2022, there were 3,482,773 stock options outstanding.

There were 31,255,085 warrants outstanding as of December 31, 2021 and 31,255,085 as of June 30,
2022.

Selected Annual Information

The financial information presented for the years below was derived from financial statements prepared in accordance with IFRS and is expressed in Canadian dollars.

Reported in (000’s)	For the year ended December 31,
	2021 ($)	2020 ($)	2019 ($)
Total revenue	11,896	14,261	22,338
Net loss attributable to the Company	(39,406)	(42,952)	(111,141)
Net loss per share (basic and diluted)	(0.184)	(0.222)	(0.750)
Total assets	40,892	98,274	156,621
Total non-current financial liabilities	40	3,504	27,767

Summary of Quarterly Results

The financial information in the following tables summarizes selected financial information for the Company for the last eight quarters which was derived from annual financial statements prepared in accordance with IFRS or interim financial statements prepared in accordance with IFRS applicable to the preparation of interim financial statements, IAS 34, Interim Financial Reporting:

(000’s)	2021
	December 31 ($)	September 30 ($)	June 30 ($)	March 31 ($)
Revenue	2,867	2,599	3,777	2,653
Share-based payments	(721)	204	194	143
Interest and other income	858	354	782	1,084
Share of loss from Pure Sunfarms Corp.	Nil	Nil	Nil	Nil
Gain (loss) on changes in the fair value of the Company’s biological assets	(446)	521	540	95
Net Loss	(13,406)	(9,144)	(13,956)	(2,900)
Net Loss per share (basic and diluted)	(0.058)	(0.043)	(0.065)	(0.014)

(000’s)	2020
	December 31 ($)	September 30 ($)	June 30 ($)	March 31 ($)
Revenue	3,511	4,311	3,106	3,333
Share-based payments	432	755	844	986
Interest and other income	428	29	809	13
Share of (loss) income from Pure Sunfarms Corp.	(1,367)	(520)	(187)	5,205
Gain (loss) on changes in the fair value of the Company’s biological assets	7,229	(2,339)	871	644
Net Loss	(8,060)	(11,658)	(18,943)	(4,879)
Net Loss per share (basic and diluted)	(0.039)	(0.057)	(0.098)	(0.027)

Results of Operations

Quarter ended December 31, 2021 compared to the quarter ended December 31, 2020

The net loss for the quarter ended December 31, 2021, was $13.41 million (loss of $0.058 per share), compared to the net loss of $8.06 million (loss of $0.039 per share) for the same quarter in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share.

Factors contributing to the net loss for the three-month period ended December 31, 2021 include the following:

Revenue

Revenue for the quarter ended December 31, 2021, was $2.87 million compared to $3.51 million for the same period in the prior year. Recreational sales decreased as a result of lower sales volumes in the quarter ended December 31, 2021, as compared to the same period in 2020, along with the average selling price per gram. Medical sales decreased as a result of the decrease in medical patients. For the quarter ended December 31, 2021, revenue was comprised of approximately 75% dried product, and 25% concentrates, extracts and edibles, compared to approximately 53% dried product, 47% concentrates, extracts and edibles and 1% other in the quarter ended December 31, 2020.

	For the three months ended December 31, 2021	For the three months ended December 31, 2020
Average selling price of adult-use dried flower per gram & gram equivalents	$3.27	$3.73
Kilograms sold of adult-use dried flower & kilogram equivalents	726	726
Average selling price of medical dried flower per gram & gram equivalents	$6.70	$7.46
Kilograms sold of medical dried flower & kilogram equivalents	22	36
Total kilograms produced of dried flower	705	980

Cost of Sales

Cost of goods sold currently consists of four main categories: (i) cost of goods sold expensed from inventory, (ii) production costs, (iii) change in the fair value of biological assets and (iv) amortization of the Health Canada licenses.

Cost of goods sold represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post-harvest costs capitalized to inventory, purchased dried cannabis, costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs. Cost of goods sold expensed from inventory for the quarter ended December 31, 2021 and December 31, 2020 was $1.99 million and $3.94 million, respectively. The decrease in cost of goods sold in the current period was due to lower volumes of product sold and lower value of biological asset per gram expensed as compared to the prior period. The total kilograms of dried flower produced decreased during the three months ended December 31, 2021, due to the closure of the Metro Vancouver facility.

Production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as overhead relating to the cultivation activities. All post-harvest inventory production costs in excess of standard cost are not capitalized and recorded as cost of goods sold. Production costs included $0.34 million of costs during the three months ended December 31, 2021 (December 31, 2020 - $5.27 million).

During the three months ended December 31, 2021, the Company recognized $0.70 million (December 31, 2020 - $0.49 million) in excise taxes from recreational sales. The excise tax attributable to medical sales of $0.01 million (December 31, 2020 - $0.02 million), was absorbed by the Company as a cost and not passed on to the end patients.

The change in biological assets for the quarter ended December 31, 2021 resulted in a loss of $0.45 million compared to a gain of $7.23 million in the same quarter of the prior year. The loss in the prior period was due to a change in estimates used for fair value less costs to sell (“FVLCS”) used as an input in the valuation of biological assets during that period, as well as a cull of plants in the comparative period. The current period increase is a result of normal operations and stage of plant growth at the Verdélite facility during the three months ended December 31, 2021.

The Company measures biological assets consisting of cannabis plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost. The significant assumptions used in determining the fair value of cannabis plants are as follows: plant attrition rate for various stages of development; yield per plant; wholesale selling price less costs to sell; percentage of total expected costs incurred to date; and costs incurred for each stage of plant growth.

Gains recognized in the fair value of biological assets are recorded in a manner that decreases the cost of sales. Changes in the fair value of biological assets can be significant during periods of large expansion in the cultivation area. In determining the fair value of cannabis plants, assumptions are used regarding the variability in the average age and number of cannabis plants available at each period end.

Inventory write-down – During the quarter ended December 31, 2021, a write-down of $4.12 million was recognized for dried cannabis, packaged inventory and bulk cannabis oils (December 31, 2020 - $5.27 million) related to product deterioration, a packaging defect and limited remaining shelf life.

Other expenses

General and Administrative – During the quarter ended December 31, 2021, the Company incurred general and administrative expenses of $2.26 million versus $2.04 million for the quarter ended December 31, 2020. In the quarter ended December 31, 2021, general and administrative costs included; salaries and benefits of $1.09 million (three months ended December 31, 2020 - $1.17 million), consulting and professional services fees of $0.45 million (three months ended December 31, 2020 - $0.17 million), investor relations fees of $0.07 million (three months ended December 31, 2020 - $0.27 million), office and insurance of $0.61 million (three months ended December 31, 2020 - $0.43 million) and travel and accommodation of $0.04 million (three months ended December 31, 2020 - Nil).

Sales and marketing – In the quarter ended December 31, 2021, the Company incurred sales and marketing expenses of $0.80 million versus $0.33 million in the comparable 2020 prior period. These costs are related to general sales and marketing expenses and wages. The current period increase reflects the Company’s launch of its new product lines in the form of its sublingual tablets and Fuse™ beverages.

Research and development – In the quarter ended December 31, 2021, the Company incurred research and development expenses of $0.37 million (three months ended December 31, 2020 - $0.60 million). These costs related to consulting fees and wages associated with the development of new cannabis products. Research and development expenditures were related to not only product development but also to the enhancement of cultivation and extraction efficiencies as well as research into strain genetics. Costs decreased during the current period due to the Company’s announcement that it is exiting the recreational and medical cannabis business and pivoting to a pharmaceutical development focus.

Share-based compensation – In the quarter ended December 31, 2021, the Company incurred share-based compensation expenses of $(0.72) million versus $0.43 million in the comparable 2020 prior period. The amounts are compensation expenses related to employees, directors and consultants, incentive stock options and restricted share units (“RSU”) which are measured at fair value at the date of grant and expensed over the vesting period. During the current quarter, the Company granted 225,000 stock options and Nil RSUs to employees and consultants, compared to 3,797,500 stock options and 140,000 RSUs granted during the same period in 2020.

Share of income from former joint venture – In the quarter ended December 31, 2021, the Company recognized $nil as its share of income due to the sale of the entirety of its 41.28% interest in Pure Sunfarms Corp. in 2020. In the comparable period the Company recognized a $1.36 million loss.

Impairment – During the quarter ended December 31, 2021, the Company initiated a plan to close operations at the production facility located in Saint-Eustache, Québec and entered into discussions to sell the facility and related licenses. The fair value of this facility was determined based on a third-party valuation of the tangible property, resulting in an impairment loss of $4,270. Split between the land, building, the production, lab, and growing equipment, computer equipment, the other equipment, intangible, and ROU equipment which were impaired by $119, $3,497, $546, $2, $88, $5, and $13, respectively.

The amortization of the Health Canada license represents the amortization of an acquired license that is recorded at cost less accumulated amortization. Amortization will be expensed as a cost of sales and the unamortized balance will remain on the Company’s balance sheet as an intangible asset. Amortization of the license is recognized on a straight-line basis over the useful life, irrespective of either production or sale of cannabis from that facility.

Year ended December 31, 2021 compared to the year ended December 31, 2020

The net loss for the year ended December 31, 2021, was $39.41 million (loss of $0.18 per share), compared to the net loss of $43.54 million (loss of $0.22 per share) for the same period in the prior year. The net loss for the period was impacted by a $15.03 million impairment on the Metro Vancouver facility. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti- dilutive effect on the loss per share.

Factors contributing to the net loss for the year include the following:

	For the year ended December 31,
	2021($)	2020($)
Revenue	11.90	14.26
Share-based payments	(0)	3.02
Interest and other income	3.07	1.28
Net Loss	39.41	43.54
Net Loss per share (basic and diluted)	0.18	0.23

Revenue

Revenue for the year to date was $11.90 million compared to $14.26 million for the same period in the prior year. The revenue for the year ended December 31, 2021 was impacted by a further decline in average selling price per gram of dried cannabis and dried cannabis equivalent in the adult-use channel, which decreased from $3.75 in the same period in 2020 to $3.46 in the current period. The Company shipped 8% less kilograms of dried flower and flower equivalent compared to the same period of the prior year. For the year ended December 31, 2021, revenue was comprised of approximately 77% dried product, and 23% oils, compared to approximately 68% dried product, 31% oils and 1% other in the year ended December 31, 2020. During the year ended December 31, 2021, the Company’s revenues were from the adult recreational market, the medical market, as well as bulk dry cannabis flower sales of $0.49 million.

	For the year ended December 31, 2021	For the year ended December 31, 2020
Average selling price of adult-use dried flower per gram & gram equivalents	$3.46	$3.75
Kilograms sold of adult-use dried flower & kilogram equivalents	2,521	2,730
Average selling price of medical dried flower per gram & gram equivalents	$6.95	$7.83
Kilograms sold of medical dried flower & kilogram equivalents	101	175
Total kilograms produced of dried flower	2,410	8,960

Cost of Sales

Cost of goods sold currently consists of four main categories: (i) cost of goods sold expensed from inventory, (ii) production costs, (iii) change in the fair value of biological assets, and (iv) amortization of the Health Canada licenses.

Cost of goods sold represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post-harvest costs capitalized to inventory, purchased dried cannabis, costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs. Cost of goods sold expensed to inventory for the year ended December 31, 2021 and December 31, 2020 was $7.56 million and $10.32 million, respectively. The decrease in cost of goods sold in the current period was due to lower volumes of product sold and lower value of biological asset per gram expensed as compared to the prior period.

Production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as overhead relating to the cultivation activities. All post-harvest inventory production costs in excess of standard cost are not capitalized and recorded as cost of goods sold. Production costs included $4.49 million of costs during the year ended December 31, 2021 (December 31, 2020 - $8.86 million).

During the year ended December 31, 2021, the Company also recognized $2.28 million (December 31, 2020 - $2.44 million) in excise taxes from recreational sales. The excise tax attributable to medical sales of $0.05 million (December 31, 2020 - $0.08 million) was absorbed by the Company as a cost and not passed on to the end patient.

The change in biological assets for the year ended December 31, 2021 resulted in a gain of $0.71 million compared to a gain of $6.40 million in the same period of the prior year. The loss in the prior period was due to a change in estimates used for fair value less costs to sell FVLCS used as an input in the valuation of biological assets during that period, as well as a cull of plants in the comparative period. The current period increase is a result of normal operations and stage of plant growth at the Verdélite facility.

The amortization of the Health Canada license represents the amortization of an acquired license that is recorded at cost less accumulated amortization. Amortization will be expensed as a cost of sales and the unamortized balance will remain on the Company’s balance sheet as an intangible asset. Amortization of the license is recognized on a straight-line basis irrespective of either production or sale of cannabis from that facility.

The Company measures biological assets consisting of cannabis plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost. The significant assumptions used in determining the fair value of cannabis plants are as follows: plant attrition rate for various stages of development; yield per plant; selling price less costs to sell; percentage of total expected costs incurred to date; and costs incurred for each stage of plant growth.

Gains recognized in the fair value of biological assets are recorded in a manner that decreases the cost of sales. Changes in the fair value of biological assets can be significant during periods of large expansion in the cultivation area. In determining the fair value of cannabis plants, assumptions are used regarding the variability in the average age and number of cannabis plants available at each period end.

Inventory write-down – During the year ended December 31, 2021, a write-down of $4.79 million was recognized for packaged inventory and extracted cannabis oils (December 31, 2020 - $8.14 million) related to product deterioration, limited remaining shelf life and fair market value.

Other expenses

General and Administrative – During the year ended December 31, 2021, the Company incurred general and administrative expenses of $9.10 million versus $9.43 million for the year ended December 31, 2020. The current period saw decreased expenses in wages and benefits, corporate communications and media, consulting and professional service fees, and travel and accommodations expense, and increased costs of office and insurance due to a retro-active adjustment to insurance and the wind down of the operations at the Metro Vancouver facility which remaining expenses were relocated from production costs to general and administrative expense. For the year ended December 31, 2021, general and administrative costs included; salaries and benefits of $3.69 million (2020 - $4.17 million), consulting and professional services fees of $2.45 million (2020 - $2.80 million), corporate communication and media expense of $0.14 million (2020 - $0.47 million), office and insurance of $2.75 million (2020 - $1.92 million) and travel and accommodation of $0.07 million (2020 - $0.07 million).

Sales and marketing – For the year ended December 31, 2021, the Company incurred sales and marketing expenses of $2.37 million versus $1.56 million in the comparable 2020 prior period. These costs are related to general sales and marketing and wages. The current period increase reflects the Company’s use of sales agencies in the launch of its new product lines.

Research and development – For the year ended December 31, 2021, the Company incurred research and development expenses of $1.73 million versus $1.57 million in the comparable 2020 prior period. These costs related to consulting fees and wages associated with the development of new cannabis products. The increase in research and development costs are due to an increase in activities surrounding new product development in the health and wellness segment.

Share-based compensation – For the year ended December 31, 2021, the Company incurred share-based compensation expenses of $(0.18) million versus $3.02 million in the comparable 2020 prior period. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the year ended December 31, 2021, the Company granted 300,000 stock options and Nil restricted share units to employees and consultants, compared to 9,877,500 stock options and 550,000 restricted share units during the same period in 2020.

Share of income from joint venture – In the year ended December 31, 2021, the Company recognized $nil as its share of the income due to the sale of the entirety of its 41.28% interest in Pure Sunfarms Corp. In the comparable period the Company recognized $3.13 million.

Impairment – During the year ended December 31, 2021, the Company determined there was a further fair value loss on the reclassification of its Metro Vancouver facility to held for sale based on market conditions and additional third-party sales broker information. This resulted in recording an impairment of $15.02 million: $9.76 million against the building, $4.55 million against PUC and $0.71 million of equipment. The remaining asset value of $3.09 million relating to the Metro Vancouver facility and reclassified to held for sale includes $1.54 million of buildings, $0.41 million of production and growing equipment, $0.86 million of PUC and $0.28 million of long-term deposits.

The amortization of the Health Canada license represents the amortization of an acquired license that is recorded at cost less accumulated amortization. Amortization will be expensed as a cost of sales and the unamortized balance will remain on the Company’s balance sheet as an intangible asset. Amortization of the license is recognized on a straight-line basis over their useful life, irrespective of either production or sale of cannabis from that facility.

Interest and other income – In response to COVID-19, the Government of Canada announced the Canada Emergency Wage Subsidy (“CEWS”) program in April 2020. CEWS provides a wage subsidy on eligible remuneration to eligible employers based on certain criteria and during the year ended December 31, 2020, the Company determined that it had qualified for this subsidy. The Company applied for and received $1.92 million of non-repayable subsidies under CEWS during the year ended December 31, 2021 (December 31, 2020 - $0.76 million).

Liquidity and Capital Resources

The Company continually monitors and manages its cash flow to assess the liquidity necessary to fund operations and capital projects. The Company manages its capital resources and adjusts them to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital resources, the Company may, where necessary, control the amount of working capital, pursue financing or manage the timing of its capital expenditures. As at December 31, 2021, the Company had working capital of $18.59 million (current assets of $22.15 million less current liabilities of $3.56 million). Non-GAAP measures do not have any standardized meaning prescribed under IFRS, and therefore they may not be comparable to similar measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS See "Non-GAAP Measures" below.

The consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities

As of December 31, 2021, the Company had $18.51 million in cash and cash equivalents.

Emerald continues to retain the two-year interest-bearing promissory note issued by FlowerPod on May 6, 2021, in the amount of US$0.35 million.

The composition of the Company’s accounts payable and accrued liabilities was as follows:

(000’s)	December 31, 2021 ($)	December 31, 2020 ($)
Trade payables	1,043	6,296
Accrued liabilities	373	903
Excise tax payable	534	2,239
Payroll liabilities	137	1,046
Sales tax liabilities	1,277	529
Other payables	171	6

The Company also has the following undiscounted gross contractual obligations as at December 31, 2021, which are expected to be payable in the following respective periods:

(000’s)	Total $	≤ 1 year $	Over 1 year $
Accounts payable and accrued liabilities	3,536	3,536	-
Leases	3,639	-	3,639
CEBA Loan	40	-	40

Operating, Investing and Financing Activities

The chart below highlights the Company’s cash flows:

(000’s)	For the year ended December 31, 2021 ($)	For the year ended December 31, 2020 ($)
Net cash provided by (used in):
Operating activities	($17,109)	($10,502)
Investing activities	$19,617	$54,391
Financing activities	$(9,996)	$(20,416)
Increase (decrease) in cash	($7,488)	$23,473

Year ended December 31, 2021 compared to December 31, 2020

Cash used in operating activities for the year ended December 31, 2021 was $17.11 million, compared to cash used of $10.5 million in the prior year. The current year amount reflects the decrease in general and administrative, sales and marketing and research and development expenditures, and decreases in cash outflows for payments of current liabilities from the year ended December 31, 2020.

Financial Risk Management
The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management policies on an annual basis. Management identifies and evaluates the Company’s financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Measurement Uncertainty and Impairment Assessments

During the year ended December 31, 2021, the Company initiated a plan to close operations of its facility located in Metro Vancouver, British Columbia, as announced subsequent to the year end, which is an indicator of impairment. The fair value of this facility was determined based on a third-party appraisal using a FVLCD approach including the market and cost approaches. Consideration was given to information from manufacturers, historical data and industry standards which constitute both observable and unobservable inputs (level 2 and level 3).

During the year ended December 30, 2021, the Company determined there was a further fair value loss on the reclassification to held for sale assets based on market conditions and additional third-party appraisal information.

Management continues to review each of its assets for indicators of impairment.

Transactions with Related Parties

The Company has entered into transactions with a number of related parties as further described below. In addition, on April 29, 2022 the Company entered into an arrangement agreement with Skye Bioscience Inc. ("Skye"), which is a related party of the Company due to the fact that Emerald Health Sciences Inc. is also a control person of Skye, as further described below under "Proposed Transactions".

With Emerald Health Sciences Inc.

As at December 31, 2021, Emerald Health Sciences Inc. (“Sciences”) held an aggregate of 39,401,608 Common Shares, representing 19% (December 31, 2020 – 39,401,608 shares, representing 19%) of the issued and outstanding Common Shares and it also held 9,099,706 (December 31, 2020 – 9,099,706) common share purchase warrants of the Company.

As of December 31, 2021, the Company owed $nil (December 31, 2020 - $1,327) to Sciences for past services provided. As of December 31, 2021, Sciences owed the Company $nil (December 31, 2020 – $50) for invoices paid on behalf of Sciences, this amount is included in the due from related parties caption on the consolidated statements of financial position and is non-interest bearing.

With the Company’s former joint venture

As of December 31, 2021, Pure Sunfarms owes the Company $170 (December 31, 2020 - $170) for expenditures made on behalf of the joint venture. As of December 31, 2021, the Company owes to Pure Sunfarms $5 (December 31, 2020 - $5). These amounts were re-classed from the respective Due To and Due From Related Parties, to the respective accounts receivable and accounts payable on the consolidated statements of financial position at the date of sale. Amounts are non-interest bearing.

With a Company Controlled by the Company’s Former Executive Chairman

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is 50% owned by Avtar Dhillon, MD, the former Executive Chairman and CEO of the Company with respect to land in Metro Vancouver, British Columbia on which the Company constructed its production facility. The lease amount was determined by an independent valuation and was approved by the nonconflicted directors of the Company. During the year ended December 31, 2021, the Company paid to the Landlord $381 (December 31, 2020 - $365) in rent. As at December 31, 2021, the Company recognized lease liabilities of $3,476 (December 31, 2020 - $3,516) relating to the land in Metro Vancouver. As of August 6, 2021, the Landlord ceased to be a related party upon the resignation of Avtar Dhillon as Executive Chairman of the Company.

On April 14, 2022, the Company concluded an agreement under which the lease obligation would be concluded effective December 31, 2022 (or such earlier date on which the Landlord informs the Company that it has located a new tenant for the premises), in exchange for the transfer to the landlord of the non- leased equipment owned by the Company at the site. The Company will continue to make monthly payments of $38,240 through 2022, after which it will have no further payments due to the Landlord. The Company may terminate the lease earlier upon payment to the landlord of an amount equal to all remaining rent to December 31, 2022, and all other sums payable by EHT to the landlord under the lease.

With an Entity with Common Directors

On May 11, 2021, the Company acquired the remaining 49% equity ownership in Naturals that was held by the Bankruptcy Trustee of Emerald Health Bioceuticals (“Bioceuticals”) for $32 (US$25). The Company then owned 100% ownership in Naturals, which was reflected by the movement of $1,385 from Non- Controlling Shareholders’ Interest to the Company’s equity.

On May 3, 2022 Naturals was amalgamated with the Company pursuant to a vertical short form amalgamation under the Business Corporations Act (British Columbia). As a result of such amalgamation Naturals ceased to exist.

Proposed Transactions

There are no material decisions by the Company’s board of directors with respect to any other imminent or proposed transactions that have not been disclosed herein.

Critical Accounting Policies and Estimates

The critical accounting policies and estimates are included in each of the notes of the Company’s audited consolidated financial statements for the year ended December 31, 2021 and 2020. These are the accounting policies and estimates that are critical to the understanding of the business operations and results of operations.

Changes in Accounting Standards not yet Effective

Refer to Note 2 of the Company’s audited consolidated financial statements for the years ended December 31, 2021, and 2020 for additional information on new standards, amendments to standards and interpretations, which are not effective yet, and have not been applied in preparing these consolidated financial statements but may affect the Company when applied in the future.

Off-Balance Sheet Arrangements

The Company has not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Risks and Uncertainties

The Company’s actual results may differ materially from those expected or implied by the forward-looking statements and forward-looking information contained in this management discussion and analysis due to the proposed nature of the Company’s business and its present stage of development. A non- exhaustive list of risk factors associated with the Company follow below.

The following is a non-exhaustive list of certain additional risk factors associated with the Company.

Additionally, during the year ended December 31, 2021, management identified a material weakness in our internal control over financial reporting whereas we did not design or maintain effective controls to ensure that there is an independent review and approval of schedules and reconciliations related to inventory, biological assets and cost of sales to ensure completeness and accuracy.

Completion of the Arrangement

Consummation of the Arrangement is subject to the satisfaction of a number of conditions, certain of which are outside the Company’s control, including, without limitation, obtaining the requisite approvals of the shareholders of the Company and Skye and the receipt of the final order approving the Arrangement granted by the British Columbia Supreme Court. There can be no certainty, nor can the Company provide any assurance, that these conditions will be satisfied or, if satisfied when they will be satisfied. Certain conditions may be waived at the Company’s discretion, however, certain other conditions are not subject to waiver. Both the Company and Skye have the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can either party provide any assurance, that the Arrangement Agreement will not be terminated by the other party before completion of the Arrangement.

In the event that the Arrangement Agreement is terminated as a result of either party entering into a superior proposal and in certain other limited circumstances, the other party may be entitled to receive a termination fee in the amount of $0.5 million. However, the termination fee is not payable in all circumstances and therefore the situation may arise that the Arrangement Agreement is terminated by Skye and the Company does not receive the termination fee or other consideration. In addition, notwithstanding that such fee may be payable in the event of such a termination by Skye, Skye may be unable to pay such fee or may dispute whether it is required to do so.

If the Arrangement is not completed for any reason, the market price of the Company's shares may decline to the extent that the current market price reflects a market assumption that the Arrangement will be completed, and the Company’s business may suffer. In addition, the Company will remain liable for significant consulting, accounting and legal costs relating to the Arrangement and will not realize anticipated synergies, growth opportunities and other benefits of the Arrangement in the event that the Arrangement is not completed. If the Arrangement is delayed, the achievement of synergies and the realization of growth opportunities could be delayed and may not be available to the same extent.

Public Health Crises

The Company's business, operations and financial condition could be materially adversely affected by the outbreak of epidemics, pandemics, or other health crises, such as the current COVID-19 pandemic. As of the date of this MD&A, the global reactions to the spread of COVID-19 have led to, among other things, significant restrictions on travel, quarantines, business closures and a general economic turmoil. The Company's facilities have not been subject to closure due to COVID-19; however, there can be no certainty that this will remain the case.

The risks to the Company of such public health crises also include risks to employee health and safety and a slowdown or temporary suspension of operations in geographic locations impacted by an outbreak. The Company has taken what it believes to be appropriate safety precautions at its facilities to safeguard the health of its employees including remote work plans and additional protective measures site on-site, and there have been no outbreaks to date at any of the Company's facilities. Widespread uncertainty, government restrictions on personal mobility and the other impacts of the COVID-19 crisis on the Company's employees, together with the potential to contract COVID-19 and/or be subject to quarantine may have an impact on the ability or willingness of the Company's employees to attend their workplace.

Such public health crises can also result in disruptions and volatility in financial markets and global supply chains as well as declining trade and market sentiment and reduced mobility of people, all of which could impact the market and pricing of cannabis products, interest rates, credit ratings, credit risk and inflation. In addition, the Company's business may be impacted by supply chain disruptions caused by the COVID- 19 crisis. While these effects are expected to be temporary, the duration of the disruptions to business and the related financial impact cannot be estimated with any degree of certainty at this time.

Although restrictions on businesses in most Canadian jurisdictions have been largely repealed, the continued spread of COVID-19 and the emergence of new variants of the virus have led to the implementation of new restrictions. There can be no guarantee that these restrictions will be successful or that additional future outbreaks will not lead to increased restrictions. In addition, while vaccination programs for COVID-19 have experienced wide take-up in Canada, such programs may not be as efficacious as expected due to a variety of factors including the unwillingness of significant numbers of people to become vaccinated, or the emergence of new strains which are resistant to vaccines. At this point, the extent to which COVID-19 may impact the Company is uncertain; however, it is possible that COVID-19 could have a material adverse effect on the Company's business, results of operations and financial condition.

Disposition of Assets

As part of the Company's strategy to pivot its business focus, it is seeking opportunities to dispose of certain of its assets. In pursuit of such opportunities, the Company may fail to negotiate acceptable arrangements related to such dispositions. Such dispositions may also lead to substantial losses recognized by the Company, particularly as values in the cannabis sector have fallen in recent years with many distressed assets currently on the market. In addition, any such transaction will require the dedication of substantial management effort, time and resources which may divert management's focus and resources from other strategic opportunities and from operational matters during this process. Dispositions of certain assets may also lead to the loss of key employees and the disruption of ongoing business and employee relationships that may adversely affect the Company.

Operations in the USA

The Company does not currently have any direct operations, business, or sales in the United States. However, the Company has entered into a license agreement with FlowerPod, under which it agreed to exclusively license certain patented technology to FlowerPod for the development and sale of cannabis related products for use in all US states and other key geographical areas where adult use and/or medical cannabis is locally legal. In addition, the Company has also entered into a letter of intent with The Uplifters' Prima, PBC ("Prima"), based in Santa Monica, California, contemplating joint initiatives to co-develop new cannabinoid-based wellness products for sale in the United States, Canada, and internationally. On May 25, 2021, the Company completed a $50 investment in Prima's Seed-1 Preferred Stock financing round. The Company is not aware of any material non-compliance with applicable laws related to initiatives undertaken by FlowerPod or Prima. At this time, the Company does not have any significant balance sheet or operating statement exposure with respect to such ancillary operations. The Company does not expect there to be any impact on its ability to access capital as a result of such ancillary operations in the United States. No additional legal opinions have been obtained by the Company regarding compliance with regulatory frameworks in the United States or potential exposure to and implications arising from federal laws in the United States.

Cannabis is a restricted drug under federal law in the United States and its sale and possession is generally prohibited. Enforcement of relevant laws in an adverse manner would be a significant risk to the Company and could have a material adverse effect on the Company. Future operations in the United States or transactions or relationships with cannabis related businesses in the United States, depending on the nature and extent of such operations, transactions, or relationships, may also impact the Company's ability to raise funds in the public and private markets. Regulatory authorities may also impose certain restrictions on the Company's ability to operate in the United States. The Company will consult with appropriate legal counsel to ensure it considers all relevant factors before engaging in any operations in the United States or any transactions with entities in the United States.

Current and Future Litigation

On June 16, 2020, a Plaintiff filed a Statement of Claim on behalf of a proposed class in the Court of Queen's Bench of Alberta in Alberta, Canada, against several Canadian cannabis manufacturers and/or distributors (the "Defendants"). The Company is named as a Defendant in the proceedings. In the action it is alleged that the Defendants, including the Company, marketed medicinal and recreational cannabis products with advertised THC or CBD content levels different than those products actually contained. The action only specifically mentions one particular product manufactured and sold by the Company – Sync 25, a CBD oil which is alleged to have had at the time of testing an advertised THC level of 1 mg/mL, but an alleged actual THC potency of 0.46 mg/mL. The Plaintiffs claim damages against the Defendants as a group of $500 million, plus punitive damages of $5 million, an accounting of revenues, and interest and costs. The Plaintiffs have not yet demanded that the Company defend the action. No certification application has yet been filed.

The Company believes that the allegations made against it in the action are flawed. The plaintiffs' testing methodologies have not yet been disclosed. The difference in THC content between the alleged labelled amount and the alleged tested amount in this particular product is not material. No loss or damages have been proven. No consumer was likely to have been harmed as a result of the labelling difference.

The Company disputes the allegations and has been and will continue to vigorously defend against the claims. The proceedings are still at an early stage. Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult, particularly where key factual and legal issues have not been resolved. For these reasons, the ultimate timing or outcome cannot be predicted, or possible losses or a range of possible losses cannot be reasonably estimated.

The Company may become party to other litigation (including arbitration or mediation) from time to time, which could adversely affect its business. In addition, the directors or officers of the Company may become involved in litigation unrelated to the Company which may have an impact on the Company due to the time and attention required to attend to such litigation or may affect the reputation of the Company. Should any litigation in which the Company becomes involved be determined against the Company or should the Company enter into a settlement, the amount of the award or settlement could adversely affect the Company's resources and its ability to continue operating and the market price for the Common Shares. Monitoring and defending litigation, whether or not meritorious, can be time- consuming and may result in significant expenses, including legal fees and other costs. Even if the Company is involved in litigation and is successful, litigation can redirect significant Company resources and attention away from the business of the Company and may have a material adverse effect on the Company's business, reputation, financial condition, financial performance, and financial prospects.

Securities class action litigation often has been brought against cannabis companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Non-GAAP Measures

The Company has included "Working capital”, which is a non-GAAP financial measure that does not have a standard meaning and may not be comparable to a similar measure disclosed by other issuers. Working capital, as referenced herein, is defined as (current assets less current liabilities), which is a non-GAAP measure, in this MD&A, Working capital is used to supplement the Company's consolidated financial statements, which are presented in accordance with IFRS. The terms IFRS and generally accepted accounting principles (“GAAP”) are used interchangeably throughout this MD&A.

The Company believes that these measures, together with measures determined in accordance with IFRS, provide investors with an improved ability to evaluate the underlying performance of the Company. Non- GAAP measures do not have any standardized meaning prescribed under IFRS, and therefore they may not be comparable to similar measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS.

Forward-Looking Statements

Certain statements contained in this Management Discussion and Analysis ("MD&A") constitute forward- looking information or forward-looking statements under applicable securities laws (collectively, "forward-looking statements"). These statements relate to future events or future performance, business prospects or opportunities of Emerald Health Therapeutics, Inc., and its subsidiaries (together the "Company" or "Emerald"). All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "forecast", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions) are not statements of historical fact and may be "forward- looking statements".

Examples of forward-looking statements in this MD&A include, but are not limited to, statements in respect of the Company’s business objectives; the Company's operations in Québec; the approval of patent applications that have been submitted by the Company; the Company's intention to dispose of its cannabis assets; expectations regarding whether the Arrangement will be consummated, including whether conditions to the consummation of the Arrangement will be satisfied, or the anticipated timing for the closing of the Arrangement; expectations regarding whether the Company will sell its patented technology; the Company's ability to control its working capital, obtain financing or manage capital expenditures; the Company's intent to transition into the pharmaceutical development field; operations of the Company's subsidiaries; potential transactions and development strategies, including those of its subsidiaries; the impact of the ongoing COVID-19 crisis; strategic alternatives related to the Company's assets; the focus of the Company's efforts; strategic partnerships entered into by the Company; and the effect that each risk factor will have on the Company.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The reader of these statements is cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: the impact of the ongoing COVID-19 crisis; continued availability of capital financing and general economic, market or business conditions; regulatory risks relating to the Company's compliance with the Cannabis Regulations; the Company's ability to execute its business plans; changes in laws, regulations and guidelines; changes in government; changes in government policy; the limited operating history of the Company; the Company's reliance on key persons; failure of counterparties to perform contractual obligations; difficulties in securing additional financing; demand for labour; actual operating and financial performance of facilities, equipment and processes relative to specifications and expectations; results of litigation; the Company's ability to develop and commercialize pharmaceutical products; reputational risks; risks related to key persons; failure to obtain regulatory approval for pharmaceutical products; changes in the Company's overall business strategy; and the Company's assumptions stated herein being correct. See "Risks and Uncertainties" in this MD&A and other factors described in the Company's AIF under the heading "Risk Factors".

The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this MD&A should not be unduly relied upon. These statements speak only as of the date of this MD&A. The Company does not intend and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

EMERALD HEALTH THERAPEUTICS, INC.
Correction to Filed Version of Consolidated Financial Statements
The attached Consolidated Financial Statements for the year ended December 31, 2021 and 2020 of Emerald Health Therapeutics Inc. (the "Company") have been corrected to include the independent auditor's report of MNP LLP to the shareholders of the Company dated June 30, 2022 which was inadvertently excluded from the version of the Consolidated Financial Statements of the Company for the year ended December 31, 2021 and 2020 filed on SEDAR on June 30, 2022. No other changes have been made to the financial statements or management's discussion and analysis filed on SEDAR on June 30, 2022.
This notice does not form a part of the Consolidated Financial Statements for the year ended December 31, 2021 and 2020.
July 4, 2022

EMERALD HEALTH THERAPEUTICS, INC.
Consolidated Financial Statements

As at and for the years ended December 31, 2021 and 2020
(Expressed in Canadian Dollars)

Notes to the Consolidated Financial Statements

Note 1	Nature and Continuance of Operations	10	Note 13	Long Term Investments	38
Note 2	Significant Accounting Policies and Judgments	11	Note 14	Promissory Note	40
Note 3	Accounts Receivable	25	Note 15	Income Taxes	40
Note 4	Biological Assets	26	Note 16	Leases	42
Note 5	Inventory	27	Note 17	Revenue	44
Note 6	Property, Plant and Equipment	28	Note 18	General and Administrative Expenses	44
Note 7	Intangible Assets	31	Note 19	Joint Venture Sale	44
Note 8	Deferred Payment	32	Note 20	Convertible Debentures	47
Note 9	Related Party Transactions	32	Note 21	Financial Instruments	49
Note 10	Share Capital	35	Note 22	Capital Management	52
Note 11	Share-based Compensation	36	Note 23	Commitments and contingencies	52
Note 12	Warrants	38	Note 24	Subsequent Events	52

Management’s Responsibility

To the Shareholders of Emerald Health Therapeutics, Inc.:
Management is responsible for the preparation and presentation of the consolidated financial statements and accompanying note disclosures in accordance with International Financial Reporting Standards. This responsibility includes selection of appropriate accounting policies and principles as well as decisions related to significant estimates and areas of judgement.
In discharging its responsibility to support the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are properly maintained to provide reliable information.
The Board of Directors of the Company is responsible for overseeing management’s performance of its responsibilities for financial reporting and internal control. The Audit Committee of the Company, which is composed of non-executive directors, meets with management as well as the external auditors to ensure that management is properly fulfilling its financial reporting responsibilities to the Board of Directors who approve the financial statements. The external auditors have unrestricted access to the Audit Committee to discuss the scope of their audits and the adequacy of the system of internal controls.
The consolidated financial statements have been audited by MNP. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

August 10, 2022
/s/ Mohammed Jiwan

/s/ Jim Heppell
Chief Operating Officer    Chairman

Report of Independent Registered Public Accounting Firm         ___________________________________________________________________________________________________

To the Board of Directors and Stockholders of Emerald Health Therapeutics Inc.

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statement of financial position of Emerald Health Therapeutics Inc. (the Company) as of December 31, 2021, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ equity for year ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements).
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, and the result of its consolidated operation and its consolidated cash flow for year ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Account Standards Board (IFRS)

Material Uncertainty Related to Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred a net loss during the year ended December 31, 2021 and, as of that date, the Company has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other Matter
The consolidated financial statements of the Company for the year ended December 31, 2020 were audited by another auditor who expressed an unmodified opinion on those statements on August 10, 2022.

/s/ MNP

Chartered Professional Accountants Licensed Public Accountants We have served as the Company’s auditor since 2021.

Mississauga, Ontario

August 10,	2022

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Emerald Health Therapeutics, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated statement of financial position of Emerald Health Therapeutics, Inc. and subsidiaries (the "Company") as of December 31, 2020, the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and its financial performance and its cash flows for the year then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
August 10, 2022

We began serving as the Company's auditor in 2015. In 2021 we became the predecessor auditor.

EMERALD HEALTH THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
	December 31	December 31
	2021	2020
ASSETS
Current
Cash and cash equivalents	$ 18,512	$ 25,998
Accounts receivable (Note 3)	1,634	1,992
Receivable from Joint Venture Sale (Note 19)	-	20,286
Biological assets (Note 4)	-	969
Inventory (Note 5)	849	4,611
Prepaid expenses	1,160	1,135
Due from related parties (Note 9)	-	50
Total current assets	22,155	55,041
Plant and equipment (Note 6)	16,643	34,531
Plant under construction (Note 6)	860	5,411
Deposits on materials and equipment (Note 6)	71	214
Refundable deposits	-	575
Intangible assets (Note 7)	401	1,859
Promissory note receivable (Note 14)	406	-
Right-of-use assets (Note 16)	102	509
Long-term investment (Note 13)	254	134
Total non-current assets	18,737	43,233
TOTAL ASSETS	$ 40,892	$ 98,274
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (Note 21 (d))	$ 3,536	$ 11,019
Deferred payment (Note 8)	-	9,375
Due to related parties (Note 9)	27	1,619
Lease liability (Note 16)	3,639	651
Total current liabilities	7,202	22,664
Lease liability (Note 16)	-	3464
CEBA loan (Note 2(f))	40	40
TOTAL LIABILITIES	$ 7,242	$ 26,168
SHAREHOLDERS' EQUITY
Share capital (Note 10)	252,651	249,763
Warrants (Note 12)	823	1,718
Contributed surplus	28,115	29,126
Accumulated other comprehensive income	(239)	-
Accumulated deficit	(247,700)	(207,148)
TOTAL SHAREHOLDERS' EQUITY	33,650	73,459
Non-controlling interest (Note 2 and 9)	-	(1,353)
TOTAL LIABILITIES AND EQUITY	$ 40,892	$ 98,274

Nature and continuance of operations (Note 1)
Commitments and contingencies (Note 23)
Events after the reporting period (Note 24)

On behalf of the Board of Directors:
/s/Jim Heppell Director	/s/Punit Dhillon Director

The accompanying notes form an integral part of these consolidated financial statements

EMERALD HEALTH THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)
	Year ended December 31	Year ended December 31
	2021	2020
Revenue Revenue from sale of goods (Note 17)	$ 11,896	$ 14,261
Excise taxes	2,217	2,521
Net revenue	9,679	11,740
Cost of sales
Cost of goods sold	4,701	6,075
Production costs	4,488	8,863
Amortization of Health Canada license (Note 7)	6	488
Inventory write-down (Note 5)	4,793	8,143
Realized fair value amounts on inventory sold (Note 5)	2,859	4,245
Unrealized loss (gain) on changes in fair value of biological assets (Note 4)	(710)	(6,404)
Gross margin	(6,458)	(9,670)
Expenses General and administrative (Note 18)	9,102	9,426
Sales and marketing	2,371	1,557
Research and development	1,727	1,569
Depreciation and amortization (Note 6, 7 and 16)	1,253	1,757
Share-based payments (Note 11)	(179)	3,017
Impairment of assets (Note 6, 7, 16)	20,981	27,557
	35,255	44,883
Loss from operations	41,713	54,553
Share of income from joint venture (Note 19)	-	(3,131)
Interest income	(298)	(407)
Other income (Note 2(f), 8, and 13)	(2,774)	(872)
Finance costs and other expenses (Note 8, 16)	700	4,973
Gain on disposal of joint venture (Note 19)	-	(13,423)
Gain on settlement of deferred payment (Note 8)	(293)	-
Loss (gain) on sale of long term investment (Note 13)	(249)	44
Loss on disposal of equipment	368	237
Loss on settlement of convertible debt (Note 20)	-	823
Loss on dilution of joint venture ownership (Note 19)	-	850
Fair value changes in financial assets (Note 13, 22)	-	(304)
Loss before income taxes	39,167	43,343
Deferred income tax expense (recovery) (Note 15)	-	169
Income tax expense (Note 15)	-	27
NET LOSS	39,167	43,539
Other Comprehensive loss

Fair value changes in financial assets classified as FVTOCI	239	-
Total Comprehensive Loss	39,406	43,539
Net loss and comprehensive loss attributable to: Emerald Health Therapeutics, Inc.	39,406	42,952
Non-controlling interest (Note 7(i))	-	587
	39,406	43,539
Basic and diluted net loss per common share
Net loss per common share	0.19	0.22
Weighted average number of common shares outstanding
Basic and diluted	212,564,672	193,205,390

The accompanying notes form an integral part of these consolidated financial statements

EMERALD HEALTH THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Expressed in Canadian dollars)

	Share Capital		Warrants
							Accumulated		Total	Non-
	# of		# of		Contributed	Convertible	Other Comprehensive	Accumulated	Shareholders'	Controlling	Total
	Shares	Amount	Warrants	Amount	Surplus	Debt Reserves	Income	Deficit	Equity	Interest	Equity

Balance, January 1, 2021	206,360,872	$249,763	41,916,849	$1,718	$29,126	$—	$—	$(207,148)	$73,459	$(1,353)	$72,106

Shares issued on at-the-market offering (Note **)	(500)	—	—	—	—	—	—	—	—	—	—
Shares issued on stock option exercises	191,875	80	—	—	(30)	—	—	—	50	—	50
Shares issued on restricted share unit vesting	669,848	802	—	—	(802)	—	—	—	—	—	—
Shares issued on warrant exercises	6,250,000	2,208	(6,250,000)	(895)	—	—	—	—	1,313	—	1,313
Share issuance costs	—	(202)	—	—	—	—	—	—	(202)	—	(202)
Share-based payments (Note 14)	—	—	—	—	(179)	—	—	—	(179)	—	(179)
Warrants expired	—	—	(4,411,764)	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	(239)	(39,167)	(39,406)		(39,406)
Acquisition of subsidiary with NCI	—	—	—	—	—	—	—	—	—	(32)	(32)

Acquisition of NCI without change of control	—	—	—	—	—	—	—	(1,385)	(1,385)	1,385	—
Balance, December 31, 2021	213,472,095	$252,651	31,255,085	$823	$28,115	$—	$(239)	$(247,700)	$33,650	$—	$33,650

Balance, January 1, 2020	160,986,373	$237,151	26,470,671	$2,449	$28,146	$383	$—	$(164,196)	$103,933	$(766)	$103,167

Shares issued on prospectus offering	21,696,178	4,935	—	—	—	—	—	—	4,935	—	4,935
Shares issued on at-the-market offering (Note **)	2,445,600	500	—	—	—	—	—	—	500	—	500
Share issued on settlement of related party transaction	9,713,666	2,914	—	—	(97)	—	—	—	2,817	—	2,817
Share issued on settlement of convertible debt interests	4,894,055	1,009	—	—	—	—	—	—	1,009	—	1,009
Warrants issued on prospectus offering	—	—	21,696,178	164	—	—	—	—	164	—	164
Shares issued on restricted share unit vesting	375,000	1,710	—	—	(1,710)	—	—	—	—	—	—
Shares issued on warrant exercises	6,250,000	1,958	(6,250,000)	(895)		—	—	—	1,063	—	1,063
Share issuance costs	—	(414)	—	—	—	—	—	—	(414)	—	(414)
Share-based payments (Note 14)	—	—	—	—	3,017	—	—	—	3,017	—	3,017
Settlement of Convertible Debt	—	—	—	—	(230)	(383)	—		(613)	—	(613)

Net loss and comprehensive loss	—	—	—	—	—	—	(42,952)	(42,952)	(587)	(43,539)
Balance, December 31, 2020	206,360,872	$249,763	41,916,849	$1,718	$29,126	$—	$(207,148)	$73,459	$(1,353)	$72,106

EMERALD HEALTH THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts)

	December 31	December 31
	2021	2020
		(Restated Note 20)

Operating activities
Net loss	$(39,167)	$(43,539)
Items not involving cash
Depreciation and amortization	2,854	4,820
Inventory write-down	4,793	8,143
Share-based payments	—	3,017
Share of income from joint venture	—	(3,131)
Expected credit loss	326	—
Interest and accretion expense	256	4,321
Deferred income tax recovery	—	169
Impairment of assets	20,981	27,557
Loss on dilution of joint venture ownership	—	850
Loss on disposal of assets	368	237
Loss on settlement of convertible debt	—	823
Loss (gain) on sale of long-term investment	(249)	44
Loss (gain) on changes in fair value of biological assets	710	(6,404)
Gain on changes in fair value of financial assets	(377)	(304)
Gain on disposal of JV	—	(13,423)
Gain on termination of lease	(17)	(17)
Gain on settlement of deferred payment	(293)	—
Changes in non-cash operating working capital
Due from related parties	—	151
Accounts receivable	(386)	571
Prepaid expenses	551	(809)
Inventory and biological assets	(772)	3,599
Accounts payable and accrued liabilities	(6,421)	3,614
Due to related parties	(265)	(791)
Net cash flows used in operating activities	(17,108)	(10,502)

Investing activities
Investment in joint venture (Note 19)	—	(710)
Acquisition of asset (Note 6)	—	(1,025)
Deposits on material and equipment	(68)	(93)
Refundable deposits	—	(17)
Issuance of notes receivable	(388)	—
Long-term investment	(64)	—
Sale of plant and equipment	165	54
Sale of joint venture interests (Note 19)	20,522	59,415
Sale of long-term investment	383	206
Purchase of plant and equipment	(841)	(2,917)

Purchase of intangible assets	(92)	(522)
Net cash flows provided by investing activities	19,617	54,391

Financing activities
Repayment of deferred payment	(9,000)	—
Payment of lease liabilities	(612)	(792)
Repayment of related party	(1,277)	—
Acquisition of NCI	32	—
Proceeds from prospectus offering	—	5,100
Proceeds from at-the-market offering	—	500
Proceeds from CEBA loan (Note 2(e))	—	40
Share issuance costs	(202)	(414)
Repayment of convertible debenture financing (Note 20)	—	(2,500)
Stock option exercises	50	—
Interest paid	(300)	(913)
Warrant exercises	1,313	1,063
Net cash flows (used in) provided by financing activities	(9,996)	(20,416)

Increase (decrease) in cash and cash equivalents	(7,487)	23,473
Cash and cash equivalents, beginning of year	25,998	2,525
Cash and cash equivalents, end of year	$18,512	$25,998

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

1.    Nature and Continuance of Operations

Emerald Health Therapeutics, Inc. (“Emerald” or the "Company"), was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007. The common shares of the Company are listed on the Canadian Stock Exchange (“CSE”) under the trading symbol “EMH.” The Company is also traded on the OTCQX, with its common shares listed under the trading symbol “EMHTF.”

The Company’s registered and records office is at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

The Company’s principal business was the production, distribution, and sale of cannabis products in Canada, pursuant to the Cannabis Act (Canada) (the “Cannabis Act”).

On November 29, 2021, the Company announced that it intended to exit the recreational and medical cannabis business and pivot to a pharmaceutical development focus. During the three months ended March 31, 2022, the Company continued to focus on winding down its prior operations in a manner intended to reduce operating costs.

On February 28, 2022 and May 31, 2022, the Company ceased all production and packaging operations at the facility located at 4226 Commerce Circle and the facility located at 4223 Commerce Circle, respectively. The lease for the Company’s 4226 Commerce Circle facility in Victoria, BC expired on February 28, 2022, and the lease for the 4223 Commerce Circle facility in Victoria, BC expired on May 31, 2022; however, the Company continues to rent both facilities on a month-to-month basis in order to maintain its Health Canada License (“License”) to cultivate, process, package and sell cannabis products. . By June 1, 2022, the Company’s Victoria facilities had fully wound its operations. On April 14, 2022, the Company concluded an agreement under which the lease obligation with the Landlord of the land in Metro Vancouver, British Columbia (a related party) would be concluded effective December 31, 2022 (or such earlier date on which the Landlord informs the Company that it has located a new tenant for the premises), in exchange for the transfer to the landlord of the non-leased equipment owned by the Company at the site. Refer to Note 24 – Subsequent Events, Amended Lease Agreement – Metro Vancouver Land (Related Party) for further details.

On June 23, 2022, the Company’s Board of Directors approved a non-binding letter of intent with C3 Centre Holding Inc. (“C3”) to sell all of the issued and outstanding shares in the capital of Verdelite Sciences, Inc. (a wholly owned subsidiary of the Company), the property located in Saint-Eustache, Quebec, and certain trademarks in relation with the “Souvenir” brand and various cannabis-related stock keeping units sold in the province of Quebec for $13.5 million. This transaction is anticipated to close in the third quarter of 2022. Refer to Note 23 – Subsequent Events, Non-binding Letter of Intent with C3 for further details. Growing and processing of cannabis continued at the Saint-Eustache, Quebec facility until June 30, 2022.

On May 12, 2022 Emerald and Skye Bioscience, Inc. (“Skye”) announced that the companies have entered into a definitive agreement, as amended on June 14, 2022 and July 15, 2022, with respect to a transaction to be completed by way of a Plan of Arrangement (the “Arrangement”) whereby Skye would acquire all of the issued and outstanding shares of Emerald in a share-for-share transaction. The proposed Arrangement is subject to approval by each company’s common stockholders and by the Supreme Court of British Columbia, Canada. The Arrangement is anticipated to close in the fourth quarter of 2022.

These consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
As at December 31, 2021, the Company had total cash and cash equivalents of $18,512, working capital of $14,953, and negative cash flow from operating activities of $17,108 for the year. Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, such as the need to commence profitable operations. In assessing whether the going concern assumption was appropriate, management took into account all relevant information available about the future. To address its financing requirements, the Company will seek options through debt and equity financings and asset sales. The Company will also seek to improve its cash flows by prioritizing certain projects with a greater expected return and reducing operating costs. The Company is actively managing current cash flows until such time as the Company is profitable.

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.         Significant Accounting Policies and Judgements

Significant accounting policies, which affect the consolidated financial statements as a whole, as well as key accounting estimates and areas of significant judgement are highlighted in this section. This note also describes new accounting standards, which have been adopted during 2021, and new accounting pronouncements, which are not yet effective but are expected to impact the Company’s consolidated financial statements in the future.

International Financial Reporting Standards (“IFRS”) requires management to make judgements, estimates and assumptions that affect the carrying values of certain assets and liabilities and the reported amounts of income and expenses during the period. Actual results may differ from these judgements, estimates and assumptions. Significant estimates are evaluations and assumptions about the future and other sources of estimation uncertainty that management has made that could result in a material adjustment to the carrying amounts of assets and liabilities. Significant estimates used in the preparation of these consolidated financial statements include, but are not limited to, the following: expected credit losses on receivable balances (Note 3), valuation of biological assets (Note 4) and inventory (Note 5), estimated useful lives and impairment of property, plant and equipment, (Note 6), estimated useful lives and valuation of intangible assets, and impairment intangible assets (Note 7), share-based compensation (Note 11), and the fair value of financial instruments (Note 21).

Significant judgements are those judgements that management has made in the application of accounting policies that have the most significant effect on the amounts recognized in these consolidated financial statements and include: assessment of intangible assets for indicators of impairment (Note 7), accounting for leases (Note 16), and going concern (Note 1).

a.Basis of Presentation and Measurement

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Certain comparative figures have been reclassified to conform with the consolidated financial statement presentation adopted for the current period ended December 31, 2021.

The consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on June 30, 2022.

b.COVID-19 Estimation Uncertainty

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The COVID-19 pandemic has impacted revenue in the Canadian consumer market, particularly in Ontario, as governments imposed retail access restrictions to curbside pickup at points during the pandemic, and have changed their purchasing patterns to reflect the slow-down in the market. The production and sale of medical and consumer cannabis have been recognized as essential services across Canada. All of the Company’s facilities continue to be operational and the Company continues to work closely with local and national government authorities to ensure that the Company is following the required protocols and guidelines related to COVID-19 within each region.

Due to the rapid developments and uncertainty surrounding COVID-19, it is not possible to predict the impact that COVID-19 will have on the Company’s business, financial position and operating results in the future. In addition, it is possible that estimates in the Company’s financial statements will change in the near term as a result of COVID-19 and the effect of any such changes could be material, which could result in, among other things, impairment of long-lived assets including intangibles. The Company is closely monitoring the impact of the pandemic on all aspects of its business.

c.Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The subsidiaries of the Company at December 31, 2021 include the following:

	Ownership Interest	Ownership Interest
	as at December 31	as at December 31
Name of Entity	2021	2020
Emerald Health Therapeutics Canada Inc. (EHTC)	100%	100%
Emerald Health Naturals Inc. (Naturals)	100%	51%
Avalite Sciences Inc. (Avalite)	100%	100%
Verdélite Sciences Inc. (Verdélite)	100%	100%
Verdélite Property Holdings Inc.	100%	100%

During the year ended December 31, 2020, the Company sold its equity interest in its Joint Venture Pure Sunfarms. See Note 19 for discussion relating to the sale.

On May 11, 2021, the Company acquired the remaining 49% interest in Naturals (see Note 9).

d.Cash and cash equivalents

Cash and cash equivalents are financial assets that are measured at amortized cost, which approximate fair value. Cash and cash equivalents include cash and redeemable short-term investment certificates held at major financial institutions with maturities of three months or less.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
e.Accounts receivable

Accounts receivable are financial assets recognized initially at fair value and subsequently measured at amortized cost, less any provisions for impairment. Financial assets measured at amortized cost are assessed for impairment at the end of each reporting period. Impairment provisions are estimated using the expected credit loss impairment model where any expected future credit losses are provided for, irrespective of whether a loss event has occurred at the reporting date.

Estimates of expected credit losses take into account the Company’s collection history, deterioration of collection rates during the average credit period, as well as observable changes in and forecasts of future economic conditions that affect default risk. Where applicable, the carrying amount of a trade receivable is reduced for any expected credit losses through the use of an allowance for doubtful accounts (“AFDA”) provision. Changes in the AFDA provision are recognized in the statement of loss and comprehensive loss. When the Company determines that no recovery of the amount owing is possible, the amount is deemed irrecoverable, and the financial asset is written off.

f.Government Grants

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. The Canadian Emergency Wage Subsidy (“CEWS”) and the Canadian Emergency Business Account (“CEBA”) are recognized as government grants. The Company applied for and received the CEWS, which provides a 75% wage subsidy effective March 15, 2020. During the year ended December 31, 2021, the Company determined that it had qualified for this subsidy and received $1,833 (2020: $845). The Company has recognized the $1,833 as other income during the year.

On May 26, 2020, the Company obtained $40 in revolving credit from the Government of Canada under the CEBA COVID-19 Economic Response Plan. The funding is granted in the form of an interest free revolving credit line of which up to $40 may be drawn. On January 1, 2021, the $40 balance remaining on the revolving credit line will automatically convert to a non-revolving term loan. Effective January 1, 2023, any outstanding balance on the term loan shall bear interest at a rate of 5% per annum. The term loan matures on December 31, 2025. If 75% of the outstanding balance of the non-revolving term loan is repaid on or before December 31, 2022, the remaining 25% of the balance shall be forgiven.

g.Biological Assets

The Company defines biological assets as cannabis plants up to the point of harvest which becomes the basis for the cost of inventories. Biological assets are measured at fair value less cost to sell at the end of each reporting period in accordance with IAS 41 – Agriculture, using the income approach. Gains or losses from changes in fair value less costs to sell are included in cost of sales in the period incurred. The income approach calculates the present value of expected future cash flows from the Company’s biological assets using the following key Level 3 assumptions and inputs:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

Inputs and assumptions	Description
Average market price per gram	Represents the average wholesale market price per gram of dried bulk cannabis based on quality
(Tetrahydrocannabinol % and terpene profile).
Average attrition rate	Represents the weighted average number of plants culled at each stage of production.
Average yield per plant	Represents the average number of grams of dried cannabis inventory expected to be harvested from each cannabis plant based on historical yields.
Average cost per plant	Represents costs incurred to grow plants at different stages of the production cycle.
Stage of completion in the production process	Calculated by taking the weighted average number of days in production over a total average grow cycle of approximately 14 to 16 weeks based on location and strain.

Production costs are expensed as incurred, and include all direct and indirect costs relating to biological transformation. Costs include direct costs of production, such as labour, growing materials, as well as indirect costs such as indirect labour, quality control costs, depreciation on production equipment, and overhead expenses including rent and utilities.

The Company used the average retail price per gram of dried bulk cannabis, based on quality (Tetrahydrocannabinol % and terpene profile), net of post-harvest costs of drying, curing and bulk packaging, as the average market price per gram.

h.Inventory
Inventories of dried cannabis consist of harvested cannabis and purchased cannabis and are valued at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value at harvest, which becomes deemed cost. Any subsequent post- harvest costs are capitalized to inventory to the extent that cost is less than net realizable value (“NRV”). NRV is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the average cost basis. Cannabis oils, extracts, and edibles are derived from dried cannabis and are measured at the lower of cost and NRV. Supplies and consumables are valued at cost.

Post harvest production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as related overhead.

Inventories are written down when the cost of inventories exceed their net realizable value and are estimated to be unrecoverable due to obsolescence, damage, or declining market prices.

i.Property, plant and equipment

Property, plant and equipment is measured at cost, net of accumulated depreciation and any impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self- constructed assets includes the cost of materials, direct labor, other costs directly attributable to make the asset available for its intended use. During their construction, property, plant and equipment are classified as plant under construction (“PUC”) and are not subject to depreciation. When the asset is available for use, it is transferred from PUC to the relevant category of property, plant and equipment and depreciation commences.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
Where particular parts of an asset are significant, discrete and have distinct useful lives, the Company allocates the associated costs between the various components, which are then separately depreciated over the estimated useful lives of each respective component. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

•Computers - 3 years
•Production, lab and growing equipment - 5 - 10 years
•Other equipment - 5 -10 years
•Buildings 15 - 25 years
•Leasehold improvements – lesser of useful life or term of lease

Residual values, useful lives and depreciation methods are reviewed annually and changes are accounted for prospectively.

Gains and losses on asset disposals are determined by deducting the carrying value from the sale proceeds and are recognized in profit or loss.

Impairment of property, plant and equipment

The Company assesses impairment of property, plant and equipment when an impairment indicator arises (e.g. change in use or discontinued use, obsolescence or physical damage). When the asset does not generate cash inflows that are largely independent of those from other assets or group of assets, the asset is tested at the cash generating unit (“CGU”) level. In assessing impairment, the Company compares the carrying amount of the asset or CGU to the recoverable amount, which is determined as the higher of the asset or CGU’s fair value less costs of disposal (“FVLCD”) and its value-in-use (“VIU”). VIU is assessed based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects applicable market and economic conditions, the time value of money and the risks specific to the asset. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. An impairment loss is recognized whenever the carrying amount of the asset or CGU exceeds its recoverable amount and is recorded in the consolidated statements of loss and comprehensive loss.

j.Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and any impairment losses. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization of definite life intangibles is calculated on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any, over the following terms:

•Computer software – 2 to 3 years straight line
•Health Canada licences – Useful life of the facility or contractual lease term (25 years)

The estimated useful lives, residual values and amortization methods are reviewed annually and any changes in estimates are accounted for prospectively. Intangible assets with an indefinite life or not yet available for use are not subject to amortization. Research costs are expensed as incurred. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development to use or sell the asset. Other development expenditures are recognized as research

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts and development expenses on the consolidated statement of loss and comprehensive loss as incurred.

Impairment of intangible assets

Finite life intangible assets are assessed at the end of each reporting period for whether there is any indication of impairment. They are tested whenever there is an indication of impairment.

If indicators of impairment exist, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs. Impairment losses recognized in respect of a CGU are first allocated to the carrying value of goodwill and any excess is allocated to the carrying value of assets in the CGU.

Management considers both external and internal sources of information in determining if there are any indications that the Company’s intangible assets are impaired. Management considers the market, economic, and legal environment in which the Company operates that are not within its control and affects the recoverable amount of its assets. Management considers the manner in which the assets are being used or are expected to be used, and indication of economic performance of the assets. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

k.Investment in Joint Venture

A joint venture is a contractual arrangement whereby the Company and other parties undertake an economic activity that is subject to joint control (i.e. when the strategic, financial and operating policy decisions relating to the activities of the joint venture require the unanimous consent of the parties sharing control).

IFRS 11, Joint Arrangements, and IAS 28, Investments in Associates and Joint Ventures establish the criteria for accounting for joint ventures. Investments in joint ventures are accounted for using the equity method. The equity method involves recording the initial investment at cost and subsequently adjusting the carrying value of the investment for the proportionate share of the profit or loss, other comprehensive income or loss and any other changes in the joint venture’s net assets such as dividends. At each balance sheet date, the Company considers whether there is objective evidence of impairment in the joint venture. If there is such evidence, the Company will determine the amount of impairment to record, if any, in relation to the joint venture.

The consolidated financial statements include the Company’s share of the investee’s income, expenses and equity movements. Where the Company transacts with its joint ventures or associates, unrealized profits or losses are eliminated to the extent of the Company’s interest in the joint venture or associate.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

l.Deferred payments

Deferred payments are classified as other financial liabilities and are measured at fair value at initial recognition and subsequently at amortized cost.

m.Leases

The Company’s lease accounting policy in accordance with IFRS 16, Leases (“IFRS 16”) is provided below.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The right-of-use asset is initially measured at cost and subsequently depreciated using the straight- line method from the commencement date to the earlier of the end of the useful life of the right-of- use asset or the end of the lease term. In addition, the right-of-use asset is subject to impairment assessment and adjusted for certain remeasurements of its associated lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the Company's incremental borrowing rate or rate implicit in the lease. The lease liability is subsequently measured at amortized cost using the effective interest method. The incremental borrowing rate determined for the Company for the leases is within a range of 6% - 8%. The lease liability is subsequently measured at amortized cost using the effective interest method.

The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company's estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in net earnings if the carrying amount of the right-of-use asset is nil.

A lease modification is accounted for as a separate lease if there is an increase in the scope of a lease and a corresponding increase in consideration, such as adding the right to use one or more underlying assets in a contract. Otherwise, a lease modification is considered a remeasurement of the lease liability, as discussed above. Lease payments that depend on performance measures or usage of the underlying asset are considered variable lease payments, which are expensed as incurred.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases (lease term of 12 months or less) and leases for which the underlying asset is of low value. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

The Company’s lease liabilities are measured at the present value of the lease payments discounted using the applicable incremental borrowing rate or rate implicit in the lease. Determining the discount rate (incremental borrowing rate) requires significant judgment and may have a significant quantitative impact on lease liability valuations. Many of the Company’s lease liabilities contain one or several lease extension clauses, and could reasonably be extended beyond the lease extensions outlined in the contract. Determining the length of the lease to be

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts used in the present value calculation of the lease obligation requires significant judgement and may have significant impact on lease liability valuations.

n.Financial instruments

Financial assets and financial liabilities, including derivatives, are recognized on the annual combined and consolidated statements of financial position when the Company becomes a party to the financial instrument or derivative contract.

Classification

The Company classifies its financial assets and financial liabilities in the following measurement categories: i) those to be measured subsequently at fair value through profit or loss (“FVTPL”); ii) those to be measured subsequently at fair value through other comprehensive income (“FVOCI”); and iii) those to be measured at amortized cost. The classification of financial assets depends on the business model for managing the financial assets and the contractual terms of the cash flows. Financial liabilities are classified as those to be measured at amortized cost unless they are designated as those to be measured subsequently at FVTPL (irrevocable election at the time of recognition). For assets and liabilities measured at fair value, gains and losses are either recorded in profit or loss or other comprehensive income.

The Company reclassifies financial assets only when its business model for managing those assets changes. Financial liabilities are not reclassified.
Amortized cost

This category includes financial assets that are held within a business model with the objective to hold the financial assets in order to collect contractual cash flows that meet the sole payments of principal and interest ("SPPI") criterion. Financial assets classified in this category are measured at amortized cost using the effective interest method.

Fair value through profit or loss

This category includes derivative instruments as well as quoted equity instruments which the Company has not irrevocably elected, at initial recognition or transition, to classify at FVTPL. This category would also include debt instruments of which the cash flow characteristics fail the solely payments of principal and interest (“SPPI”) criterion or are not held within a business model whose objective is either to collect contractual cash flows, or to both collect contractual cash flows and sell. Financial assets in this category are recorded at fair value with changes recognized in profit or loss.

Financial assets at fair value through other comprehensive income

Equity instruments that are not held-for-trading can be irrevocably designated to have their change in fair value recognized through other comprehensive income instead of through profit or loss. This election can be made on individual instruments and is not required to be made for the entire class of instruments. Attributable transaction costs are included in the carrying value of the instruments.
Financial assets at fair value through other comprehensive loss are initially measured at fair value and changes therein are recognized in other comprehensive loss.

Measurement

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
All financial instruments are required to be measured at fair value on initial recognition, plus, in the case of a financial asset or financial liability not at FVTPL, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability. Transaction costs of financial assets and financial liabilities carried at FVTPL are expensed in profit or loss. Financial assets and financial liabilities with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortized cost at the end of the subsequent accounting periods. All other financial assets including equity investments are measured at their fair values at the end of subsequent accounting periods, with any changes taken through profit and loss or other comprehensive income (irrevocable election at the time of recognition). For financial liabilities measured subsequently at FVTPL, changes in fair value due to credit risk are recorded in profit and loss.

o.Share capital and share-based payments

The Company grants options to directors, officers, employees and service providers under the Company’s Omnibus Incentive Plan. The fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee, including directors of the Company. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest. In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment.

No expense is recognized for awards that do not ultimately vest except for equity settled transactions for which vesting is conditional upon a market or non-vesting condition.

Share options with a graded vesting schedule are accounted for as separate grants with different vesting periods and fair values. The fair value is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the share purchase options were granted. The Black-Scholes option pricing model relies on a number of estimated inputs, such as the expected life of the option, the volatility of the underlying share price, and the risk-free rate of return. Changes in the underlying estimated inputs may result in materially different results.

Where the terms of an equity settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

When an equity award is cancelled, it is treated as if it vests on the date of the cancellation and any expense not recognized for the award is recognized immediately.

Restricted share units are equity-settled share-based payments and are measured at their intrinsic fair value on the date of grant based on the closing price of the Company’s shares on the date prior to the grant. Restricted share units are recognized as share-based compensation expense over the vesting period with a corresponding credit to contributed surplus. The amount

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts recognized for services received as consideration for restricted share units granted is based on the number of equity instruments that eventually vest. Upon the release of restricted share units, the related contributed surplus is transferred to share capital.

The Board of Directors has the discretion to determine to whom options and restricted share units will be granted, the number and exercise price of such options and units and the terms and time frames in which the options will vest and be exercisable. The exercise price of the options must be no less than the closing market price of the Common Shares on the day preceding the grant. The maximum number of common shares issuable upon the exercise or redemption and settlement of all awards granted shall not exceed 10% of the issued and outstanding shares at the time of granting of such award less the number of shares reserved for issuance under all other security based compensation arrangements of the Company. The following types of awards can be issued: stock options, share appreciation rights, restricted share units and other performance awards.

p.Warrants

The Company uses the residual value approach in respect of unit offerings whereby the amount assigned to the warrant is the excess of the unit price over the trading price of the Company’s shares at the date of issuance, if any, to a maximum fair value of the warrant determined by using the Black- Scholes Option- Pricing Model. Warrants classified as equity instruments are not subsequently re- measured.

q.Revenue Recognition

The Company generates revenue primarily from the sale of cannabis, cannabis related products and provision of services. Cannabis related products includes cannabis oils, extracts, and edibles. The Company uses the following five-step contract-based analysis of transactions to determine if, when and how much revenue can be recognized:

•Identify the contract with a customer;
•Identify the performance obligation(s) in the contract;
•Determine the transaction price;
•Allocate the transaction price to the performance obligation(s) in the contract; and
•Recognize revenue when or as the Company satisfies the performance obligation(s).

Revenue from the sale of cannabis is generally recognized when control over the goods has been transferred to the customer. Payment for medical sales is typically due prior to shipment. Payment for wholesale transactions is due within a specified time period as permitted by the underlying agreement and the Company’s credit policy upon the transfer of goods to the customer. The Company generally satisfies its performance obligation and transfers control to the customer upon delivery and acceptance by the customer. Revenue is recorded at the estimated amount of consideration to which the Company expects to be entitled.

Effective October 17, 2018, Canada Revenue Agency (“CRA”) began levying an excise tax on the sale of medical and consumer cannabis products. The Company becomes liable for these excise duties when cannabis products are delivered to the customer. The excise taxes payable is the higher of (i) a flat-rate duty which is imposed when a cannabis product is packaged, and (ii) an ad valorem duty that is imposed when a cannabis product is delivered to the customer. Effective May 1, 2019, excise tax calculated on edible cannabis products, cannabis extracts and cannabis topicals will prospectively be calculated as a flat rate based on the quantity of total tetrahydrocannabinol (THC) contained in the final product. There were no changes in the

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts legislation in calculating excise taxes for fresh cannabis, dried cannabis, seeds and plants. Where the excise tax has been billed to customers, the Company has reflected the excise tax as part of revenue in accordance with IFRS 15, Revenue from Contracts with Customer (“IFRS 15”). Net revenue from sale of goods, as presented on the consolidated statements of comprehensive loss, represents revenue from the sale of goods less applicable excise taxes. Given that the excise tax payable/paid to CRA cannot be reclaimed and is not always billed to customers, the Company recognizes that the excise tax is an operating cost that affects gross margin to the extent that it is not recovered from its customers.

r.Income Taxes

Tax expense recognized in profit or loss comprises the sum of current and deferred taxes not recognized in other comprehensive loss or equity.

Current tax assets and liabilities

Current tax assets and/or liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted at the end of the reporting period. Current tax assets arise when the amount paid for taxes exceeds the amount due for the current and prior periods.

Deferred tax assets and liabilities

Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective periods of realization, provided they are enacted or substantively enacted at the end of the reporting period. Deferred tax liabilities are always provided for in full.

Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive loss or equity, in which case the related deferred tax is also recognized in other comprehensive loss or equity, respectively.

Significant estimates are required in determining the Company’s provision for income taxes and uncertain tax positions. Some of these estimates are based on interpretations of existing tax laws or regulations. Various internal and external factors may have favorable or unfavorable effects on the Company’s future effective tax rate. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items, results of tax audits by tax authorities, future levels of research and development spending, and changes in overall levels of pre-tax earnings. The realization of the Company’s deferred tax assets is primarily dependent on whether the Company is able to generate sufficient capital gains and taxable income prior to expiration of any loss carry forward balance. The recognition of a deferred tax asset requires significant judgment with regard to management’s assessment of the long-range forecast of future taxable income and the

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts evaluation of tax planning initiatives. Adjustments to the deferred tax assets recognized are made to earnings in the period when such assessments are made.

The Company records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. There is inherent uncertainty in quantifying income tax positions. The Company has recorded tax benefits for those tax positions where it is more likely than not that a tax benefit will result upon ultimate settlement with a tax authority that has all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will result, no tax benefit has been recognized in the consolidated financial statements.

s.Provisions

The Company recognizes provisions if there is a present obligation as a result of a past event, it is probable that the Company will be required to settle that obligation and the obligation can be reliably estimated. The amount recognized as a provision reflects management’s best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation.

t.Loss per share

Basic loss per share is computed by dividing total net loss attributable to the Company for the year by the weighted average number of common shares of the Company (the “Common Shares”) outstanding during the year. The Company uses the treasury stock method for calculating diluted loss per share. When the Company is in a loss position, all potential share issuances on the exercise of options or warrants is anti-dilutive. In the event of a loss position, diluted loss per share is the same as basic loss per share.

u.Segment reporting

Operating segments are components of the Company that engage in business activities which generate revenues and incur expenses (including intercompany revenues and expenses related to transactions conducted with other components of the Company). The operations of an operating segment are distinct and the operating results are regularly reviewed by the chief operating decision maker (“CODM”), the Company’s CEO, for the purposes of resource allocation decisions and assessing its performance.

Reportable segments are Operating segments whose revenues or profit/loss or total assets exceed ten percent or more of those of the combined entity. Key measures used by the CODM to assess performance and make resource allocation decisions include revenues, gross margin and net (loss) income. The Company’s operating results are in one Cannabis segment. All revenues and non- current assets are generated in and located in Canada.

v.Foreign currency translation

Transactions in currencies other than the Canadian dollar are recorded at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rate. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Exchange gains and losses arising on translation are included in net loss. The functional currency of all entities is the Canadian dollar.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
w.New accounting pronouncements

The following IFRS standards have been recently issued by the IASB. Pronouncements that are irrelevant or not expected to have a significant impact have been excluded.

i.Changes in 2021: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform – Phase 2

The amendments relate to: i) changes to contractual cash flows—an entity will not have to derecognize or adjust the carrying amount of financial instruments for changes required by the reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate; ii) hedge accounting—an entity will not have to discontinue its hedge accounting solely because it makes changes required by the reform, if the hedge meets other hedge accounting criteria; and iii) disclosures—an entity will be required to disclose information about new risks arising from the reform and how it manages the transition to alternative benchmark rates. The amendments are effective for annual periods beginning on or after January 1, 2021, with earlier application permitted. The Company noted that there has been no impact as a result of the amendments noted above.

ii.Changes in 2022: Amendments to IAS 1: Classification of Liabilities as Current or Non-current

The amendment clarifies the requirements relating to determining if a liability should be presented as current or non-current in the statement of financial position. Under the new requirement, the assessment of whether a liability is presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount or timing of recognition. The amendment applies retrospectively for annual reporting periods beginning on or after January 1, 2023. The Company is currently evaluating the potential impact of these amendments on the Company’s consolidated financial statements.

iii.Covid-19-Related Rent Concessions beyond June 20, 2021, Amendments to IFRS 16

On May 28, 2020, the IASB issued Covid-19-Related Rent Concessions – amendment to IFRS 16, Leases. The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of Covid-19. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 rent concessions the same way it would account for the change under IFRS 16 if the change were not a lease modification.

The amendment was intended to apply until June 30, 2021, but as the impact of the Covid-19 pandemic is continuing, on March 31, 2021, the IASB extended the period of application of the practical expedient to June 30, 2022. The amendment applies to annual reporting periods beginning on or after April 1, 2021.

The Company has not received any Covid-19-Related Rent Concessions, but plans to apply the practical expedient if it becomes available within the allowed period of application.

3.    Accounts Receivable

The Company’s accounts receivables are comprised of:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

	December 31	December 31
	2021	2020
	$	$
Trade receivables	$1,826	1,891
Other receivables	134	101
Expected credit loss	$(326)
	$1,634	1,992

During the year ended December 31, 2021, expected credit losses of $326 were recorded for trade receivables. During the year ended December 31, 2020, no expected credit loss allowance was recorded for trade receivables.

The aging of trade receivables is as follows:

Aging of Trade Receivables	As at	As at
	December 31	December 31
	2021	2020
	$	$
Less than 30 days past billing date	1,412	1,545
31 - 60 days past billing date	80	70
61 - 90 days past billing date	14	18
Over 90 days past billing date	320	258
	1,826	1,891

4.Biological Assets

Inputs and assumptions	Description
Average market price per gram	Represents the average wholesale market price per gram of dried bulk cannabis based on quality
(Tetrahydrocannabinol % and terpene profile).
Average attrition rate	Represents the weighted average number of plants culled at each stage of production.
Average yield per plant	Represents the average number of grams of dried cannabis inventory expected to be harvested from each cannabis plant based on historical yields.
Average cost per plant	Represents costs incurred to grow plants at different stages of the production cycle.
Stage of completion in the production process	Calculated by taking the weighted average number of days in production over a total average grow cycle of approximately 14 to 16 weeks based on location and strain.

Production costs are expensed as incurred, and include all direct and indirect costs relating to biological transformation. Costs include direct costs of production, such as labour, growing materials, as well as indirect costs such as indirect labour, quality control costs, depreciation on production equipment, and overhead expenses including rent and utilities.

The following table highlights the sensitivities and impact of changes in significant assumptions on the fair value of biological assets. As noted above in Note 2, the Company previously used the average retail price per gram of dried cannabis net of costs to sell for the period for all strains of cannabis sold at

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts the finished good stage. The Company has revised its model to use the average wholesale market price per gram of dried bulk cannabis, based on quality (Tetrahydrocannabinol % and terpene profile).

Range of inputs	Impact on fair value

Significant inputs & assumptions	December 31	December 31	Sensitivity (000’s)	December 31	December 31
	2021	2020		2021	2020
Average market price per gram less cost to sell	$1.08	$1.00	Increase/decrease of $1 per gram	$269	887
Weighted average yield (gram per plant)	131.59	114.01	Increase/decrease by 10 grams per plant	$27	97
During the year ended December 31, 2021, the Company’s biological assets produced 3,635 kilograms of dried cannabis flower (December 31, 2020 – 8,960 kilograms).

The Company’s estimates are, by their nature, subject to change and changes in the significant assumptions will be reflected in the gain or loss on biological assets in future periods.

The Company’s biological assets consist of 1,832 total cannabis seeds and cannabis plants (2020 – 6,391). As at December 31, 2021, the Company has destroyed and written off all biological assets due to the Company’s decision to cease cannabis related operations. Changes in the Company’s biological assets are as follows:

	December 31 2021	December 31 2020
	$	$
Carrying amount, beginning of year	969	4,159
Effect of unrealized changes in fair value of biological assets	710	6,405
Transferred to inventory upon harvest	(1,679)	(9,595)
Carrying amount, end of year	-	969

As at December 31, 2021, included in the carrying amount of biological assets is $Nil in seeds (December 31, 2020 - $84) and $Nil in live plants (December 31, 2020 - $885).

5.Inventory

The Company’s inventory is comprised of:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

	December 31	December 31
	2021	2020
	$	$
Harvested cannabis
Work-in-process	29	2,348
Finished goods	178	225
	207	2,573
Extracted cannabis
Work-in-process	45	1,171
Finished goods	547	267
	592	1,438

Supplies and consumables	50	600
	849	4,611

During the year ended December 31, 2021, inventory expensed to cost of goods sold was $7,560 (December 31, 2020 – $10,320). The fair value change in biological assets that was included in cost of goods sold during the year ended December 31, 2021 was $2,859 (December 31, 2020 - $4,245).

During the year ended December 31, 2021, a write-down of $4,793 was recognized for dried bulk cannabis and packaged inventory (December 31, 2020 - $8,143) related to product deterioration, a packaging defect and limited remaining shelf life.

6.Property, Plant and Equipment

The Company’s property, plant and equipment continuity is as follows:

			Production, Lab
			Leasehold and Growing			Other
	Land	Buildings	Improvement	Equipment	Computers	Equipment	Total
	$	$	$	$	$	$	$
Costs:
Balance, December 31, 2019	476	32,626	2,474	6,891	356	1,453	44,276
Additions	-	130	-	243	4	25	402
Disposals	-	-	-	(106)	(13)	-	(119)
Balance, December 31, 2020	476	32,756	2,474	7,028	347	1,478	44,559
Additions	-	579	2	213	39	8	841
Disposals	-	-	(1,660)	(262)	(12)	(272)	(2,206)
Balance, December 31, 2021	476	33,335	816	6,979	374	1,214	43,194

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

			Production, Lab
			Leasehold and Growing			Other
	Land	Buildings	Improvement	Equipment	Computers	Equipment	Total
	$	$	$	$	$	$	$
Accumulated depreciation and impairments:
Balance, December 31, 2019	-	708	519	1,202	175	272	2,876
Additions	-	1,292	575	1,231	97	263	3,458
Disposals	-	-	-	(28)	(6)	-	(34)
Impairment	-	3,728	-	-	-	-	3,728
Balance, December 31, 2020	-	5,728	1,094	2,405	266	535	10,028
Additions	-	725	315	947	74	217	2,278
Disposals	-	-	(643)	(141)	(9)	(160)	(953)
Impairment	119	13,260	38	1,578	4	199	15,198
Balance, December 31, 2021	119	19,713	804	4,789	335	791	26,551

			Production, Lab
			Leasehold and Growing			Other
	Land	Buildings	Improvement	Equipment	Computers	Equipment	Total
Net book value:	$	$	$	$	$	$	$
December 31, 2021	357	13,622	12	2,190	39	423	16,643
December 31, 2020	476	27,028	1,380	4,623	81	943	34,531

Cash received from the sale of Property, Plant and Equipment during the year ended December 31, 2021 was $165 (2020 - $nil).

Depreciation relating to manufacturing equipment and production facilities is capitalized into biological assets and inventory and is expensed to cost of sales upon the sale of goods. For the year ended December 31, 2021, $1,601 (December 31, 2020 - $2,499) of depreciation was recognized in cost of sales.

Total depreciation and amortization is broken down as follows:

For the period ended December 31, 2021	Total Depreciation
Property, plant and equipment (Note 6)	2,278
Intangible assets (Note 7)	329
Right-of-use assets (Note 16)	247
    2,854_
Plant under construction

As at December 31, 2020, $5,411 of expenditures had been capitalized to PUC relating to Phase 2 of the facility. During the year, $4,551 of the capitalized PUC was impaired at December 31, 2021, leaving a remaining balance of $860.

Impairments

The Company reviews the carrying value of its property and equipment at each reporting period for indicators of impairment. During the year ended December 31, 2021, management noted indicators of impairment at the asset specific level which are discussed below.

Emerald Health Naturals Inc.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
During the year ended December 31, 2021, the Company recorded an impairment loss on Naturals assets of $10, split between the leasehold improvements, computer equipment and other equipment, which were impaired by
$1, $1 and $8, respectively.

Richmond

During the year ended December 31, 2020, the Company initiated a preliminary plan to close operations facility located in Metro Vancouver, British Columbia and recorded an impairment loss of $8,105, split between the building asset, PUC and the ROU Land asset (Note 16), which were impaired by $1,373, $3,522 and $3,210, respectively.

During the year ended December 31, 2021, the Company had entered into discussions to sell the facility, but by the end of December 31, 2021 management had decided to no longer search for potential buyers of the assets. Subsequent to year end, management had initiated discussions with the current landlord to exchange the assets for the termination of the lease. As such, the assets were independently revalued, resulting in an impairment loss of $15,024, split between the building, the production, lab, and growing equipment, the other equipment and PUC, which were impaired by $9,763, $620, $90, and $4,551 respectively.

Verdélite (“VDL”)

During the year ended December 31, 2021, the Company initiated a plan to close operations at the production facility located in Saint-Eustache, Québec and had entered into discussions to sell the facility and related licenses. The fair value of this facility was determined based on a third-party offer of the tangible property, resulting in an impairment loss of $4,270. Split between the land, building, the production, lab, and growing equipment, computer equipment, the other equipment, intangible, and ROU equipment which were impaired by $119, $3,497, $546, $2, $88, $5 and $13.

Avalite

During the year ended December 31, 2021, the Company initiated a plan to close operations at the research facility located in Langley, British Columbia and had entered into discussions to sell the facility and related assets. The fair value of this facility was determined based on a third-party valuation of the tangible assets. The Company determined that there was no impairment given that fair value less costs of disposal exceeded the carrying value of the related assets.

The fair value of the Richmond, VDL and Avalite assets was determined based on third-party appraisals using a FVLCD approach including market and cost approaches. Consideration was given to information from historical data and industry standards which constitute unobservable inputs (level 3). Key inputs comprised market rent of approximately $16.75-$18.00 per square feet and a capitalization rate of 4%-6%. A 1% change in any of the key inputs would not result in a significant change in the impairment recognized.

Victoria

During the year ended December 31, 2021, the Company initiated a plan to close operations at the facility located in Victoria, British Columbia and had entered into discussions to sell the facility and related assets. Fair value was based on an offer received. As a result, the Company recognized an impairment loss of $463, split between the leasehold improvements, the production lab equipment,

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts computer equipment and other equipment which were impaired by $37 and $412, $1 and, $13, respectively for the year ended December 31, 2021.

During the year ended December 31, 2021, the Company initiated a plan to close operations at the research facility located in Langley, British Columbia and had entered into discussions to sell the facility and related assets. The Company listed the Langley property for sale and determined its fair value based on a sales offer received. No impairment was recognized given that the FVLCD was greater than the carrying value of the related assets.

Total impairments are broken down as follows:

For the period ended December 31, 2021	Total Impairments
Property, plant and equipment (Note 6)	15,198
Plant under construction (Note 6)	4,551
Intangible assets (Note 7)	1,219
Right-of-use assets (Note 16)	13
20,981
For the period ended December 31, 2020	Total Impairments
Goodwill	167
Property, plant and equipment (Note 6)	3,728
Plant under construction (Note 6)	3,522
Intangible assets (Note 7)	16,930
Right-of-use assets (Note 16)	3,210
27,557

Deposits

During the year ended December 31, 2021, the Company prepaid for one packaging equipment $71 (December 31, 2020 - $214).

7.        Intangible Assets

The Company’s intangible assets continuity is as follows:

Extraction Health Canada Computer

	Patents	Assets	Licence	Software	Total
Cost:	$	$	$	$	$
Balance, December 31, 2019	802	370	89,174	1,236	91,582
Additions	76	187	-	22	285
Balance, December 31, 2020	878	557	89,174	1,258	91,867
Additions	92	-	-	-	92
Disposal	-	-	-	(11)	(11)
Balance, December 31, 2021	970	557	89,174	1,247	91,948

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

Extraction Health Canada Computer

	Patents	Assets	Licence	Software	Total
Accumulated amortization and impairments:	$	$	$	$	$
Balance, December 31, 2019	-	-	71,717	339	72,056
Additions	-	-	487	535	1,022
Impairment	90	-	16,840	-	16,930
Balance, December 31, 2020	90	-	89,044	874	90,008
Additions	-	-	6	323	329
Disposal	-	-	-	(9)	(9)
Impairment	657	557	-	5	1,219
Balance, December 31, 2021	747	557	89,050	1,193	91,547

Extraction Health Canada Computer

	Patents	Assets	Licence	Software	Total
Net book value:	$	$	$	$	$
December 31, 2021	223	-	124	54	401
December 31, 2020	788	557	130	384	1,859

Impairments

The Company reviews the carrying value of its intangibles at each reporting period for indicators of impairment. During the year ended December 31, 2021, management noted indicators of impairment at the asset specific level.

Asset Specific Impairments

On February 5, 2019, the Company announced that it had entered into a binding license agreement with Idena S.p.A. (“Indena”), pursuant to which Indena granted the Company a perpetual exclusive license for the use in Canada of Idena’s CBD-extraction technology, and agreed to contract manufacturing services to the Company for CBD extraction.

During the year ended December 31, 2021, management decided not to move forward with the project. The extraction assets were thus determined to no longer be of use to the Company, and the full $557 was impaired.

During the year ended December 31, 2021, management is no longer pursuing multiple projects for which costs have been accumulated related to patent application and filing costs. Of the projects, management intends to sell the Cannabis Pod and Cannabis Puck patents to FlowerPod, LLC (“Flowerpod”) (Note 13). As such, all of the patents other than those to be sold to Flowerpod were determined to no longer be of use to the Company, and therefore the balance of $657 was impaired.

8.     Deferred Payment of Verdélite Purchase

The deferred payment is the remaining amount owed to the vendors of Verdélite (the “Vendors”) as a result of the business combination that occurred on May 2, 2018. The remaining $22,300 was originally payable in cash to the Vendors on May 1, 2019.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
On January 13, 2021, the Company settled all outstanding amount owing to the Vendors of Verdélite in connection with the Company’s 2018 acquisition. $9,000 was paid, fully settling all remaining amounts owing including accrued interest. A gain of $293 was recognized on settlement.

9.    Related Party Transactions

The Company considers a person or entity as a related party if they are a member of key management personnel including their close relatives, an associate or joint venture, those having significant influence over the Company, as well as entities that are under common control or controlled by related parties. Transactions are recorded at amounts agreed upon by the related parties.

With Emerald Health Sciences Inc.
As of the year ended December 31, 2021, Emerald Health Sciences Inc. (“Sciences”) held an aggregate of 39,401,608 Common Shares, representing 19% (December 31, 2020 – 39,401,608 shares, representing 19%) of the issued and outstanding Common Shares and it also held 9,099,706 (December 31, 2020 – 9,099,706) common share purchase warrants of the Company.

Sciences charged the Company $Nil during the year ended December 31, 2021 for invoices paid on behalf of the Company (December 31, 2020 - $17). As at December 31, 2021, the Company owed $Nil (December 31, 2020 - $1,327) to Sciences for total services provided. These amounts are included in the due to related parties caption on the consolidated statements of financial position and bear interest at a rate of 10% per annum. As at December 31, 2021, Sciences owed the Company $Nil (December 31, 2020 – $50) for invoices paid on behalf of Sciences, this amount is included in the due from related parties caption on the consolidated statements of financial position and is non-interest bearing.

On July 15, 2020, the Company announced that it had terminated certain related party agreements pertaining to consulting services and a loan facility. Sciences and the Company entered into an independent contractor agreement on May 1, 2015, as amended from time to time (the “Consulting Agreement”), and a loan agreement on August 25, 2015, as amended from time to time (the “Loan Agreement”). Sciences and the Company agreed to terminate the Consulting Agreement and Loan Agreement.

On May 27, 2020, the Company announced that it had terminated certain related party agreements pertaining to its cannabis cultivation operation in Metro Vancouver. Previously existing rights and continuing usage of the land and its cultivation operation in Metro Vancouver are unaffected by these terminations. Both the sublease agreement and cultivation agreement with Sciences were previously announced on October 4, 2019. The Company and Sciences agreed not to pursue the transactions contemplated by such agreements and agreed to terminate both the sublease agreement and the cultivation agreement in May 2020. The Company did not make any payments to, or receive any payments from, Sciences under either the sublease agreement or the cultivation agreement. The Company’s previously existing rights related to the 12-acre parcel that was subject to the sublease agreement and the cultivation agreement are unaffected by these terminations

With the Company’s former joint venture

As of December 31, 2021, Pure Sun Farms Corp. owed the Company $170 (December 31, 2020 - $170) for expenditures made on behalf of the joint venture and the Company owed to Sun Farms $5 (December 31, 2020 - $5). During the year ended December 31, 2021, both the receivable and payable amount were written off to finance costs and other expenses on the Consolidated Statements of Loss Comprehensive Loss.

With a Company Controlled by the Company’s Former Executive Chairman

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is controlled by Avtar Dhillon, the former Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. The terms of the lease reflected current market conditions. The lease amount was determined by an independent valuation, and was approved by the nonconflicted directors of the Company. During the year ended December 31, 2021, the Company paid to the Landlord $381 (December 31, 2020 - $365) in rent. As at December 31, 2021, the Company had lease liabilities of $3,476 (December 31, 2020 - $3,516) relating to the land in Metro Vancouver with a corresponding right of use asset.

With a Company Whose Chief Executive Officer (“CEO”) is Also a Director of the Company

The Company holds 1,666,667 common share purchase warrants of Avricore Health Inc. (“Avricore”, formerly VANC Pharmaceuticals Inc.). During the year ended December 31, 2020, the Director of the Company resigned as CEO of Avricore.

With a Company Whose President is Also a CEO of the Subsidiary

Naturals owes to Gab Innovations Inc. (“GAB”) $Nil (December 31, 2020 - $36) for expenditures made on behalf of Naturals. During the year ended December 31, 2020, the CEO of the subsidiary was terminated as part of the decrease in activity at Naturals.

With an Entity with Common Directors

On May 11, 2021, the Company acquired the remaining 49% equity ownership in Naturals that was held by Emerald Health Bioceuticals (“Bioceuticals”) for $32 (US$25). The Company now owns 100% ownership in Naturals, which was reflected by the movement of $1,385 from Non-Controlling Shareholders’ Interest (“NCI”) to the Company’s equity.

December 31,
2021
$
Acquisition of 49% ownership interest	(32)
Net assets attributable to NCI	(1,353)
Decrease in equity attributable to the Company	(1,385)

Management’s intention was to dispose of Naturals which is no longer operational. As a result, management evaluated Naturals’ net assets for impairment at June 30, 2021. Taking into account the Company’s intention to dispose of the asset, management concluded that the carrying value of certain assets, namely inventory and fixed assets were higher than the recoverable amount and recorded an impairment loss of $131 of inventory and $10 of furniture, fixtures and equipment, included in included in Inventory write-down and impairment of assets, respectively.

Remuneration of directors and key management of the Company

The remuneration awarded to directors and to senior key management including the Executive Chairman and President, the Chief Executive Officer, the Chief Financial Officer, the Chief Commercial Officer and the Chief Operating Officer, includes the following expenses recognized during the period:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

	December 31	December 31
	2021	2020
Wage and short term benefits	$ 1,919	$ 1,540
Share-based compensation (Note 10)	159	2,105
	2,078	3,645

Included in Due to Related Parties on the consolidated statements of financial position at December 31, 2021 is $27 (December 31, 2020 - $52) due to related parties with respect to key management personnel and expense reimbursements and are non-interest bearing.
These transactions are in the normal course of operations and are measured at the exchange value, being the amounts agreed upon between the parties.

10.        Share Capital

Authorized
•Unlimited number of Common Shares without par value
•Unlimited number of preferred shares without par value, issuable in series

Issued
•213,472,095 Common Shares (December 31, 2020 – 206,360,872)
During the year ended December 31, 2021, the outstanding share capital increased by 7,111,223 Common Shares due to the following transactions:
•During February 2021, 6,250,000 September Warrants at an exercise price of $0.21 per Common Share were exercised by the holders resulting in proceeds of $1,313 to the Company (Note 12);
•On February 6, 2021, 359,848 restricted stock units vested, resulting in the issuance of 359,848 Common Shares for no cash proceeds;
•On March 15, 2021, 500 shares issued under the ATM Facility were cancelled to correct a transposition error on initial issuance.
•On April 1, 2021, 160,000 restricted stock units vested, resulting in the issuance of 160,000 Common Shares for no cash proceeds;
•A total of 191,875 stock options were exercised ranging in exercise price from $0.21 to $0.29 for gross proceeds of $50 (Note 11); and
•On August 3, 2021, 150,000 restricted stock units vested, resulting in the issuance of 150,000 Common Shares for no cash proceeds
•During the year ended December 31, 2020, the outstanding share capital increased by 45,374,499 Common Shares due to the following transactions:
•The Company filed a prospectus supplement in connection with an at-the-market equity program (“ATM Program”) that it established with GMP Securities L.P. (the “Agent”) in the three months ended March 31, 2019. During the year ended December 31, 2020 the Company did not issue any Common Shares in connections with the ATM Program. This ATM Program was cancelled in August 2020 with the establishment of a new ATM Program;
•On August 13, 2020, the Company announced that it had established an at-the-market equity program (“new ATM Program”) that allows the Company to issue common shares from treasury having an aggregate gross sales price of up to $3,250 to the public from time to time at the Company’s discretion, at the prevailing market price when issued. The new ATM Program is effective until the earlier of April 13, 2021 and completion of the sale of the maximum amount of shares thereunder and will be activated from time to time at the Company’s discretion if and when required based on the Company’s working capital requirements and capital expenditures and

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts relative cost of other funding options. During the year, 2,445,600 common shares were issued under the new ATM Program for gross proceeds of $500;
•Issued 9,713,666 Common Shares with a value of $2,914 to settle an outstanding loan amount and trade payables with Sciences;
•Issued 4,894,055 Common Shares with a value of $1,009 to settle outstanding interest on the convertible debentures;
•During February 2020, the Company closed a private placement resulting in the issuance of 10,344,827 units at a price of $0.29 per unit, for gross proceeds of $3,000. Each unit consisted of one Common Share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at a price of $0.385 per share for a period of five years. The warrants were valued using the residual value method at $164;
•During the year ended December 31, 2020, 375,000 restricted stock units vested (175,000 in April and 200,000 in December) triggering the issuance of 375,000 Common Shares, for no cash proceeds;
•On April 9, 2020, the 6,250,000 September Warrants were amended to an exercise price of $0.17 per Common Share and immediately exercised by the holders resulting in proceeds of $1,063 to the Company; and During June 2020, the Company closed a private placement resulting in the issuance of 11,351,351 units at a price of $0.185 per unit, for gross proceeds of $2,100. Each unit consisted of one Common Share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at a price of $0.27 per share for a period of three years. In the event that the closing sale price of the common shares on the TSXV, or such other principal exchange on which the common shares are trading, is greater than $0.40 per common share for a period of 10 consecutive trading days at any time after the closing of the placement, the Company may accelerate the expiry date of the warrants. The warrants were valued using the residual value method at $Nil.

11.Share-Based Compensation

(a)Stock Options

The following table summarizes the stock options that remain outstanding as at December 31, 2021:

		Weighted Average
	Stock Options	Exercise Price
	#	$
Balance at December 31, 2019	12,381,634	2.99
Granted	9,877,500	0.24
Forfeited	(3,547,222)	2.85
Exercised	(1,500,000)	0.45
Balance at December 31, 2020	17,211,912	1.66
Granted	525,000	0.17
Forfeited	(8,059,739)	1.68
Exercised	(191,875)	0.26
Expired	(945,972)	0.72
Balance at December 31, 2021	8,539,326	1.69

During the year ended December 31, 2021, the Company granted 525,000 stock options to employees and consultants. The stock options granted had exercise prices between $0.10 and $0.23 and have expiry dates of five years. Stock options issued to employees and consultants vest over three years and stock options issued to directors vest either immediately, or over twelve months. The weighted average

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts fair value of the stock options granted was $0.11. During the year ended December 31, 2021, 191,875 stock options were exercised with an average weighted trading share price of $0.39.

The fair values of the options granted during the years ended December 31, 2021 and 2020 were determined on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	December 31	December 31
	2021	2020
Risk free interest rate	0.48% - 1.03%	0.25% - 1.65%
Share price	$0.10 - $0.23	$0.17 - $0.32
Expected life of options (years)	2.94	2.59
Expected annualized volatility	98.27% - 100.86%	93.07% - 104.54%
Expected dividend yield	Nil	Nil
Weighted average Black-Scholes value of each option	$0.11	$0.14

Volatility was determined by using the historical volatility of the Company. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on Canada government bonds with a remaining term equal to the expected life of the options.

Stock options outstanding and exercisable at December 31, 2021 are summarized as follows:

	Outstanding			Exercisable
			Weighted		Weighted
Range of		Remaining	average		average
exercise		contractual	exercise		exercise
prices	Quantity	life (years)	price	Quantity	price
$			$		$
0.10 - 0.20	725,000	3.80	0.14	556,250	0.16
0.21 - 0.28	2,196,875	3.70	0.21	1,625,375	0.21
0.29 - 2.99	2,636,826	2.71	0.71	1,959,451	0.83
3.00 - 4.15	2,385,625	2.07	3.85	2,191,250	3.82
4.16 - 5.69	595,000	1.10	4.66	595,000	4.66
	8,539,326	2.64	1.59	6,927,326	1.91

The Company recorded share-based compensation expense related to the stock options of $(252) for the year ended December 31, 2021 (December 31, 2020 - $2,421). The expense has been charged to the consolidated statements of loss and comprehensive loss.

(b)Restricted Share Units (“RSUs”)

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

		Weighted average
		fair value per
	Number of RSUs	unit at issue
		$
Balance, December 31, 2019	670,000	4.46
Granted	550,000	0.27
Forfeited	(140,152)	4.15
Expired	(375,000)	4.56
Balance at December 31, 2020	704,848	1.24
Exercised	(669,848)	1.20
Forfeited	(35,000)	1.34
Balance at December 31, 2021	—	—

During the year ended December 31, 2021, the Company did not issue any RSUs. The Company recorded share-based compensation expense related to the RSUs of $73 for the year ended December 31, 2021 (December 31, 2020 - $596) to the consolidated statements of loss and comprehensive loss. 669,848 restricted stock units vested (359,848 in February, 160,000 in April and 150,000 in August) triggering the issuance of 669,848 Common Shares, for no cash proceeds.

12.Warrants

		Weighted
	Number of	Average
	Warrants	Exercise Price
		$
Balance at December 31, 2019	26,470,671	0.42
Issued in February 2020	10,344,827	0.39
Exercised in April 2020	(6,250,000)	0.17
Issued in June 2020	11,351,351	0.27
Balance at December 31, 2020	41,916,849	0.41

Exercised in February 2021 (a)	(6,250,000)	0.21
Expired in November 2021	(4,411,764)	0.85
Balance at December 31, 2021	31,255,085	0.40

Expiry:
June 2023	11,351,351	0.27
November 2024	4,385,965	0.75
December 2024	5,172,942	0.39
February 2025	10,344,827	0.39
Balance at December 31, 2021	31,255,085	0.40

(a) During February 2021, the remaining 6,250,000 September Warrants were exercised by the holders at an exercise price of $0.21, resulting in proceeds of $1,313 to the Company.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
During November 2021, the 4,411,764 Warrants with a weighted average price of $0.85 expired, resulting in an adjustment to contributed surplus of Nil.

13.        Long-term Investments

Avricore

On November 27, 2017, the Company purchased 1,666,667 units of Avricore pursuant to a subscription agreement dated November 7, 2017. Each unit entitled the holder to 1,666,667 common shares and 1,666,667 common share purchase warrants. The common shares of Avricore are traded on the TSX Venture Exchange under the symbol “AVCR.”

Each warrant entitled the holder to purchase one common share at the price of $0.20 per share. The warrants expire November 27, 2022, or earlier if the accelerated exercise provision is enacted. If the closing sales price trades at $0.25 or higher for 10 consecutive trading days, and Avricore, within 5 days of such event, provides notice by way of news release to the holders of the warrants of the early expiry of the warrants, then the warrants shall expire 30 days from the date of notice.

	Fair value			Fair value
	December 31	Warrants	Change in	December 31
	2020	exercised	fair value	2021
	$			$
Avricore - warrants (1)	134	(134)	—	—
Total	134	134	—	—

During the period from October 5 to October 13, 2020, the Company sold its shares in Avricore. The fair value of the shares had increased by $200 to $250 from December 31, 2019, with this amount being recorded as a gain on change in fair value. The total sale amount of the 1,666,667 shares totaled $206, resulting in a loss on sale of $44.

On February 9, 2021, the Company exercised 1,666,667 common share purchase warrants at an exercise price of $0.20 per share, recording a gain of $516. During the period from February 11 to February 25, 2021, the Company sold its share in Avricore for gross proceeds of $716, recording a loss of $267. The net gain was $249 and is recorded on the Consolidated Statements of Loss and Comprehensive Loss.

The Uplifters’ Prima’s, PBC (“Prima”)

On May 17, 2021, the Company made a strategic investment of $61 (US$50) in Prima’s Series Seed-1 Preferred Stock financing round. Prima is a privately held entity, and the Company’s investment was recorded at the investment amount which approximated fair value using Level 3 inputs. As at December 31, 2021, the value of the investment was $64, resulting in an unrealized foreign exchange gain of $3 being recorded.

FlowerPod, LLC (“FlowerPod)

On May 5, 2021, the Company exercised the 13,545 FlowerPod Warrants received as part of the Promissory Note transaction (Note 14) at a price of $0.01 per share, which represents an 18.71% ownership interest. FlowerPod is a privately held entity and the fair value of the common shares was determined using the funding round subscription price of $32 (US$26) per share (level 3), resulting in a

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts fair value of $432 (US$352), and a gain of $380 on the investment. Management has elected to account for the changes in the fair value of investments through Other Comprehensive Income in accordance with IFRS 9.

As at December 31, 2021, the fair value of the investment was adjusted to its value of $190 to reflect the decrease in market value of the shares based on market changes of comparable public companies, thus resulting in a loss on fair value re-measurement of $242.

Condensed financial information of FlowerPod is as follows:

As at and for the year ended: December 31, 2021
Current Assets	1,009,659
Non-current assets	185,456
Current liabilities	84,262
Non-current liabilities	361,507
Revenues
Net losses	(726,654)

14.    Promissory Note

On May 5, 2021, the Company issued a promissory note to FlowerPod (the "Note") of $430 (US$350) that is receivable from FlowerPod within two years and bears interest at 5% per annum. Along with the Note, the Company received 13,545 common share purchase warrants (the FlowerPod Warrants") that were exercisable for 10 years at US$0.01 per share. The Note, which bears an off-market interest rate, was fair valued at issuance using the future cash flows model using an interest rate for similar debt where no equity component was also issued, which was estimated to be 12%. This resulted in an estimated fair value of $377 ($US307). The residual value of $52 ($US42) was determined to be the fair value of the FlowerPod Warrants. The Note will be accreted to face value over the term to maturity as a non-cash gain, for the year ended December 31, 2021, $15 of interest income was recorded in interest and other income. As at December 31, 2021, the value of the note was $406, resulting in an unrealized foreign exchange gain of $29 was recorded in Finance costs and other expenses.

15.     Income Taxes

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% (2020 – 26.5%) to the effective tax rate is as follows:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

	2021	2020
Loss before income taxes	(39,406)	(42,952)

Net income tax (recovery) expense	(10,456)	(11,597)
Non-deductible expenses	(218)	820
Non-taxable equity pick-up from JV	-	(845)
Non-taxable portion of capital gain on JV investment	-	3,686
Adjustments in respect of prior periods	(40,800)	-
Change in tax benefits not recognized	51,474	8,132
Income tax (recovery)	-	196
The Company’s income tax (recovery) is allocated as follows:
Current tax (recovery) expense	-	27
Deferred tax (recovery) expense	-	169
	-	196

The following table summarizes the components of deferred tax:

	2021	2020
Loss before income taxes	$ (39,406)	$ (42,952)
Net income tax (recovery) expense	(10,456)	(11,597)
Non-deductible expenses	(218)	820
Non-taxable equity pick-up from JV	-	(845)
Non-taxable portion of capital gain on JV investment	-	3,686
Adjustments in respect of prior periods	(40,800)	-
Change in tax benefits not recognized	51,474	8,132
Income tax (recovery)	$ -	$196

Current tax (recovery) expense	-	27
Deferred tax (recovery) expense	-	169
	-	196

Deferred Tax Assets
Operating tax losses carried forward	$67	$4,516
Subtotal of Assets	$67	$4,516
Deferred Tax Liabilities
Property, plant and equipment	$ -	$(196)
Right-of-use assets	(28)	-
Biological assets and inventory	-	(4,320)
Intangible assets	(34)	-
CEBA loan	(5)	-
Subtotal of Liabilities	$(67)	$ (4,516)
Net deferred tax asset (liability)	$ -	$ -
Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
Deferred taxes as provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

Property, plant and equipment	$ 22,148	$ -
Plant under construction	4,515	-
Capital lease obligation	3,639	-
Long-term investment	256	(52)
Share issuance costs	1,335	1,393
Reserves	306	-
Operating tax losses carried forward	143,286	90,699
Tax credits & other	1,248	1,291
	$ 176,733	$ 93,331

The Canadian operating tax loss carry forwards expire as noted in the table below. Tax credits consist of Scientific Research and experimental development qualified expenditures of $1,245 which may be carried forward indefinitely and deduct against Canadian Business income. The remaining deductible temporary differences may be carried forward indefinitely. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the group can utilize the benefits therefrom.
The Company’s Canadian operating tax losses expire as follows:

2031	$ 118
2032	111
2033	236
2034	630
2035	3,408
2036	2,375
2037	7,178
2038	29,347
2039	55,292
2040
2041	20,247
143,285

16.Leases

The Company’s leases consist primarily of land, office space, as well as miscellaneous production and other equipment. Information about the right-of-use assets and associated lease liabilities are seen below.
1)Right-of-Use Assets

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

		Land	Buildings	Equipment
					Total
		$	$	$	$
Costs:
	Balance, applied January 1, 2020	3,634	3,146	161	6,941
	Additions	—	57	—	57
	Disposals	—	(1,774)	—	(1,774)
	Balance, applied December 31, 2020	3,634	1,429	161	5,224
	Additions	—	31	2	33
	Disposals	—	(413)	(114)	(527)
Balance, December 31, 2021		3,634	1,047	49	4,730

Accumulated Depreciation:
	Balance, applied January 1, 2020	303	968	42	1,313
	Additions	121	460	44	625
	Disposals	—	(433)	—	(433)
	Impairment	3,210	—	—	3,210
	Balance, applied December 31, 2020	3,634	995	86	4,715
	Additions	—	221	26	247
	Disposals	—	(232)	(115)	(347)
	Impairment	—	—	13	13
Balance, December 31, 2021		3,634	984	10	4,628

Carrying value:
	December 31, 2021	—	63	39	102
	December 31, 2020	—	434	75	509

As noted above in Note 6, the ROU Land asset is part of the Metro Vancouver facility and was impaired by$3,210 during the year ended December 31, 2020.

The ROU land asset was not adjusted as there is no recoverable amount for the Company related to the land. There was no change to the related liability on the lease.
2)Lease Liabilities

The following table reconciles the opening and ending balances of the lease liabilities:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

$
Lease liabilities recognized at December 31, 2020	4,115
Lease renewals	32
Lease disposals	(200)
Lease payments	(612)
Interest incurred	304
Balance, December 31, 2021	3,639

As at December 31, 2021	$
Lease obligations	3,639
Less current portion	(3,639)
Non-current portion	—

The Company expects the following maturities of its undiscounted lease liabilities:

Contractual Undiscounted Cash Flows:
$
Within 1 year	426
1 - <3 years	706
3 - <5 years	642
Over 5 years	6,560
Balance, December 31, 2021	8,334

For the year ended December 31, 2021 an amount of $132 (December 31, 2020 - $263) has been recorded in operating costs for the Company related to amounts relating to short term leases, and leases for low value assets.

17.Revenue

A summary of the Company’s sales by product line is provided in the table below:

	December 31	December 31
	13-Jul-05	13-Jul-05
	$	$
Dried Cannabis	8,882	9,706
Extracts and Edibles	2,965	4,411
Other	49	144
Total	11,896	14,261

18.    General and Administrative Expenses

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

	December 31	December 31
	2021	2020
	$	$
Professional, director and consulting fees	2,452	2,799
Corporate communications and media	142	466
Wages and benefits	3,684	4,166
Office and general	2,750	1,921
Travel and accommodations	74	74
Total	9,102	9,426

Wages and benefits included in cost of goods sold amount to $4,206 (2020 – 5,083).

19.     Disposal of interest in Joint Venture

Accounting Policy:

A joint venture is a contractual arrangement whereby the Company and other parties undertake an economic activity that is subject to joint control (i.e. when the strategic, financial and operating policy decisions relating to the activities of the joint venture require the unanimous consent of the parties sharing control).

IFRS 11, Joint Arrangements, and IAS 28, Investments in Associates and Joint Ventures establish the criteria for accounting for joint ventures. Investments in joint ventures are accounted for using the equity method. The equity method involves recording the initial investment at cost and subsequently adjusting the carrying value of the investment for the proportionate share of the profit or loss, other comprehensive income or loss and any other changes in the joint venture’s net assets such as dividends. At each balance sheet date, the Company considers whether there is objective evidence of impairment in the joint venture. If there is such evidence, the Company will determine the amount of impairment to record, if any, in relation to the joint venture.

The consolidated financial statements include the Company’s share of the investee’s income, expenses and equity movements. Where the Company transacts with its joint ventures or associates, unrealized profits or losses are eliminated to the extent of the Company’s interest in the joint venture or associate.

In 2017, the Company and Village Farms International, Inc. (“Village Farms”) formed Pure Sunfarms Corp. (“Pure Sunfarms”), a privately held company incorporated pursuant to the Business Corporations Act (British Columbia). The purpose of Pure Sunfarms is to pursue largescale, low cost cannabis production in Canada. Village Farms and the Company each began with a 50% ownership interest in Pure Sunfarms in the form of common shares. The Company concluded that the agreement constituted a joint arrangement where joint control is shared with Village Farms and therefore has accounted for Pure Sunfarms using the equity method. On November 2, 2021, the Company completed the sale of its 41.28% interest in its Joint Venture, Pure Sunfarms for consideration of $79,900.

In January of 2020 the Company contributed $710, representing the final installment of the initial investment in the Joint Venture.

The carrying value of the investment in Pure Sunfarms as at the date of sale of November 2, 2020:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

Balance, December 31,2019	64,603
Loss on deemed dilution	(850)
Share of income	3,131
Balance, November 2,2020	66,884

Summarized financial information for Pure Sunfarms is set out below:

November 2, 2020
Statement of financial position	$
Cash and cash equivalent	14,396
Current assets	80,530
Non-current assets	155,014
Current Liabilities	43,242

Non-current liabilities	49,956

Statement of comprehensive loss	59,510
Revenue (net of excise taxes)	3,103
Depreciation and amortization	1,066
Interest expense	809
Income from continued operations	3,959
Total comprehensive income	3,959

Adjusted net income
Total comprehensive income	3,959
Elimination of transaction with the company	2,523
Fair value adjustment	190
Adjusted net income	6,672
Emerald's share of income from join venture	3,131

During the year ended December 31, 2019, two separate disputes arose between the Company and Village Farms in regard to operations at Pure Sunfarms. On March 6, 2020, the Company completed a Settlement Agreement (the “Settlement Agreement”) with its Joint Venture partner. Pursuant to the Settlement Agreement, the Supply Agreements (collectively, the "Supply Agreements") entered into between the Company and Pure Sunfarms dated December 21, 2018 (the “2018 Supply Agreement”) were both terminated effective as of December 31, 2019, and the Company was released from all previous, current, and future obligations, liabilities and payments thereunder.

On March 6, 2020, also as part of the Settlement Agreement, the Company issued a promissory note to Pure Sunfarms in the amount of $952 which bore interest at a rate of 6.2% per annum and was to mature on the earlier of (a) December 31, 2020; (b) the Company ceasing to be a shareholder of Pure Sunfarms; or

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
(c) the acquisition by any party of a majority of the outstanding shares of the Company. The principal amount is the amount owed by the Company to Pure Sunfarms as remittance for bulk sales under the 2018 Supply Agreement.

The Company’s share of income was diluted to 42.60% as part of the Settlement Agreement. The Company recognized a loss on dilution of ownership of $2,049. In April 2020, the Company’s share of income was further diluted to 41.28% upon Village Farms investment in the Joint Venture of an additional $8,000. A gain was recognized on dilution of $1,199. The net dilution loss was $850, which is recorded under loss on dilution of joint venture ownership on the Consolidated Statements of Loss and Comprehensive Loss.

Pursuant to the share purchase agreement, completed on November 2, 2020, the Company sold its 36,958,500 common shares to Village Farms, representing all of the remaining shares of Pure Sunfarms not previously held by Village Farms, for an aggregate purchase price of $79,900 (the "Purchase Price"). The Company received $60,000 of the Purchase Price in cash at closing and acquired a secured promissory note to the Company in the principal amount of $19,900 (the "Note"). The Note will mature in six months from the date hereof, is secured against a certain number of common shares of Pure Sunfarms held by the Joint Venture partner and bears interest at a rate of 12% per annum. In addition, the Company's obligations under a promissory note in the principal amount of $952, plus $39 in interest, that the Company had issued to PSF on March 6, 2020, were settled without any payment.

As a result of the sale transaction on November 2, 2020, the Company recorded a gain of $13,423, which was net of $585 in related legal and consulting fees.

On February 9, 2021, the Company received from the Joint Venture partner $19,900 plus $622 in interest, representing full repayment of the promissory note issued by the Joint Venture partner to the Company as part of its purchase of the Company’s interest in Pure Sunfarms. This was the final payment due as part of this transaction.

20.     Convertible Debenture

Accounting Policy:

Convertible debentures are compound financial instruments which are accounted for separately dependent on the nature of their components: a financial liability and an equity instrument. The identification of such components embedded within a convertible debenture requires significant judgment given that it is based on the interpretation of the substance of the contractual arrangement. Where the conversion option has a fixed conversion rate, the financial liability, which represents the obligation to pay coupon interest on the convertible debentures in the future, is initially measured at its fair value and subsequently measured at amortized cost. The residual amount is accounted for as an equity instrument at issuance. Where the conversion option has a variable conversion rate, the conversion option is recognized as a derivative liability measured at fair value through profit and loss.

In calculating the fair value allocation between the liability component and equity component of the Company’s secured convertible debentures, the Company was required to make estimates and use judgement in determining an appropriate discount rate on the debenture to arrive at fair value. The determination of the fair value of the liability is also based on a number of assumptions, including contractual future cash flows, discount rates and the presence of any derivative financial instruments.

Transaction costs are apportioned to the debt liability and equity components in proportion to the allocation of proceeds.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

Balance at December 31,2019	21,823
Accretion	1,654
Principal repayment	(23,477)
Balance at December 31,2020	—

On September 10, 2019, the Company issued 2,500 secured convertible debenture units (the “Convertible Debenture Units”) of the Company at a price of $10 per Convertible Debenture Unit (the “Issue Price”) for gross proceeds of $25,000 (the “Offering”) to a single Canadian institutional accredited investor (the “Investor”).The Convertible Debenture Units were secured, bore interest of 5.0% per annum, accrued and payable semi-annually with a maturity date of 24 months from the issuance date (the “Maturity Date”). Each Unit had attached 5,000 common share purchase warrants of the Company.

The Convertible Debentures had a conversion price of $2.00 per Common Share (the "Conversion Price"), subject to a forced conversion if the volume weighted average trading price (“VWAP”) of the Company’s common shares was greater than $3.50 for 10 consecutive trading days.

The 12,500,000 warrants were initially issued at an exercise price of $2.00 per common share of the Company for a period of 24 months from the date of issue. On April 9, 2020, The Company amended the exercise price of the September Warrants such that: 6,250,000 September Warrants had an exercise price of $0.17 per Common Share (the "$0.17 Warrants"), subject to a forced conversion if the VWAP was greater than $0.2125 for 10 consecutive trading days; and 6,250,000 Warrants were adjusted to have an exercise price of $0.21 per Common Share (the "$0.21 Warrants"), subject to a forced conversion if the VWAP was greater than
$0.2625 for 10 consecutive trading days. The holders of the $0.17 warrants immediately exercised all such warrants for proceeds of $1,063 to the Company (Note 14).

At issuance, the fair value of the liability component of the Convertible Debentures was estimated to be
$21,925. They were valued using an interest rate for a similar debt for which no conversion features existed, which was estimated to be 12%. The debt component is to be accreted to face value over the term to maturity as a non-cash interest charge. The Debenture Warrants were valued at $2,427 using the Black-Scholes valuation model. The residual value was allocated to the equity component of the conversion feature and had a value of $648.

The fair value of the warrants was calculated using the Black-Scholes option-pricing model with the following assumptions: expected life of 2 years, risk free interest rate of 1.60%, expected annualized volatility of 94.06% and Nil expected dividend yield. The fair value was determined to be $0.89. The share price used for fair value as at issuance date was $1.85.

Issuance costs of $783 were allocated proportionately with $687 as a debit against the liability component and $96 as a debit against the equity component of the conversion feature. These issuance costs created a temporary difference between the carrying value of the liability component and the tax base of the liability for tax purposes. The deferred tax impact of the allocation of a portion of the Convertible Debenture to equity resulted in a deferred tax recovery during the year ended December 31, 2019 of $805 and a corresponding deferred tax expense in equity of $636 and $169 for the Debenture Warrants and the equity component of the Convertible Debenture, respectively. The effect of deferred tax is recognised in equity because IAS 12 – Income Taxes, requires that the recognition of deferred tax must follow the underlying transaction it relates to, and the temporary difference relates to the amount attributed to the equity conversion option and Debenture Warrants.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts
During the year ended December 31, 2020, interest expense of $1,110 (December 31, 2019 - $384) and accretion expense of $1,654 (December 31, 2019 - $584) was recorded. During the year ended December 31, 2020, $384 of interest that had accrued during the year ended December 31, 2019, was settled with the issuance of 1,322,627 common shares of the Company. Also, interest expense of $625 which had accrued to June 30, 2020, was settled with the issuance of 3,571,428 common shares of the Company.

On November 24, 2020, the Company fully repaid all amounts owing under the Convertible Debenture Units, and as a result, terminated the Convertible Debenture Units and the Company’s obligations thereunder. The Convertible Debenture Units were due to mature on September 9, 2021, with no right for the Company to prepay amounts owing. However, the Investor consented to the early repayment of all amounts owing under the Convertible Debenture Units in exchange for a consent fee of $82. A total of $25,568 in cash was paid by the Company to the Investor, representing $25,000 in principal repayment and $486 in accrued interest and the consent fee. A loss on early settlement was recorded in the amount of $741, calculated as the difference between the carrying value of the debenture and the fair value at the date of settlement.

21.     Financial Instruments

Financial instruments recorded at fair value are classified using a hierarchy that categorizes into three levels the inputs to valuation techniques used to measure fair value. The three levels of hierarchy are:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 - Inputs for the asset or liability that are not based on observable market data.

The individual fair values attributed to the different components of a financing transaction, notably marketable securities, derivative financial instruments, convertible debentures and loans, are determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and derive estimates. Significant judgment is also used when attributing fair values to each component of a transaction upon initial recognition, measuring fair values for certain instruments on a recurring basis and disclosing the fair values of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of instruments that are not quoted or observable in an active market.

Financial instruments are measured either at fair value or at amortized cost. The table below lists the valuation methods used to determine fair value of each financial instrument.

The carrying value of the cash and cash equivalents, accounts receivable (excluding statutory receivable balances), due from related parties, refundable deposits, accounts payable and accrued liabilities, deferred payment, payable to joint venture and amounts due to related parties, approximate the fair value because of the short-term nature of these instruments. These are carried at amortized cost.

The carrying values of the financial instruments at December 31, 2021 are summarized in the following table:

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

	Amortized cost	FVTOCI
	$	$
Financial Assets
Cash and cash equivalents	18,512	-
Accounts receivable, excluding sales taxes receivable	1,634	-
Promissory note receivable	406	-
Long-term investments	-	254
Financial Liabilities
Accounts payable and accrued liabilities	3,536	-
Lease liability	3,639	-
CEBA loan	40	-

The Company’s financial instruments that are recorded at fair value are presented in the following table:

		Fair Value Measurement
		Level 1	Level 2	Level 3	Total
As at December 31, 2021		$	$	$	$
Financial Assets
	Long-term investments (Note 14)	—	—	254	254

As at December 31, 2020
Financial Assets
	Long-term investments	—	134	—	134

The changes in financial assets valued using level 3 inputs are summarized in the table below, with the fair value changes recorded in other comprehensive income. The Company has elected to record remeasurements through FVTOCI so as to avoid financial instrument remeasurement changes flowing through Profit and Loss.

	Investment in FlowerPod	Investment in Prima
Opening Balance - December 31, 2020	$-	$-
Purchases	432		61
Gains (losses) on Fair Value Re-measurement	(242)		3
Closing Balance - December 31, 2021	190		$64

The Company is exposed to varying degrees to a variety of financial instrument related risks:

(a)Currency risk

The Company’s functional and presentation currency is the Canadian dollar and major purchases are transacted in Canadian dollars. As a result, the Company’s exposure to foreign currency risk is minimal.

(b)Credit risk

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

Credit risk is the risk of an unexpected loss to the Company if a customer or third-party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk as at December 31, 2021 is the carrying value of its financial assets. The Company’s cash and redeemable short- term investment certificates are largely held in large Canadian financial institutions. The Company does not have any asset backed commercial paper. The Company maintains cash deposits with Schedule A financial institutions, which from time to time may exceed federally insured limits. With regards to receivables, the Company is not exposed to significant credit risk as the Company’s sales are to government bodies or are typically paid at the time of the transaction. The Company provides credit to some of its customers in the normal course of business. The majority of the trade receivables held are with crown corporations.

(c)Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not hold any financial liabilities with variable interest rates. The Company does maintain bank accounts and redeemable short-term investment certificates which earn interest at variable rates, but it does not believe it is currently subject to any significant interest rate risk.

(d)Liquidity risk

The composition of the Company’s accounts payable and accrued liabilities was as follows:

	December 31	December 31
	2021	2020
Trade payables	$ 1,043	$ 6,296
Accrued liabilities	373	903
Excise tax payable	534	2,239
Payroll liabilities	137	1,046
Sales tax liabilities	1,277	529
Other payables	171	6
Total	3,536	11,019

In addition to the commitments outlined in Note 16 - Leases, the Company has the following gross contractual obligations as at December 31, 2021, which are expected to be payable in the following respective periods:

	Total	≤ 1 year	Over 1 year - 3 years
	$	$	$
Accounts payable and accrued liabilities	3,536	3,536	-
CEBA loan	40	-	40
	3,576	3,536	40
Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. As at December 31, 2021, the Company had working capital of $14,952 (December 31, 2020 –
$32,377).
The Company manages liquidity risk through the management of its capital structure and resources to ensure that it has sufficient liquidity to settle obligations and liabilities when they are due. Management

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts monitors its operating requirements and prepares budgets and cash flow forecasts to identify cash flow needs for general corporate and working capital purposes. The Company’s ability to fund its operating requirements depends on future operating performance and cash flows, which are subject to economic, financial, competitive, business, and regulatory conditions, and other factors, some of which are beyond its control, such as the potential impact of COVID-19. The Company’s primary short-term liquidity needs are to fund its net operating losses, capital expenditures to maintain existing facilities, debt repayments, and lease payments. The Company’s medium-term liquidity needs primarily relate to debt repayments and lease payments. The Company’s long-term liquidity needs primarily relate to potential strategic plans.
In an effort to manage liquidity prudently while the Company moves toward profitability and positive cash flows, the Company has taken the following steps:
–During the year ended December 31, 2021, the Company initiated plans to dispose of multiple facilities across Canada (Note 6), which will provide the Company with cash flows from the associated sales and continue to reduce the operating expenses of the Company in line with the re-structuring plan decision from 2020.
–During the year ended December 31, 2021, the Company received from the Joint Venture partner $19,900 plus $622 in interest, representing full repayment of the promissory note issued by the Joint Venture partner to the Company as part of its purchase of the Company’s interest in Pure Sunfarms.
–During the year ended December 31, 2021, the Company raised $50 on the exercise of 191,875 stock options.
–In February of 2021, the Company raised $1,313 on the exercise of 6,250,00 warrants.
–During February of 2021, the Company sold its marketable shares held in Avricore for $716.
–In January of 2021, the Company settled all outstanding amounts owing to the Vendors of Verdélite for $9,000. This substantially cleared the Company’s statement of financial position of debt and reduced the future interest payments on the deferred payment.
These initiatives have provided the Company with increased liquidity and flexibility to meet its financial commitments and continue operations.

22.Capital Management

As at December 31, 2021, the capital structure of the Company consists of $40,892 (December 31, 2020 -
$98,274) in shareholders’ equity and debt.
The Company’s objective when managing its capital is to ensure sufficient equity financing to fund its planned operations in a way that maximizes the shareholder return given the assumed risks of its operations. The Company considers shareholders’ equity as capital. Through the ongoing management of its capital, the Company will modify the structure of its capital based on changing economic conditions. In doing so, the Company may issue new shares. Annual budgeting is the primary tool used to manage the Company’s capital. Updates are made as necessary to both capital expenditure and operational budgets in order to adapt to changes in risk factors, proposed expenditure programs and market conditions.

23.    Commitments and contingencies

Class Action
During the year, the Company was named in a Class Action relating to certain difference in THC content in its cannabis products. The Company believes that the allegations made against it in the action are flawed. The plaintiffs' testing methodologies have not yet been disclosed. The difference in THC content between the alleged labelled amount and the alleged tested amount in this particular product is not material. No loss or damages have been proven. No consumer was likely to have been harmed as a result of the labelling difference.

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Amounts reflected in thousands of Canadian dollars, except share and per share amounts

The Company disputes the allegations and has been and will continue to vigorously defend against the claims. The proceedings are still at an early stage. Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult, particularly where key factual and legal issues have not been resolved. For these reasons, the ultimate timing or outcome cannot be predicted, or possible losses or a range of possible losses cannot be reasonably estimated.
24.    Subsequent Events

FlowerPod Amending Agreement
On April 28, 2022, the Company entered into an amending agreement with FlowerPod LLC for the sale of certain patents held by the Company, amending the December 28, 2021, binding term sheet payment schedule from a payment on closing of US$1M and a promissory note of US$0.500 due on the anniversary of the closing bearing an interest rate of 10% per annum to $0.967 (US$0.750) on closing and a $0.967

(US$0.750) promissory note due on the anniversary of the closing bearing 10% interest per annum. The Company continues to retain the two-year interest-bearing promissory note issued by FlowerPod on May 6, 2021, in the amount of $451 (US$350).

Lease Termination – Richmond
On April 14, 2022, the Company entered into a Termination of Lease and Transfer of Assets Agreement with the Landlord of the Richmond Land (the “agreement”). As part of the agreement, EHTC will surrender to the Landlord all of the property, plant and equipment located on the leased land. The termination and transfer will occur on December 31, 2022, unless EHTC elects to terminate early. For the period of time between the termination agreement date and the termination date of December 31, 2022, EHTC will continue to pay the landlord the regular lease payments in accordance with the original lease agreement.
Acquisition by Skye Bioscience, Inc. (“Skye”)
On May 12, 2022 Emerald and Skye announced that the companies have entered into a definitive agreement with respect to a transaction to be completed by way of a Plan of Arrangement (the “Arrangement”) whereby Skye would acquire all of the issued and outstanding shares of Emerald in a share-for-share transaction. The proposed Arrangement is subject to approval by each company’s common stockholders and by the Supreme Court of British Columbia, Canada. As a result of the Arrangement, current Skye stockholders would own approximately 54% of the common stock of Skye and former shareholders of Emerald would own approximately 46% of Skye’s common stock.
Under the Arrangement, Skye will issue Emerald shareholders 1.95 shares of Skye’s common stock (the “Exchange Ratio”) in exchange for each Emerald share. Based on the number of outstanding shares as of May 12, 2022, it is expected that Skye would issue approximately 416 million Skye shares to Emerald shareholders. All stock options and warrants of Emerald will be exchanged for replacement options and warrants of Skye on identical terms, as adjusted in accordance with the Exchange Ratio. The completion of the Arrangement is subject to customary terms and conditions, including the following:
a)Approval of the Arrangement by special resolutions of disinterested Skye and Emerald shareholders;
b)Court approval of the Arrangement; and
c)Receipt of all required regulatory approvals, including acceptance by the Canadian Securities Exchange (the “CSE”) of Skye’s listing on the CSE.
The Arrangement is anticipated to close in the third quarter of 2022.

PROXY

SKYE BIOSCIENCE INC.

Special Meeting of Stockholders
September 30, 2022, at 9:00 AM, Pacific Time

This Proxy is solicited on behalf of the Board of Directors of Skye Bioscience, Inc.

The undersigned hereby appoints Punit Dhillon and Kaitlyn Arsenault, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and hereby authorizes them, and each of them, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Skye Bioscience, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM, Pacific Time on September 30, 2022 and any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

The Special Meeting of Stockholders will be held virtually. In order to attend the Special Meeting, you must register at https://web.viewproxy.com/skye/2022 by 11:59 PM Pacific time on September 29, 2022. On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by clicking on the link provided and entering the password you received via email in your registration confirmations. Further instructions on how to attend and vote during the Special Meeting are contained in the Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(Continued and to be marked, dated and signed on other side)

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Proposal 3. A proposal to adopt and approve SKYE's Amended and Restated 2014 Omnibus Incentive Plan (the "**2014 A&R Incentive Plan**") (the "**Incentive Plan Proposal**");

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Date ______________________________

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As a stockholder of Skye Bioscience, Inc. you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

As a Registered Holder, you may vote your shares at the Special Meeting by first registering at https://web.viewproxy.com/skye/2022 using your Control Number below. Your registration must be received by 11:59 PM Eastern time on September 29, 2022. The day of the Special Meeting, if you have properly registered you may log in to the Special Meeting by clicking on the link provided and entering the password you received via email in your registration confirmations and follow instructions to vote your shares. Please have your Control Number with you during the Special Meeting in order to vote. Further instructions on how to attend and vote during the Special Meeting are contained in the Proxy Statement.

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